 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1998

                                                     REGISTRATION NO. 333-58925

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        WORK INTERNATIONAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             TEXAS                           7363                  76-0547157
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
                                  700 LOUISIANA, SUITE 3900
                                     HOUSTON, TEXAS 77002
                                    PHONE: (713) 228-9675
                                     FAX: (713) 225-6104

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              B. GARFIELD FRENCH
                        WORK INTERNATIONAL CORPORATION
                           700 LOUISIANA, SUITE 3900
                             HOUSTON, TEXAS 77002
                            PHONE: (713) 228-9675
                              FAX: (713) 225-6104

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                With copies to:

      ROBERT G. REEDY                           JOHN J. KELLEY III
   PORTER & HEDGES, L.L.P.                        KING & SPALDING
  700 LOUISIANA, 35TH FLOOR                 191 PEACHTREE STREET, N.E.
  HOUSTON, TEXAS 77002-2764                ATLANTA, GEORGIA 30303-1763
    PHONE: (713) 226-0674                    PHONE: (404) 572-4600
     FAX: (713) 226-0274                      FAX: (404) 572-5100


  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 25, 1998

                                6,458,334 SHARES

                                 [LOGO TO COME]

                         WORK INTERNATIONAL CORPORATION

                                  COMMON STOCK

                                  -----------

  All of the 6,458,334 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering") are being offered by WORK International Corporation (the "Company" or "WORK"). While the Company's name describes the Company as international, its current operations are in the United States and Canada.

  Prior to the Offering, there has been no public market for the Common Stock. The Company and the Underwriters currently estimate that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors they will consider in determining the initial public offering price. The Company has applied to have the Common Stock approved for listing on the New York Stock Exchange under the symbol "WOR."

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR MATERIAL RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share.....................................   $          $           $
--------------------------------------------------------------------------------
Total(3)...................................... $          $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting offering expenses payable by the Company, estimated at $3,945,000. Approximately $29.3 million of the Offering proceeds will be payable to persons who will become directors or executive officers of the Company or beneficial owners of 5% or more of the outstanding Common Stock following the Offering as consideration for the Acquisitions of the Founding Companies.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 968,750 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
     Underwriting Discount and Proceeds to Company will be $   , $   and $   ,
     respectively. See "Underwriting."

  The shares of Common Stock are offered severally by the Underwriters named herein subject to prior sale when, as and if received and accepted by the Underwriters, subject to their right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of the certificates will be made against payment therefor at the office of The Robinson-Humphrey
Company, LLC, Atlanta, Georgia on or about     , 1998.

THE ROBINSON-HUMPHREY COMPANY

                              J.C. BRADFORD & CO.

                                                           ABN AMRO INCORPORATED

    , 1998

                                EDGAR ONLY

  [MAP SHOWING GEOGRAPHIC SERVICE CAPABILITIES AND LOCATIONS OF HEADQUARTERS AND THE PLATFORM COMPANIES; 49 OFFICES, 6,000 EMPLOYEES.]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK FOLLOWING THE PRICING OF THIS OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON STOCK OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  Simultaneous with and as a condition of the Offering, the Company plans to acquire, in separate transactions (collectively, the "Acquisitions"), in exchange for consideration including shares of its Common Stock, 16 staffing services firms (collectively, the "Founding Companies"). See "The Company." Unless otherwise indicated by the context, references herein to (i) "WORK" mean WORK International Corporation, and (ii) the "Company" mean WORK and the Founding Companies, after giving effect to the Acquisitions.

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) gives effect to the Acquisitions, (ii) assumes the Underwriters do not exercise their over-allotment option, (iii) assumes an initial public offering price of $12.00 per share (the midpoint of the range of estimated initial public offering prices set forth on the cover page of this Prospectus) and (iv) gives effect to a 1.995192-for-one reverse split of Common Stock (the "Reverse Stock Split") effected on July 10, 1998.

                                COMPANY SUMMARY

  The Company was founded in 1997 to become a leading domestic and international provider of diversified staffing and outsourcing services. Upon completion of the Offering, WORK will acquire the 16 Founding Companies which on average have been in business for approximately 16 years. After the Offering, the Company will operate 49 offices in 13 states and the District of Columbia in addition to an office in Toronto, Canada. The Company's pro forma 1997 revenues and income from operations were $168.1 million and $13.3 million, respectively, and the Company's 1997 pro forma gross margin was 32%. Furthermore, combined historical revenues of the Founding Companies grew at a compounded annual rate of 32% from 1995 to 1997.

  The Company offers a broad range of staffing and outsourcing services to numerous industries and focuses on high margin, high growth accounts. The Company's staffing and outsourcing services are divided into two general operating groups: Specialty Services and Business Support Services. Specialty Services include Information Technology ("IT") Services and Other Specialty Services. IT Services include offering computer programming, network support, personal computer help desk, software engineering and systems analysis and design personnel. Other Specialty Services include offering legal, financial, human resources, specialty medical and call center personnel, as well as other professionals on a project basis to clients. Business Support Services primarily includes offering office/clerical support personnel such as word processors, administrative assistants, bookkeepers, customer service representatives and data entry personnel. The Company also provides permanent placement, outsourcing and training services to its clients. Specialty Services contributed 51% of the Company's 1997 pro forma revenue, which was comprised of 30% and 70% for IT Services and Other Specialty Services, respectively. Business Support Services contributed 49% of the Company's pro forma revenue for 1997.

  The Company is targeting IT Services and Other Specialty Services, such as legal and financial staffing, because the Company believes that these segments offer among the most attractive growth rates and margins in the staffing industry. Moreover, the Company is focused on certain specialty niche areas such as providing human resources specialists and biostatisticians, because the Company believes that such niche services are subject to less competition and can be developed into substantial business units for the Company.

  While the Company intends to emphasize IT Services and Other Specialty Services in its growth strategy, the Company believes that there are important advantages to having certain Business Support Services included in its Founding Company group. In addition to attractive margins and growth rates, the Founding Companies in Business Support Services provide the Company with significant operations in certain key metropolitan markets, including Houston and Washington, D.C., and, in many cases, a well-developed management and systems infrastructure. Accordingly, WORK acquired the companies offering Business Support Services primarily as "platform" companies for the entry into desirable geographic markets and for cross-selling of IT Services and

Other Specialty Services. The Company intends to use the infrastructure of its platform companies to support the entry of IT Services and Other Specialty Services into new markets.

  The Company intends to implement its operating and acquisition strategies to build upon the strong historical growth and strong margins of the Founding Companies.

  KEY ELEMENTS OF THE COMPANY'S OPERATING STRATEGY ARE TO:

  . Focus on high margin, high growth service offerings

  . Introduce and cross-sell specialty services

  . Adopt best practices, policies and procedures

  . Maintain decentralized management

  . Provide strong incentives to management

  KEY ELEMENTS OF THE COMPANY'S ACQUISITION STRATEGY ARE TO:

  . Selectively acquire high margin, high growth companies

  . Maintain separate acquisition team

  . Capitalize on status of Company as attractive acquiror

  . Leverage industry reputation and contacts of senior management

  The Company recognizes the importance of effectively integrating the operations of the Founding Companies as well as the operations of companies acquired in the future. The Company has established a separate integration team to create and implement corporate policies and procedures established for the operational and financial reporting systems of the Founding Companies and any subsequent acquisitions. While the Company is developing its integration policies and procedures, the Company will rely on the Founding Companies' existing systems and will standardize these systems as soon as practicable with minimal interruption to its business operations.

  The Company is a Texas corporation with its principal executive offices located at 700 Louisiana, Suite 3900, Houston, Texas 77002, and its telephone number is (713) 228-9675.

                                  THE OFFERING

Common Stock offered by the
 Company......................  6,458,334 shares
Common Stock to be Outstanding
 after the Offering(1)........  14,316,327 shares
Use of Proceeds...............  To pay the cash portion of the purchase price for the Founding Companies and to repay
                                indebtedness of the Founding Companies. See "Use
                                of Proceeds" and "Certain Transactions."
Proposed New York Stock
 Exchange symbol..............  "WOR"

--------

(1) The number of shares estimated to be outstanding on completion of this Offering consists of (i) 905,718 shares issued by WORK prior to the Offering, (ii) 6,438,540 shares to be issued as consideration in the Acquisitions; (iii) 513,735 shares issued on the automatic conversion of WORK's Series A Preferred Stock and Series B Preferred Stock (collectively, the "Preferred Stock") on completion of this Offering; and (iv) the 6,458,334 shares being offered hereby. Such share number does not include
    (a) an aggregate of 1,318,000 shares subject to options to be granted upon completion of the Offering under the Company's 1998 Incentive Plan (the "Incentive Plan"), which will have an exercise price equal to the initial public offering price per share, or (b) the 968,750 additional shares which may be issued pursuant to the Underwriters' over-allotment option, if exercised. See "Management--Incentive Plan" and "Certain Transactions-- Organization of WORK."

                                  RISK FACTORS

  An investment in the shares of Common Stock involves significant risks that a potential investor should consider carefully. See "Risk Factors" beginning on page 10 for material risks that should be considered by prospective purchasers of the Common Stock offered hereby.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

  WORK will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Sparks Personnel Services, Inc., and its affiliated companies, Sparks Associates, Inc. and Customer Care Solutions, L.L.C. (collectively, "Sparks") have been identified as the accounting acquirer. The following summary unaudited pro forma financial information presents certain data for the Company, as adjusted for (i) the effects of the Acquisitions on a historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements, (iii) the consummation of this Offering and the application of the net proceeds therefrom, and (iv) the Reverse Stock Split. The pro forma financial data of the Company do not purport to represent what the Company's results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project the Company's results of operations or financial position for any future date or period. See "Selected Historical and Pro Forma Combined Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                    PRO FORMA COMBINED
                                            -------------------------------
                                                                   SIX
                                               YEAR ENDED      MONTHS ENDED
                                            DECEMBER 31, 1997 JUNE 30, 1998
                                            ----------------- -------------
                                              ($ IN THOUSANDS, EXCEPT PER
                                                      SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
Revenues...................................    $  168,147      $   94,328
Cost of services...........................       113,794          63,151
                                               ----------      ----------
Gross profit...............................        54,353          31,177
Selling, general and administrative
 expenses(2)...............................        38,070          22,001
Amortization of goodwill(3)................         2,935           1,468
                                               ----------      ----------
Income from operations.....................        13,348           7,708
Other income, net..........................           268             207
Interest expense(4)........................             7               4
                                               ----------      ----------
Income before provision for income taxes...        13,609           7,911
Provision for income taxes(5)..............         6,734           3,752
                                               ----------      ----------
Net income.................................    $    6,875      $    4,159
                                               ==========      ==========
Net income per share--basic and diluted....    $      .48      $      .29
                                               ==========      ==========
Shares used in computing pro forma net
 income per share(6).......................    14,316,327      14,316,327
                                               ==========      ==========
OTHER DATA:
EBITDA(7)..................................    $   17,332      $    9,806
EBITDA margin..............................          10.3%           10.4%
Gross margin...............................          32.3%           33.1%

                                                            AT JUNE 30, 1998
                                                          ---------------------
                                                          PRO FORMA      AS
                                                          COMBINED   ADJUSTED(9)
                                                          ---------  ----------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA(8):
Working capital.......................................... $(67,349)   $  2,317
Total assets.............................................  135,070     134,957
Total debt, including current portion....................   68,367         124
Stockholders' equity.....................................   54,856     122,986

--------
(1) Assumes the Acquisitions and the Offering were completed on January 1, 1997.

(2) The pro forma combined statements of operations data include the effect (i) of a reduction of approximately $7.4 million and $2.4 million in compensation and benefits for the periods ended December 31, 1997 and June 30, 1998, respectively, as agreed to as part of the purchase agreements by the owners of the Founding Companies on a prospective basis; and (ii) the elimination of a non-cash, non-recurring compensation charge of approximately $7.4 million by the Company for the year ended December 31, 1997 offset by a charge of $0.8 million for incremental salary and administration expenses.
(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions amortized over a 40-year period and computed on the basis described in Note 3 of Notes to Unaudited Pro Forma Combined Financial Statements.
(4) Reflects the effect of the elimination of the assumed debt of the Founding Companies resulting from the repayment of such debt with a portion of the proceeds from the Offering.
(5) Assumes all income is subject to an effective corporate tax rate of 40% and the non-deductibility of goodwill.
(6) Computed on a basis described in the Unaudited Pro Forma Combined Financial Statements.

(7) Represents earnings before interest, income taxes, depreciation and amortization ("EBITDA"). Based on its experience in the industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry. The EBITDA measure for the Company may not be consistent with similarly titled measures for other companies. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. See the historical statements of cash flows included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined and Selected Founding Companies" for discussion of other measures of performance determined in accordance with generally accepted accounting principles and the Company's sources and applications of cash flow.

(8) The pro forma combined balance sheet data (i) assume the Acquisitions occurred on June 30, 1998; (ii) include the effect of assets distributed to owners of certain of the Founding Companies; and (iii) gives effect to a liability for the cash consideration of $66,850,000 to be paid in connection with the Acquisitions.
(9) Adjusted for the sale of 6,458,334 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

         SUMMARY HISTORICAL INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

  The following table presents certain summary historical statement of operations data of the Founding Companies for the fiscal years 1995, 1996 and 1997, and for the six month periods ended June 30, 1997 and 1998. The statements of operations data presented below have been derived for certain of the Founding Companies and certain of the periods from the historical financial statements of such Founding Companies, included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined and Selected Founding Companies."

                                                                  SIX MONTHS
                                                                     ENDED
                                            FISCAL YEAR             JUNE 30,
                                        -----------------------  --------------
                                         1995    1996    1997     1997    1998
                                        ------  ------- -------  ------  ------
                                               (DOLLARS IN THOUSANDS)
 SPECIALTY SERVICES COMPANIES:
 IT SERVICES COMPANIES:
  PCN:
  Revenue.............................  $9,236  $ 9,902 $11,286  $5,015  $7,364
  Gross Profit........................   2,331    3,031   3,901   1,655   2,292
  Operating Income....................     253      440     899     176     610
  ABSOLUTELY/BOTAL:
  Revenue.............................   5,390    5,988  10,409   4,701   6,230
  Gross Profit........................   2,096    2,216   3,489   1,572   2,192
  Operating Income (Loss).............     (75)     176     934     396     831
  TASK:
  Revenue.............................   4,364    5,239   6,267   3,222   4,020
  Gross Profit........................   1,523    1,808   2,148   1,049   1,413
  Operating Income (Loss).............     437      722    (682)   (378)    749
 OTHER SPECIALTY SERVICES COMPANIES:
  SMITH HANLEY:
  Revenue.............................  $7,315  $11,943 $16,321  $8,454  $9,077
  Gross Profit........................   6,598    9,397  11,770   6,314   6,225
  Operating Income....................     271      306     723   1,294     807
  WSI:
  Revenue.............................   2,150    4,000   5,728   2,622   3,163
  Gross Profit........................     616    1,186   1,856     859     988
  Operating Income....................      67      241     232     313     281
  BENETEMPS:
  Revenue.............................   2,496    3,712   4,115   1,941   2,378
  Gross Profit........................     721    1,054   1,047     509     663
  Operating Income (Loss).............      79      135     (13)    291     217
  LAW PROS:
  Revenue.............................     740    1,438   3,931   1,741   1,327
  Gross Profit........................     214      435   1,228     466     467
  Operating Income....................     132      184     706     283     106
  LAW RESOURCES:
  Revenue.............................   4,367    3,593   3,492   1,628   2,061
  Gross Profit........................   1,876    1,697   1,436     699     903
  Operating Income (Loss).............      38       23    (132)   (238)    179
  AIM:
  Revenue.............................   2,339    2,264   2,781   1,377   1,541
  Gross Profit........................     761      795     918     432     510
  Operating Income....................     211      241     264     115     151
  CONTRACT HEALTH:
  Revenue.............................     755    1,163   2,100     969   1,236
  Gross Profit........................     197      318     588     271     330
  Operating Income....................      83      137     272     116     132

                                                                  SIX MONTHS
                                           FISCAL YEAR          ENDED JUNE 30,
                                      ------------------------  ---------------
                                       1995     1996    1997     1997    1998
                                      -------  ------- -------  ------- -------
                                              (DOLLARS IN THOUSANDS)
BUSINESS SUPPORT SERVICES COMPANIES:
 BURNETT:
 Revenue............................  $23,871  $30,377 $41,201  $19,812 $22,606
 Gross Profit.......................    6,466    8,225  10,529    4,980   6,210
 Operating Income...................      763    1,655   2,399    1,206   1,718
 SPARKS:
 Revenue............................   15,777   22,644  27,124   13,543  14,783
 Gross Profit.......................    4,528    6,046   7,520    3,769   4,216
 Operating Income...................    1,697    2,244   2,886    1,596   1,634
 CORELINK:
 Revenue............................    5,375    6,148  11,167    4,723   6,093
 Gross Profit.......................    1,536    1,509   2,407    1,032   1,484
 Operating Income (Loss)............      (17)     121    (105)     265     276
 TOSI:
 Revenue............................    4,893    6,868   9,484    4,709   6,137
 Gross Profit.......................    1,052    1,439   2,195    1,083   1,392
 Operating Income (Loss)............      140      152     871      431      (8)
 ACCESS:
 Revenue............................    5,173    8,867   8,558    4,500   3,910
 Gross Profit.......................    1,287    2,122   2,132    1,091   1,098
 Operating Income...................       88      665     577      317     265
 CORE:
 Revenue............................    2,050    2,802   4,185    1,970   2,402
 Gross Profit.......................      641      925   1,190      542     794
 Operating Income...................       73      307     325      193     304

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective purchasers of the Common Stock offered hereby should consider carefully the following factors before deciding to invest in the Common Stock. To the extent this Prospectus contains certain forward-looking statements, actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

  WORK has conducted no operations to date other than in connection with this Offering and its pending acquisitions of the Founding Companies in separate transactions. The Founding Companies have operated, and will continue to operate prior to the closing of the Acquisitions, as separate, independent businesses and there can be no assurance that the Company will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis and to report the results of operations of the combined entities on a timely basis. The management group has been assembled only recently and there can be no assurance that the management group will be able to oversee the combined companies and effectively implement the Company's operating and internal growth, acquisition or integration strategies. The pro forma combined financial statements of the Company cover periods when the Founding Companies and WORK were not under common control or management and may not be indicative of the Company's future financial or operating results.

RISKS OF INTEGRATING FOUNDING COMPANIES AND ACQUIRED BUSINESSES

  The Company will initially rely on the separate systems of each of the Founding Companies, but the success of the Company will depend, in part, on the extent to which the Company is able to centralize and integrate necessary systems and functions, including operational and financial reporting systems, among the Founding Companies and such additional businesses as the Company may acquire. The inability of the Company to successfully centralize and integrate such systems and functions could have a material adverse effect on the Company's business, financial condition and results of operations and adversely affect the Company's implementation of its operating and internal growth, acquisition and integration strategies. See "The Company" and "Business--Operating and Internal Growth Strategy," "--Acquisition Strategy," and "--Integration Strategy."

DEPENDENCE UPON ACQUISITIONS FOR GROWTH

  One element of the Company's growth strategy is to acquire staffing services firms that complement its existing operations, including firms that are in geographic regions not currently served by the Company. This acquisition strategy presents risks that, singly or in any combination, could materially adversely affect the Company's business and financial performance. These risks include those inherent in assessing the value, strengths, weaknesses, integratability, contingent or other liabilities and potential profitability of the acquisition candidate, the possibility of the adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions and the possible loss of acquired customers and key personnel, including sales representatives. The success of the Company's acquisition strategy will depend on the extent to which acquisition candidates continue to be available at attractive valuations and whether the Company will be able to acquire, successfully integrate and profitably manage additional businesses. The Company believes the staffing services industry is subject to rapid consolidation on an international, national and regional scale, and competition for acquisition candidates could materially increase the cost of acquiring businesses. The Company has identified certain possible acquisition candidates, but has no binding agreement or letter of intent in effect with respect to any acquisition (other than the Acquisitions), and the timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. Accordingly, no assurance can be given that the Company's strategy will succeed. See "Business--Acquisition Strategy."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

  The Company has experienced rapid growth through the acquisition of the Founding Companies, and this rapid growth has placed, and is expected to continue to place significant demands on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. There can be no assurance that the Company has made adequate allowances for the costs and risks associated with this expansion, that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to successfully offer the Company's services and implement its business plan. The Company's future operating results will also depend on its ability to expand its support organization commensurate with the growth of its business and to integrate newly acquired operations. Any failure by the Company's management to effectively anticipate, implement and manage the changes required to sustain the Company's growth could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to effectively manage such change. See "Business--Operating and Internal Growth Strategy" and "--Acquisition Strategy."

BUSINESS SUBJECT TO GENERAL ECONOMIC CONDITIONS

  Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the United States and Canada. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their use of temporary employees before laying off full-time employees. In addition, the Company may experience increased competitive pricing pressure during such periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the Company's business. During periods of increased economic activity and generally higher levels of employment, the competition among staffing firms for qualified personnel is intense. As the labor market tightens, there is greater demand and competition for skilled workers needed to fill client orders and wages generally increase. There can be no assurance that during these periods the Company will be able to recruit candidates necessary to fill its clients' staffing needs or that increased wage costs can be passed on to clients through increased billings.

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

  The Company's operations depend, in part, on the continuing efforts of B. Garfield French, its President and Chief Executive Officer, Samuel R. Sacco, its Chairman of the Board, and other key executive officers and the senior management of the Founding Companies. The Company likely will also depend on the senior management of any significant businesses it acquires in the future. Although the Company has entered into employment agreements with Messrs. French and Sacco and other executive officers of WORK and senior management of the Founding Companies, there can be no assurance that the Company will be able to retain their services or that the non-competition clauses of the employment agreements will be enforceable. In addition, the Company has a $1,000,000 key person life insurance policy on the life of Mr. French; however, the proceeds of that policy may not be sufficient to compensate the Company for the loss of Mr. French's services. The Company does not have such policies in place on any of its other employees. The business or prospects of the Company could be affected adversely if any of these persons does not continue his employment with the Company and the Company is unable to attract and retain qualified replacements.

DEPENDENCE UPON AVAILABILITY OF QUALIFIED EMPLOYEES

  The success of the Company's growth strategy, as well as the Company's current operations, will depend on the extent to which the Company is able to retain, recruit and train qualified employees who meet the Company's standards of professionalism and service to its customers. There can be no assurance that the Company will be able to retain, recruit and train sufficient qualified employees in order to execute its business plan. See "Business-- Corporate Level Support--Employee Training."

DEPENDENCE UPON AVAILABILITY OF CANDIDATES

  The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly technical and professional is intense. This competition in certain skill areas can be intensified due to relative shortages of qualified candidates in those areas such as the current shortage of qualified IT candidates. In addition, the number of candidates decreases during periods of low unemployment. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with clients' needs. Competition for individuals with proven technical or professional skills is intense and demand for such individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on economic terms acceptable to the Company. See "Business--Corporate Level Support--National Recruiting and Retention Program for Candidates."

RISKS ASSOCIATED WITH GEOGRAPHIC CONCENTRATION OF CERTAIN BUSINESS

  Because of the concentration of the Company's offices in the Washington, D.C., New York/New Jersey and Houston areas, a significant economic downturn in either of those regions could adversely affect the Company's revenues. Revenues from Founding Companies whose primary offices are based in these areas accounted for approximately 21%, 22% and 25% of the Company's pro forma combined revenues for 1997 and 20%, 22% and 24% for the six months ended June 30, 1998, respectively. As a result, an economic downturn in one of these regions could adversely affect the Company's results of operations. See "The Company," and "Business."

RISKS ASSOCIATED WITH INCREASED EMPLOYEE COSTS

  The Company is responsible for and pays unemployment insurance premiums and workers' compensation for its temporary employees. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening of periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in the Company's experience rating or applicable laws. Furthermore, annual workers' compensation expenses and the related liability accrual are based on various estimates, including the cost of estimated future benefits. Any material variation from the estimate of future benefits could have a material adverse effect on the Company. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to workers' compensation and unemployment insurance or health benefits if such health benefits are extended to temporary employees as proposed in certain recent federal and state legislative proposals. See "Business--Government Regulation."

EMPLOYMENT LIABILITY RISKS

  Temporary staffing services providers employ and place people generally in the workplaces of other businesses. An inherent risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens, violations of wage and hour requirements, errors and omissions of its temporary employees, particularly for the actions of professionals (e.g., information technology specialists, attorneys, accountants and engineers), misuse of client proprietary information, misappropriation of funds, other criminal activity or torts, claims under health and safety regulations and other similar claims. The failure of any Company employee or personnel to observe the Company's policies and guidelines intended to reduce exposure to these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules or regulations could result in negative publicity and payment by the Company of monetary damages or fines or have other material adverse effects on the Company. Moreover, in certain circumstances, the Company may be held responsible for the actions at a workplace of persons not under the Company's direct control. Although the Company historically has not had any significant problems in this area, there can be no assurance that the Company will not experience such problems in the future. To reduce its exposure, the Company maintains and, in certain cases, may be required to maintain, insurance and fidelity bonds covering general liability, workers' compensation claims, errors and omissions, and employee theft. There can be no assurance that such insurance or fidelity bond coverage will continue to be available at reasonable costs or that it will be sufficient in amount or scope to cover any such liability. Temporary staffing providers also are affected by fluctuations and interruptions in the business of their clients. For example, inclement weather or work stoppages, which may require clients to close or reduce their hours of operation, can adversely affect the Company's revenues. See "Business-- Litigation and Insurance."

SIGNIFICANT COMPETITION

  The temporary staffing industry is highly competitive and extremely fragmented with limited barriers to entry. The Company faces significant competition in the markets it serves and is likely to face significant competition in any new market it enters. A significant number of competitors have greater marketing, financial and other resources than the Company and could provide new or increased competition to the Company. The Company competes for potential clients with providers of outsourcing services, systems integrators, computer system consultants, other providers of staffing services, temporary personnel agencies and search firms. Price competition in the staffing industry is intense, particularly for the provision of office/clerical and production, assembly and distribution personnel, and pricing pressures from competitors and customers are increasing. For example, many large customers are demanding significantly discounted prices for service offerings. In addition, to the extent that the Company offers fixed price contracts to clients in the future, the Company may be responsible for cost overruns which would have an adverse impact on earnings. The Company had no fixed price contracts during the six months ended June 30, 1998. The Company expects that the level of competition will remain high in the future. Competition, particularly from companies with greater financial resources than the Company, could have a material adverse effect on the Company's operations and profitability. See "Business--Competition."

RISKS ASSOCIATED WITH CONSIDERATION PAID IN ACQUISITIONS

  WORK has negotiated acquisitions on an individual, company-by-company basis, using valuations based on prior and anticipated operating results of the Founding Companies. No third party appraisals of the Founding Companies were obtained by the Company for purposes of the Offering nor has a fairness opinion been obtained in connection with the Acquisitions. Assuming an initial public offering price of $12.00 per share, the aggregate consideration related to the Acquisitions will be approximately $144.1 million, which will consist of 6,438,540 shares of Common Stock (calculated solely for purposes of the Acquisitions at $12.00 per share) and approximately $66.9 million in cash. There can be no assurance that the consideration to be paid by WORK for the Founding Companies accurately reflects the value of these companies or that the percentage of Common Stock of WORK owned by the former owners of the Founding Companies after consummation of the Offering will reflect the value of these companies. If the fair market values of the Founding Companies, or companies to be acquired in the future, at the time of acquisition by the Company are materially different from the amounts paid by the Company, the Company may have overpaid for such companies, which could result in a material and adverse effect on the financial performance of the Company and the value of Common Stock. See "Certain Transactions--The Acquisitions."

NEED FOR ADDITIONAL FINANCING FOR ACQUISITION PROGRAM

  Substantially all of the net proceeds of this Offering will be used in connection with the Acquisitions. At June 30, 1998, on a pro forma combined basis as adjusted, the Company would have an aggregate of $1.4 million of cash and cash equivalents, $2.3 million of working capital and $0.1 million of capital lease obligations. The Company's acquisition strategy will require substantial additional capital. The Company currently intends to use cash, debt and shares of Common Stock to make future acquisitions. Using internally generated cash or debt to complete acquisitions could substantially limit the Company's operational and financial flexibility. The extent to which the Company will be able or willing to use Common Stock for this purpose will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment.

Using Common Stock for this purpose may result in a significant dilution to then existing stockholders. To the extent the Company is unable to use Common Stock to make future acquisitions, its ability to grow may be limited by the extent to which it is able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financings. There can be no assurance that the Company will be able to obtain the necessary capital to finance a successful acquisition program and its other cash needs. If the Company is unable to obtain additional capital on acceptable terms, it may be required to reduce the scope of its presently anticipated expansion. See "Use of Proceeds" and "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Pro Forma Liquidity and Capital Resources."

RISKS ASSOCIATED WITH CREDIT FACILITY

  The Company has recently received a commitment letter from                to
provide the Company with a $      million credit facility (the "Credit
Facility") which may be used for acquisitions, working capital and other general corporate purposes. The Credit Facility will be secured by all accounts receivable, inventory, equipment, and stock of subsidiaries of the Company. The Company expects that the Credit Facility will require compliance with various affirmative covenants, including affirmative covenants to: (i) maintain the existence, qualification and good standing of the Company and its subsidiaries; (ii) comply in all material respects with applicable laws; (iii) maintain material properties, rights and franchises; (iv) deliver certain financial and other reports; (v) maintain specified insurance; (vi) pay taxes; and (vii) notify the lender of any default. The Credit Facility is also expected to include negative covenants limiting the ability of the Company and its subsidiaries to: (i) incur indebtedness, including contractual contingent obligations; (ii) pay certain debt after default; (iii) create or allow to exist liens or other encumbrances; (iv) transfer assets except in the ordinary course of business; (v) enter into mergers, consolidations and asset dispositions of all or substantially all of its properties; (vi) make investments; (vii) extend loans to any entity; (viii) sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of the Company; (ix) enter into transactions with related parties other than on an arm's-length basis on terms no less favorable to the Company than those available from third parties; (x) amend certain agreements; (xi) make any material change in the nature of the business conducted by the Company; (xii) pay dividends or redeem shares of capital stock; and (xiii) make capital expenditures. The Credit Facility is also expected to require the maintenance by the Company of a minimum net worth and certain financial ratios, including fixed charge coverage ratios, interest coverage ratios and maximum funded debt to cash flow ratios. These covenants could limit the Company's operational and financial flexibility. The Credit Facility is subject to negotiation of definitive documentation and certain other customary conditions, and there can be no assurance that the Company will be able to obtain the Credit Facility on terms acceptable to the Company. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Pro Forma Liquidity and Capital Resources."

RISKS RELATED TO INCREASED FINANCIAL LEVERAGE

  The Company may substantially increase its level of indebtedness in the future to finance its acquisition program. The degree to which the Company is financially leveraged following such borrowings and the terms of the Company's indebtedness could have important consequences to shareholders, including that
(i) the Company's ability to obtain additional financing in the future for working capital and general corporate purposes, to make acquisitions, to fund capital expenditures and to pay dividends may be impaired, (ii) a substantial portion of the Company's cash flow from operations may have to be dedicated to the payment of the principal of and interest on its indebtedness, (iii) certain of the Company's borrowings may be at variable rates of interest, which will expose the Company to the risk of increased rates, (iv) the Credit Facility is expected to contain certain financial and restrictive covenants which could limit the ability of the Company to effect future debt or equity financings and may otherwise restrict corporate activities, and (v) the Company may be more highly leveraged than many of its competitors, which may place the Company at a competitive disadvantage. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Pro Forma Liquidity and Capital Resources."

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES AND ASSOCIATES

  The Company will use its net proceeds from this Offering to pay the cash portions of the purchase prices it will pay for the Founding Companies (approximately $66.9 million) and to repay certain outstanding indebtedness of the Founding Companies (approximately $1.2 million). The cash payable to stockholders of the Founding Companies will include approximately $29.3 million payable to persons who or which will become directors or executive officers of the Company or beneficial owners of 5% or more of the outstanding Common Stock. In addition, the Offering will enable WORK to pay (i) the $775,000 fee due and payable to Bollard Group, L.L.C., a Texas limited liability company ("Bollard"), as compensation for Bollard's assistance in completing the Offering, and (ii) non-interest bearing advances of up to $500,000 that may be made by Bollard to fund the operating expenses of WORK prior to the completion of this Offering. Certain of the principals of Bollard were directors of WORK prior to the Offering. For a more detailed discussion of the use of proceeds of this Offering and the benefits to be received by persons who or which are or will become directors or executive officers of WORK or beneficial holders of 5% or more of the Common Stock on consummation of this Offering and the Acquisitions, see "Use of Proceeds" and "Certain Transactions--Organization of WORK," "--Acquisitions Involving Certain Officers, Directors and Stockholders," and "--Real Estate and Other Transactions."

IMPACT OF GOVERNMENT REGULATIONS

  The Company is required to pay a number of federal, state and local payroll and related costs, including unemployment taxes, workers' compensation and insurance, FICA and Medicare, among others, for its employees and personnel. Unemployment taxes are a significant expense to the Company. Because the Company employs a large number of personnel for relatively short durations, and because it could experience significant turnover in its personnel, it could be taxed at the highest statutory rates for unemployment taxes. Significant increases in the effective rates of any payroll related costs likely would have a material adverse effect upon the Company. In addition, the Company could incur costs related to workers' compensation claims at a higher rate in the future because of such factors as higher than expected losses from known claims or an increase in the number and severity of new claims. The Company's costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs as a result of any of the foregoing. There is also no assurance that the Company will be able to adapt to future regulatory changes made by the Internal Revenue Service, the U.S. Department of Labor or other state and federal regulatory agencies. In Canada, substantially similar risks associated with payroll burdens and government regulations exist on both a federal and provincial level. Additionally, the Company will become subject to similar governmental regulation in any other countries in which it expands its operations through acquisition or otherwise. See "Business--Government Regulation."

  The Company and its customers and suppliers are subject to extensive federal and state regulation in the United States, and the Company cannot predict the extent to which future legislative and regulatory developments concerning their practices and products or the staffing services industry may affect the Company. The Company currently recruits information technology specialists and other temporary staffing employees internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice--Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. If either of these authorities or any other regulatory or judicial body should determine that the Company is not in compliance with these regulations, the Company could be subject to fines and/or suspension of this part of the Company's business. Further, these regulations could change in a manner which would limit the Company's ability to employ foreign nationals. Any of the foregoing could have a material adverse effect on the Company business, financial condition and results of operation. See "Business--Government Regulation."

RISKS ASSOCIATED WITH FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE

  Many computer software programs, as well as certain hardware and equipment containing date sensitive data, were structured to utilize a two-digit date field meaning that they may not be able to properly recognize dates in the Year 2000 and thereafter. This could result in significant system and equipment failures. The Company recognizes that it must take action to ensure that its operations and the operations of each of the operating companies will not be adversely impacted by Year 2000 software failures and is currently developing detailed assessments and action plans to address Year 2000 issues. In addition, the Company could encounter material, unforeseen Year 2000 problems as a result of its acquisition of additional companies or the integration thereof. The Company is also assessing any issues relating to significant third parties and vendors with whom the Company has a relationship. The Company currently does not have an overall estimate of the cost associated with a solution to the Year 2000 issue, but believes the assessment will not exceed $150,000 and the cost of the remediation phase will not to exceed $1 million. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Year 2000 Risks."

SIGNIFICANT INTANGIBLE ASSETS

  As a result of the Acquisitions, goodwill accounts for a material portion of the Company's total assets. On a pro forma combined basis, goodwill of approximately $117.4 million was recorded at June 30, 1998, representing approximately 87% of the Company's total assets. The Company's goodwill will be amortized over a 40-year period resulting in annual noncash amortization charges against income of approximately $2.9 million. The Company may record additional goodwill related to (i) any additional consideration payable to three of the Founding Companies pursuant to earn out provisions included in the definitive agreements regarding the Acquisitions, and (ii) future acquisitions. The Company will evaluate the carrying amount of its goodwill whenever adverse facts and circumstances occur indicating an impairment in value. If upon such evaluation, it is determined that a write-down of goodwill is necessary, such a write-down could have a material adverse effect on the Company's financial condition and results of operations. See "--Absence of Combined Operating History; Risks of Integrating Founding Companies and Acquired Businesses," and "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations."

SIGNIFICANT VOTING CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

  On closing of the Acquisitions and this Offering, the former owners of the Founding Companies, the principals of Bollard, other founders and the executive officers and directors of WORK will beneficially own in the aggregate approximately 50.7% of the outstanding Common Stock. If these persons were to act in concert, they would be able to exercise control over the Company's affairs, including the election of the entire Board of Directors and any matter submitted to a vote of stockholders. See "Principal Stockholders."

NO DIVIDENDS; RESTRICTIONS ON PAYMENT

  The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. The Company will conduct its operations through subsidiaries, including substantially all of the Founding Companies, and is therefore dependent upon the cash flow of and the transfer of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise to meet its financial obligations. Each operating subsidiary of the Company will be a distinct legal entity and will have no obligation, contingent or otherwise, to transfer funds to the Company. The Company's ability to pay dividends on the Common Stock will be restricted by the terms of the proposed Credit Facility and could be restricted by the terms of subsequent financings and subsequent series of Preferred Stock that may be issued in future transactions. Additionally, the ability of the Founding Companies to pay dividends to the Company will be limited by the terms of the Credit Facility. See "Description of Capital Stock," "--Common Stock," "Description of Credit Facility," and "Dividend Policy."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

  General. Availability for sale, or sale, of the shares of Common Stock eligible for future sale could adversely affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

  Resales of Existing Shares. On closing of the Acquisitions and this Offering, 14,316,327 shares of Common Stock will be outstanding. The 6,458,334 shares sold in this Offering (other than shares purchased by affiliates of the Company) will be freely tradeable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption from the registration requirements of that Act, such as provided by Securities Act Rule 144 promulgated by the Securities and Exchange Commission (the "SEC"). Under Rule 144, the 6,438,540 shares issued to the former owners of the Founding Companies will be eligible for Rule 144 sales, subject to certain volume limitations and other requirements, on the day following the first anniversary of the date this Offering closes. The stockholders of the Founding Companies will have certain demand registration rights. See "Shares Eligible For Future Sale."

  Exercise of Options. On closing of this Offering, the Company will have options outstanding to purchase up to a total of 1,318,000 shares of Common Stock, of which 322,500 will be exercisable immediately after the closing of this Offering. The balance of the stock options will vest in varying increments over the three year period following the Offering. The Company intends to register all the shares subject to options granted under the Company's 1998 Incentive Plan (the "Incentive Plan") under the Securities Act for public resale.

  Lockup Arrangements. In connection with the Offering, the Company's officers and directors have agreed that, during a period of one year from the date of this Prospectus, and all of the Company's shareholders (other than the holders of Common Stock issued on conversion of the Preferred Stock) have agreed that, during a period of 180 days from the date of this Prospectus, such holders will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock except for a cashless exercise of stock options or a bona fide gift provided that the donee agrees to be bound by the terms of the donor's lockup agreement. In addition, the Company has agreed that, during a period of 180 days from the date of this Prospectus, the Company will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of any shares of Common Stock except for shares of Common Stock to be issued in the Offering, in connection with acquisitions generally, and upon the exercise of stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Incentive Plan (see "Management--Incentive Plan"). Further, all persons who acquire shares in connection with the Acquisitions have agreed that they generally will not offer, sell or otherwise dispose of any of their shares of Common Stock (subject to certain limited exceptions generally involving transfers to family members and trusts or pursuant to an effective registration statement) during the one-year period following the date of this Prospectus.

  Future Registrations for Acquisitions. The Company intends to register up to 5,000,000 additional shares of Common Stock under the Securities Act in the future for its use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 would apply to resales of these shares by affiliates of the businesses the Company acquires for a period of one year from the date of their acquisition, but otherwise these shares would be freely tradable by persons not affiliated with the Company unless the Company contractually restricts their resale. The 5,000,000 shares to be registered for future offerings would represent approximately 35% of the Company's Common Stock outstanding after the Offering. The issuance of these shares could have a substantial dilutive effect on the purchasers in the Offering.

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering, no public market for the Common Stock has existed, and the initial public offering price, which the Company and the representatives of the Underwriters will negotiate, may not be indicative of the price at which the Common Stock will trade after this Offering. See "Underwriting" for the factors they will consider in determining the initial public offering price. The Company has applied for listing the Common Stock on the New York Stock Exchange, but no assurance can be given that an active trading market for the Common Stock will develop or, if developed, will continue after this Offering. The market price of the Common

Stock after this Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE, SUBSTANTIAL DILUTION

  Purchasers of Common Stock in this Offering will experience immediate, substantial dilution in the net tangible book value of their stock of $11.61 per share and may experience further dilution from issuances of shares of Common Stock in the future. See "Dilution."

POTENTIAL ANTI-TAKEOVER EFFECTS

  The Company's Articles of Incorporation, as amended (the "Charter"), authorize the issuance, without stockholder approval, of one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions and voting rights) as the Company's board of directors (the "Board of Directors") may determine. The issuance of shares of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Charter and Bylaws contain provisions which may also have the effect of inhibiting or delaying a change in control of the Company, such as a limitation on the persons who can call a special shareholders meeting, the ability of shareholders to make proposals and director nominations at an annual meeting, and a requirement that directors may be removed only for cause, and then only with the approval of two-thirds of the outstanding shares. See "Description of Capital Stock."

                                  THE COMPANY

GENERAL

  WORK International Corporation was founded to become a leading domestic and international provider of diversified staffing and outsourcing services. Upon completion of the Offering, WORK will acquire the 16 Founding Companies which on average have been in business for approximately 16 years. The Company's staffing services are divided into two general operating groups: Specialty Services and Business Support Services. Specialty Services include Information Technology ("IT") Services and Other Specialty Services. IT Services include offering computer programming, network support, personal computer help desk, software engineering and systems analysis and design personnel. Other Specialty Services include offering legal, financial, human resources, specialty medical and call center personnel, as well as other professionals on a project basis to clients. Business Support Services primarily includes offering office/clerical support personnel such as word processors, administrative assistants, bookkeepers, customer service representatives and data entry personnel. The Company also provides permanent placement, outsourcing and training services to its clients. Specialty Services contributed 51% of the Company's 1997 pro forma revenue, which was comprised of 30% and 70% for IT Services and Other Specialty Services, respectively. Business Support Services contributed 49% of the Company's pro forma revenue for 1997.

  The Company, headquartered in Houston, Texas, operates 49 offices in 13 states and the District of Columbia in addition to an office in Toronto, Canada. The Company's pro forma 1997 revenue and income from operations were $168.1 million and $13.3 million, respectively, and the Company's 1997 pro forma gross margin was 32%. Furthermore, historical combined revenue of the Founding Companies grew at a compounded annual rate of approximately 32% from 1995 through 1997.

  WORK is a Texas corporation. Its executive offices are located at 700 Louisiana, Suite 3900, Houston, Texas 77002, and its telephone number at that address is (713) 228-9675.

ORGANIZATION

  Simultaneously with the closing of this Offering, WORK will acquire the 16 Founding Companies for an aggregate consideration of approximately $144.1 million, assuming an initial public offering price of $12.00 per share, which consists of: (i) approximately $66.9 million in cash, and (ii) 6,438,540 shares of Common Stock (calculated solely for purposes of the Acquisitions at $12.00 per share). The estimated purchase price for the Founding Companies is subject to certain adjustments at closing and, in the case of three of the Founding Companies, earn-out arrangements. The closing of the Acquisitions is also subject to certain customary conditions, including the accuracy of the representations and warranties made by the Founding Companies, the performance of their respective covenants in the agreements and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company. See "Certain Transactions--The Acquisitions."

FOUNDING COMPANY ACQUISITION STRATEGY

  The Company's management team developed a stringent set of criteria for the acquisition of the Founding Companies in an effort to create a cohesive company with a national and international presence and a complementary service mix. The goal of the Founding Company acquisition strategy was to acquire high margin and high growth companies in two general categories: (i) IT and Other Specialty Services and (ii) Business Support Services. The Company targeted IT and Other Specialty Services, such as legal and financial staffing, because the Company believes that these segments offer among the most attractive growth rates and margins in the staffing industry. Moreover, the Company focused on certain specialty niche areas such as providing human resources specialists and biostatisticians, because the Company believes that such niche services are subject to less competition and can be developed into substantial business units for the Company.

  While the Company intends to emphasize IT and Other Specialty Services in its growth strategy, the Company believes that there are important advantages to having certain Business Support Services included in its Founding Company group. In addition to attractive margins and growth rates, the Founding Companies in Business Support Services provide the Company with significant operations in certain key metropolitan markets, including Houston and Washington D.C., and, in many cases, a well-developed management and systems infrastructure. Accordingly, WORK acquired the companies offering Business Support Services primarily as "platform" companies for the entry into desirable geographic markets and for cross selling of IT and Other Specialty Services. The Company intends to use the infrastructure of its platform companies to support the entry of IT and Other Specialty Services into new markets.

SPECIALTY SERVICES

 Information Technology Service Companies:

    PCN: Professional Consulting Network, Inc. ("PCN") has been in business since 1988 and, from its headquarters in San Francisco, California, provides staffing services in information technology, management information systems, software engineering and design services to companies in Northern California. For the year ended December 31, 1997, PCN had revenue of approximately $11.3 million.

    ABSOLUTELY/BOTAL: Absolutely Professional Staffing, Inc. ("Absolutely") and its affiliate, Botal Associates, Inc. ("Botal") have been in business since 1986 and 1969, respectively. Botal offers staffing solutions for companies with computer software and information technology needs. Absolutely provides staffing and permanent placement services with an emphasis on word processing, database, spreadsheet and office automation skills. Absolutely and Botal provide their services to investment banking, financial services, accounting, legal and publishing corporations in the New York City area, where they are headquartered. For the year ended December 31, 1997, Absolutely and Botal had combined revenue of approximately $10.4 million.

    TASK MANAGEMENT: Task Management, Inc. ("Task") has been in business since 1990 and, from its headquarters in Ridgefield, Connecticut, provides staffing solutions for companies with computer software and information technology needs in the Northeastern United States. For the year ended December 31, 1997, Task had revenue of approximately $6.3 million.

 Other Specialty Service Companies:

    SMITH HANLEY: Smith Hanley Associates, Inc., and its affiliated company, Smith Hanley Consulting Group, Inc., (collectively "Smith Hanley") have been in business since 1980, and provide temporary personnel and permanent placement services in the biostatisticians, SAS programming, quantitative marketing, data warehousing, investment banking, and commercial insurance specialties through its offices located in New York, New York; Chicago, Illinois; Athens, Georgia; Philadelphia, Pennsylvania; Orlando, Florida; and Southport, Connecticut. Headquartered in New York City, Smith Hanley had revenue of approximately $16.3 million for the year ended December 31, 1997.

    WSI: WSi Personnel Services, Inc. ("WSI") has been in business since 1988 and operates from two offices in Denver and Colorado Springs, Colorado. WSI provides temporary staffing with an emphasis on medical technicians and skilled health care specialists. WSI had revenue of approximately $5.7 million during the year ended December 31, 1997.

    BENETEMPS: Benetemps, Inc. ("BeneTemps") has been in business since 1991 and provides human resource benefit specialists to companies in the Northeastern United States. For the year ended December 31, 1997, BeneTemps had revenue of approximately $4.1 million.

    LAW PROS: Law Pros Legal Placement Services, Inc. ("Law Pros") has been in business since 1994 and maintains its headquarters in Short Hills, New Jersey. Law Pros provides attorneys and paralegals to corporate legal departments and law firms primarily in New Jersey and the surrounding areas on a temporary assignment or permanent placement basis. For the year ended December 31, 1997, Law Pros had revenue of approximately $3.9 million.

    LAW RESOURCES: Law Resources, Inc. ("Law Resources") has been in business since 1984 and provides attorneys, paralegals and legal secretaries to law firms and corporate legal departments through its two branch offices located in Washington, DC and Chicago, Illinois. Law Resources had revenue of approximately $3.5 million for the year ended December 31, 1997. Law Resources is headquartered in Washington, DC.

    AIM: AIM Staffing, Inc. ("AIM"), doing business as "Advanced Information Management", has been providing information management specialists to entities in Northern California since 1984. Headquartered in Mountain View, California, and with an office in Los Angeles, California; AIM had revenue of approximately $2.8 million for the fiscal year ended December 26, 1997.

    CHP: Contract Health Professionals, Inc. ("CHP") has been in business since 1994 and provides temporary and permanent pharmacists and pharmaceutical technicians to entities primarily in Florida. For the year ended December 31, 1997, CHP had revenue of approximately $2.1 million. CHP is headquartered in Palm Beach Gardens, Florida.

 BUSINESS SUPPORT SERVICES COMPANIES:

    BURNETT: The Burnett Companies Consolidated, Inc. ("Burnett") is headquartered in Houston, Texas, with branch offices located in Austin, Texas and El Paso, Texas. Burnett generated approximately $41.2 million in revenue during the fiscal year ended December 27, 1997, primarily in Texas. Burnett has been in business since 1974 and provides office automation and accounting clerical personnel; engineering; telemarketing specialists; information technology specialists; accounting, finance and other specialists; and production, assembly and distribution personnel.

    SPARKS: Sparks Personnel Services, Inc., and its affiliated companies, Sparks Associates, Inc. and Customer Care Solutions, LLC, (collectively "Sparks"), have been in business since 1970. Sparks provides staffing services with a particular emphasis on office automation and accounting clerical staffing; together with customer service, help desk and telemarketing positions in the communications, computer and insurance industries. With 11 offices in the Washington, DC area, Sparks had revenue of approximately $27.1 million for the year ended December 31, 1997.

    CORELINK: Corelink Staffing Services, Inc. ("CoreLink") has been in business since 1983 and provides temporary office clerical and permanent placement services, with an emphasis on office automation personnel, human resource specialists, and graphic specialists, to numerous business enterprises primarily in California. For the year ended December 31, 1997, CoreLink had revenue of approximately $11.2 million. CoreLink is headquartered in Irvine, California and operates from three offices located in Southern California.

    TOSI: TOSI Placement Services, Inc. ("TOSI") and its predecessors have been in business since 1967. TOSI is a provider of office automation and accounting clerical staffing, information technology staffing, traditional temporary staffing and permanent placement services in the Toronto, Ontario area. TOSI had revenue of approximately $9.5 million during the fiscal year ended December 27, 1997.

    ACCESS: Access Staffing, Inc. ("Access") has been in business since 1971 and provides temporary clerical and permanent placement services, with an emphasis on word processing and office automation skills, together with information technology staffing, to a wide variety of companies in Northern California. Access had revenue of approximately $8.6 million for the year ended December 31, 1997. Access is headquartered in San Francisco, California, and has a branch office in San Jose, California.

    CORE: Core Personnel, Inc., and its affiliated company, Core Personnel of Arlington, Inc., (collectively "Core"), have been in business since 1972 and 1987, respectively, and provide staffing services with a particular emphasis on office automation and accounting clerical positions, to a variety of businesses in the Washington, DC area. Headquartered in Alexandria, Virginia, Core had revenue of approximately $4.2 million for the year ended December 31, 1997.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting underwriting discounts and offering expenses payable by the Company, are estimated to be approximately $68.1 million (approximately $78.9 million if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $12.00 per share (the midpoint of the estimated initial public offering price range). Of those net proceeds, approximately $66.9 million will be used to pay the cash portion of the purchase prices for the Acquisitions and approximately $1.2 million will be used concurrently for the repayment of remaining outstanding indebtedness of the Founding Companies. If the Underwriters exercise their over-allotment option in full, the Company will have approximately $10.8 million in additional proceeds which will be used for general corporate purposes. See "The Company--Summary of Terms of the Acquisitions," "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Pro Forma Liquidity and Capital Resources," "Certain Transactions--Organization of WORK" and the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus.

  The indebtedness to be repaid from the proceeds of this Offering (some of which has been guaranteed by stockholders of the Founding Companies) bears interest at rates ranging from 7.0% to 14.5% per annum. Such indebtedness would otherwise mature at various dates through May 12, 2002. The proceeds of the indebtedness of the Founding Companies to be repaid from the proceeds of the Offering were used by the Founding Companies for working capital except for $0.2 million which was used to redeem shares held by an ESOP of a Founding Company.

                                DIVIDEND POLICY

  It is the Company's current intention to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the board of directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Texas law, the restrictions imposed by the Credit Facility and any restrictions that may be imposed by the Company's future credit facilities. The Company expects that the Credit Facility will require compliance with various loan covenants, including restrictions on the payment of dividends. Additionally, the ability of the Company's subsidiaries to pay dividends to the Company are expected to be limited by the terms of the Credit Facility. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations--Pro Forma Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the short-term debt and current maturities of long-term obligations and capitalization as of June 30, 1998: (i) of the Company on a pro forma combined basis to give effect to the Acquisitions; and
(ii) of the Company, on a pro forma combined basis as adjusted to give effect to this Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and Unaudited Pro Forma Combined Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                JUNE 30, 1998
                                                              -----------------
                                                                PRO
                                                               FORMA      AS
                                                              COMBINED ADJUSTED
                                                              -------- --------
                                                               (IN THOUSANDS)
Cash and cash equivalents.................................... $     -- $  1,430
                                                              ======== ========
Short-term debt and current maturities of long-term
 obligations(1)..............................................   68,273       37
Long-term obligations, less current maturities...............       94       87
Shareholders' equity:
  Preferred stock: $.001 par value, 5,000,000 shares
   authorized; none issued and outstanding, as adjusted......       --       --
  Common stock: $.001 par value, 50,000,000 shares
   authorized; 7,344,258 shares issued and outstanding pro
   forma; and 14,316,327 shares issued and outstanding, as
   adjusted(2)...............................................        8       14
  Additional paid-in capital.................................   54,848  122,972
                                                              -------- --------
    Total shareholders' equity...............................   54,856  122,986
                                                              -------- --------
      Total capitalization................................... $123,223 $123,110
                                                              ======== ========

--------
(1) The pro forma combined balance includes $66.9 million of cash consideration payable for the Founding Companies.
(2) The number of shares estimated to be outstanding on completion of this Offering consists of: (i) 905,718 shares issued by WORK prior to the Offering; (ii) 6,438,540 shares to be issued as consideration in the Acquisitions; (iii) 513,735 shares issued on the automatic conversion of the Preferred Stock on completion of this Offering; and (iv) the 6,458,334 shares being offered hereby. Such share number does not include an aggregate of 1,318,000 shares subject to options to be granted upon completion of the Offering under the Company's Incentive Plan which will have an exercise price equal to the initial public offering price per share. See "Management--Option Grants" and "Certain Transactions-- Organization of the Company."

                                   DILUTION

  The deficit in pro forma combined net tangible book value of the Company as of June 30, 1998 was approximately $(62.6) million, or approximately $(7.96) per share, after giving effect to the Acquisitions and related financings and the conversion of the Preferred Stock, but before giving effect to the Offering. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceed the Company's pro forma net tangible assets as of June 30, 1998, divided by the number of shares to be outstanding after giving effect to the Acquisitions and the conversion of Preferred Stock. After giving effect to the sale of the 6,458,334 shares offered hereby and deducting the estimated underwriting discount and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of June 30, 1998 would have been approximately $5.6 million, or approximately $0.39 per share, based on an assumed initial public offering price of $12.00 per share (the midpoint of the estimated initial public offering price range). This represents an immediate increase in pro forma net tangible book value of approximately $8.35 per share to existing shareholders and an immediate dilution of approximately $11.61 per share to new investors purchasing shares in this Offering. The following table illustrates this per share pro forma dilution:

Initial public offering price per share..........................         $12.00
  Pro forma net tangible book value (deficit) per share before this Offering................................................. $(7.96)
  Increase in pro forma tangible value attributable to new
   investors.....................................................   8.35
Pro forma net tangible book value per share after this Offering..            .39
                                                                          ------
Dilution per share to new investors..............................         $11.61
                                                                          ======

  The following table sets forth, on a pro forma basis to give effect to the Acquisitions and the closing of this Offering and the application of the estimated net proceeds therefrom as of June 30, 1998, the number of shares of Common Stock purchased from the Company, the net tangible total consideration paid to the Company and the average price per share paid to the Company by existing shareholders (including persons acquiring Common Stock in the Acquisitions) and the new investors purchasing shares from the Company in this Offering (before deducting the underwriting discount and estimated offering expenses):

                                                           TOTAL
                                    SHARES PURCHASED  CONSIDERATION(1)  AVERAGE
                                   ------------------ ---------------- PRICE PER
                                     NUMBER   PERCENT      AMOUNT        SHARE
                                   ---------- ------- ---------------- ---------
Existing shareholders.............  7,857,993  54.9%    $(62,547,000)   $(7.96)
New investors.....................  6,458,334  45.1%    $ 77,500,008    $12.00
                                   ---------- ------    ------------
  Total........................... 14,316,327 100.0%    $ 14,953,008
                                   ========== ======    ============

--------
(1) Total consideration paid by existing shareholders (including existing shareholders who received shares of Common Stock as a result of the conversion of Preferred Stock) represents the pro forma shareholders' equity of the Company less pro forma goodwill before giving effect to the Offering adjustments set forth on the Unaudited Pro Forma Combined Balance Sheet of the Company included herein.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

  WORK will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Sparks has been identified as the accounting acquirer. The following selected historical financial data of Sparks for fiscal years 1995, 1996 and 1997, and as of December 31, 1996 and 1997, have been derived from the Audited Combined Financial Statements of Sparks included elsewhere in this Prospectus. The following selected historical financial data for Sparks for the years ended December 31, 1993 and 1994 and the six months ended June 30, 1997 and 1998, and as of December 31, 1993, 1994 and 1995 and June 30,
1998, have been derived from unaudited consolidated financial statements of Sparks which have been prepared on the same basis as the audited financial statements and, in the opinion of Sparks, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following summary unaudited pro forma financial information presents certain data for the Company, as adjusted for (i) the effects of the Acquisitions on a historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements, (iii) the consummation of this Offering and the application of the net proceeds therefrom, and (iv) the Reverse Stock Split. The pro forma financial data of the Company do not purport to represent what the Company's results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project the Company's results of operations or financial position for any future date or period. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                   SPARKS
                           --------------------------------------------------------
                                                                      SIX MONTHS
                                                                         ENDED
                                   YEAR ENDED DECEMBER 31,             JUNE 30,
                           ---------------------------------------- ---------------
                            1993     1994    1995    1996    1997    1997    1998
                           -------  ------- ------- ------- ------- ------- -------
                                               (IN THOUSANDS)
 STATEMENT OF OPERATIONS
  DATA:
 Revenues................  $10,501  $10,696 $15,777 $22,644 $27,124 $13,543 $14,783
 Cost of services........    7,513    7,853  11,249  16,598  19,604   9,774  10,567
                           -------  ------- ------- ------- ------- ------- -------
 Gross profit............    2,988    2,843   4,528   6,046   7,520   3,769   4,216
 Selling, general and
  administrative
  expenses...............    3,049    2,317   2,831   3,802   4,634   2,173   2,582
                           -------  ------- ------- ------- ------- ------- -------
 Income (loss) from
  operations.............      (61)     526   1,697   2,244   2,886   1,596   1,634
 Other income, net.......       15       25      43      55      58      13      37
 Interest expense........       --       --      --       3      14       7      --
                           -------  ------- ------- ------- ------- ------- -------
 Net income (loss).......  $   (46) $   551 $ 1,740 $ 2,296 $ 2,930 $ 1,602 $ 1,671
                           =======  ======= ======= ======= ======= ======= =======

                                                            THE COMPANY
                                                     --------------------------
                                                      YEAR ENDED   SIX  MONTHS
                                                     DECEMBER 31,     ENDED
                                                         1997     JUNE 30, 1998
                                                     ------------ -------------
                                                          ($ IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
 PRO FORMA COMBINED STATEMENT OF OPERATIONS
  DATA(1):
 Revenues..........................................   $  168,147   $   94,328
 Cost of services..................................      113,794       63,151
                                                      ----------   ----------
 Gross profit......................................       54,353       31,177
 Selling, general and administrative expenses(2)...       38,070       22,001
 Amortization of goodwill(3).......................        2,935        1,468
                                                      ----------   ----------
 Income from operations............................       13,348        7,708
 Other income, net.................................          268          207
 Interest expense(4)...............................            7            4
                                                      ----------   ----------
 Income before provision for income taxes..........       13,609        7,911
 Provision for income taxes(5).....................        6,734        3,752
                                                      ----------   ----------
 Net income........................................   $    6,875   $    4,159
                                                      ==========   ==========
 Net income per share--basic and diluted...........   $      .48   $      .29
                                                      ==========   ==========
 Shares used in computing pro forma net income per
 share(6)..........................................   14,316,327   14,316,327
                                                      ==========   ==========
 OTHER DATA:
 EBITDA(7).........................................   $   17,332   $    9,806
 EBITDA margin.....................................         10.3%        10.4%
 Gross margin......................................         32.3%        33.1%

                                         SPARKS                       AT JUNE 30, 1998
                           ---------------------------------- --------------------------------
                                    AT DECEMBER 31,
                           ---------------------------------- SPARKS  PRO FORMA        AS
                            1993   1994   1995   1996   1997  ACTUAL COMBINED (8) ADJUSTED (9)
                           ------ ------ ------ ------ ------ ------ ------------ ------------
                                                     (IN THOUSANDS)
 BALANCE SHEET DATA:
 Working capital
  (deficit)..............  $1,071 $1,370 $2,592 $3,094 $3,844 $3,826   $(67,349)    $ 2,317
 Total assets............   1,690  2,005  3,022  4,622  5,154  5,135    135,070     134,957
 Total debt, including
  current portion........     219    219     --    200     --     --     68,367         124
 Stockholders' equity....   1,244  1,525  2,711  3,369  3,964  3,901     54,856     122,986

--------
(1) Assumes the Acquisitions and the Offering were completed on January 1, 1997.

(2) The pro forma combined statements of operations data include the effect of
    (i) a reduction of approximately $7.4 million and $2.4 million in compensation and benefits for the periods ended December 31, 1997 and June 30, 1998, respectively, as agreed to as part of the purchase agreements by the owners of the Founding Companies on a prospective basis; and (ii) the elimination of a non-cash, non-recurring compensation charge of approximately $7.4 million by the Company for the year ended December 31, 1997 offset by a charge of $0.8 million for incremental salary and administration expenses.
(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions amortized over a 40-year period and computed on the basis described in Note 3 of Notes to the Unaudited Pro Forma Combined Financial Statements.
(4) Reflects the effect of the elimination of the assumed debt of the Founding Companies resulting from the repayment of such debt with a portion of the proceeds from the Offering.
(5) Assumes all income is subject to an effective corporate tax rate of 40% and the non-deductibility of goodwill.
(6) The number of outstanding shares used in computing net income per share includes (i) 905,718 shares issued by WORK prior to the Offering, (ii) 6,438,540 shares to be issued as consideration in the Acquisitions; (iii) 513,735 shares issued on the automatic conversion of the Preferred Stock on completion of this Offering; and (iv) the 6,458,334 shares being offered hereby.
(7) Represents earnings before interest, income taxes, depreciation and amortization. Based on its experience in the industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry. The EBITDA measure for the Company may not be consistent with similarly titled measures for other companies. EBITDA should not be considered as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. See the historical statements of cash flows included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Combined and Selected Founding Companies" for discussion of other measures of performance determined in accordance with generally accepted accounting principles and the Company's sources and applications of cash flow.

(8) The pro forma combined balance sheet data (i) assume the Acquisitions occurred on June 30, 1998; (ii) include the effect of assets distributed to owners of certain of the Founding Companies; and (iii) gives effect to a liability for the cash consideration of $66,850,000 to be paid in connection with the Acquisitions.
(9) Adjusted for the sale of 6,458,334 shares of Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
                 CONDITION AND PRO FORMA RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and related notes thereto and "Summary Pro Forma Combined Financial Information" appearing elsewhere in this Prospectus.

SUMMARY

  The Company has been formed to become a leading domestic and international provider of diversified staffing and outsourcing solutions and services. Simultaneously with the closing and as a condition to this Offering, the Company will acquire the 16 Founding Companies, which have been in business an average of approximately 16 years and have 49 offices in 13 states, the District of Columbia and one office in Toronto, Canada. On a pro forma basis, the Company had revenues of $168.1 million and $94.3 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

  WORK, which has conducted no operations to date other than in connection with this Offering and the Acquisitions, intends to integrate these businesses and their operations and administrative functions. This integration process may present opportunities to reduce costs through the elimination of duplicative functions and through economies of scale, but will necessitate additional costs and expenditures for corporate management and administration. The Founding Companies have been managed throughout the periods discussed below as independent private companies, and their results of operations reflect different tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. The owners of the Founding Companies and certain key employees have prospectively agreed to certain reductions in their compensation and benefits in connection with the Acquisitions. Except for the compensation and benefits reductions aggregating $7.4 million and $2.4 million for the periods ended December 31, 1997 and June 30, 1998, respectively, as provided for in the agreements entered into in connection with certain of the Acquisitions, no such cost savings were reflected in the pro forma results of operations data. The Company will also incur corporate expenses related to being a public company, implementation of an acquisition program and systems integration. These various costs and possible cost-savings may make comparison of pro forma operating results not comparable to, nor indicative of, future performance.

ORGANIZATION

  Simultaneously with the closing of this Offering, WORK will acquire the 16 Founding Companies for an aggregate consideration of approximately $144.1 million, assuming an initial public offering price of $12.00 per share, which consists of: (i) $66.9 million in cash, and (ii) 6,438,540 shares (or $77.2 million calculated solely for purposes of the Acquisitions at $12.00 per share) of Common Stock. The estimated purchase price for the Founding Companies is subject to certain adjustments at closing and, in the case of three of the Founding Companies, earn-out arrangements. The closing of the Acquisitions is also subject to certain customary conditions, including the accuracy of the representations and warranties made by the Founding Companies, the performance of their respective covenants in the agreements and the nonexistence of a material adverse change in the results of operations, financial condition or business of each Founding Company. See "Certain Transactions--The Acquisitions."

OPERATIONS

 Revenue and Cost of Services

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the direct costs associated with the worksite employees. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statement of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in the periods presented is immaterial.

  Cost of services consists primarily of wages paid to temporary employees and related payroll taxes and workers' compensation expenses. Selling, general and administrative expenses consist primarily of sales commissions, salaries, travel and entertainment expenses, executive compensation and related benefits, administrative salaries and benefits, marketing expenses, rent, utilities, insurance and professional fees.

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which generally increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Goodwill

  In July 1996, the SEC issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of accounting. Under the purchase method, the Founding Company whose owners receive the largest portion of voting rights in the combined enterprise is presumed to be the accounting acquirer. Accordingly, Sparks has been designated as the accounting acquirer. For the remaining Founding Companies and WORK, $117.4 million, representing the estimated excess of the fair value of the acquisition consideration to be paid over the estimated fair value of the net assets to be acquired, would be recorded as goodwill as calculated on a proforma basis as of June 30, 1998. This goodwill will be amortized as a non-cash charge to the Company's statements of operations over a 40-year period. The pro forma impact of this amortization expense, which is non-deductible for federal income tax purposes, is $2.9 million per year on an after-tax basis. See "Risk Factors--Significant Intangible Assets."

 S Corporation Elections

  Prior to consummation of the Acquisitions, Absolutely, AIM, BeneTemps, Burnett, CHP, CoreLink, Law Pros, Law Resources, PCN, Smith Hanley, Sparks, Task and WSI (the "S Corporations") had elected to be treated as S Corporations under the Internal Revenue Code of 1986, as amended (the "Code"). Following the Acquisitions, the Company will be subject to federal and state income taxes. In general, an S Corporation is not treated as a separate taxable entity, and an S Corporation's gains, income, losses and separately stated tax items are taxed to its shareholders on a pro rata basis. Certain of the Founding Companies have made periodic distributions to their shareholders. The balance of taxed or taxable accumulated earnings which have not been distributed is reflected in the accumulated adjustment accounts ("AAA Account") for each such Founding Company. In connection with the Acquisitions, the S Corporation status of the S Corporations will terminate and, therefore, the S Corporations will make a distribution to their existing shareholders of the AAA Account in an aggregate principal amount estimated to equal approximately $6.5 million at the time of the Offering. The Company expects that certain of the S Corporations will borrow approximately $2.4 million to fund their AAA Account distributions, which indebtedness will be repaid from the aggregate cash and cash equivalents of the Founding Companies. See "Certain Transactions--The Acquisitions."

 Income Taxes

  The Company has adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards, and is measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

 Management Shares

  In 1997 WORK sold shares of Common Stock to its management, directors, founders and consultants. As a result, WORK recorded a non-recurring, non-cash compensation charge of approximately $7.4 million in 1997, representing the difference between the amount paid for the shares and the estimated fair value of the shares at such time. The fair value of such Common Stock was based on the value of other WORK equity offerings at approximately the same time.

PRO FORMA RESULTS OF OPERATIONS

  WORK will acquire the Founding Companies concurrently with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Sparks has been identified as the accounting acquirer. The following summary of unaudited pro forma financial data presents certain data for the Company, as adjusted for (i) the effects of the Acquisitions on a historical basis, (ii) the effects of certain pro forma adjustments to the historical financial statements and (iii) the consummation of this Offering and the application of the estimated net proceeds therefrom. See "Selected Historical and Pro Forma Combined Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included in this Prospectus.

                PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1997
                                                               ----------------
                                                                 AMOUNT     %
                                                               ---------- -----
                                                                 (DOLLARS IN
                                                                  THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                    DATA)
Revenues...................................................... $  168,147 100.0%
Cost of revenues..............................................    113,794  67.7%
                                                               ----------
Gross profit..................................................     54,353  32.3%
Selling, general and administrative expenses..................     38,070  22.6%
Amortization of goodwill......................................      2,935   1.7%
                                                               ---------- -----
Operating income..............................................     13,348   7.9%
Interest expense..............................................          7    --
Other income, net.............................................        268   0.2%
                                                               ---------- -----
Income before income taxes....................................     13,609   8.1%
Income tax expense (benefit)..................................      6,734   4.0%
                                                               ---------- -----
Net income....................................................      6,875   4.1%
                                                               ========== =====
Pro forma net income per share--basic and diluted............. $      .48
                                                               ==========
Shares used in computing pro forma net income per share....... 14,316,327
                                                               ==========

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

  At June 30, 1998, on a pro forma combined basis, after giving effect to (i) distributions by the S Corporations from their AAA Accounts of approximately $6.5 million, (ii) distributions of approximately $13.4 million of accounts receivable by the S Corporations regarding the change of tax accounting methods from the cash to accrual method, (iii) the Acquisitions, (iv) the repayment of approximately $2.4 million in debt of the Founding Companies incurred to fund AAA account distributions from aggregate cash and cash equivalents of the Founding Companies available after the Acquisitions, and (v) the closing of this Offering and the Company's application of its net proceeds therefrom to repay approximately $1.2 million of indebtedness of the Founding Companies and fund the $66.9 million cash portion of the Acquisitions, the Company would have had an aggregate of $1.4 million of cash and cash equivalents, $2.3 million of working capital and $0.1 million of capital lease obligations.

  The Company has recently received a commitment letter from                to
provide the Company with the Credit Facility which may be used for acquisitions, working capital and other general corporate purposes. The Credit Facility will be secured by all accounts receivable, inventory, equipment, and stock of subsidiaries of the Company. The Company expects that the Credit Facility will require compliance with various affirmative covenants, including affirmative covenants to: (i) maintain the existence, qualification and good standing of the Company and its subsidiaries; (ii) comply in all material respects with applicable laws; (iii) maintain material properties, rights and franchises; (iv) deliver certain financial and other reports; (v) maintain specified insurance; (vi) pay taxes; and (vii) notify the lender of any default. The Credit Facility is also expected to include negative covenants limiting the ability of the Company and its subsidiaries to: (i) incur indebtedness, including contractual contingent obligations; (ii) pay certain debt after default; (iii) create or allow to exist liens or other encumbrances; (iv) transfer assets except in the ordinary course of business;
(v) enter into mergers, consolidations and asset dispositions of all or substantially all of its properties; (vi) make investments; (vii) extend loans to any entity; (viii) sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of the Company; (ix) enter into transactions with related parties other than on an arm's-length basis on terms no less favorable to the Company than those available from third parties; (x) amend certain agreements; (xi) make any material change in the nature of the business conducted by the Company; (xii) pay dividends or redeem shares of capital stock; and (xiii) make capital expenditures. The Credit Facility is also expected to require the maintenance by the Company of a minimum net worth and certain financial ratios, including fixed charge coverage ratios, interest coverage ratios and maximum funded debt to cash flow ratios. These covenants could limit the Company's operational and financial flexibility. The Credit Facility is subject to negotiation of definitive documentation and certain other customary conditions, and there can be no assurance that the Company will be able to obtain the Credit Facility on terms acceptable to the Company.


  The Company intends to pursue acquisition opportunities. The Company expects to fund future acquisitions through the issuance of additional Common Stock, borrowings, including amounts available under the Credit Facility, and cash flow from operations. To the extent the Company funds a significant portion of the consideration for future acquisitions with cash, it may have to increase the amount available under the Credit Facility or obtain other sources of financing. There can be no assurance such financing will be available on terms acceptable to the Company. The Company expects that its cash flow from operations, together with borrowings under the Credit Facility, will provide cash sufficient to meet the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment (exclusive of acquisitions of other businesses) for the next several years.

  On a pro forma combined basis, the Company made capital expenditures for property and equipment of $1.0 million in fiscal 1997. The Company has no current material commitments for capital expenditures.

  Three of the Founding Companies have the ability to receive additional amounts of purchase price, payable in cash in 1999 and 2000, contingent upon the occurrence of future events. Additional payments, if any, related to these arrangements will be recorded as additional purchase consideration at the time such amount is determinable.

INFLATION

  Due to the relatively low level of inflation experienced in 1997, inflation did not have a significant effect on the pro forma results of operations of the Company in 1997. However, there can be no assurances that the Company's business will not be affected by inflation in the future.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  The Founding Companies historically have experienced quarterly fluctuations in revenue, operating income and cash flows. The Company may also have quarterly fluctuations in operations as a result of the addition or losses of new clients, the timing and magnitude of acquisitions and capital expenditures, changes in revenue mix and the selling, general and administrative costs to support the Company's growth.


  The Company's operating results have historically fluctuated from quarter to quarter. In addition, due to the timing of the assessment of employment related taxes, the Company's gross profit margin typically improves from quarter to quarter within each year with the first quarter generally being the least favorable. Employment related taxes are based on the cumulative earnings of individual employees up to a specified wage level. Since the Company's revenues related to an individual employee are generally earned and collected at a relatively constant rate throughout each year, payment of such unemployment tax obligations may have a substantial impact on the Company's financial condition and results of operations during the first six months of each year. In addition, the Company's operations are also affected by the seasonal fluctuations in the businesses of the Company's clients, as well as the fluctuations in the demand for staffing services, which are typically stronger in the second and third quarters for calendar year clients.

YEAR 2000 RISKS

  Many computer software programs, as well as certain hardware and equipment containing date sensitive data, were structured to utilize a two-digit date field meaning that they may not be able to properly recognize dates in the Year 2000 and thereafter. This could result in significant system and equipment failures. The following discusses the status of the Company's Year 2000 risk assessment plan.

 State of Readiness

  The Company considers itself to be in its assessment phase. It intends to initiate the remediation procedures which will include acquiring and implementing new software packages. The Company has initiated an assessment in order to determine which of the Company's information technology and non-information technology applications possess Year 2000 problems. The Company intends to utilize both internal and external resources as it continues to assess the exposure relating to its Year 2000 problems.

  The Company has focused its assessments to date on the information technology systems. To date the Company's assessments indicate that, due to the nature of the Company's operations, the non information technology systems (i.e. embedded technology such as microcontrollers) do not represent a significant area of risk relative to Year 2000 readiness. The Company's operations do not include capital intensive equipment with embedded microcontrollers.

  The Company's initial assessment has indicated that certain of the Founding Companies presently have Year 2000 problems related to their information technology software. Due to the relatively small size of many of the Founding Companies and the utilization of standard, relatively inexpensive software packages in their operations, the Company intends to replace the software with Year 2000 compliant software rather than modify the existing packages.

  The Company has not initiated a detailed assessment of the issues relating to third parties with which they have material relationships. Although no formal assessment has been initiated, the Company does not feel it has any significant dedicated vendor relationships which will be jeopardized. Should certain Company vendors be hampered by Year 2000 issues, the Company feels it will be able to replace their services or products with similar vendors of comparable quality. While the effect of Year 2000 issues could severely affect certain customers, the Company is not dependent upon any one customer or group of customers for a substantial amount of combined revenue. The Company feels that it is likely that certain customers will be negatively impacted by Year 2000 issues. At this point the Company is unable to estimate the negative impact on the amount of revenue from these customers.

 Costs to Address the Company's Year 2000 Issues

  Due to the Company being in the initial phase of its assessment process it is difficult to accurately estimate the costs associated with the complete assessment and remediation activities. However, the Company believes that the costs associated with the completion of its assessment phase will not exceed $150,000 with the cost of the remediation phase not to exceed $1,000,000.

 Contingency Plan

  Although the Company presently has not developed a contingency plan, it is the Company's intention to have such a plan developed by March 31, 1999.


RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") which establishes standards for reporting and display of comprehensive income and its components. The required interim disclosures for SFAS 130 will be included in the quarterly reports on Form 10-Q in 1998, and the annual presentation disclosures will be included in the Company's December 31, 1998 consolidated financial statements. The adoption of SFAS 130 will have no impact on the Company's results of operations, financial position or cash flows and any effect will be limited to the presentation of its consolidated financial statements.

  In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the manner in which business enterprises are to report information about operating segments in its annual statements and requires those enterprises to report selected information regarding operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Financial statements disclosures for prior periods are required to be restated. The Company is in the process of evaluating the disclosure requirements. The adoption of SFAS 131 will not have an impact on the Company's results of operations, financial position or cash flows and any effect will be limited to the presentation of its disclosures.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS--COMBINED AND SELECTED FOUNDING COMPANIES

  The following discussions should be read in conjunction with the Financial Statements of the Founding Companies and related notes appearing elsewhere in this Prospectus.

COMBINED FOUNDING COMPANIES GROSS PROFIT DATA

  The historical combined gross profit data of the Founding Companies for the periods presented do not represent historical combined gross profit data presented in accordance with generally accepted accounting principles, but are only a summation of the revenue and cost of services of the individual Founding Companies. The historical combined gross profit data may not be indicative of the Company's post-combination gross profit data for a number of reasons.

  The following table sets forth certain selected combined gross profit data of the Founding Companies on a historical basis and as a percentage of total revenues for the periods indicated (in thousands):

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                         ---------------------------------------  ------------------------
                            1995          1996          1997         1997         1998
                         -----------  ------------  ------------  -----------  -----------
Revenue................. $96,291 100% $126,948 100% $168,147 100% $80,927 100% $94,328 100%
Cost of services........  63,848  66%   84,745  67%  113,794  68%  54,604  67%  63,151  67%
                         ------- ---  -------- ---  -------- ---  ------- ---  ------- ---
Gross profit............ $32,443  34% $ 42,203  33% $ 54,353  32% $26,323  33% $31,177  33%
                         ======= ===  ======== ===  ======== ===  ======= ===  ======= ===

 Comparison of Six Months Ended June 30, 1998 and 1997

  REVENUE.--Combined revenue increased $13.4 million, or 17%, from $80.9 million for the six months ended June 30, 1997 to $94.3 million for the six months ended June 30, 1998. Combined service fees increased $12.1 million, or 17%, from $72.8 million for the six months ended June 30, 1997 to $84.9 million for the six months ended June 30, 1998. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers, an increase in billing rates, the addition of new branch offices, and the entry into new specialty services. Permanent placement fees increased $1.3 million, or 15%, from $8.1 million for the six months ended June 30, 1997 to $9.4 million for the six months ended June 30, 1998. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  GROSS PROFIT.--Combined gross profit increased $4.9 million, or 18%, from $26.3 million for the six months ended June 30, 1997 to $31.2 million for the six months ended June 30, 1998. Overall combined gross profit as a percentage of combined revenues was 33% for the six months ended June 30, 1997 and 1998. Combined gross profit on combined service fees increased $3.6 million, or 20%, from $18.2 million for the six months ended June 30, 1997 to $21.8 million for the six months ended June 30, 1998. Combined gross profit on combined service fees as a percentage of combined service fees increased from 25% to 26% for the six months ended June 30, 1997 and 1998, respectively. Permanent placement fees typically generate combined gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

 Comparison of 1997, 1996 and 1995

  Revenue.--Combined revenue increased $41.2 million, or 32%, from $126.9 million for 1996 to $168.1 million for 1997. Combined revenue increased $30.6 million, or 32%, from $96.3 million in 1995 to $126.9 million in 1996. Combined service fees increased $37.8 million, or 33%, from $113.5 million in 1996 to $151.3 million in 1997. Combined service fees increased $27.2 million, or 32%, from $86.3 million in 1995 to $113.5 million in 1996. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers, an increase in billing rates, the addition of new branch offices, and the entry into new specialty services. Permanent placement fees increased $3.4 million, or 25%, from $13.4 million in 1996 to $16.8 million in 1997. Permanent placement fees increased $3.4 million, or 34%, from $9.9 million in 1995 to $13.4 million in 1996. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Combined gross profit increased $12.2 million, or 29%, from $42.2 million for 1996 to $54.4 million for 1997. Combined gross profit increased $9.8 million, or 30%, from $32.4 million for 1995 to $42.2 million for 1996. Overall combined gross profit as a percentage of combined revenues was 34%, 33% and 32% in 1995, 1996 and 1997, respectively. Combined gross profit on combined service fees increased $8.7 million, or 30%, from $28.8 million in 1996 to $37.5 million in 1997. Combined gross profit on combined service fees increased $6.3 million, or 28%, from $22.5 million in 1995 to $28.8 million in 1996. Combined gross profit on combined service fees as a percentage of combined service fees was 26%, 25% and 25% in 1995, 1996 and 1997, respectively. Permanent placement fees typically generate combined gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

COMBINED LIQUIDITY AND CAPITAL RESOURCES

  The following table sets forth selected cash flow information for WORK on a combined historical basis (in thousands):

                                                                 SIX MONTHS
                                                   YEAR ENDED   ENDED JUNE 30,
                                                  DECEMBER 31, ----------------
                                                      1997      1997     1998
                                                  ------------ -------  -------
Net cash provided by operating activities........   $ 6,773    $ 5,655  $ 5,867
Net cash used in investing activities............    (1,476)      (709)    (897)
Net cash used in financing activities............    (2,680)    (3,016)  (4,947)
                                                    -------    -------  -------
Net increase in cash and cash equivalents........   $ 2,617    $ 1,930  $    23
                                                    =======    =======  =======

  For the six months ended June 30, 1998, on a combined basis, the Company generated $5.9 million of net cash from operating activities, primarily from net income of $6.1 million. Combined net cash used in investing activities totaled $0.9 million, primarily for the purchase of furniture, fixtures and equipment. Combined net cash used in financing activities totaled $4.9 million, primarily for net payments of $0.9 million on lines of credit, repurchase of stock from a Founding Company employee stock ownership plan of $0.9 million, dividends and distributions to shareholders of $4.1 million and deferred offering costs of $1.1 million, offset by proceeds of $2.6 million from the issuance of WORK preferred stock.

  During 1997, on a combined basis, the Company generated $6.8 million of net cash from operating activities. Cash provided by operating activities was primarily net income of $1.4 million adjusted for $9.3 million of non-cash expenses and an increase in accounts payable and accrued expenses of $2.3 million, partially offset by a $5.1 million increase in accounts receivable. Combined net cash used in investing activities was $1.5 million, primarily for the purchase of furniture, fixtures and equipment. Combined net cash used in financing activities was $2.7 million, primarily $3.6 million in dividends, distributions and note payments to Founding Company shareholders, and net payments of $0.3 million on outstanding debt, offset by proceeds of $0.9 million from the issuance of WORK preferred stock.

SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

  Sparks has been in business since 1970. Sparks provides staffing services with emphasis on office automation and accounting clerical staffing; together with customer service, help desk and telemarketing positions in the communications, computer and insurance industries.

 Results of Operations

  The following table sets forth certain historical financial data of Sparks and that data as a percentage of revenue for the periods indicated:

                                                                    SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                  JUNE 30,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                           (DOLLARS IN THOUSANDS)
Revenue................. $15,777 100% $22,644 100% $27,124 100% $13,543 100% $14,783 100%
Cost of services........  11,249  71%  16,598  73%  19,604  72%   9,774  72%  10,567  71%
                         -------      -------      -------      -------      -------
Gross profit............   4,528  29%   6,046  27%   7,520  28%   3,769  28%   4,216  29%
S G & A.................   2,831  18%   3,802  17%   4,634  17%   2,173  16%   2,582  17%
                         -------      -------      -------      -------      -------
Operating income........ $ 1,697  11% $ 2,244  10% $ 2,886  11% $ 1,596  12% $ 1,634  12%
                         =======      =======      =======      =======      =======

 Comparison of Six Months Ended June 30, 1998 and 1997

  Revenue.--Revenue increased $1.3 million, or 9%, from $13.5 million for the six months ended June 30, 1997 to $14.8 million for the six months ended June 30, 1998. Service fees increased $1.1 million, or 9%, from $13.4 million for the six months ended June 30, 1997 to $14.5 million for the six months ended June 30, 1998. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.1 million, or 63%, from $0.1 million for the six months ended June 30, 1997 to $0.2 million for the six months ended June 30, 1998. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $0.4 million, or 12%, from $3.8 million for the six months ended June 30, 1997 to $4.2 million for the six months ended June 30, 1998. The gross profit percentage increased from 28% for the six months ended June 30, 1997 to 29% for the same period in 1998. Gross profit on service fees increased $0.4 million, or 10%, from $3.6 million for the six months ended June 30, 1997 to $4.0 million for the six months ended June 30, 1998. Gross profit on service fees as a percentage of service fees was 27% for the six months ended June 30, 1997 and 1998. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.4 million, or 19%, from $2.2 million for the six months ended June 30, 1997 to $2.6 million for the six months ended June 30, 1998. This increase was primarily due to increased personnel costs to support revenue growth. Selling, general and administrative expenses increased as a percent of revenue from 16% for the six months ended June 30, 1997 to 17% for the same period in 1998.

 Comparison of 1997, 1996 and 1995

  Revenue.--Revenue increased $4.5 million, or 20%, from $22.6 million in 1996 to $27.1 million in 1997. Revenue increased $6.8 million, or 44%, from $15.8 million in 1995 to $22.6 million in 1996. Service fees increased $4.4 million, or 19%, from $22.4 million in 1996 to $26.8 million in 1997. Service fees increased $6.7 million, or 43%, from $15.7 million in 1995 to $22.4 million in 1996. This increase was primarily attributed to the opening of new branch offices, an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.1 million, or 61%, from $0.2 million in 1996 to $0.3 million in 1997. Permanent placement fees increased $0.1 million, or 234%, from $0.1 millon in 1995 to $0.2 million in 1996. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $1.5 million, or 24%, from $6.0 million in 1996 to $7.5 million in 1997. Gross profit increased $1.5 million, or 34%, from $4.5 million in 1995 to $6.0 million in 1996. Overall gross profit as a percentage of revenue was 29%, 27% and 28% in 1995, 1996 and 1997, respectively. Gross profit on service fees increased $1.3 million, or 23%, from $5.9 million in 1996 to $7.2 million in 1997. Gross profit on service fees increased $1.4 million, or 31% from $4.5 million in 1995 to $5.9 million in 1996. Gross profit on service fees as a percentage of service fees was 28%, 26% and 27% in 1995, 1996 and 1997, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.8 million, or 22%, from $3.8 million in 1996 to $4.6 million in 1997. Selling, general and administrative expenses increased $1.0 million, or 34%, from $2.8 million in 1995 to $3.8 million in 1996. These increases were primarily due to increased personnel costs associated with revenue growth and costs of new branch offices. Selling, general and administrative expenses as a percent of revenue remained constant at 17% for 1997 and 1996 and was 18% in 1995.

 Liquidity and Capital Resources

  The following table sets forth selected information from Sparks statements of cash flows:

                                                                  SIX MONTHS
                                                                    ENDED
                                                    YEAR ENDED     JUNE 30,
                                                   DECEMBER 31, ---------------
                                                       1997      1997    1998
                                                   ------------ ------  -------
                                                     (DOLLARS IN THOUSANDS)
Net cash provided by operating activities.........   $ 3,077    $2,157  $ 1,826
Net cash used in investing activities.............      (168)      (43)     (31)
Net cash used in financing activities.............    (2,577)   (1,665)  (1,764)
                                                     -------    ------  -------
Net increase in cash and cash equivalents.........   $   332    $  449  $    31
                                                     =======    ======  =======

  For the six months ended June 30, 1998, Sparks generated $1.8 million in net cash from operating activities primarily from net income of $1.7 million. Net cash used in financing activities was for shareholder distributions of $1.8 million. Sparks had working capital of $3.8 million with no debt outstanding at June 30, 1998.

  For the year ended December 31, 1997, Sparks generated $3.1 million in net cash from operating activities primarily from net income of $2.9 million. Net cash used in financing activities of $2.6 million was primarily for shareholder distributions of $2.4 million. Sparks had working capital of $3.8 million with no debt outstanding at December 31, 1997.

THE BURNETT COMPANIES CONSOLIDATED, INC.

  Burnett is headquartered in Houston, Texas, with branch offices located in Austin and El Paso, Texas. Burnett has been in business since 1974 and provides office automation and accounting clerical personnel; engineering; telemarketing specialists; information technology specialists; accounting, finance and other specialists; and production/assembly and distribution personnel.

 Results of Operations

  The following table sets forth certain historical financial data of Burnett and that data as a percentage of revenue for the periods indicated:

                                     YEAR ENDED                    SIX MONTHS ENDED
                         -------------------------------------  ------------------------
                          DECEMBER     DECEMBER     DECEMBER     JUNE 30,     JUNE 30,
                          30, 1995     28, 1996     27, 1997       1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                           (DOLLARS IN THOUSANDS)
Revenue................. $23,871 100% $30,377 100% $41,201 100% $19,812 100% $22,606 100%
Cost of services........  17,405  73%  22,152  73%  30,672  74%  14,832  75%  16,396  73%
                         -------      -------      -------      -------      -------
Gross profit............   6,466  27%   8,225  27%  10,529  26%   4,980  25%   6,210  27%
S G & A.................   5,703  24%   6,570  22%   8,130  20%   3,774  19%   4,493  20%
                         -------      -------      -------      -------      -------
Operating income........ $   763   3% $ 1,655   5% $ 2,399   6% $ 1,206   6% $ 1,717   7%
                         =======      =======      =======      =======      =======

 Comparison of Six Months Ended June 30, 1998 and 1997

  Revenue.--Revenue increased $2.8 million, or 14%, from $19.8 million for the six months ended June 30, 1997 to $22.6 million for the six months ended June 30, 1998. Service fees increased $2.2 million, or 12%, from $19.1 million for the six months ended June 30, 1997 to $21.3 million for the six months ended June 30, 1998. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.6 million, or 77%, from $0.7 million for the six months ended June 30, 1997 to $1.3 million for the six months ended June 30, 1998. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit--Gross profit increased $1.2 million or 25%, from $5.0 million for the six months ended June 30, 1997 to $6.2 million for the six months ended June 30, 1998. Gross profit as a percentage of revenue increased from 25% to 27% for the six months ended June 30, 1997 and 1998, respectively. Gross profit on service fees increased $0.7 million, or 15%, from $4.2 million for the six months ended June 30, 1997 to $4.9 million for the six months ended June 30, 1998. Gross profit on service fees as a percentage of service fees increased from 22% to 23% for the six months ended June 30, 1997 and 1998, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.7 million, or 19%, from $3.8 million for the six months ended June 30, 1997 to $4.5 million for the six months ended June 30, 1998. This increase was primarily due to increased salaries and commissions. Selling, general and administrative expenses as a percentage of revenue increased from 19% to 20% for the six months ended June 30, 1997 and 1998, respectively.

 Comparison of 1997, 1996 and 1995

  Revenue.--Revenue increased $10.8 million, or 36%, from $30.4 million in 1996 to $41.2 million in 1997. Revenue increased $6.5 million, or 27%, from $23.9 million in 1995 to $30.4 million in 1996. Service fees increased $10.3 million, or 35%, from $29.2 million in 1996 to $39.5 million in 1997. Service fees increased $6.3 million, or 28%, from $22.9 million in 1995 to $29.2 million in 1996. This increase was primarily attributed to the increase in new specialty services, an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.6 million, or 46%, from $1.2 million in 1996 to $1.8 million in 1997. Permanent placement fees increased $0.2 million, or 18%, from $1.0 million in 1995 to $1.2 million in 1996. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $2.3 million, or 28%, from $8.2 million in 1996 to $10.5 million in 1997. Gross profit increased $1.8 million, or 27%, from $6.4 million in 1995 to $8.2 million in 1996. Gross profit as a percentage of revenue was 27%, 27% and 26% in 1995, 1996 and 1997, respectively. Gross profit on service fees increased $1.8 million, or 25%, from $7.0 million in 1996 to $8.8 million in 1997. Gross profit on service fees increased $1.6 million, or 29%, from $5.4 million in 1995 to $7.0 million in 1996. Gross profit on service fees as a percentage of service fees was 24%, 24% and 22% in 1995, 1996 and 1997, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $1.5 million, or 24%, from $6.6 million in 1996 to $8.1 million in 1997. Selling, general and administrative expenses increased $0.9 million, or 15%, from $5.7 million in 1995 to $6.6 million in 1996. This increase was primarily due to increased salaries and commissions, and new facility costs. Selling, general and administrative expenses as a percentage of revenue was 24%, 22% and 20% in 1995, 1996 and 1997, respectively.

 Liquidity and Capital Resources

  The following table sets forth selected information from Burnett statements of cash flows:

                                                               SIX MONTHS ENDED
                                                   YEAR ENDED  -----------------
                                                  DECEMBER 27, JUNE 30, JUNE 30,
                                                      1997       1997     1998
                                                  ------------ -------- --------
                                                      (DOLLARS IN THOUSANDS)
Net cash provided by operating activities........    $2,565     $1,090   $1,174
Net cash used in investing activities............      (551)      (210)    (266)
Net cash used in financing activities............      (590)      (373)  (1,248)
                                                     ------     ------   ------
Net increase in cash and cash equivalents........    $1,424     $  507   $ (340)
                                                     ======     ======   ======

  For the six months ended June 30, 1998, net cash provided by operating activities was $1.2 million, primarily from net income before depreciation and amortization of $2.0 million offset by increased accounts receivable of $0.4 million and decreased accounts payable and accrued liabilities of $0.4 million. Net cash used in investing activities relates primarily to the purchase of furniture, fixtures and equipment. Net cash used in financing activities of $1.2 million related primarily to shareholder distributions. Burnett had working capital of $6.6 million at June 30, 1998.

  For the fiscal year ended December 27, 1997, net cash provided by operating activities was $2.6 million, primarily net income before depreciation and amortization of $2.9 million and increased accounts payable and accrued payroll expenses of $0.6 million, partially offset by increased accounts receivable of $0.9 million. Net cash used in investing activities totaled $0.6 million, primarily the purchase of furniture, fixtures and equipment. Net cash used in financing activities totaled $0.6 million for debt payments, treasury stock purchases and shareholder distributions of $0.2 million, $0.1 million and $0.3 million, respectively. Burnett had working capital of $6.0 million and debt outstanding of $0.1 million at December 27, 1997.

PROFESSIONAL CONSULTING NETWORK, INC.

  PCN has been in business since 1988. From its headquarters in San Francisco, California, PCN provides staffing services in information technology, management information systems, software engineering and design services to companies in Northern California.

 Results of Operations

  The following table sets forth certain historical financial data of PCN and that data as a percentage of revenue for the periods indicated:

                                                           SIX MONTHS ENDED
                        YEAR ENDED DECEMBER 31,                JUNE 30,
                   -----------------------------------  ----------------------
                      1995        1996        1997         1997        1998
                   ----------  ----------  -----------  ----------  ----------
                                   (DOLLARS IN THOUSANDS)
Revenue........... $9,236 100% $9,902 100% $11,286 100% $5,015 100% $7,364 100%
Cost of services..  6,905  75%  6,871  69%   7,385  65%  3,361  67%  5,073  69%
                   ------      ------      -------      ------      ------
Gross profit......  2,331  25%  3,031  31%   3,901  35%  1,654  33%  2,291  31%
S G & A...........  2,078  22%  2,591  26%   3,002  27%  1,478  29%  1,681  23%
                   ------      ------      -------      ------      ------
Operating income.. $  253   3% $  440   4% $   899   8% $  176   4% $  610   8%
                   ======      ======      =======      ======      ======

 Comparison of Six Months Ended June 30, 1998 and 1997

  Revenue.--Revenue increased $2.4 million, or 47%, from $5.0 million for the six months ended June 30, 1997 to $7.4 million for the six months ended June 30, 1998. Service fees increased $2.1 million, or 51%, from $4.2 million for the six months ended June 30, 1997 to $6.3 million for the six months ended June 30, 1998. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.2 million, or 26%, from $0.8 million for the six months ended June 30, 1997 to $1.0 million for the six months ended June 30, 1998. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $0.6 million, or 38%, from $1.7 million for the six months ended June 30, 1997 to $2.3 million for the six months ended June 30, 1998. Gross profit as a percentage of revenue decreased from 33% for the six months ended June 30, 1997 to 31% for the six months ended June 30, 1998. Gross profit on service fees increased $0.4 million, or 51%, from $0.8 million for the six months ended June 30, 1997 to $1.2 million for the six months ended June 30, 1998. Gross profit on service fees as a percentage of service fees was 20% for the six months ended June 30, 1997 and 1998. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses as a percentage of revenue decreased from 29% for the six months ended June 30, 1997 to 23% for the six months ended June 30, 1998. This decrease was primarily due to lower professional fees.

 Comparison of 1997, 1996 and 1995

  Revenue.--Revenue increased $1.4 million, or 14%, from $9.9 million in 1996 to $11.3 million in 1997. Revenue increased $0.7 million, or 7%, from $9.2 million in 1995 to $9.9 million in 1996. Service fees increased $0.7 million, or 8%, from $8.7 million in 1996 to $9.4 million in 1997. Service fees increased $0.1 million, or 1%, from $8.6 million in 1995 to $8.7 million in 1996. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.7 million, or 62%, from $1.2 million in 1996 to $1.9 million in 1997. Permanent placement fees increased $0.6 million, or 106%, from $0.6 million in 1995 to $1.2 million in 1996. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $0.9 million, or 29%, from $3.0 million in 1996 to $3.9 million in 1997. Gross profit increased $0.7 million, or 30%, from $2.3 million in 1995 to $3.0 million in 1996. Overall gross profit as a percentage of revenue was 25%, 31% and 35% in 1995, 1996 and 1997, respectively. Gross profit on service fees increased $0.1 million, or 8%, from $1.9 million in 1996 to $2.0 million in 1997. Gross profit on service fees increased $0.1 million, or 6%, from $1.8 million in 1995 to $1.9 million in 1996. Gross profit on service fees as a percentage of service fees was 20%, 21% and 21% in 1995, 1996 and 1997, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.4 million, or 16%, from $2.6 million in 1996 to $3.0 million in 1997. Selling, general and administrative expenses increased $0.5 million, or 25%, from $2.1 million in 1995 to $2.6 million in 1996. These increases were primarily due to increased personnel costs to support revenue growth. Selling, general and administrative expenses as a percent of revenue was 22%, 26% and 27% in 1995, 1996 and 1997, respectively.

 Liquidity and Capital Resources

  The following table sets forth selected information from PCN's statements of cash flows:

                                                                 SIX MONTHS
                                                                    ENDED
                                                    YEAR ENDED     JUNE 30,
                                                   DECEMBER 31, --------------
                                                       1997      1997    1998
                                                   ------------ ------  ------
                                                     (DOLLARS IN THOUSANDS)
Net cash provided by operating activities.........    $ 498     $1,016  $1,412
Net cash used in investing activities.............      (40)       (25)    (54)
Net cash used in financing activities.............     (486)      (706)   (919)
                                                      -----     ------  ------
Net increase (decrease) in cash and cash
 equivalents......................................    $ (28)    $  285  $  439
                                                      =====     ======  ======

  For the six months ended June 30, 1998, PCN generated net cash from operating activities of $1.4 million, primarily from net income of $0.6 million and a decrease in trade accounts receivable of $0.8 million. Net cash used in financing activities of $0.9 million primarily represents shareholders distributions and net payments on line of credit. At June 30, 1998, PCN had working capital of $1.8 million and no outstanding debt.

  For the year ended December 31, 1997, PCN generated net cash from operating activities of $0.5 million, primarily from net income of $0.9 million, an increase in accounts payable of $0.3 million and an increase in trade accounts receivable of $0.7 million. Net cash used in financing activities of $0.5 million, primarily represents shareholders distributions and officer loan payments. At December 31, 1997, PCN had working capital of $1.7 million and $0.4 million of outstanding debt.

SMITH HANLEY ASSOCIATES, INC.

  Smith Hanley has been in business since 1980, and provides permanent placement and temporary staffing services. Smith Hanley provides services in the biostatistician, SAS programming, quantitative marketing, data warehousing, investment banking, and commercial insurance specialities through its offices located in New York, New York; Chicago, Illinois; Athens, Georgia; Philadelphia, Pennsylvania; Orlando, Florida; and Southport, Connecticut.

 Results of Operations

  The following table sets forth certain historical financial data of Smith Hanley and that data as a percentage of revenue for the periods indicated:

                                                                  SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                 JUNE 30,
                         ------------------------------------  ----------------------
                            1995        1996         1997         1997        1998
                         ----------  -----------  -----------  ----------  ----------
                                          (DOLLARS IN THOUSANDS)
Revenue................. $7,315 100% $11,943 100% $16,321 100% $8,453 100% $9,077 100%
Cost of services........    717  10%   2,546  21%   4,551  28%  2,139  25%  2,852  31%
                         ------      -------      -------      ------      ------
Gross profit............  6,598  90%   9,397  79%  11,770  72%  6,314  75%  6,225  69%
S G & A.................  6,327  86%   9,092  76%  11,047  68%  5,020  59%  5,418  60%
                         ------      -------      -------      ------      ------
Operating income........ $  271   4% $   305   3% $   723   4% $1,294  15% $  807   9%
                         ======      =======      =======      ======      ======

 Comparison of Six Months Ended June 30, 1998 and 1997

  Revenue.--Revenue increased $0.6 million, or 7%, from $8.5 million for the six months ended June 30, 1997 to $9.1 million for the six months ended June 30, 1998. Service fees increased $1.0 million, or 33%, from $3.0 million for the six months ended June 30, 1997 to $3.9 million for the six months ended June 30, 1998. This increase was primarily attributed to the successful entry into new specialty services during 1997, an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees decreased $0.4 million, or 6%, from $5.5 million for the six months ended June 30, 1997 to $5.1 million for the six months ended June 30, 1998. This decrease was primarily attributed to decreases in volume from existing customers offset by the addition of new customers.

  Gross Profit.--Gross profit decreased $0.1 million, or 1%, from $6.3 million for the six months ended June 30, 1997 to $6.2 million for the six months ended June 30, 1998. The decrease in gross profit and in gross profit percentage from 75% to 69% reflects the change in sales mix with temporary staffing revenue representing 35% of total revenue in the first six months of 1997 compared to 43% in the first six months of 1998. Gross profit on service fees increased $0.3 million, or 32%, from $0.8 million for the six months ended June 30, 1997 to $1.1 million for the six months ended June 30, 1998. Gross profit on service fees as a percentage of service fees was 28% for the six months ended June 30, 1997 and 1998. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.4 million, or 8%, from $5.0 million for the six months ended June 30, 1997 to $5.4 million for the six months ended June 30, 1998. Selling, general and administrative expenses as a percent of revenue increased from 59% in 1997 to 60% in 1998. These increases were primarily due to increased personnel costs.

 Comparison of 1997, 1996 and 1995

  Revenue.--Revenue increased $4.4 million, or 37%, from $11.9 million in 1996 to $16.3 million in 1997. Revenue increased $4.6 million, or 63%, from $7.3 million in 1995 to $11.9 million in 1996. Service fees increased $2.7 million, or 80%, from $3.4 million in 1996 to $6.1 million in 1997. Service fees increased $2.4 million, or 249% from $1.0 million in 1995 to $3.4 million in 1996. This increase was primarily attributed to the successful entry into new specialty services during 1997, an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $1.6 million, or 20%, from $8.6 million in 1996 to $10.2 million in 1997. Permanent placement fees increased $2.3 million, or 35%, from $6.3 million in 1995 to $8.6 million in 1996. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $2.4 million, or 25%, from $9.4 million in 1996 to $11.8 million in 1997. Gross profit increased $2.8 million, or 42%, from $6.6 million in 1995 to $9.4 million in 1996. The decrease in gross profit as a percent of revenue to 72% in 1997 from 79% in 1996 and 90% in 1995 reflects the change in sales mix with temporary staffing revenue representing 37%, 28% and 13% in 1997, 1996 and 1995, respectively. Gross profit on service fees increased $0.7 million, or 82%, from $0.8 million in 1996 to $1.5 million in 1997. Gross profit on service fees increased $0.5 million, or 232%, from $0.3 million in 1995 to $0.8 million in 1996. Gross profit on service fees as a percentage of service fees was 26%, 25% and 25% in 1995, 1996 and 1997, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $1.9 million, or 22%, from $9.1 million in 1996 to $11.0 million in 1997. Selling, general and administrative expenses increased $2.8 million, or 44%, from $6.3 million in 1995 to $9.1 million in 1996. These increases were primarily due to increased personnel costs and an increase in commission expense corresponding to the increase in permanent placement fees.

 Liquidity and Capital Resources

  The following table sets forth selected information from Smith Hanley's statements of cash flows:

                                                                    SIX MONTHS
                                                                      ENDED
                                                        YEAR ENDED   JUNE 30,
                                                       DECEMBER 31, -----------
                                                           1997     1997   1998
                                                       ------------ -----  ----
                                                       (DOLLARS IN THOUSANDS)
Net cash provided by (used in) operating activities...    $(115)    $ (12) $658
Net cash used in investing activities.................     (251)     (230) (278)
Net cash used in financing activities.................      (80)      (83)   --
                                                          -----     -----  ----
Net decrease in cash and cash equivalents.............    $(446)    $(325) $380
                                                          =====     =====  ====

  For the six months ended June 30, 1998, Smith Hanley provided $0.7 million in net cash from operating activities, primarily as a result of net income of $0.7 million, an increase in accounts payable and accrued expenses of $1.3 million and an increase in trade accounts receivable of $1.4 million. Net cash used for investing activities, primarily for the purchase of property and equipment, was $0.3 million. Smith Hanley had working capital of $1.4 million with no debt outstanding at June 30, 1998.

  For the year ended December 31, 1997, Smith Hanley used $0.1 million in net cash for operating activities, primarily as a result of an increase in accounts receivable of $1.2 million offset by net income of $0.7 million and an increase in accounts payable and accrued liabilities of $0.4 million. Net cash used for investing activities, primarily loans to officers and employees, and the purchase of office equipment, was $0.3 million. Smith Hanley had working capital of $0.9 million with no debt outstanding at December 31, 1997.

TOSI PLACEMENT SERVICES INC.

  TOSI and its predecessors has been in business since 1967 and is a provider of office automation and accounting clerical staffing, information technology staffing, traditional temporary staffing and permanent placement services in the Toronto, Ontario area.

 Results of Operations

  The following table sets forth certain historical financial data of TOSI and that data as a percentage of revenue for the periods indicated:

                                        YEAR ENDED                    SIX MONTHS ENDED
                          -----------------------------------------------------------------
                          DECEMBER 30,  DECEMBER 28,  DECEMBER 27,   JUNE 28,    JUNE 27,
                              1995          1996          1997         1997        1998
                          ----------------------------------------------------  -----------
                                             (DOLLARS IN THOUSANDS)
Revenue.................  $ 4,893  100% $ 6,868  100% $ 9,484  100% $4,709 100% $6,137  100%
Cost of services........    3,841   78%   5,429   79%   7,289   77%  3,626  77%  4,745   77%
                          -------       -------       -------       ------      ------
Gross profit............    1,052   22%   1,439   21%   2,195   23%  1,083  23%  1,392   23%
S G & A.................      912   19%   1,288   19%   1,324   14%    652  14%  1,400   23%
                          -------       -------       -------       ------      ------
Operating income (loss).  $   140    3% $   151    2% $   871    9% $  431   9% $   (8)   0%
                          =======       =======       =======       ======      ======

 Comparison of Six Months Ended June 27, 1998 and June 28, 1997

  Revenue.--Revenue increased $1.4 million, or 30%, from $4.7 million for the six months ended June 28, 1997 to $6.1 million for the six months ended June 27, 1998. Service fees increased $1.4 million, or 31%, from $4.6 million for the six months ended June 28, 1997 to $6.0 million for the six months ended June 27, 1998. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees were $0.1 million for the six months ended June 28, 1997 and June 27, 1998.

  Gross Profit.--Gross profit increased $0.3 million, or 29%, from $1.1 million for the six months ended June 28, 1997 to $1.4 million for the six months ended June 27, 1998. Gross profit as a percent of revenue remained constant at 23% for the six months ended June 28, 1997 and June 27, 1998. Gross profit on service fees increased $0.3 million, or 31%, from $1.0 million for the six months ended June 28, 1997 to $1.3 million for the six months ended June 27, 1998. Gross profit on service fees as a percentage of service fees was 22% for the six months ended June 28, 1997 and June 27, 1998. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.7 million, or 115%, from $0.7 million for the six months ended June 28, 1997 to $1.4 million for the six months ended June 27, 1998. This increase was primarily due to a management bonus of approximately $650,000 and increased personnel and commission expense. Selling, general and administrative expenses as a percent of revenue were 14% and 23% for the six months ended June 28, 1997 and June 27, 1998, respectively.

 Comparison of 1997, 1996 and 1995

  Revenue.--Revenue increased $2.6 million, or 38%, from $6.9 million in 1996 to $9.5 million in 1997. Revenue increased $2.0 million, or 40%, from $4.9 million in 1995 to $6.9 million in 1996. Service fees increased $2.5 million, or 37%, from $6.8 million in 1996 to $9.3 million in 1997. Service fees increased $2.0 million, or 41%, from $4.8 million in 1995 to $6.8 million in 1996. This increase was primarily attributed to an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees increased $0.1 million, or 149%, from $0.1 million in 1996 to $0.2 million in 1997. Permanent placement fees were $0.1 million in 1995 and 1996. This increase was primarily attributed to increases in volume from existing customers and the addition of new customers.

  Gross Profit.--Gross profit increased $0.8 million, or 53%, from $1.4 million in 1996 to $2.2 million in 1997. Gross profit increased $0.4 million, or 37%, from $1.0 million in 1995 to $1.4 million in 1996. Gross profit as a percent of revenue was 22%, 21% and 23% in 1995, 1996 and 1997, respectively. Gross profit on service fees increased $0.6 million, or 48%, from $1.4 million in 1996 to $2.0 million in 1997. Gross profit on service fees increased $0.4 million, or 38%, from $1.0 million in 1995 to $1.4 million in 1996. Gross profit on service fees as a percentage of service fees was 20%, 20% and 22% in 1995, 1996 and 1997. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses were $1.3 million in 1996 and 1997. Selling, general and administrative expenses increased $0.4 million, or 41%, from $0.9 million in 1995 to $1.3 million in 1996. This increase was primarily due to increased personnel and commission expense. Selling, general and administrative expense as a percent of revenue was 14% in 1997, and 19% in 1996 and 1995.

 Liquidity and Capital Resources

  The following table sets forth selected information from TOSI's statements of cash flows:

                                                              SIX MONTHS ENDED
                                                  YEAR ENDED  -----------------
                                                 DECEMBER 27, JUNE 28, JUNE 27,
                                                     1997       1997     1998
                                                 ------------ -------- --------
                                                     (DOLLARS IN THOUSANDS)
Net cash provided by operating activities.......     $249       $145     $141
Net cash used in investing activities...........      (34)       (27)      (7)
Net cash provided by (used in) financing
 activities.....................................     (126)        17      (22)
                                                     ----       ----     ----
Net increase in cash and cash equivalents.......     $ 89       $135     $112
                                                     ====       ====     ====

  For the six months ended June 27, 1998, net cash provided by operating activities was $0.1 million. At June 27, 1998, TOSI had $0.8 million of working capital.

  For the year ended December 27, 1997, net cash provided by operating activities was $0.2 million, primarily net income of $0.5 million offset by an increase in accounts receivable of $0.4 million. Net cash used in financing activities of $0.1 million was primarily the repayment of a shareholder note payable. At December 27, 1997, TOSI had $0.8 million of working capital.

WSI PERSONNEL SERVICES, INC.

  WSI has been in business since 1988 and operates from offices in Denver and Colorado Springs, Colorado. WSI provides temporary staffing with an emphasis on medical technicians and skilled health care specialists.

 Results of Operations

  The following table sets forth certain historical financial data of WSI and that data as a percentage of revenue for the periods indicated:

                                                           SIX MONTHS ENDED
                        YEAR ENDED DECEMBER 31,                JUNE 30,
                    ----------------------------------  ----------------------
                       1995        1996        1997        1997        1998
                    ----------  ----------  ----------  ----------  ----------
                                    (DOLLARS IN THOUSANDS)
Revenue............ $2,150 100% $4,000 100% $5,728 100% $2,622 100% $3,163 100%
Cost of services...  1,534  71%  2,813  70%  3,872  68%  1,763  67%  2,175  69%
                    ------      ------      ------      ------      ------
Gross profit.......    616  29%  1,187  30%  1,856  32%    859  33%    988  31%
S G & A............    549  26%    946  24%  1,623  28%    546  21%    707  22%
                    ------      ------      ------      ------      ------
Operating income... $   67   3% $  241   6% $  233   4% $  313  12% $  281   9%
                    ======      ======      ======      ======      ======

 Comparison of Six Months Ended June 30, 1998 and 1997

  Revenue.--Revenue increased $0.5 million, or 21%, from $2.6 million for the six months ended June 30, 1997 to $3.2 million for the six months ended June 30, 1998. Service fees increased $0.5 million, or 19%, from $2.6 million for the six months ended June 30, 1997 to $3.1 million for the six months ended June 30, 1998. This increase was primarily attributed to the opening of a new branch office in August 1997, an increase in volume from existing customers, the addition of new customers and an increase in billing rates.

  Gross Profit.--Gross profit increased $0.1 million, or 15%, from $0.9 million for the six months ended June 30, 1997 to $1.0 million for the six months ended June 30, 1998. The gross profit percentage was 33% for the first six months of 1997 and 31% for the same period in 1998. Gross profit on service fees increased $0.1 million, or 11%, from $0.8 million for the six months ended June 30, 1997 to $0.9 million for the six months ended June 30, 1998. Gross profit on service fees as a percentage of service fees decreased to 30% from 32% for the six months ended June 30, 1997 and 1998, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.2 million, or 29%, from $0.5 million for the six months ended June 30, 1997 to $0.7 million for the six months ended June 30, 1998. This increase was primarily due to increased salaries and consulting fees.

 Comparison of 1997, 1996 and 1995

  Revenue.--Revenue increased $1.7 million, or 43%, from $4.0 million in 1996 to $5.7 million in 1997. Revenue increased $1.8 million, or 86%, from $2.2 million in 1995 to $4.0 million in 1996. Service fees increased $1.7 million, or 43%, from $3.9 million in 1996 to $5.6 million in 1997. Service fees increased $1.8 million, or 90%, from $2.1 million in 1995 to $3.9 million in 1996. This increase was primarily attributed to the opening of a new branch office in August 1997, an increase in volume from existing customers, the addition of new customers and an increase in billing rates. Permanent placement fees were $0.1 million in 1997, 1996 and 1995.

  Gross Profit.--Gross profit increased $0.7 million, or 56%, from $1.2 million in 1996 to $1.9 million in 1997. Gross profit increased $0.6 million, or 92%, from $0.6 million in 1995 to $1.2 million in 1996. Gross profit as a percentage of revenue was 29%, 30% and 32% in 1995, 1996 and 1997, respectively. Gross profit on service fees increased $0.6 million, or 55%, from $1.1 million in 1996 to $1.7 million in 1997. Gross profit on service fees increased $0.6 million, or 110%, from $0.5 million in 1995 to $1.1 million in 1996. Gross profit on service fees as a percentage of service fees was 26%, 29% and 31% in 1995, 1996 and 1997, respectively. Permanent placement fees typically generate gross profit margins of 100%. Sales commissions and other costs associated with permanent placements are included in selling, general administrative expenses.

  Selling, General and Administrative Expenses.--Selling, general and administrative expenses increased $0.7 million, or 72%, from $0.9 million in 1996 to $1.6 million in 1997 and increased $0.4 million, or 72%, from $0.5 million in 1995 to $0.9 million in 1996. These increases were primarily due to increases in personnel expenses and costs associated with opening a new branch office. Selling, general and administrative expense as a percentage of revenue was 26%, 24% and 28% in 1995, 1996 and 1997, respectively.

 Liquidity and Capital Resources

  The following table sets forth selected information from WSI statements of cash flows:

                                                                   SIX MONTHS
                                                                     ENDED
                                                       YEAR ENDED   JUNE 30,
                                                      DECEMBER 31, -----------
                                                          1997     1997  1998
                                                      ------------ ----  -----
                                                      (DOLLARS IN THOUSANDS)
   Net cash provided by (used in) operating
    activities.......................................     $ (9)    $246  $ 209
   Net cash used in investing activities.............      (19)      (5)   (11)
   Net cash provided by (used in) financing
    activities.......................................       91      (94)  (185)
                                                          ----     ----  -----
   Net increase (decrease) in cash and cash
    equivalents......................................     $ 63     $147  $  13
                                                          ====     ====  =====

  WSI generated $0.2 million in net cash from operating activities for the six months ended June 30, 1998, primarily from net income of $0.3 million. Net cash used in financing activities of $0.2 million was payments on the line of credit. WSI had working capital of $0.8 million with no debt outstanding at June 30, 1998.

  Net income of $0.3 million was offset by an increase in accounts receivable of $0.3 million for the year ended December 31, 1997. Net cash provided by financing activities of $0.1 million resulted from borrowings under the line of credit. WSI had working capital of $0.5 million at December 31, 1997.

                                   BUSINESS

GENERAL

  WORK International Corporation was founded to become a leading domestic and international provider of diversified staffing and outsourcing services. Upon completion of the Offering, WORK will acquire the 16 Founding Companies which on average have been in business for approximately 16 years. The Company's staffing services are divided into two general operating groups: Specialty Services and Business Support Services. Specialty Services include Information Technology ("IT") Services and Other Specialty Services. IT Services include offering computer programming, network support, personal computer help desk, software engineering and systems analysis and design personnel. Other Specialty Services include offering legal, financial, human resources, specialty medical and call center personnel, as well as other professionals on a project basis to clients. Business Support Services primarily includes offering office/clerical support personnel, such as word processors, adminstrative assistants, bookkeepers, customer service representatives and data entry personnel. The Company also provides permanent placement, outsourcing and training services to its clients. Specialty Services contributed 51% of the Company's 1997 pro forma revenue, which was comprised of 30% and 70% for IT Services and Other Specialty Services, respectively. Business Support Services contributed 49% of the Company's pro forma revenue for 1997.

  The Company operates 49 offices in 13 states and the District of Columbia in addition to an office in Toronto, Canada. The Company's pro forma 1997 revenue and income from operations were $168.1 million and $13.3 million, respectively, and the Company's 1997 pro forma gross margin was 32%. Futhermore, historical combined revenue of the Founding Companies grew at an annual compound growth rate of approximately 32% from 1995 through 1997.

  The Company's management team developed a stringent set of criteria for the acquisition of the Founding Companies in an effort to create a cohesive company with a national and international presence and a complementary service mix. The goal of the Founding Company acquisition strategy was to acquire high margin and high growth companies in two general categories: (i) IT and Other Specialty Services and (ii) Business Support Services. The Company targeted IT and Other Specialty Services, such as legal and financial staffing, because these segments offer among the most attractive growth rates and margins in the staffing industry. Moreover, the Company focused on certain specialty niche areas such as providing human resources specialists and biostatisticians, because the Company believes that such niche services are subject to less competition and can be developed into substantial business units for the Company.

  While the Company intends to emphasize IT and Other Specialty Services in its growth strategy, the Company believes that there are important advantages to having certain Business Support Services included in its Founding Company group. In addition to attractive margins and growth rates, the Founding Companies in Business Support Services provide the Company with significant operations in certain key metropolitan markets, including Houston and Washington, D.C., and, in many cases, a well-developed management and systems infrastructure. Accordingly, WORK acquired the companies offering Business Support Services primarily as "platform" companies for the entry into desirable geographic markets and for cross-selling of IT Services and Other Specialty Services. The Company intends to use the infrastructure of its platform companies to support the entry of IT Services and Other Specialty Services into new markets.

  The Company has an experienced management team, led by B. Garfield French, President and Chief Executive Officer. Mr. French has over 20 years operating experience in the staffing industry, both domestically and internationally, primarily with The Olsten Corporation, a New York Stock Exchange Company ("Olsten"). Additionally, at Olsten, Mr. French completed acquisitions of professional and traditional staffing companies in the U.S., Canada and Europe with aggregate revenues in excess of $500 million. Complementing Mr. French, Samuel R. Sacco serves as the Company's Chairman of the Board of Directors. From 1984 until 1997, Mr. Sacco served as the Executive Vice President of the National Association of Temporary and Staffing Services ("NATSS"), the staffing industry's leading trade association representing 1,600 temporary help and staffing firms. The Company believes that Mr. Sacco will continue to have an important role in the Company's acquisition strategy due to his leadership in the industry and his relationships with a large number of privately held U.S. staffing companies. He is a long time spokesperson for the industry having addressed business and government audiences about the industry's status and future. Furthermore, the operating managers of the Founding Companies have an average of approximately 16 years of experience in the staffing industry and were chosen, in part, due to their proven ability to maintain the Founding Companies' attractive operating margins and growth rates.

INDUSTRY OVERVIEW

  The global staffing industry has experienced significant growth in response to the changing work environment worldwide. This growth has been driven by employers who have sought to convert personnel costs from fixed to variable by reducing their permanent staff and supplementing their workforce with temporary or contract employees for specific projects, peak work loads and other needs. The use of flexible staffing services has allowed employers to improve productivity, to outsource specialized skills and to avoid the negative effects of layoffs. This trend has accelerated with the pace of technological change and greater global competitive pressures. Rapidly changing regulations concerning employee benefits, insurance and retirement plans as well as the high cost of hiring, laying off and terminating permanent employees have also prompted many employers to take advantage of the flexibility offered through temporary and contract staffing arrangements. In addition to the economic drivers of staffing industry growth, the Company believes that the changing demographics of the workforces of developed economies is also contributing to growth in the staffing industry.

  The U.S. remains the largest staffing services market in the world. According to the Staffing Industry Report, the U.S. market for temporary staffing services grew from approximately $20.4 billion in revenue in 1991 to approximately $54.5 billion in revenue in 1997, representing a compound annual growth rate of 18%. NATTS has estimated that more than 90% of all U.S. businesses utilize temporary staffing services. Two of the fastest growing sectors within the temporary staffing services and placement segments are information technology and professional specialty services. According to the Staffing Industry Report, 1997 revenue for the information technology services sector in the U.S. is estimated to have been $14.8 billion, a 27% increase over 1996. Likewise, NATSS estimates that the professional specialty segment of temporary staffing has been the fastest growing over the past few years. This segment includes accounting, finance, legal, and other professional and specialty staffing services. The Company believes that because of the higher value of professional and skilled personnel, specialty staffing and information technology segment offer opportunities for accelerated growth and higher profitability as the staffing industry moves to be a provider of flexible solutions.

  The placement and search sector of the U.S. staffing industry had 1997 revenues of $10.9 billion. This sector is expected to grow 19% in 1998, according to the Staffing Industry Report. Personnel placed by companies in this sector cover a wide range of industries and a variety of position levels. Placement and search firms fulfill their clients' needs by identifying, evaluating and recommending qualified candidates for positions. The Company believes that companies have become increasingly reliant on placement and search firms for a number of reasons. Professional employee turnover has increased as more employees spend their careers with a number of different organizations. Many companies are outsourcing non-core activities, such as recruiting, to reduce costs and increase efficiencies. In addition, companies find it increasingly more difficult to hire permanent workers during periods of low unemployment.

OPERATING AND INTERNAL GROWTH STRATEGY

  The Company intends to build upon the strong historical growth of the Founding Companies by focusing on the following key strategies:

  Focus on High Margin, High Growth Service Offerings. The Company intends to continue to focus on high margin, high growth service offerings. The Company believes that it can achieve this by emphasizing Specialty Services and to a lesser extent Business Support Services. The Company will continue to focus on services and operations that possess attractive financial characteristics as a result of certain competitive advantages including a strong and well established market presence, superior quality of service, excellent reputation and strong customer relationships. High growth rates and margins were among the leading criteria in selecting the Founding Companies and will be emphasized in evaluating future acquisitions. The Founding Companies achieved a pro forma operating margin of 7.9% in 1997 and generated a compounded annual revenue growth rate of approximately 32% from 1995 to 1997. The Company will seek to compete on the basis of service quality rather than price, and will avoid pursuing lower margin, high volume national accounts.

  Introduce and Cross-Sell Specialty Services. One of the primary criteria used in selecting the Founding Companies was the opportunity to acquire Specialty Services offerings that could be developed into substantial business units for the Company. Several of the Founding Companies offer high margin Specialty Services that the Company believes offer excellent growth potential including IT, legal, financial, specialty medical and employee benefits staffing. The Company plans to introduce these Specialty Services into new geographic markets through its platform companies, which offer numerous client relationships and, in many cases, well-developed management and systems infrastructures. The Company intends to appoint managers from among the Founding Companies to be responsible for developing certain individual Specialty Service lines throughout the Company's operations. In addition, the Company will focus on acquiring specialty staffing firms which offer services not currently provided by the Company, yet are complementary to the Company's existing operations and can be significantly developed through cross-selling opportunities.

  Adopt Best Practices, Policies and Procedures. Management intends to integrate its operating units on an ongoing basis. The Company intends to evaluate the operating policies and procedures of each of its operating companies in order to identify and implement practices that best serve the objectives of the Company and its clients ("Best Practices"). Over time, the Company believes that the incorporation of these Best Practices, including field operations, marketing, sales, human resources policy, and training, recruiting and retention programs, will lead the operating units to integrate synergistically. To foster further integration, the Company has established a Chairman's Council which is comprised of a representative from each of the operating companies. Through monthly teleconferences and quarterly meetings, the Chairman's Council will share Best Practices, discuss business trends and opportunities and review operating unit and Company-wide financial and operating measures.

  Maintain Decentralized Operational Management. The Company maintains a decentralized management structure that is responsive to local business practices and market conditions. The Company's operating units have day-to-day responsibility for management of professional services and operating activities at the local level in a manner consistent with their historical practice and as dictated by local market conditions. Executive management, finance, planning, legal and administrative support are managed or provided centrally. Since the Company believes that its clients buy locally on the basis of brand awareness and specialized expertise, this decentralized approach enables operating company managers to maintain a high level of client service and further develop relationships with key decision makers at both existing and potential clients, while allowing them to draw upon the collective resources of the Company as a whole. Accordingly, the Company intends to enhance the visibility of its existing brand names by identifying each company or service as "a WORK International company."

  Provide Strong Incentives to Management. The Company has historically and will continue to seek acquisitions of successful companies whose managers will remain as employees of the Company and continue to operate their respective businesses on a local level. The Company intends to motivate these managers and align their interests with those of the Company by utilizing Common Stock as a significant portion of the purchase consideration, by establishing a stock option plan that will extend throughout the organization, and by implementing a cash bonus plan that awards managers for local level profit contribution.

ACQUISITION STRATEGY

  The Company intends to implement a strategic acquisition program targeting leading North American and European staffing companies that fit the Company's operating and growth strategies. The key elements of the Company's acquisition strategy are to:

  Selectively Acquire High Margin, High Growth Companies. The Company seeks to acquire companies according to established criteria which include profitability, potential for revenue growth, reputation, the size and quality of the customer base, risk characteristics of the service offerings, risk management policy, the quality and experience levels of operational management and sales personnel and the nature of the service mix. In general, the Company will seek to identify and acquire high growth and high margin Specialty Service companies and high profit margin platform companies in key metropolitan markets through which the Company's Specialty Service offerings can be sold. Certain acquisitions will be large enough to warrant their own operating and management structure while other smaller acquisitions will be folded into existing operations.

  Maintain Separate Acquisition Team. The Company has established a team of corporate officers responsible for identifying attractive markets, prospective acquisition targets, performing due diligence and negotiating contracts. The acquisition team will be led by Monte R. Stephens, the Company's Chief Acquisitions Officer. By having a separate acquisition team, the Company believes that other key members of management will be able to remain focused on existing operations.

  Capitalize on the Company's Status as Attractive Acquirer. Management believes that the same criteria that attracted the Founding Companies to join the Company will continue to stimulate interest among potential acquisition candidates. The Company believes that its decentralized structure and its commitment to building on the strong reputations and brand name recognition cultivated by its Founding Companies at the local level will further attract and retain self-motivated, achievement-oriented individuals.

  Leverage Industry Reputation and Contacts of Senior Management. Members of the Company's management and Board of Directors have been active or are currently holding leadership positions in international and national staffing trade associations, including NATSS, the Association of Canadian Search, Employment and Staffing Services ("ACSESS"), Confederation Internationale des Enterprises de Travail Temporaire ("CIETT") and the National Association of Computer Consultant Businesses ("NACCB"). The Company's management will continue to leverage its industry reputation and contacts to stimulate interest among potential acquisition candidates.

INTEGRATION STRATEGY

  The Company recognizes the importance of effectively integrating the operations of the Founding Companies as well as the operations of the companies acquired in the future. The key elements of the integration strategy are as follows:

  Maintain Separate Integration Team. The Company has established an integration team reporting to the Chief Operating Officer, Michael L. Hlinak. The integration team consists of corporate and Founding Company operations and finance personnel. The team is focusing on the creation and implementation of policies and procedures for the operational and financial reporting by the Founding Companies as well as subsequent acquisitions. The integration team will also participate in the Company's acquisition and due diligence process in order to make integration efforts on subsequent acquisitions as seamless as possible from an operational standpoint.

  Immediately Establish Financial Controls and Operational Reporting Guidelines. The Founding Companies currently utilize a variety of accounting and information technology systems. However, three of the Founding Companies, which represented approximately 29% of the Company's 1997 pro forma revenues, utilize the same front office information systems. The Company intends to rely on the Founding Companies' existing systems while it develops and implements uniform Company systems and procedures. The immediate integration priorities include the implementation of policies and procedures designed to safeguard cash and other Company assets as well as the establishment of financial and operating reporting guidelines for each of the Founding Companies. In addition, all expense savings available through the consolidation of the Founding Companies' operations shall be implemented as soon as is practicable and all human resource policies and procedures shall be standardized.

  Implement Technology Integration Plan. The Company has developed an information technology plan. The objective of the plan is the seamless integration of all existing systems into a uniform, Company-wide front and back office, communication and data management system. The Company believes that the benefits of such a plan will include the following: a shared data base from which to draw both applicants and client company references; economic efficiencies that should result from operating a common system; the ability to operationally incorporate the chosen Best Practices of the Founding Companies; and the ease by which the operating companies are able to cross-sell services. The implementation of such a plan should especially benefit the productivity of the Company's smaller, specialty niche branches heretofore not enjoying the support that such systems can offer.

STAFFING SERVICES

  Temporary and Contract Staffing. Temporary staffing involves the placement of personnel on a short-term basis. Contract staffing involves longer-term assignments, such as in the case of information technology consultants who typically are on an initial assignment from six to twelve months. The Company believes that its temporary and contract staffing services provide clients with reliable, cost-effective and flexible solutions to meet fluctuating demand, acquire specific expertise for special projects, cover staff sickness and holidays or hedge against business cycle downturns. The Company believes its reputation and expertise in its geographic markets and industry sectors help attract qualified candidates to meet its clients' temporary and contract staffing needs. Most people are attracted to flexible staffing positions because of their desire to tailor work schedules to personal and family needs, obtain different and challenging work experiences, acquire new skills and familiarize themselves with an employer prior to considering permanent employment. The Company believes that its ability to offer quality temporary and contract staffing assignments well-matched to candidates' preferences allows the Company to attract highly qualified candidates. Revenue from temporary and contract staffing services comprised approximately 90% of the Company's pro forma revenue for 1997.

  Permanent Placement. Permanent placement services involves placement of candidates in permanent positions with clients. The Company believes that many businesses, in an effort to manage their cost structures and focus on their core competencies, have reduced the size and capability of their human resources functions. Accordingly, many companies rely more heavily on permanent placement providers for their hiring needs. The Company further believes that the increasing demand for skilled personnel increases its clients' dependence on the Company's ability to effectively identify and screen specialized and technically skilled candidates. Revenue from permanent placement services comprised approximately 10% of the Company's pro forma revenue for 1997.

AREAS OF SPECIALIZATION

  The Company's Specialty Services include IT, accounting/finance, call center, education, engineering/technical, human resources, information management/library, insurance, legal services, pharmaceutical and specialty medical personnel, as well as other professionals. Business Support Services include providing office, clerical and production, assembly and distribution personnel.

  Specialty Services. Specialty Services accounted for approximately 51% of the Company's sales for 1997. The Company's Specialty Service offerings generally provide higher operating margins than those of its Business Support Service offerings. The Company intends to utilize the infrastructure of its platform companies in order to introduce these services into new markets. The Company operates in many of the fastest growing disciplines of the specialty staffing services industry and provides services in the sectors described below:

    Information Technology ("IT"). Businesses are increasingly using specialty staffing services companies to augment their IT operations in order to implement and operate more complex information systems without enlarging their corporate staffs. An increasing number of technical professionals are choosing to operate as IT consultants, motivated by a desire for more flexible work schedules and an opportunity to work with emerging and challenging technologies in a variety of industries and work environments. The projects on which these consultants are placed typically have an initial duration of six to twelve months. The Company believes that these factors have caused IT Services to be one of the fastest growing sectors of the specialty staffing services industry. IT Services accounted for approximately 15% of the Company's pro forma revenue for 1997. Positions for which personnel are provided include:

    .Systems Auditors, Analysts and Designers    .Help Desk Support and Training
    .Office Automation Analysts                     Personnel
    .Application Programmers                     .Operating System and Server
    .Database Architects and Administrators         Support Personnel
    .Software Maintenance Personnel              .Software Engineers
    .Data Security/Disaster Recovery Personnel   .Systems Integration
    .Network Design and Administration Personnel    Specialists
                                                 .Website Developers

  Other Specialty Services. In addition to IT Services, the Company's Other Specialty Services accounted for approximately 36% of the Company's pro forma revenue for 1997. This area includes staffing personnel in the sectors described below:

    Legal. The Company's legal staffing services include the provision of legal services personnel in support of the needs of law firms and corporate law departments with litigation and other needs. Positions for which personnel are provided include:

    . Attorneys                                . Contracts Administrators
    . Legal Assistants                         . Litigation Support Personnel
    . Document Coding Specialists              . Legal Secretarial Personnel
    . Paralegals                               . Trust and Estate Specialists

    Pharmaceutical and Specialty Medical. The Company provides pharmaceutical and specialty medical staffing services to healthcare institutions. The Company believes this can be a significant growth area for the staffing services industry. Positions for which personnel are provided include:

    . Pharmacists                              . Registered Nurses
    . Nursing Assistants                       . Pharmacists Assistants
    . X-Ray and MRI Technicians                . Physician Assistants
    . Clinical Trial Specialists

    Other. The Company offers a variety of other high margin, high growth Specialty Services. Positions for which personnel are provided include:

    . Library/Information Center Managers    . Call Center Specialists
    . Records/Archives Managers              . Corporate Risk Managers
    .Benefits Analysts and Retirement Plan   .Marketing Directors and Research
       Administrators                           Analysts
    . Investment Bankers                     . Portfolio Research Strategists
    . Senior Biostatisticians                . Advertising and Public
                                                 Relations Managers

  Business Support Services. Business Support Services accounted for approximately 49% of the Company's pro forma revenue for 1997 comprised of 81% office/clerical and 19% production, assembly and distribution. Positions for which personnel are provided include:

    .Word Processors                          .Customer Service
    .Receptionists                               Representatives
    .Data Entry Personnel                     .General Business Support
    .Technical Assembly Personnel             .Bookkeepers
    .Administrative Assistants                .Production, Assembly and
                                                 Distribution Personnel

    Training for Candidates in Business Support Services. The Company intends to establish a training program with a strategy of creating training partnerships with employers and communities. These partnerships will facilitate the creation of regional job skill programs designed to address identifiable basic and advanced skill deficits within specific industries. Because of their established relationships with area employers, staffing companies are alerted to and understand employment requirements and trends in their geographic areas long before those needs are addressed by institutions of higher learning. Training programs designed to specifically meet those requirements translate into effective programs that meet employer needs and produce a pool of job ready applicants. These training programs will be evaluated not only by the effectiveness of the training, but more importantly, by the employability of the people completing the training. The Company believes that the establishment of training programs designed to address skill deficits within specific industries will allow the Company to maintain high profit margins by offering highly trained personnel.

CORPORATE LEVEL SUPPORT

  The Company's philosophy is that the central function of corporate management is to support the staffing consultants who directly interact with clients. The Company will offer corporate level support to lessen the administrative burden of its office managers and allow them to focus on servicing clients and growing the business. These support functions will include accounting, management information systems support, advertising, marketing, public relations, training, human resources and other back office functions. In addition, the Company's corporate management has developed financial, operational and administrative control procedures which are applicable to each operating company. These procedures include the adherance to a corporate policies and procedures manual, and the preparation of budgets and forecasts and the submission of timely operational and financial reports.

  The Company offers or is planning to offer the following corporate level support functions to its branch offices:

  Chairman's Council. The Company has formed a Chairman's Council to provide an opportunity for the Founding Companies and future acquired companies to explore and develop cross-selling and other opportunities. The Chairman's Council will also serve as a management board to elevate important operating company issues to the Board of Directors. The Chairman's Council will be comprised of representatives from each of the Company's operating companies and will meet quarterly. Additionally, the quarterly council meetings will be supplemented by periodic teleconferences to ensure rapid and efficient communication on a consistent basis throughout the Company. Over time, the Chairman's Council will create a library of information which will be used to assist newly acquired companies in their adoption of the Company's Best Practices.

  Accounting. The Company has developed a uniform chart of accounts which the Founding Companies will adopt upon completion of this Offering. This chart will standardize their budgeting and forecasting processes so that reports among the operating companies can be compared and integrated more easily upon completion of the Offering. The Company has adopted uniform accounting policies and procedures addressing internal control and financial reporting requirements of the Company. The Company has implemented regular financial and operational "flash reports" and other mechanisms to allow for management control and oversight. The Company will utilize this information to establish and monitor performance of individual companies against operating benchmarks and ratios.

  Information Systems. The Company will acquire and implement future system enhancements and changes, including a corporate "Intranet," with the goal of enhancing the sharing of front office information among the operating companies, and, achieving improved efficiency and economies of scale in back-office systems. All system changes will be designed to accommodate the Company's internal and external growth strategy, both domestically and internationally.

  Risk Management. A key element of the Company's risk management strategy is to minimize service offerings with historically higher rates of workers' compensation claims. The Company is centralizing the risk management function and is reviewing its insurance coverage in an effort to maintain adequate coverage at a reasonable cost as part of its effort to maintain high profit margins by avoiding high risk service offerings and activities. In addition, as part of its training effort, the Company will conduct seminars on pertinent topics (particularly employment law-related matters) for its employees to help educate its work force and reduce the Company's exposure to losses.

  Employee Training. The Company will offer its employees an orientation and training program as well as ongoing courses offering instruction and training in client service and development, team building, management techniques and employment law. The primary objective is to teach employees how to build client relationships and manage others utilizing proven business techniques. The Company trains its sales consultants to become the client's partner in evaluating and meeting its staffing requirements. The Company seeks to enhance client relationships and to maintain highly qualified candidates by generating referrals from existing candidates, utilizing in-depth candidate interviews conducted by Company personnel experienced in the candidate's field, performing skill evaluations and obtaining client satisfaction reports upon the completion of projects. In addition, the Company intends to pursue a strategy of developing training programs with clients and local communities which will enable the Company to provide highly-trained employees with client-specific skill sets. The Company believes that its clients' satisfaction is enhanced by utilizing sales consultants experienced in specific staffing disciplines or, in certain cases, such sales consultants working in tandem with candidate recruiters, to match the Company's clients' needs with appropriately skilled candidates. In addition, the Company is creating a company-wide database of "best practices" for use in their day-to-day operations.

  National Recruiting and Retention Program for Candidates. Recruiting qualified candidates is critical to the Company's operating and internal growth strategies. Recruiting becomes even more important during periods of increased economic activity due to increased competition for candidates among competing staffing companies and increased demand for temporary and permanent employees from clients. The Company intends to focus on recruiting and retention by hiring a national recruiting and retention manager. The national recruiting and retention manager will be responsible for establishing a national recruiting and retention program which will allow the Company to maintain a competitive advantage in the recruiting and retention process by:
(i) hiring sales associates with experience in the Company's areas of specialization; (ii) maintaining a database of candidates which will enable the Company to match clients' needs with candidates' skills; and (iii) offering candidates both flexible staffing and permanent placement opportunities with a large and diverse client base.

  Advertising, Marketing and Public Relations. The Company is developing a full range of advertising, marketing and public relations services, including development of classified advertising, regional print advertising campaigns, radio advertising, premiums, public relations, direct mail and promotions. These programs focus on both clients and employment candidates.

  Human Resources. The Company intends to have a human resources team designed and committed to establishing and maintaining systems that assist and enhance employee work-life, while helping to ensure the growth and health of the organization as a whole. The Human Resources department will be full-service with responsibility for employee relations, compensation, training and development and employee benefits. Because of the unique nature of the staffing industry, Human Resources will also be responsible for compliance issues in the recruitment process. The Human Resources department structure will be decentralized with a core staff working at the corporate office combined with regional Human Resources consultants strategically placed in key markets to provide local in-person assistance and support.

  Purchasing. The Company believes it will be able to structure volume purchasing arrangements or otherwise achieve purchasing economies of scale in the following areas: (i) casualty and liability insurance, (ii) health insurance and related benefits, (iii) retirement administration, (iv) office equipment, (v) marketing and advertising, (vi) communications services, and
(vii) a variety of accounting, financial management, marketing and legal services.

  Legal Services. The Company will centralize its legal services function and will develop detailed policies regarding the retention of legal counsel and certain guidelines within which branch offices are limited in making decisions relating to legal issues.

LOCAL SALES AND MARKETING

  The Company emphasizes local sales and marketing efforts, which are generally conducted by each branch office. In addition to the Company's executive officers, the Company has account representatives whose primary responsibility is to market the Company's services to potential new clients. The Company's client-oriented advertising primarily consists of print advertisements in national newspapers, Yellow Pages, magazines and trade journals and radio advertisements. Direct marketing through mail and telephone solicitation also constitutes a significant portion of the Company's total advertising. The Company also seeks endorsements and affiliations with local and regional professional organizations and conducts public relations activities designed to enhance recognition of the Company and its services. Local employees are encouraged to be active in civic organizations and industry trade groups.

RECRUITING

  The Company uses a variety of methods to recruit qualified temporary staffing and permanent placement candidates. The Company's primary recruiting methods are networking and direct solicitation by staffing consultants. The Company also has recruiting managers in several offices whose primary responsibility is to market the Company's services to potential candidates. Other recruiting methods include: advertising in newspaper classified ads and in various other print media, including Yellow Pages and local and national trade journals, advertising on radio, maintaining Internet websites, recruiting on college campuses, participating in job fairs, offering referral bonuses for new temporary employees, conducting direct mail campaigns, and maintaining a good reputation and high visibility within the community through community service. The Founding Companies receive a significant number of referrals from past candidates due to their professional reputation and quality service. Furthermore, the Company believes that candidates are attracted to the Company by the number and quality of the positions the Company has available, and that the availability of good candidates increases its client base.

COMPETITION

  The staffing industry is highly competitive, with limited barriers to entry. The Company believes that availability and quality of employment candidates, reliability of service and price of service are the most significant competitive factors in the specialty professional staffing sector. The Company believes it derives a competitive advantage from the experience with and commitment to the specialty professional staffing market, the strong local market presence and reputation, and the various marketing activities of the Founding Companies. A number of firms offer services similar to the Company's on a national, regional or local basis. The Company competes for clients, candidates and acquisitions with many local and regional companies and also faces competition from a number of international and national specialty professional staffing companies. See "Risk Factors--Competitive Market."

FACILITIES

  The Company's facilities, all located in the United States and Canada, consist of leased office facilities. The Company leases 50 office facilities located throughout the continental United States and Canada. Its current leases have remaining terms ranging from one to six years on rental and other terms the Company believes are commercially reasonable. One of these leases is with an affiliate of WSI. See "Certain Relationships and Related Transactions." The Company believes its facilities are well-maintained and adequate for the Company's existing and planned operations at each operating location.

SERVICE MARKS AND TRADENAMES

  The Core logo, which is an image of a half-eaten apple core with accompanying text, is registered as a federal service mark on the Principal Register of the United States Patent and Trademark Office ("USPTO"). In addition, the Company has applications pending before the USPTO for federal registration of the following service marks: Access Staffing and LAW PROS. Finally, the Company has common law claims for Absolutely Professional Staffing, Inc., Botal Associates, Inc., BeneTemps, Inc., The Burnett Companies Consolidated, Inc., Contract Health Professionals, Inc., CORE Professional, Inc., CORE Personnel of Arlington, Inc., CoreLink Staffing Services, Inc., Law Resources, Inc., PCN, Professional Consulting Network, Inc., Smith Hanley Associates, Inc., Smith Hanley Consulting Group, Inc., Sparks Associates, Inc., Sparks Personnel Services, Inc., Customer Care Solutions, Inc., Task Management, TOSI Placement Services, Inc. and WSi Personnel Services, Inc.

EMPLOYEES

  The Company had approximately 445 full-time internal staff employees and approximately 5,485 temporary and contract employees as of June 30, 1998. Temporary and contract employees placed by the Company are the Company's employees while they are working on assignments. Neither the Company's internal staff nor its temporary or contract employees are represented by a collective bargaining agreement. Hourly wages for the Company's temporary and contract employees are determined according to market conditions. The Company pays mandated costs of employment, including the employer's share of social security taxes (FICA), federal and state unemployment taxes, unemployment compensation insurance, general payroll expenses and workers' compensation insurance. The Company offers access to various insurance programs and benefits to its temporary and contract employees. The Company believes its employee relations are satisfactory.

GOVERNMENT REGULATION

  The Company and its customers are subject to federal and state regulation in the United States, and the Company cannot predict the extent to which future legislative and regulatory developments concerning their practices and products or the health care industry may affect the Company. Further, the Company's facilities and operations are subject to reporting to, and review and inspection by, federal, state and local governmental entities.

  The Company is required to pay a number of federal, state and local payroll and related costs, including unemployment taxes, workers' compensation and insurance, FICA and Medicare, among others, for its employees and personnel. Unemployment taxes are a significant expense to the Company. In addition, recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits.

  The Company and its customers and suppliers are subject to extensive federal and state regulation in the United States. The Company currently recruits information technology specialists and other temporary staffing employees internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice-- Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. See "Risk Factors-- Government Regulation."

LITIGATION AND INSURANCE

  From time to time, the Company is a party to litigation arising in the normal course of its business. The Company is not currently involved in any litigation the Company believes will have a material adverse effect on its financial condition or results of operations.

  The Company maintains a number of insurance policies. Its general liability policy has aggregate coverage of $2 million, with a $1 million limit per occurrence. The Company maintains an automobile liability policy with a combined single coverage limit of $1 million. The Company also carries an excess liability policy, which covers liabilities that exceed the policy limits of the above policies, with an aggregate and a per occurrence limit of $25 million.

  The Company also maintains professional liability, crime and errors and omissions policies, each with aggregate coverage of $3 million, covering certain liabilities that may arise from the actions or omissions of its temporary, contract or permanently-placed personnel. The Company currently maintains key man life insurance on Mr. French in the amount of $1 million. There can be no assurance that any of the above coverages will be adequate for the Company's needs. See "Risk Factors--Employment Liability Risks."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information respecting the individuals who will be the Company's directors and executive officers when this Offering closes:

          NAME            AGE                     POSITION                      DIRECTOR CLASS
          ----            ---                     --------                      --------------
Samuel R. Sacco(1)......   53 Director and Chairman of the Board                   Class II
B. Garfield French(1)...   44 Director, President and Chief Executive Officer     Class III
Michael L. Hlinak.......   48 Vice President and Chief Operating Officer
Mark F. Walz............   41 Vice President and Chief Financial Officer
Monte R. Stephens.......   40 Vice President and Chief Acquisitions Officer
*Roger A. Ramsey
 (1)(2)(3)..............   60 Director Nominee                                    Class III
*John M. Sullivan(2)(3).   62 Director Nominee                                     Class II
*J. Patrick Millinor,
 Jr.(2)(3)..............   52 Director Nominee                                     Class I
+Susan W. Burnett(1)....   52 Director Nominee                                    Class III
+Stephen M. Sparks......   41 Director Nominee and Vice President--Integrations   Class III
+Gilbert Rosen(2).......   57 Director Nominee                                     Class I
+Morton Fishman(2)......   49 Director Nominee                                     Class I
+John R. Haesler........   57 Director Nominee                                     Class II
+James Schneider........   51 Director Nominee                                     Class II
+Thomas A. Hanley, Jr...   44 Director Nominee                                     Class I

--------
 *  Appointment will become effective on closing of this Offering.
 + Appointment will become effective upon consummation of the Acquisitions pursuant to the Acquisition Agreements.
(1)  Member of the Board's Executive Committee.
(2)  Member of the Board's Audit Committee.
(3)  Member of the Board's Compensation Committee.

  Samuel R. Sacco. Mr. Sacco has served as Chairman of the Board of the Company since October 1997. From January 1984 through September 1997, Mr. Sacco was the Executive Vice President of the National Association of Temporary and Staffing Services, a trade association headquartered in Alexandria, Virginia, representing more than 1,600 temporary help and staffing firms with more than 13,000 offices nationwide. Mr. Sacco will continue to have an active role in the Company's acquisition strategy due to his leadership in the industry and his relationships with a large number of privately held U.S. staffing companies. He is a long time spokesperson for the industry having addressed business and government audiences about the industry's status and future. Mr. Sacco has also authored over a hundred articles on the industry and has given numerous radio and TV interviews including CNN, CNBC, PBS and the major networks. Mr. Sacco received a degree in commerce from the University of Virginia in 1967.

  B. Garfield French. Mr. French has served as President and Chief Executive Officer of the Company since October 1997. From 1994 through October 1997, Mr. French was Managing Director of Olsten International B.V. and an Executive Vice-President and officer of the Olsten Corporation. From 1982 through 1994, Mr. French held several positions with Olsten Corporation including Vice President, Senior Vice President and Executive Vice President with responsibilities for Canada and a significant portion of the U.S. Mr. French is a past President and Director of Canada's temporary help industry trade association ("ACSESS"), Canada's delegate to CIETT, an international staffing association, and the Chairman of CIETT's 1998 Conference. In addition, Mr. French has been a member of the Business Ambassador program for the Government of Ontario since its inception. Mr. French is a graduate of Upper Canada College and Victoria University within the University of Toronto.

  Michael L. Hlinak. Mr. Hlinak has served as Chief Operating Officer of the Company since April 1998. Prior to that time, Mr. Hlinak had served as a director of EqualNet Holding Corp., a Nasdaq National Market company ("ENET"), since July 1991, and as ENET's Chief Financial Officer since June 1994, becoming Senior Vice President for that company in November 1994 and its Chief Operating Officer in May 1996. Mr. Hlinak, a certified public accountant, is President and sole owner of Cardinal Interests, Inc., a diversified Houston investment company which he founded in 1985. Mr. Hlinak graduated from Lamar University in 1976 with a B.B.A. in accounting.

  Mark F. Walz. Mr. Walz has served as Vice President and Chief Financial Officer of the Company since October 1997. From November 1994 through October 1997, Mr. Walz served Inliner Americas, Inc., a company involved in the domestic and international licensing, manufacturing and installation of proprietary pipeline rehabilitation processes, first as Controller and then as Chief Financial Officer. From November 1990 through September 1994, Mr. Walz was employed by CRSS, Inc., an engineering and architecture company listed on the New York Stock Exchange, first as Assistant Director of Internal Audit and then as Controller of a multi-location subsidiary with international operations. From November 1989 through October 1990, Mr. Walz was a financial consultant for Insilco Corporation. From January 1985 through October 1989, Mr. Walz held various positions at Ernst & Young LLP progressing to senior manager in the audit division. From 1980 through December 1984, Mr. Walz was employed by Arthur Andersen LLP. Mr. Walz graduated in 1980 from the University of Southwestern Louisiana with a B.S.B.A. in accounting and is a certified public accountant.

  Monte R. Stephens. Mr. Stephens has served as Chief Acquisitions Officer for the Company since October 1997. Prior to joining the Company, Mr. Stephens had established his own business and financial consulting practice in January 1997 to assist companies in the Houston area with mergers, acquisitions and initial public offerings, and to provide litigation support services to local attorneys. From July 1991 through December 1996, Mr. Stephens was employed by Melton & Melton, LLP, one of the largest local accounting practices in Houston, where he became a partner in January 1993. From 1980 to June 1991, Mr. Stephens worked for the accounting firm of KPMG Peat Marwick in Houston. He has served as Board Director, Vice President and Treasurer of Crisis Intervention of Houston, Inc., a United Way agency. Mr. Stephens graduated with honors from Sam Houston State University in 1980 with a B.B.A. in accounting and is a certified public accountant.

  Roger A. Ramsey. Mr. Ramsey will become a director upon consummation of this Offering. Mr. Ramsey has served as Chairman of the Board of Allied Waste Industries, Inc. ("Allied"), a publicly held (Nasdaq symbol "AWIN") company in the solid waste management industry, since October 1989, and served as Allied's Chief Executive Officer from October 1989 until July 1997. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. ("BFI") and served as its Vice President and Chief Financial Officer until 1976. From 1960 to 1968, Mr. Ramsey was employed by the international accounting firm of Arthur Andersen LLP, where he was a Manager in the Tax Department. Mr. Ramsey is also a member of the Board of Trustees for Texas Christian University, and a director of several privately held companies. Mr. Ramsey graduated cum laude in 1960 from Texas Christian University where he received a B.S. degree in commerce, and is a certified public accountant.

  John M. Sullivan. Mr. Sullivan will become a director upon consummation of this Offering. Since 1994, Mr. Sullivan has been a Vice-President of Beta Consulting, Inc., a private investment management firm. From 1992 through 1994, he was International Tax Director for General Motors Corporation. From 1970 to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP, having been employed by that firm since 1958. He has served as director of Group Maintenance America Corp. since its initial public offering in 1997, and of Atlantic Coast Airlines Holdings, Inc. since 1995. Mr. Sullivan earned a BBA degree in accounting with honors in 1958 at the University of Mississippi.

  J. Patrick Millinor, Jr. Mr. Millinor will become a director upon consummation of this Offering. Mr. Millinor became a Director and Chief Executive Officer of Group Maintenance America Corp. ("GroupMAC") upon the completion of its initial public offering in November 1997. From April 1997 to August 1997, he served as President of GroupMAC. From October 1996 through April 1997, he served as Chief Executive Officer of the Company's predecessor, GroupMAC Management Co. From September 1994 to October 1996, Mr. Millinor

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worked directly for Gordon Cain, a major stockholder in GroupMAC, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. From October 1992 to September 1994, he served UltraAir, Inc., a start-up passenger airline, first as Chief Financial Officer and then as Chief Executive Officer. From 1991 to 1992, he served as Chief Financial Officer of Lifeco Travel Services, a travel management company. From 1986 to 1991, Mr. Millinor served as Chief Operating Officer and Senior Vice President, respectively, of Commonwealth Savings Association and Bank United. From 1979 to 1986, Mr. Millinor was a partner with KPMG Peat Marwick LLP. He currently serves as a director of Agennix Incorporated and Haelan Health Corporation. Mr. Millinor graduated in 1968 from Florida State University with B.S. and M.B.A. degrees.

  Susan W. Burnett. Ms. Burnett will become a director upon consummation of this Offering. Ms. Burnett has served as President of Burnett since April 1995. Prior to that time, Ms. Burnett had served as that company's Vice President since she founded the company in 1974. She served as President of the Houston Association of Personnel Consultants in 1986 and Vice President of the Texas Assoc. of Personnel Consultants in 1985 and 1987. Ms. Burnett graduated in 1968 from the University of Arkansas where she received a Bachelor of Arts degree in journalism.

  Stephen M. Sparks. Mr. Sparks will become a director and Vice President-- Integration upon consummation of this Offering. He acquired Sparks Personnel in 1984 and has served as President of that company since that time. Prior to that time, he was employed by Sparks in various other capacities. Mr. Sparks served as a director of MedOne Staffing Service from 1993 to 1995. In addition, he was a member of the Temporary Independent Professional Society from 1982 to 1994 and served in several leadership roles. Mr. Sparks graduated in 1980 from Southwest Missouri State University where he received a Masters in business.

  Gilbert Rosen. Mr. Rosen will become a director upon consummation of this Offering. Mr. Rosen has served as President of TOSI since 1982. Prior to that time he practiced as a CPA for 20 years with major accounting firms. He is currently Treasurer and a director of ACSESS. Mr. Rosen graduated in 1962 from Temple University where he received a B.S. degree in business.

  Morton Fishman. Mr. Fishman will become a director upon consummation of this Offering. He acquired Contract Health in 1994 and has served as President of that company since that time. In 1987, he acquired Tarxien International Inc., a plastic injection molding company serving the automotive industry and listed on the Toronto Stock Exchange ("Tarxien") where he served as President and Chief Executive Officer until 1989. In addition, Mr. Fishman has served on the Boards of Directors of three other public companies: Windrider Inc., from 1989 to 1990, Tru-Clean Plastics Inc., from 1989 to 1992, and Docu-fax International Inc., from 1990 to 1993. Prior to that time, Mr. Fishman was the managing partner of Arthur Gelgoot and Associates, a public accounting firm, from 1979 until 1987. Mr. Fishman graduated in 1973 from York University with a degree in political science and is a member of the Canadian Institute of Chartered Accountants.

  John R. Haesler. Mr. Haesler will become a director upon consummation of this Offering. Mr. Haesler has served as Secretary/Treasurer and Vice President of CoreLink since he founded that company in 1980. Prior to that time, Mr. Haesler spent 14 years in human resources management for American Hospital Corporation and RCA. He has served on the Board of Directors of the California Association of Staffing Services ("CATSS") for ten years in addition to holding various state and county offices in that organization during that period. Mr. Haesler graduated in 1965 from La Salle University where he received a degree in economics.

  James Schneider. Mr. Schneider will become a director upon consummation of this Offering. Mr. Schneider founded PCN and has served as President of PCN since 1988. Prior to that time, he was a partner with Sanderson Associates/SA Consulting, an information technology staffing firm. He has served on the Executive Board of Directors of the National Association of Computer Consultant Businesses ("NACCB") and as President of NACCB-Northern California. Prior to serving with NACCB, he served as President of the Association of Data Processing Recruiters ("ADPR"). Mr. Schneider graduated from California State University where he received an M.B.A.

  Thomas A. Hanley, Jr. Mr. Hanley will become a director upon consummation of this Offering. Mr. Hanley has served as President of Smith/Hanley since 1992. Prior to that time, Mr. Hanley had served in various other

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capacities for that company since he co-founded it in 1980. From 1978 to 1980, he worked as a recruiter in the Data Processing Department for Halbrecht & Company. Mr. Hanley received a law degree in 1983 from New York Law School after receiving a Bachelor of Science degree in biology in 1975 from Rensselaer Polytechnic Institute.

OTHER KEY MANAGEMENT MEMBERS

  Curtis L. Mackey. Mr. Mackey has served as Corporate Controller of the Company since March 1998. From September 1995 through September 1997, Mr. Mackey served as Corporate Controller and principal accounting officer of EqualNet Holding Corp., a publically traded telecommunications company. From February 1993 to September 1995, Mr. Mackey was employed by CRSS, Inc., primarily an engineering and architecture company listed on the New York Stock Exchange, as Director of Partnership Accounting for CRSS Capital, Inc., a subsidiary of CRSS in the independent power industry. From January 1986 to February 1993 Mr. Mackey held various positions at Ernst & Young LLP progressing to manager in the audit division. Mr. Mackey graduated in 1985 from Texas A&M University with a B.B.A. in accounting and he is a certified public accountant.

  Kay Berry. Ms. Berry has served as Treasurer of the Company since March 1998. Prior to joining the Company, Ms. Berry served as Manager of Corporate Finance for Service Corporation International from June 1996 through March 1998. From November 1990 to May 1995, Ms. Berry served Enviro Tech Systems, Inc., an environmental services company with operations in Texas and the Southeast United States, first as Controller and then as Vice President of Finance. From October 1987 to November 1990, Ms. Berry held various positions at Pool Energy Services Co. progressing to Manager of International Accounting. Ms. Berry worked for the accounting firm of Ernst & Young LLP from September 1983 to October 1987. Ms. Berry graduated from Texas A&M University in 1983 with a B.B.A. in accounting and is a certified public accountant.

BOARD OF DIRECTORS CLASSES; DIRECTOR COMPENSATION

  The Board of Directors is divided into three classes, each of which, following a transitional period, will serve for three years, with one class being elected each year at the annual stockholders' meeting. During the transitional period, the terms of the Class I directors will expire at the 1999 meeting, while the terms of the Class II directors and the Class III directors will expire at the 2000 meeting and the 2001 meeting, respectively. Classification of the Board could have the effect of lengthening the time necessary to change the composition of a majority of the members comprising the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board.

  Directors who are employees of the Company do not receive additional compensation for serving as directors. Following the closing of this Offering, each director who is not an employee of the Company (an "Outside Director") initially will receive a fee of $2,000 for each board meeting attended and $1,000 for each board committee meeting attended (or $500 if held on the same day as a board meeting) and will periodically be granted options to purchase Common Stock pursuant to the Incentive Plan. See "--Incentive Plan." When this Offering closes, each of the Company's three Outside Directors will be granted options to purchase 10,000 shares of Common Stock at an exercise price per share equal to the initial public offering price. The Company will reimburse directors for out-of-pocket expenses they incur in attending board of directors or board committee meetings in their capacity as directors.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS

  The Company has not conducted any operations other than activities related to the acquisition of the Founding Companies prior to the consummation of this Offering, and did not pay any compensation prior to October 1997. Mr. French, as CEO of the Company, received $33,333 in compensation in 1997, and no other officer's compensation exceeded $100,000 in 1997. The Company anticipates that during 1998, its most highly compensated executive officers (the "Named Executive Officers") and their annualized base salaries will be: Mr. French-- $200,000; Mr. Hlinak--$175,000; Mr. Sacco--$150,000; Mr. Walz--$120,000; and
Mr. Stephens--$120,000. Each of the Named Executive Officers is eligible to earn additional performance based incentive compensation for 1998. None of the Named Executive Officers is expected to receive perquisites the value of which will exceed the lesser of $50,000 or 10% of the salary and bonus of such executive. The following

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


summary of the employment agreements of these executive officers does not purport to be complete and is qualified by reference to them, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each of these agreements entitles the executive officer to participate in all the Company employee benefit plans in which other members of the Company's management participate. Each employment agreement has a term of three years, and in the case of Mr. French, will continue thereafter for successive three year terms on the same terms and conditions existing at the time of renewal. The employment agreements provide for the granting of stock options upon completion of the Offering to Messrs. Sacco, French, Hlinak, Walz and Stephens at the initial public offering price in the amounts of 175,000, 200,000, 175,000, 100,000 and 100,000 shares, respectively, which vest as to one-third of such shares upon the completion of the Offering and as to two-thirds upon the first anniversary of this Offering, except that in the case of Messrs. French and Sacco, one-third of their options vest on each of the first and second anniversaries of this Offering. In the event of termination without cause, the employment agreements provide for severance of one years salary for Messrs. French and Sacco, three months salary for Messrs. Hlinak and Walz, and six months salary for Mr. Stephens. The noncompetition provisions in the employment agreements have a term of three years following termination of employment, except that in the event of termination without cause (i) the term is one year for Messrs. Sacco and French, and (ii) the noncompete terminates immediately for Messrs. Hlinak, Walz and Stephens.

  As of the closing of the Acquisitions, the Company will enter into employment agreements with a total of 27 key officers of the Founding Companies, including Messrs. Sparks, Rosen, Fishman, Haesler, Schneider and Hanley, and Ms. Burnett, each of whom is a director nominee of the Company, which provide for annual base salaries of $150,000, $42,000, $100,000, $80,000, $120,000, $120,000 and
$150,000, respectively. Mr. Sparks will also become Vice President--Integration of the Company upon completion of this Offering. The following summary of the employment agreements of these executives and key officers does not purport to be complete and is qualified by reference to them, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each of these agreements entitles the employee to participate in all the Company employee benefit plans in which other members of the Company management participate. Each of these agreements also has a two-year term subject to the right of the Company to terminate the employee's employment at any time after one year. If the employee's employment is terminated by the Company for any reason other than for cause (as defined), voluntary resignation or death, the employee will be entitled to the payment of any annual base salary and continuation of health insurance benefits for twelve months. Each employment agreement contains a covenant limiting competition with the Company following the termination of employment for a period of the longer of two years after commencement of the employment agreement or one year after employment terminates.

  Under the agreements, "cause" is defined as a determination by the Board of Directors that (i) there has been a material breach by the executive of the terms of the agreement, (ii) the executive has willfully and persistently failed or refused to follow the reasonable policies and directives established by the Board of Directors or executive officers of the Company senior to the executive, (iii) the executive has wrongfully misappropriated money or other assets or properties of the Company or any subsidiary or affiliate of the Company, (iv) the executive has been convicted of any felony or other serious crime, (v) the executive's chronic absenteeism, neglect of duties, alcoholism or drug addition, or (vi) the executive has exhibited gross moral turpitude relevant to his office or employment with the Company or any subsidiary or affiliate of the Company.

INCENTIVE PLAN

  The description set forth below summarizes the principal terms and conditions of the Incentive Plan, does not purport to be complete and is qualified in its entirety by reference to the Incentive Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  General. The objectives of the Incentive Plan, which was approved by the Company's board of directors and shareholders, are to attract and retain selected key employees, consultants and Outside Directors, encourage their commitment, motivate their superior performance, facilitate their obtaining ownership interests in the Company (aligning their personal interests to those of the Company's shareholders) and enable them to share in the long-term growth and success of the Company.

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


  Shares Subject to Incentive Plan. Under the Incentive Plan, the Company may issue Incentive Awards (as defined below) covering at any one time an aggregate of the greater of (i) 1,700,000 shares of Common Stock and (ii) 11% of the number of shares of Common Stock issued and outstanding on the last day of the then preceding calendar quarter. No more than 1,500,000 shares of Common Stock will be available for ISOs (as defined below). As of the closing of the Acquisitions, options covering 1,318,000 shares of Common Stock will be outstanding and 382,000 shares of Common Stock then will be available for subsequent Incentive Awards. The number of securities available under the Incentive Plan and outstanding Incentive Awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalizations or similar transactions or resulting from a change in applicable laws or other circumstances.

  Administration. The Incentive Plan will be administered by the compensation committee of the Board of Directors (the "Committee"). Following this Offering, the Committee will consist solely of directors each of whom is (i) an "outside director" under Section 162(m) of the Code, and (ii) a "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee may delegate to the chief executive officer or other senior officers of the Company its duties under the Incentive Plan, except with respect to any authority to grant Incentive Awards or take other action with respect to persons who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code. In the case of an Incentive Award to an Outside Director, the Board of Directors shall act as the Committee. Subject to the express provisions of the Incentive Plan, the Committee is authorized to, among other things, select grantees under the Incentive Plan and determine the size, duration and type, as well as the other terms and conditions (which need not be identical), of each Incentive Award. The Committee also construes and interprets the Incentive Plan and any related agreements. All determinations and decisions of the Committee are final, conclusive and binding on all parties. The Company will indemnify members of the Committee against any damage, loss, liability, cost or expenses arising in connection with any claim, action, suit or proceeding by reason of any action taken or failure to act under the Incentive Plan, except for any such act or omission constituting willful misconduct or gross negligence.

  Eligibility. Key employees, including officers (whether or not they are directors), and consultants of the Company and Outside Directors are eligible to participate in the Incentive Plan. A key employee generally is any employee of the Company who, in the opinion of the Committee, is in a position to contribute materially to the growth and development and to the financial success of the Company.

  Types of Incentive Awards. Under the Incentive Plan, the Committee may grant
(i) incentive stock options ("ISOs"), as defined in Section 422 of the Code,
(ii) "nonstatutory" stock options ("NSOs"), (iii) shares of restricted stock,
(iv) performance units and performance shares, (v) other stock-based awards, and (vi) supplemental payments dedicated to the payment of income taxes (collectively, "Incentive Awards"). ISOs and NSOs are sometimes referred to collectively herein as "Options." The terms of each Incentive Award will be reflected in an agreement (the "Incentive Agreement") between the Company and the participant.

  Options. Generally, Options must be exercised within 10 years of the grant date. ISOs may be granted only to employees, and the exercise price of each ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The Committee will have the discretion to determine the exercise price of each NSO granted under the Incentive Plan. To the extent that the aggregate fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by any employee during any calendar year exceeds $100,000, such options must be treated as NSOs.

  The exercise price of each Option is payable in cash or, in the discretion of the Committee, by the delivery of shares of Common Stock owned by the Optionee or the withholding of shares that would otherwise be acquired on the exercise of the Option or by any combination of the foregoing.

  An employee will not recognize any income for federal income tax purposes at the time an ISO is granted, nor on the qualified exercise of an ISO, and will recognize capital gain or loss (as applicable) upon the subsequent sale of shares acquired in a qualified exercise. The exercise of an ISO is qualified if a participant does not dispose of the shares acquired by such exercise within two years after the ISO grant date and one year after such exercise. The Company is not entitled to a tax deduction as a result of the grant or qualified exercise of an ISO.

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

  An optionee will not recognize any income for federal income tax purposes, nor will the Company be entitled to a deduction, at the time an NSO is granted. However, when an NSO is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the NSO, and WORK will generally recognize a tax deduction in the same amount at the same time.

  The foregoing federal income tax information is a summary only, does not purport to be a complete statement of the relevant provisions of the Code and does not address the effect of any state of local taxes.

  Restricted Stock. Restricted stock may be subject to substantial risk of forfeiture, a restriction on transferability or rights of repurchase or first refusal of the Company, as determined by the Committee. Unless otherwise determined by the Committee, during the period of restriction, the grantee will have all other rights of a stockholder, including the right to vote the shares and receive the dividends paid thereon.

  Performance Units and Performance Shares. Performance units and performance shares may be granted only to employees and consultants. For each performance period (to be determined by the Committee), the Committee will establish specific financial or non-financial performance objectives, the number of performance units or performance shares and their contingent values, which values may vary depending on the degree to which such objectives are met.

  Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to or otherwise related to shares of Common Stock. Subject to the terms of the Incentive Plan, the Committee may determine any terms and conditions of other stock-based awards, provided that, in general, the amount of consideration to be received by the Company shall be either (i) no consideration other than services actually rendered or to be rendered (in the case of the issuance of shares) or (ii) in the case of an award in the nature of a purchase right, consideration (other than services rendered) at least equal to 50% of the fair market value of the shares covered by such grant on the date of grant. Payment or settlement of other stock-based awards will be in shares of Common Stock or in other consideration related to such shares.

  Supplemental Payments for Taxes. The Committee may grant, in connection with an Incentive Award (except for ISOs), a supplemental payment in an amount not to exceed the amount necessary to pay the federal and state income taxes payable by the grantee with respect to the Incentive Award and the receipt of such supplemental payment.

  Other Tax Considerations. Upon accelerated exercisability of Options and accelerated lapsing of restrictions upon restricted stock or other Incentive Awards in connection with a Change in Control (as defined in the Incentive
Plan), certain amounts associated with such Incentive Awards could, depending upon the individual circumstances of the participant, constitute "excess parachute payments" under Section 280G of the Code, thereby subjecting the participant to a 20% excise tax on those payments and denying the Company a deduction with respect thereto. The limit on the deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments. Whether amounts constitute excess parachute payments depends upon, among other things, the value of the Incentive Awards accelerated and the past compensation of the participant.

  Taxable compensation earned by executive officers who are subject to Section 162(m) of the Code in respect of Incentive Awards is subject to certain limitations set forth in the Incentive Plan generally intended to satisfy the requirements for "qualified performance-based compensation," but no assurance can be given that the Company will be able to satisfy these requirements in all cases, and the Company may, in its sole discretion, determine in one or more cases that it is in its best interest not to satisfy these requirements even if it is able to do so.

  Termination of Employment and Change in Control. Except as otherwise provided in the applicable Incentive Agreement, if a participant's employment or other service with the Company (or its subsidiaries) is terminated (i) other than due to his death, Disability, Retirement or for Cause (each capitalized term as defined in the Incentive Plan), his then exercisable Options will remain exercisable for 60 days after such termination,

(ii) by reason of Disability or death, his then exercisable Options will remain exercisable for one year following such termination (except for ISOs, which will remain exercisable for three months), (iii) due to his retirement, his then exercisable Options will remain exercisable for six months (except for ISOs, which will remain exercisable for three months), or (iv) for Cause, all his Options will expire at the commencement of business on the date of such termination.

  Upon a Change in Control of the Company, any restrictions on restricted stock and other stock-based awards will be deemed satisfied, all outstanding Options will become immediately exercisable and all the performance shares and units and any other stock-based awards will be fully vested and deemed earned in full. These provisions could in some circumstances have the effect of an "anti-takeover" defense because, as a result of these provisions, a Change in Control of the Company could be more difficult or costly.

  Incentive Awards Nontransferable. No Incentive Award may be assigned, sold or otherwise transferred by a participant, other than by will or by the laws of descent and distribution, or be subject to any encumbrance, pledge, lien, assignment or charge. An Incentive Award may be exercised during the participant's lifetime only by the participant or the participant's legal guardian.

  Amendment and Termination. The Company's board of directors may amend or terminate the Incentive Plan at any time, except that the Incentive Plan may not be modified or amended, without shareholder approval, if such amendment would (i) increase the number of shares of Common Stock which may be issued thereunder, except in connection with a recapitalization of the Common Stock,
(ii) amend the eligibility requirements for employees to purchase Common Stock under the Incentive Plan, (iii) increase the maximum limits on Incentive Awards that may be issued to executive officers who are subject to Section 162(m) of the Code, (iv) extend the term of the Incentive Plan or (v) decrease the authority granted to the Committee under the Incentive Plan in contravention of Rule 16b-3 under the Exchange Act. No termination or amendment of the Incentive Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a participant without his consent.

  On the closing of this Offering, the Company expects Options to purchase a total of 1,318,000 shares of Common Stock will be outstanding. The Options will be granted to the following persons to purchase the number of shares indicated:
Mr. French, 200,000; Mr. Sacco, 175,000; Mr. Hlinak, 175,000; Messrs. Walz and Stephens, 100,000 each; each of Messrs. Sullivan, Ramsey and Millinor, 10,000; and other employees as a group (538,000 shares). All these options will have an initial exercise price per share equal to the initial public offering price. Of the options issued to the individuals named above, one-third of such shares will vest upon completion of the Offering, and the remaining two-thirds will vest on the first anniversary of the Offering, except that the options issued to Messrs. French and Sacco vest only as to an additional one-third on the first anniversary and the remaining one-third on the second anniversary. Except for 25,000 options which vest immediately upon completion of this Offering and 52,500 options which will vest one-third upon completion of the Offering and one-third on the first and second anniversary of the Offering, the options issued to other employees will vest one-third on each anniversary of the completion of the Offering.

BONUS AWARDS; OTHER PLANS

  The 1998 bonuses for officers and key employees of the Company, if any, will be based upon the performance standards to be established by the Compensation Committee. The Company expects the Compensation Committee to establish such performance standards for the remainder of 1998 following the closing of this Offering.

  The Company has adopted or intends to adopt deferred compensation, supplemental disability, supplemental life and retirement or other benefit or welfare plans in which executive officers of the Company will be eligible to participate.

  On the closing of this Offering, the Compensation Committee will be established. In the past, matters with respect to the compensation of executive officers of WORK were determined by its Board of Directors, including those members who serve as executive officers.

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                             CERTAIN TRANSACTIONS

ORGANIZATION OF WORK

  WORK was initially capitalized with an aggregate of approximately $3.5 million provided through a private placement of its Common Stock and the Preferred Stock to a number of accredited investors, including certain officers, directors and 5% shareholders of the Company. These funds were used to pay expenses related to the Acquisitions and this Offering. In September 1997, certain members of management purchased an aggregate of 411,530 shares of WORK's Common Stock at a purchase price of approximately $.003 per share as follows: Mr. Sacco--68,393 shares; Mr. French--177,438 shares; Mr. Stephens-- 62,445 shares; Mr. Walz--61,445 shares; and Mr. Hlinak--15,000 shares. WORK also issued shares of its Common Stock to Mr. Millinor and to a partnership owned by the adult children of Mr. Ramsey, in the amounts of 18,766 and 2,503 shares, respectively, for a purchase price of approximately $.003 per share. Messrs. Millinor and Ramsey will become directors of Company on completion of this Offering. In addition, WORK issued 87,578 shares to Scott Jay Wollins, who is a founder of WORK along with Bollard and served as a director of WORK from September to December 1997. Mr. Wollins also receives a consulting fee of $5,000 per month from WORK pursuant to an agreement which may be continued at the option of both parties at the same rate until the completion of this Offering. The Company also agreed to issue options at an exercise price equal to the initial public offering price to management and its outside director nominees upon completion of this Offering. See "Management--Board of Directors Classes; Director Compensation--Executive Compensation; Employment Agreements." Mr. Sacco also purchased 25 shares of Series A Preferred Stock for $25,000, and Mr. Ramsey purchased 200 shares of Series B Preferred Stock for $200,000. The Preferred Stock purchased by Messrs. Sacco and Ramsey will automatically convert into 5,012 and 25,060 shares of Common Stock, respectively, upon completion of the Offering.

  In addition, Bollard, and its principals, Richard K. Reiling, Edward J. Hoffer, Gary D. Schwing and Richard S. Rouse, purchased shares of Common Stock at approximately $.003 per share as follows: Bollard--43,789; Mr. Hoffer-- 132,099 shares; Mr. Reiling--148,882 shares; Mr. Schwing--45,665 shares; and Mr. Rouse--25,021 shares. Messrs. Reiling, Hoffer and Wollins served as directors of WORK prior to the Offering. In addition, Mr. Schwing purchased 25 shares of the Company's Series A Preferred Stock for $25,000, and Mr. Reiling purchased 40 shares of the Company's Series B Preferred Stock for $40,000. The Preferred Stock purchased by Messrs. Schwing and Reiling will, upon completion of this Offering, convert into 5,013 and 5,011 shares of Common Stock, respectively. Rusty Burnett, a shareholder of Burnett and the husband of Susan
W. Burnett (who will become a director of the Company) and Scott Hoffer, the son of Edward J. Hoffer, also purchased 200 shares of Series B Preferred Stock and 50 Shares of Series A Preferred Stock, respectively, which automatically convert into 25,060 and 10,024 shares of Common Stock upon completion of this Offering.

  Bollard has entered into an agreement with WORK to provide services related to facilitating and completing this Offering. In consideration of those services, Bollard will be reimbursed for its expenses and will be paid a fee of $775,000 from the proceeds of this Offering. Bollard also entered into an agreement with WORK on April 1, 1998 whereby Bollard has agreed to provide management and administrative services to WORK relating to this Offering, for which Bollard is paid a monthly fee of $30,000 and reimbursement of reasonable out-of-pocket expenses. This agreement terminates on the closing of this Offering. Effective on completion of this Offering, Bollard has agreed to provide services to the Company, as requested, on a non-exclusive basis for two years relating to future acquisition transactions involving the Company, including the identification of potential acquisition candidates, due diligence and valuation of these candidates, and negotiation of acquisition agreements. Under this agreement, Bollard will receive a monthly fee of $10,000 and reimbursement of reasonable out-of-pocket expenses, and will be paid a transaction fee upon consummation of any acquisition identified by Bollard to the Company, which fee is based on an agreed to percentage of the value of the acquisition. The monthly fees and reimbursement of expenses will be credited against fees earned by Bollard on acquisitions.

  Bollard has also agreed to advance WORK up to $500,000 to fund operating expenses of WORK prior to the completion of this Offering. Such advances do not bear interest and are payable on the earlier to occur of the completion of this Offering or the termination of the definitive agreements regarding the Acquisitions.

THE ACQUISITIONS

  Concurrently with and as a condition of the closing of this Offering, the Company will close the Acquisitions. Subject to certain adjustments described below, the aggregate consideration WORK will pay to acquire the Founding Companies consists of approximately $66.9 million in cash and 6,438,540 shares of Common Stock. The Company will also assume all the indebtedness of the Founding Companies (estimated to be approximately $2.4 million of indebtedness incurred by the Founding Companies to fund AAA account distributions and approximately $1.2 million of other indebtedness of the Founding Companies as of the closing of this Offering). The cash portion of the purchase price will be adjusted at the closing to the extent the working capital and long-term debt of a Founding Company as of the end of the month prior to the closing of the Acquisitions (or the end of the second month prior to the closing of the Acquisitions if the closing occurs on or before the twentieth day of a month) varies from the working capital of the Founding Company as of June 30, 1998.

  The shareholders of PCN and Task are both entitled to additional consideration (the "Earn-Outs"), payable in cash, in the event Earn-Out EBIT (as defined) for 1998 and 1999 exceeds target levels. The shareholders of CHP are entitled to additional compensation, payable in cash, in the event Earn-Out EBIT (as defined) for the 12 months following the Offering exceeds Adjusted EBIT (as defined) for the 12-month period ending on the last day of the month during which the Offering is consummated. Additional payments, if any, related to these arrangements will be recorded as additional purchase consideration as the time such amount is determinable.

  Prior to the closing of the Acquisitions, the S Corporations are expected to distribute cash to their respective stockholders in amounts equal to the balance of their respective AAA Accounts prior to the closing of the Acquisitions (approximately $6.5 million as of June 30, 1998). An AAA Account generally represents undistributed earnings of an S Corporation on which taxes have been or will be paid by its stockholders, and the Company expects that the S Corporations will borrow approximately $2.4 million to fund their AAA account distributions, which will be repaid by the Company upon the closing of the Acquisitions out of available cash and cash equivalents of the Founding Companies. Each S Corporation which uses the cash method of accounting for income tax purposes, will, prior to the Acquisitions, distribute to its stockholders accounts receivable which have a value equal to the net adjustment that would be required under the Code, if, as of the time of closing the Acquisitions, the S Corporation changed its method of accounting for tax purposes from the cash method to the accrual method. The estimated amount of these accounts receivable to be distributed is approximately $13.4 million. In addition to the adjustments to the purchase price described above for changes in working capital and long term debt, the cash portion of the purchase price of each S Corporation will be adjusted for any AAA Accounts distributions and for any such distributions of cash basis accounts and notes receivable after the adjustment date described above.

  The Company will also repay an aggregate of $1.2 million of indebtedness of certain of the Founding Companies with the proceeds of this Offering.

  The consideration being paid by WORK for each Founding Company was determined by arm's-length negotiations between WORK and a representative of that Founding Company. Subject to certain adjustments described below, the following table sets forth for each Founding Company the consideration the Company will pay to its stockholders in the Acquisitions in cash and shares of Common Stock.

                                                                       SHARES OF
                                                             CASH       COMMON
                    FOUNDING COMPANY                     CONSIDERATION   STOCK
                    ----------------                     ------------- ---------
Absolutely/Botal........................................  $ 7,401,385    224,746
Access..................................................    3,770,632    208,843
AIM.....................................................      866,122     72,176
BeneTemps...............................................    2,500,002    216,227
Burnett.................................................    8,421,605  1,333,333
CHP.....................................................      800,005     82,369
Core....................................................    1,340,886    111,738
CoreLink................................................    1,095,239    365,078
Law Pros................................................    2,000,000    184,314
Law Resources...........................................    1,006,170     83,846
PCN.....................................................    4,820,068    401,672
Smith Hanley............................................    8,500,008    643,149
Sparks..................................................   15,000,004  1,467,978
Task Management.........................................    5,357,488    446,456
TOSI....................................................    1,400,000    382,356
WSI.....................................................    2,571,108    214,259
                                                          -----------  ---------
  Total.................................................  $66,850,722  6,438,540
                                                          ===========  =========

  The closing of each Acquisition is subject to customary conditions. These conditions include, among others: the accuracy on the closing date of the Acquisitions of the representations and warranties made by the Founding Companies, their principal stockholders and WORK; the performance of each of their respective covenants included in the agreements relating to the Acquisitions; and nonexistence of a material adverse change in the result of operations, financial condition or business of each Founding Company. No assurance can be given the conditions to the closing of all Acquisitions will be satisfied or waived or that each of the Acquisitions will close.

  Any Founding Company's acquisition agreement may be terminated, under certain circumstances, prior to the closing of this Offering: (i) by the mutual consent of the boards of directors of WORK and the Founding Company;
(ii) by the Founding Company, its stockholders or WORK if this Offering and the acquisition of the Founding Company are not closed by September 30, 1998 (which date will be extended to October 31, 1998, unless Founding Companies which represent a majority of the consideration payable to all the Founding Companies elect not to do so); (iii) by WORK if the schedules to the acquisition agreement are amended to reflect a material adverse change in that Founding Company; or (iv) by the Founding Company, its stockholders or WORK if a material breach or default under the agreement by one party occurs and is not waived by the other party.

  Pursuant to the Acquisition Agreements, certain stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of two years commencing on the date of closing of the Acquisitions. For information regarding the employment agreements to be entered into by certain key officers of the Founding Companies, see "Management--Executive Compensation; Employment Agreements."

  In connection with the Acquisitions, the Company will grant certain registration rights to former stockholders of the Founding Companies. See "Shares Eligible for Future Sale."

ACQUISITIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

  Persons who or which are or will become directors, executive officers, or beneficial owners of 5% or more of the Common Stock will receive the following consideration in the Acquisitions for their equity interests in the Founding Companies.

                                                                       SHARES OF
                                                             CASH       COMMON
NAME                                                     CONSIDERATION   STOCK
----                                                     ------------- ---------
Susan W. Burnett(1).....................................  $ 8,421,605  1,333,333
Stephen M. Sparks(2)....................................   13,229,694    950,993
Gilbert Rosen(3)........................................    1,400,000         --
Morton Fishman(4).......................................      800,005     82,369
John R. Haesler(5)......................................    1,095,239    365,078
James Schneider(6)......................................    2,169,031    180,752
Thomas A. Hanley, Jr....................................    2,209,152    167,153
                                                          -----------  ---------
                                                          $29,324,726  3,079,678
                                                          ===========  =========

--------
(1) Ms. Burnett's cash and shares of Common Stock are held jointly with her husband, Rusty Burnett.
(2) Includes shares held by Mr. Sparks and by a revocable trust established by Mr. Sparks. Does not include 438,750 shares held in trusts for Mr. Sparks' children as to which Mr. Sparks is not the trustee and disclaims beneficial ownership.
(3) Includes cash consideration payable to Mr. Rosen and his wife. Excludes 382,356 shares issued to Mr. Rosen's children as to which he disclaims beneficial ownership.
(4) Includes cash consideration and shares of Common Stock issued to Mr. Fishman's wife, but does not include cash consideration which may be payable pursuant to an Earn-Out.
(5) Includes cash consideration and shares of Common Stock issued to Mr. Haesler's wife.
(6) Does not include cash consideration which may be payable pursuant to an Earn-Out.

REAL ESTATE AND OTHER TRANSACTIONS

  The Company leases a 2,323 square foot office in Denver, Colorado from S & J Real Estate, a Colorado partnership whose shareholders include John G. McWilliams, a 50% shareholder in WSI. The lease expires in 1999 and provides for monthly payments of $3,034 through May 31, 1999.

  The Company believes the consideration paid under this lease is at fair market rates and is fair to the Company.

COMPANY POLICY

  In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved in advance by a majority of the board of directors, including a majority of disinterested members of the board of directors.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, immediately after giving effect to the closing of the Acquisitions, the conversion of the Preferred Stock, the Reverse Stock Split and this Offering, the beneficial ownership of the Common Stock of (i) each person who or which then will beneficially own more than five percent of the outstanding shares of the Company Common Stock, (ii) each person who then will be a director of the Company, (iii) each person who then will be an executive officer of the Company and (iv) all persons who then will be directors and executive officers of the Company as a group. The table assumes none of these persons intends to acquire shares directly from the Underwriters in connection with this Offering.

                                                          SHARES BENEFICIALLY
                                                              OWNED AFTER
                   BENEFICIAL OWNER(1)                        OFFERING(2)
                   -------------------                    --------------------
                                                             NUMBER    PERCENT
                                                          ------------ -------

Susan W. Burnett(3)......................................    1,358,393   9.5%
 9800 Richmond Avenue, Suite 800
 Houston, Texas 77042
Stephen M. Sparks(4).....................................      950,993   6.6%
 15825 Shady Grove Road, Suite 150
 Rockville, Maryland 20850
John R. Haesler(5).......................................      365,078   2.6%
 18301 Von Karman Avenue, Suite 120
 Irvine, California 92612
B. Garfield French(6)....................................      244,105   1.7%
James Schneider(7).......................................      180,752   1.3%
 595 Market Street, Suite 1400
 San Francisco, California 94105-2821
Thomas A. Hanley, Jr.(8).................................      167,153   1.2%
 235 Canoe Hill Road
 New Canaan, Connecticut 06840
Samuel R. Sacco(9).......................................      131,738     *
Monte R. Stephens(10)....................................       95,778     *
Mark F. Walz(11).........................................       94,778     *
Morton Fishman(12).......................................       82,369     *
 7108 Fairway Drive, Suite 290
 Palm Beach Gardens, Florida 33418
Michael L. Hlinak(13)....................................       73,333     *
Roger A. Ramsey(14)......................................       35,060     *
 401 Louisiana, 8th Floor
 Houston, Texas 77002
John M. Sullivan(15).....................................       15,012     *
 8 Greenway Plaza, Suite 702
 Houston, Texas 77046
J. Patrick Millinor, Jr.(16).............................       12,503     *
 8 Greenway Plaza, Suite 1500
 Houston, Texas 77046
Gilbert Rosen(17)........................................            0     *
 10 King Street East, Suite 1500
 Toronto, Ontario M5C1C3
 Canada
All directors and officers as a group (16 persons) (3)-
 (18)....................................................    3,807,045  26.6%

--------
*Less than 1%.
(1) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each person listed is 700 Louisiana, Suite 3900, Houston, Texas 77002.
(2) Shares shown do not include shares of Common Stock that could be acquired on exercise of currently outstanding options which do not vest within 60 days hereof.

(3) Includes 1,333,333 shares which will be issued as consideration for the acquisition of Burnett and 25,060 shares issuable upon conversion of the Series B Preferred Stock upon completion of this Offering, all of which are held jointly with her husband, Rusty Burnett.
(4) Comprised of shares which will be issued as consideration for the acquisition of Sparks and does not include 438,750 shares held in trusts for Mr. Sparks children as to which Mr. Sparks is not the trustee and disclaims beneficial ownership.
(5) Comprised of shares which will be issued as consideration for the acquisition of CoreLink and includes 273,651 shares issued to his wife.
(6) Includes 66,667 shares issuable upon exercise of options granted to him under the Incentive Plan.
(7) Comprised of shares which will be issued as consideration for the acquisition of PCN.
(8) Comprised of shares which will be issued as consideration for the acquisition of Smith/Hanley.
(9) Includes 58,333 shares issuable upon exercise of options granted to him under the Incentive Plan and 5,012 shares issuable upon conversion of the Series A Preferred Stock upon completion of this Offering.
(10) Includes 33,333 shares issuable upon exercise of options granted to him under the Incentive Plan.
(11) Includes 33,333 shares issuable upon exercise of options granted to him under the Incentive Plan.
(12) Comprised of shares which will be issued as consideration for the acquisition of CHP and includes 41,184 shares issued to his wife.
(13) Includes 58,333 shares issuable upon exercise of options granted to him under the Incentive Plan.
(14) Includes 10,000 shares issuable upon exercise of options granted to him as an outside director under the Incentive Plan and 25,060 shares issuable upon conversion of the Series B Preferred Stock upon completion of this Offering. Does not include 18,766 shares of Common Stock owned by Foresee Capital, Ltd., a partnership owned by Mr. Ramsey's children as to which he disclaims beneficial ownership.
(15) Includes 10,000 shares issuable upon exercise of options granted to him as an outside director under the Incentive Plan and 5,012 shares issuable upon conversion of the Series A Preferred Stock upon completion of this Offering.
(16) Includes 10,000 shares issuable upon exercise of options granted to him as an outside director under the Incentive Plan.
(17) Comprised of shares which will be issued as consideration for the acquisition of TOSI and does not include 382,356 shares issued to Mr. Rosen's children as to which he disclaims beneficial ownership.
(18) Includes 305,000 shares issuable upon exercise of options granted under the Incentive Plan.

                        SHARES ELIGIBLE FOR FUTURE SALE

  On closing of the Acquisitions and this Offering, 14,316,327 shares of Common Stock will be outstanding. The shares sold in this Offering (other than those held by affiliates of the Company) will be freely tradable by the public. The remaining outstanding shares of Common Stock (collectively, the "Restricted Shares") have not been registered under the Securities Act and may be resold publicly only following their effective registration under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, such as Rule 144 thereunder.

  In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the Restricted Shares from the Company or from an affiliate of the Company, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of Restricted Shares which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock and (ii) the average weekly trading volume of the Common Stock during a preceding period of four calendar weeks. Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144, if a period of at least two years has elapsed since the later of the date Restricted Shares were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been such an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing Rule 144 requirements. Rule 144 does not require the same person to have held the Restricted Shares for the applicable periods under certain circumstances. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The SEC has proposed certain amendments to Rule 144 that would, among other things, eliminate the manner of sale requirements and revise the notice provisions of that rule. The SEC has also solicited comments on other possible changes to Rule 144, including possible revisions to the one- and two-year holding periods and the volume limitations referred to above.

  The Company and certain stockholders have agreed generally not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days, and the Company's directors and executive officers have agreed generally not to offer, sell or otherwise dispose of any shares of Common Stock for a period of one year (in each case the "lockup period") following the date of this Prospectus without the prior written consent of The Robinson-Humphrey Company, LLC, except that the Company may issue, subject to certain conditions, Common Stock in connection with acquisitions and upon exercise of stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Incentive Plan. Further, all persons who acquire shares in connection with the Acquisitions have agreed that they generally will not offer, sell or otherwise dispose of any of their shares of Common Stock (subject to certain limited exceptions generally involving transfers to family members and trusts or pursuant to an effective registration statement) during the one-year period following the date of this Prospectus.

  The Company will enter into a registration rights agreement (the "RRA") with the former stockholders of the Founding Companies, which will provide certain registration rights with respect to the Common Stock issued to such stockholders in the Acquisitions. The RRA will provide for a single demand registration right, exercisable by the holders of at least 51.0% of the shares of Common Stock initially subject to the RRA, pursuant to which the Company will file a registration statement under the Securities Act to register the sale of not less than 1,000,000 shares by those requesting stockholders and any other holders of Common Stock subject to the agreement who desire to sell pursuant to such registration statement. The demand request may not be made until the first anniversary of this Offering. The demand registration rights conferred by the RRA will terminate on the third anniversary of this Offering. In addition, subject to certain conditions and limitations, the RRA will provide the holders of Common Stock subject to the RRA with the right to participate in registrations by the Company of its equity securities in underwritten offerings after the first anniversary of this Offering.

  The RRA requires the Company to pay the costs associated with an offering subject thereto, other than underwriting discounts and commissions and transfer taxes attributable to the shares sold on behalf of the selling stockholders. The RRA provides that the number of shares of Common Stock that must be registered on behalf of selling stockholders is subject to limitation if the managing underwriter determines that market conditions require such a limitation. Pursuant to the RRA, the Company will indemnify the selling stockholders, and such selling stockholders will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by the RRA.

  The Company intends to register up to 5,000,000 additional shares of Common Stock under the Securities Act as soon as practicable after the completion of the Offering for its use in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 will apply to resales of these shares by affiliates of the businesses the Company acquires for a period of one year from the date of their acquisition (or such shorter period as the SEC may prescribe). Otherwise, these shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale and sales of these shares during the lockup period would require the prior written consent of The Robinson-Humphrey Company, LLC.

  The Company intends to file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock reserved or to be available for issuance pursuant to the Incentive Plan. Shares of Common Stock issued pursuant to the Incentive Plan after the effective date of that registration statement generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  WORK's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At July 10, 1998, 905,718 shares of Common Stock and 3,500 shares of Preferred Stock were issued and outstanding. As of that date, there were 26 holders of record of the Common Stock. On closing of this Offering, all outstanding shares of Preferred Stock will be automatically converted into 513,735 shares of Common Stock. As a result, on the closing of the Acquisitions and this Offering, 14,316,327 shares of Common Stock (15,285,077 if the underwriters' over-allotment option is exercised in full) will be issued, outstanding and nonassessable, and 1,318,000 shares of Common Stock then will be reserved for issuance pursuant to all then outstanding options, warrants and other rights (consisting only of Incentive Plan options). The following summary is qualified in its entirety by reference to the Charter, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, and each share has one vote. The Common Stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor, subject to the dividend preference of any stock ranking senior to the Common Stock, including the Preferred Stock. See "Dividend Policy" for information regarding the initial dividend policy of the Company.

PREFERRED STOCK

  The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Charter and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, including without limitation, voting powers, dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock. Although the Company has no present intention to issue additional shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. The Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the WORK's securities are traded.

OTHER MATTERS

  Texas law authorizes Texas corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Texas law, directors are accountable to Texas corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Texas law enables Texas corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Texas law. Specifically, no member of the Board of Directors will be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the member's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as in the Texas Business Corporation Act ("TBCA") or (iv) for any transaction from which the member derived an improper personal benefit. This Charter provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. The Charter and Bylaws provide indemnification to WORK's officers and directors and certain other persons with respect to certain matters, and WORK has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

  The Charter provides that: (i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; and (ii) special meetings of the stockholders can be called only by the chairman of the board, the chief executive officer, the president or a majority of the Board of Directors. The Charter also provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. It is currently contemplated that approximately one-third of the Board of Directors will be elected each year. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of the Company from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquirer obtains the controlling interest. See "Management --Directors and Executive Officers." The Charter provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall not be less than three. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least two-thirds of all outstanding voting stock. This provision, in conjunction with the Charter provisions authorizing the board of directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

  The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders and establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, not less than 60 nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. The foregoing summary is qualified in its entirety by reference to the Company's Bylaws, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting agreement (the "Underwriting Agreement") among the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom The Robinson-Humphrey Company, LLC, J.C. Bradford & Co. and ABN AMRO Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

                                                                       NUMBER OF
        UNDERWRITERS                                                    SHARES
        ------------                                                   ---------
      The Robinson-Humphrey Company, LLC..............................
      J.C. Bradford & Co..............................................
      ABN AMRO Incorporated...........................................
                                                                       ---------
          Total.......................................................
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain
dealers at such price less a concession not in excess of $    per share. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $    per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 968,750 additional shares of Common Stock at the initial public offering price less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

  Prior to this Offering, there has been no established trading market for the Common Stock. The initial price to the public for the Common Stock offered hereby was determined by negotiations among the Company and the Representatives. Among the factors considered in determining the initial price to the public were the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company and the historical results of the operations of the Founding Companies, the prospects for future earnings of the Company, the general condition of the securities markets at the time of the Offering, and the recent market prices of securities of generally comparable companies. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

  In connection with the Offering, the Company's officers and directors have agreed that, during a period of one year from the date of this Prospectus, and certain shareholders of the Company (excluding the holders of the shares of Common Stock issuable upon conversion of the Preferred Stock) have agreed that, during a period of 180 days from the date of this Prospectus, such holders will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of, any shares of Common Stock except for a cashless exercise of stock options or a bona fide gift provided that the donee agrees to be bound by the terms of the donor's lockup agreement. In addition, the Company has agreed that, during a period of 180 days from the date of this Prospectus, the Company will not, without the prior written consent of The Robinson-Humphrey Company, LLC, directly or indirectly, offer, sell, contract to sell, grant any option with respect to, pledge, hypothecate or otherwise dispose of any shares of Common Stock except for shares of Common Stock to be issued in the Offering, in connection with acquisitions generally, and upon the exercise of stock options which are either (i) outstanding on the date of this Prospectus or (ii) issued under the Incentive Plan.

                                 LEGAL MATTERS

  Certain legal matters in connection with the sale of the Common Stock offered hereby are being passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas. The legality of the shares of Common Stock offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

  The audited historical financial statements have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with the SEC with respect to this Offering. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, or the exhibits thereto, in accordance with the rules and regulations of the SEC, and reference is hereby made to such omitted information. The statements made in this Prospectus concerning documents filed as exhibits to the Registration Statement accurately describe the material provisions of such documents and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of the Registration Statement can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

  As a result of the Offering, the Company will be subject to the reporting requirements under the Exchange Act and, in accordance therewith, will file reports, proxy statements, information statements and other information with the Commission. The Company intends to furnish annual reports to its shareholders containing audited financial statements reported on by an independent certified public accounting firm and quarterly reports containing unaudited summary financial information for each of the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation....................................................  F-3
  Unaudited Pro Forma Combined Balance Sheet...............................  F-4
  Unaudited Pro Forma Combined Statement of Operations.....................  F-6
  Notes to Unaudited Pro Forma Combined Financial Statements............... F-10
  HISTORICAL FINANCIAL STATEMENTS
    SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES
      Independent Auditors' Report......................................... F-17
      Combined Balance Sheets.............................................. F-18
      Combined Statements of Operations.................................... F-19
      Combined Statements of Shareholders' Equity.......................... F-20
      Combined Statements of Cash Flows.................................... F-21
      Notes to Combined Financial Statements............................... F-22
    WORK INTERNATIONAL CORPORATION
      Independent Auditors' Report......................................... F-26
      Balance Sheets....................................................... F-27
      Statements of Operations............................................. F-28
      Statements of Shareholders' Equity................................... F-29
      Statements of Cash Flows............................................. F-30
      Notes to Financial Statements........................................ F-31
    THE BURNETT COMPANIES CONSOLIDATED, INC.
      Independent Auditors' Report......................................... F-34
      Balance Sheets....................................................... F-35
      Statements of Earnings............................................... F-36
      Statements of Stockholders' Equity................................... F-37
      Statements of Cash Flows............................................. F-38
      Notes to Financial Statements........................................ F-39
    SMITH HANLEY ASSOCIATES, INC.
      Independent Auditors' Report......................................... F-44
      Combined Balance Sheets.............................................. F-45
      Combined Statements of Operations.................................... F-46
      Combined Statements of Shareholders' Equity.......................... F-47
      Combined Statements of Cash Flows.................................... F-48
      Notes to Combined Financial Statements............................... F-49
    PROFESSIONAL CONSULTING NETWORK, INC.
      Independent Auditors' Report......................................... F-53
      Balance Sheets....................................................... F-54
      Statements of Operations............................................. F-55
      Statements of Shareholders' Equity................................... F-56
      Statements of Cash Flows............................................. F-57
      Notes to Financial Statements........................................ F-58
    CORELINK STAFFING SERVICES, INC.
      Independent Auditors' Report......................................... F-62
      Balance Sheets....................................................... F-63
      Statements of Operations............................................. F-64
      Statements of Shareholders' Equity................................... F-65
      Statements of Cash Flows............................................. F-66
      Notes to Financial Statements........................................ F-67
    ABSOLUTELY PROFESSIONAL STAFFING, INC., AND AFFILIATE
      Independent Auditors' Report......................................... F-71
      Combined Balance Sheets.............................................. F-72
      Combined Statements of Income and Shareholders' Equity............... F-73
      Combined Statements of Cash Flows.................................... F-74
      Notes to Combined Financial Statements............................... F-75

                                                                           PAGE
                                                                           -----
    TOSI PLACEMENT SERVICES INC.
      Independent Auditors' Report........................................  F-79
      Balance Sheets......................................................  F-80
      Statements of Income................................................  F-81
      Statements of Shareholder's Equity..................................  F-82
      Statements of Changes in Financial Position.........................  F-83
      Notes to Financial Statements.......................................  F-84
    ACCESS STAFFING INC.
      Independent Auditors' Report........................................  F-88
      Balance Sheets......................................................  F-89
      Statements of Operations............................................  F-90
      Statements of Shareholders' Equity..................................  F-91
      Statements of Cash Flows............................................  F-92
      Notes to Financial Statements.......................................  F-93
    TASK MANAGEMENT, INC.
      Independent Auditors' Report........................................  F-98
      Balance Sheets......................................................  F-99
      Statements of Operations and Retained Earnings...................... F-100
      Statements of Cash Flows............................................ F-101
      Notes to Financial Statements....................................... F-102
    WSI PERSONNEL SERVICES, INC.
      Independent Auditors' Report........................................ F-106
      Balance Sheets...................................................... F-107
      Statements of Operations............................................ F-108
      Statements of Shareholders' Equity.................................. F-109
      Statements of Cash Flows............................................ F-110
      Notes to Financial Statements....................................... F-111
    CORE PERSONNEL, INC., AND CORE PERSONNEL OF ARLINGTON, INC.
      Independent Auditors' Report........................................ F-116
      Combined Balance Sheets............................................. F-117
      Combined Statements of Operations................................... F-118
      Combined Statements of Shareholders' Equity......................... F-119
      Combined Statements of Cash Flows................................... F-120
      Notes to Combined Financial Statements.............................. F-121
    BENETEMPS, INC.
      Independent Auditors' Report........................................ F-126
      Balance Sheets...................................................... F-127
      Statements of Operations............................................ F-128
      Statements of Shareholder's Equity.................................. F-129
      Statements of Cash Flows............................................ F-130
      Notes to Financial Statements....................................... F-131
    LAW PROS LEGAL PLACEMENT SERVICES, INC.
      Independent Auditors' Report........................................ F-134
      Balance Sheets...................................................... F-135
      Statements of Operations............................................ F-136
      Statements of Shareholders' Equity.................................. F-137
      Statements of Cash Flows............................................ F-138
      Notes to Financial Statements....................................... F-139
    LAW RESOURCES, INC.
      Independent Auditors' Report........................................ F-144
      Balance Sheets...................................................... F-145
      Statements of Operations............................................ F-146
      Statements of Shareholders' Equity.................................. F-147
      Statements of Cash Flows............................................ F-148
      Notes to Financial Statements....................................... F-149
    CONTRACT HEALTH PROFESSIONALS, INC.
      Independent Auditors' Report........................................ F-153
      Balance Sheets...................................................... F-154
      Statements of Operations............................................ F-155
      Statements of Shareholders' Equity.................................. F-156
      Statements of Cash Flows............................................ F-157
      Notes to Financial Statements....................................... F-158

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

  The following unaudited pro forma combined financial statements give effect to the acquisitions by Work International Corporation ("WORK"), of the outstanding capital stock of Absolutely Professional Staffing, Inc. and Affiliate ("Absolutely"), Access Staffing Inc. ("Access"), AIM Staffing, Inc. ("AIM"), BeneTemps, Inc. ("BeneTemps"), The Burnett Companies Consolidated, Inc. ("Burnett"), Contract Health Professionals, Inc. ("Contract Health"), Core Personnel, Inc., and Core Personnel of Arlington, Inc. ("Core"), Corelink Staffing Services, Inc. ("CoreLink"), Law Pros Legal Placement Services, Inc. ("Law Pros"), Law Resources, Inc. ("Law Resources"), Professional Consulting Network, Inc. ("PCN"), Smith Hanley Associates, Inc. ("Smith Hanley"), Sparks Personnel Services, Inc., and Affiliates ("Sparks"), Task Management, Inc. ("Task"), TOSI Placement Services Inc. ("TOSI"), and WSI Personnel Services, Inc. ("WSI"), (together, the "Founding Companies"). WORK and the Founding Companies are hereinafter referred to as the Company. These acquisitions (the "Acquisitions") will occur simultaneously with and as a condition of the closing of WORK's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. Sparks has been identified as the accounting acquiror in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97 which states that the combining company which receives the largest portion of voting rights in the combined corporation is presumed to be the acquiror for accounting purposes. The unaudited pro forma combined financial statements also give effect to the issuance of common stock in connection with the Offering and as partial consideration for the Acquisitions to the sellers of the Founding Companies. These pro forma combined financial statements are based on the historical financial statements of the Founding Companies and WORK included elsewhere in this Prospectus and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

  The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on June 30, 1998. The unaudited pro forma combined statements of operations give effect to these transactions as if they had occurred on January 1, 1997.

  WORK has preliminarily analyzed the benefits that it expects will be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. Additionally, reductions in interest expense as the result of the planned repayment of the preponderance of the Founding Companies' existing debt have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential benefits, WORK has not and cannot quantify these benefits until completion of the combination of the Founding Companies. It is anticipated that these benefits will be offset by costs related to WORK's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in the unaudited pro forma financial information of WORK.

  The purchase price of the Founding Companies (except Sparks, which is the accounting acquiror) and WORK has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates. The unaudited pro forma combined financial data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred on the assumed dates or to project the Company's financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus. Also see "Risk Factors" included elsewhere herein.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

        UNAUDITED PRO FORMA COMBINED BALANCE SHEET--JUNE 30, 1998

                                (IN THOUSANDS)

                    SPARKS       WORK       ABSOLUTELY   ACCESS                          CONTRACT                  LAW     LAW
                   PERSONNEL INTERNATIONAL PROFESSIONAL STAFFING AIM  BURNETT  BENETEMPS  HEALTH   CORE   CORELINK PROS RESOURCES
                   --------- ------------- ------------ -------- ---- -------  --------- -------- ------  -------- ---- ---------
Cash and cash
equivalents......   $ 1,034     $  661        $  107     $  153  $    $1,521     $164      $ 79   $   71   $   90  $363   $
Trade accounts
receivable, net .     3,526                    1,713        624   340  5,296      649       232      641    1,089   434     614
Due from
officers.........
Available for
sale securities
at fair value....       173                                                                          349
Prepaid expenses
and other assets.        88         25            86        173     7    262        4         4       15       11             9
                    -------     ------        ------     ------  ---- ------     ----      ----   ------   ------  ----   -----
 Total current
 assets..........     4,821        686         1,906        950   347  7,079      817       315    1,076    1,190   797     623
Property and
equipment, net...       314                      270         40    29    759        6        21       22      196    78
Receivable from
related parties..                  158                                                                36                    137
Other assets.....                1,543             9         98     6    322        2       314                13             7
Goodwill.........
                    -------     ------        ------     ------  ---- ------     ----      ----   ------   ------  ----   -----
 Total assets....   $ 5,135     $2,387        $2,185     $1,088  $382 $8,160     $825      $650   $1,134   $1,399  $875   $ 767
                    =======     ======        ======     ======  ==== ======     ====      ====   ======   ======  ====   =====
Accounts payable
and accrued
liabilities......   $    50     $  848        $  368     $   17  $ 52 $  221     $         $      $   21   $   44  $ 97   $  59
Accrued payroll
and related
taxes............       925                                  68    75    254       25        24       74      366           111
Line of credit...                                           200                                               196           375
Notes payable,
current portion..                                 98                      12                                         10
Payable to
Founding Company
shareholders.....
Capital lease
obligation,
current portion..                                 22
Deferred income
taxes............                                           214                                      255              9      31
Other current
liabilities......        20                                                                           80                     13
                    -------     ------        ------     ------  ---- ------     ----      ----   ------   ------  ----   -----
 Total current
 liabilities.....       995        848           488        499   127    487       25        24      430      606   116     589
Notes payable....                                                                                                     7
Capital lease
obligation, less
current portion..                                 80
Payable to
shareholders.....                                                                            87
Other
liabilities......       239
Common stock.....                    1            31         84    25     10        1                 16      232             1
Preferred stock..
Additional paid
in capital.......        71     10,940                                   260
Subscription
receivable--
preferred stock..                  (65)
Treasury stock...    (1,050)                             (1,159)        (139)
Retained earnings
(deficit)........     4,752     (9,337)        1,586      1,664   230  7,542      799       539      693      561   752     177
Unrealized gains
in value of
securities.......       128                                                                           (5)
                    -------     ------        ------     ------  ---- ------     ----      ----   ------   ------  ----   -----
 Total
 shareholders'
 equity..........     3,901      1,539         1,617        589   255  7,673      800       539      704      793   752     178
                    -------     ------        ------     ------  ---- ------     ----      ----   ------   ------  ----   -----
 Total
 liabilities and
 shareholders'
 equity..........   $ 5,135     $2,387        $2,185     $1,088  $382 $8,160     $825      $650   $1,134   $1,399  $875   $ 767
                    =======     ======        ======     ======  ==== ======     ====      ====   ======   ======  ====   =====
                    PCN
                   ------
Cash and cash
equivalents......  $  451
Trade accounts
receivable, net .   2,357
Due from
officers.........
Available for
sale securities
at fair value....
Prepaid expenses
and other assets.      33
                   ------
 Total current
 assets..........   2,841
Property and
equipment, net...     163
Receivable from
related parties..
Other assets.....     169
Goodwill.........
                   ------
 Total assets....  $3,173
                   ======
Accounts payable
and accrued
liabilities......  $  609
Accrued payroll
and related
taxes............     430
Line of credit...
Notes payable,
current portion..
Payable to
Founding Company
shareholders.....
Capital lease
obligation,
current portion..      15
Deferred income
taxes............
Other current
liabilities......      32
                   ------
 Total current
 liabilities.....   1,086
Notes payable....
Capital lease
obligation, less
current portion..       7
Payable to
shareholders.....
Other
liabilities......
Common stock.....      77
Preferred stock..
Additional paid
in capital.......
Subscription
receivable--
preferred stock..
Treasury stock...
Retained earnings
(deficit)........   2,003
Unrealized gains
in value of
securities.......
                   ------
 Total
 shareholders'
 equity..........   2,080
                   ------
 Total
 liabilities and
 shareholders'
 equity..........  $3,173
                   ======

 See accompanying notes to unaudited pro forma combined financial statements.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

                                (IN THOUSANDS)

                                                                                                       PRO FORMA
                          SMITH     TASK                    TOTAL    ACQUISITION PRO FORMA  OFFERING      AS
                          HANLEY MANAGEMENT  TOSI   WSI    COMBINED  ADJUSTMENTS COMBINED  ADJUSTMENTS ADJUSTED
                          ------ ---------- ------ ------  --------  ----------- --------- ----------- ---------
Cash and cash
equivalents.............  $  884   $  110   $  314 $   82  $ 6,084    $ (6,084)  $      --  $  1,430   $   1,430
Trade accounts
receivable, net ........   3,826    1,521    1,066  1,046   24,974     (13,440)     11,534                11,534
Due from officers.......     308                               308        (308)         --                    --
Available for sale
securities at fair
value...................                                       522        (522)         --                    --
Prepaid expenses and
other assets............      39               239      3      998                     998                   998
                          ------   ------   ------ ------  -------    --------   ---------  --------   ---------
 Total current assets...   5,057    1,631    1,619  1,131   32,886     (20,354)     12,532     1,430      13,962
Property and equipment,
net.....................     428       26       51     42    2,445                   2,445        --       2,445
Receivable from related
parties.................                               18      349        (191)        158                   158
Other assets............     217        1                    2,701        (169)      2,532    (1,543)        989
Goodwill................                                               117,403     117,403               117,403
                          ------   ------   ------ ------  -------    --------   ---------  --------   ---------
 Total assets...........  $5,702   $1,658   $1,670 $1,191  $38,381    $ 96,689   $ 135,070  $   (113)  $ 134,957
                          ======   ======   ====== ======  =======    ========   =========  ========   =========
Accounts payable and
accrued liabilities.....  $3,510   $   97   $   62 $  138  $ 6,193    $    660   $   6,853  $          $   6,853
Accrued payroll and
related taxes...........              229      128           2,709                   2,709                 2,709
Line of credit..........              348                    1,119         147       1,266    (1,266)         --
Notes payable, current
portion.................      90               638             848        (728)        120      (120)         --
Payable to Founding
Company shareholders....                                        --      66,850      66,850   (66,850)         --
Capital lease
obligation, current
portion.................                                        37                      37                    37
Deferred income taxes...               50             124      683                     683                   683
Other current
liabilities.............            1,147              71    1,363                   1,363                 1,363
                          ------   ------   ------ ------  -------    --------   ---------  --------   ---------
 Total current
 liabilities............   3,600    1,871      828    333   12,952      66,929      79,881   (68,236)     11,645
Notes payable...........                                         7                       7        (7)         --
Capital lease
obligation, less current
portion.................                                        87                      87                    87
Payable to shareholders.                                        87         (87)         --                    --
Other liabilities.......                                       239                     239                   239
Common stock............       1        1               2      482        (474)          8         6          14
Preferred stock.........                                                                --                    --
Additional paid in
capital.................     565        4                   11,840      43,008      54,848    68,124     122,972
Subscription
receivable--preferred
stock...................                                       (65)         65          --                    --
Treasury stock..........                              (22)  (2,370)      2,370          --                    --
Retained earnings
(deficit)...............   1,536     (218)     842    878   14,999     (14,999)         --                    --
Unrealized gains in
value of securities.....                                       123        (123)         --        --          --
                          ------   ------   ------ ------  -------    --------   ---------  --------   ---------
 Total shareholders'
 equity.................   2,102     (213)     842    858   25,009      29,847      54,856    68,130     122,986
                          ------   ------   ------ ------  -------    --------   ---------  --------   ---------
 Total liabilities and
 shareholders' equity...  $5,702   $1,658   $1,670 $1,191  $38,381    $ 96,689   $ 135,070  $   (113)  $ 134,957
                          ======   ======   ====== ======  =======    ========   =========  ========   =========

 See accompanying notes to unaudited pro forma combined financial statements.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                (IN THOUSANDS)

                   SPARKS       WORK       ABSOLUTELY   ACCESS                           CONTRACT                  LAW
                  PERSONNEL INTERNATIONAL PROFESSIONAL STAFFING  AIM   BURNETT BENETEMPS  HEALTH   CORE  CORELINK  PROS
                  --------- ------------- ------------ -------- ------ ------- --------- -------- ------ -------- ------
Service fees....   $14,546     $             $5,904     $3,910  $1,496 $21,278  $2,287    $1,236  $2,331  $5,954  $1,177
Permanent
placement fees .       237                      326                 44   1,328      91                71     139     150
                   -------     -------       ------     ------  ------ -------  ------    ------  ------  ------  ------
Total revenues..    14,783                    6,230      3,910   1,540  22,606   2,378     1,236   2,402   6,093   1,327
Cost of
services........    10,567                    4,038      2,812   1,030  16,396   1,715       907   1,607   4,608     860
                   -------     -------       ------     ------  ------ -------  ------    ------  ------  ------  ------
Gross profit....     4,216                    2,192      1,098     510   6,210     663       329     795   1,485     467
Selling, general
and
administrative
expenses........     2,582       1,464        1,360        833     359   4,493     446       202     491   1,208     361
                   -------     -------       ------     ------  ------ -------  ------    ------  ------  ------  ------
Operating income
(loss)..........     1,634      (1,464)         832        265     151   1,717     217       127     304     277     106
Other income
(expense), net..        37          12            1         16       2     131       4                41               3
Interest
expense.........                                 23                          2                         1      13
                   -------     -------       ------     ------  ------ -------  ------    ------  ------  ------  ------
Income (loss)
before taxes....     1,671      (1,452)         810        281     153   1,846     221       127     344     264     109
Income tax
expense
(benefit).......                                 97        129                                       139               3
                   -------     -------       ------     ------  ------ -------  ------    ------  ------  ------  ------
Net income
(loss)..........   $ 1,671     $(1,452)      $  713     $  152  $  153 $ 1,846  $  221    $  127  $  205  $  264  $  106
                   =======     =======       ======     ======  ====== =======  ======    ======  ======  ======  ======


 See accompanying notes to unaudited pro forma combined financial statements.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

                  FOR THE SIX MONTHS ENDED JUNE 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             LAW           SMITH      TASK                             PRO FORMA  PRO FORMA
                          RESOURCES  PCN   HANLEY  MANAGEMENT  TOSI    WSI     TOTAL  ADJUSTMENTS  COMBINED
                          --------- ------ ------  ---------- ------  ------  ------- ----------- ----------
Service fees............   $1,870   $6,337 $3,942    $3,505   $6,052  $3,101  $84,926   $         $   84,926
Permanent placement fees
 ........................      191    1,027  5,135       516       85      62    9,402                  9,402
                           ------   ------ ------    ------   ------  ------  -------   -------   ----------
Total revenues..........    2,061    7,364  9,077     4,021    6,137   3,163   94,328                 94,328
Cost of services........    1,158    5,073  2,852     2,608    4,745   2,175   63,151                 63,151
                           ------   ------ ------    ------   ------  ------  -------   -------   ----------
Gross profit............      903    2,291  6,225     1,413    1,392     988   31,177                 31,177
Selling, general and
administrative expenses.      724    1,681  5,418       664    1,399     706   24,391      (922)      23,469
                           ------   ------ ------    ------   ------  ------  -------   -------   ----------
Operating income (loss).      179      610    807       749       (7)    282    6,786       922        7,708
Other income (expense),
net.....................                12    (50)                 8     (10)     207                    207
Interest expense........       20        2                                         61       (57)           4
                           ------   ------ ------    ------   ------  ------  -------   -------   ----------
Income (loss) before
taxes...................      159      620    757       749        1     272    6,932       979        7,911
Income tax expense
(benefit)...............       13              39       167        6              593     3,159        3,752
                           ------   ------ ------    ------   ------  ------  -------   -------   ----------
Net income (loss).......   $  146   $  620 $  718    $  582   $   (5) $  272  $ 6,339   $(2,180)  $    4,159
                           ======   ====== ======    ======   ======  ======  =======   =======   ==========
Net income per share--
basic and diluted.......                                                                          $      .29
                                                                                                  ==========
Shares used in computing
pro forma net income per
share(1)................                                                                          14,316,327

----

(1) Includes (i) 905,718 shares issued by WORK prior to the Offering, (ii) 6,438,540 shares to be issued as consideration in the Acquisitions; (iii) 513,735 shares issued on the automatic conversion of WORK's Series A Preferred Stock and Series B Preferred Stock (collectively, the "Preferred Stock") on completion of this Offering; and (iv) the 6,458,334 shares being offered hereby.

 See accompanying notes to unaudited pro forma combined financial statements.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)

                    SPARKS       WORK       ABSOLUTELY   ACCESS                           CONTRACT                    LAW
                   PERSONNEL INTERNATIONAL PROFESSIONAL STAFFING  AIM   BURNETT BENETEMPS  HEALTH   CORE   CORELINK   PROS
                   --------- ------------- ------------ -------- ------ ------- --------- -------- ------  --------  ------
Service fees.....   $26,812     $    --      $ 9,784     $8,557  $2,781 $39,450  $3,940    $2,100  $4,092  $10,947   $3,776
Permanent
placement fees ..       312                      625         --      --   1,751     174        --      92      220      155
                    -------     -------      -------     ------  ------ -------  ------    ------  ------  -------   ------
 Total revenues..    27,124          --       10,409      8,557   2,781  41,201   4,114     2,100   4,184   11,167    3,931
Cost of services.    19,604                    6,920      6,425   1,863  30,673   3,067     1,512   2,995    8,760    2,703
                    -------     -------      -------     ------  ------ -------  ------    ------  ------  -------   ------
 Gross profit....     7,520          --        3,489      2,132     918  10,528   1,047       588   1,189    2,407    1,228
Selling, general
and
administrative
expenses.........     4,634       7,886        2,555      1,555     667   8,130   1,060       325     865    2,512      522
                    -------     -------      -------     ------  ------ -------  ------    ------  ------  -------   ------
 Operating income
 (loss)..........     2,886      (7,886)         934        577     251   2,398     (13)      263     324     (105)     706
Other income
(expense), net...        58           1            9         33       4     122      11        --      (4)      (9)     (13)
Interest expense.        14          --           91          1       2      14      --        18       3        2        5
                    -------     -------      -------     ------  ------ -------  ------    ------  ------  -------   ------
Income (loss)
before taxes.....     2,930      (7,885)         852        609     253   2,506      (2)      245     317     (116)     688
Income tax
expense
(benefit)........                    --           43        253      --      --      --        --     113       --       19
                    -------     -------      -------     ------  ------ -------  ------    ------  ------  -------   ------
Net income
(loss)...........   $ 2,930     $(7,885)     $   809     $  356  $  253 $ 2,506  $   (2)   $  245  $  204  $  (116)  $  669
                    =======     =======      =======     ======  ====== =======  ======    ======  ======  =======   ======


 See accompanying notes to unaudited pro forma combined financial statements.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                             LAW           SMITH     TASK                             PRO FORMA
                          RESOURCES  PCN   HANLEY MANAGEMENT  TOSI   WSI     TOTAL   ADJUSTMENTS PRO FORMA
                          --------- ------ ------ ---------- ------ ------  -------- ----------- ----------
Service fees............   $3,218   $9,404 $6,081   $5,528   $9,309 $5,635  $151,414   $    --   $  151,414
Permanent placement fees
 ........................      274    1,882 10,241      739      175     93    16,733        --       16,733
                           ------   ------ ------   ------   ------ ------  --------   -------   ----------
 Total revenues.........    3,492   11,286 16,322    6,267    9,484  5,728   168,147        --      168,147
Cost of services........    2,056    7,385  4,551    4,119    7,289  3,872   113,794        --      113,794
                           ------   ------ ------   ------   ------ ------  --------   -------   ----------
 Gross profit...........    1,436    3,901 11,771    2,148    2,195  1,856    54,353        --       54,353
Selling, general and
administrative expenses.    1,567    3,002 11,047    2,830    1,324  1,624    52,105   (11,100)      41,005
                           ------   ------ ------   ------   ------ ------  --------   -------   ----------
 Operating income
 (loss).................     (131)     899    724     (682)     871    232     2,248    11,100       13,348
Other income (expense),
net.....................        1        5     16       21        7      6       268        --          268
Interest expense........       40        6      3        2        5              206      (199)           7
                           ------   ------ ------   ------   ------ ------  --------   -------   ----------
Income (loss) before
taxes...................     (170)     898    737     (663)     873    238     2,310    11,299       13,609
Income tax expense
(benefit)...............      (13)             16      152      363    (26)      920     5,814        6,734
                           ------   ------ ------   ------   ------ ------  --------   -------   ----------
Net income (loss).......   $ (157)  $  898 $  721   $ (815)  $  510 $  264  $  1,390   $ 5,485   $    6,875
                           ======   ====== ======   ======   ====== ======  ========   =======   ==========
Net income per share--
basic and diluted.......                                                                         $      .48
                                                                                                 ==========
Shares used in computing
pro forma net income per
share(1)................                                                                         14,316,327

----

(1) Includes (i) 905,718 shares issued by WORK prior to the Offering, (ii) 6,438,540 shares to be issued as consideration in the Acquisitions; (iii) 513,735 shares issued on the automatic conversion of WORK's Preferred Stock on completion of this Offering; and (iv) the 6,458,334 shares being offered hereby.

 See accompanying notes to unaudited pro forma combined financial statements.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL:

  WORK was formed to become a leading domestic and international provider of diversified staffing and outsourcing solutions and services. WORK conducted no operations prior to the Offering and will acquire the Founding Companies simultaneously with and as a condition of the consummation of the Offering.

  The historical financial statements represent the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are as of and for the six months ended June 30, 1998 and for the year ended December 31, 1997. The historical financial statements included elsewhere herein have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:

  Concurrently with and as a condition to the closing of the Offering, WORK will acquire all of the outstanding capital stock of the Founding Companies. The Acquisitions were accounted for using the purchase method of accounting with Sparks being treated as the accounting acquiror. The following table sets forth the consideration to be paid (a) in cash and (b) in shares of WORK's Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares has been determined using an estimated fair value of $10.80 per share, which represents a discount of ten percent from the assumed initial public offering price of $12.00 per share (the midpoint of the range of estimated initial public offering prices set forth on the cover page of this Prospectus) due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the Acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. In the opinion of management, the final allocation of the purchase price will not materially differ from these preliminary estimates.

  The shareholders of PCN and Task are both entitled to additional consideration (the "Earn-Outs"), payable in cash, in the event Earn-Out EBIT (as defined) for 1998 and 1999 exceeds target levels. The shareholders of CHP are entitled to additional compensation, payable in cash, in the event Earn-Out EBIT (as defined) for the 12 months following the Offering exceeds Adjusted EBIT (as defined) for the 12-month period ending on the last day of the month during which the Offering is consummated. Additional payments, if any, related to these arrangements will be recorded as additional purchase consideration at the time such amount is determinable.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

                                                                 COMMON STOCK
                                                               -----------------
                                                                          VALUE
                                                                           OF
                                                        CASH    SHARES   SHARES
                                                       ------- --------- -------
                                                        (DOLLARS IN THOUSANDS)
   Absolutely......................................... $ 7,401   224,746 $ 2,427
   Access.............................................   3,771   208,843   2,256
   AIM................................................     866    72,176     779
   BeneTemps..........................................   2,500   216,227   2,335
   Burnett............................................   8,422 1,333,333  14,400
   Contract Health....................................     800    82,369     890
   Core...............................................   1,341   111,738   1,207
   Corelink...........................................   1,095   365,078   3,943
   Law Pros...........................................   2,000   184,314   1,991
   Law Resources......................................   1,006    83,846     905
   PCN................................................   4,820   401,672   4,338
   Smith Hanley.......................................   8,500   643,149   6,946
   Sparks.............................................  15,000 1,467,978  15,854
   Task...............................................   5,357   446,456   4,822
   TOSI...............................................   1,400   382,356   4,129
   WSI................................................   2,571   214,259   2,314
                                                       ------- --------- -------
     Total............................................ $66,850 6,438,540 $69,536
                                                       ======= ========= =======

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

  (a) Records the S Corporation Distributions of $6.5 million.

  (b) Records the distribution of accounts receivable and certain nonoperating assets and the elimination of assets and liabilities of the Founding Companies which will not be acquired or assumed in connection with the Acquisitions.

  (c) Records the purchase of the Founding Companies for a total purchase price of $136.4 million, including $30.9 million (cash of $15.0 million and WORK Common Stock with an aggregate value of $15.9 million determined using an estimated fair value of $10.80 per share) attributed to Sparks as accounting acquiror. The entry includes the liability of $66.9 million for the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions, the issuance of 6,438,540 shares of WORK Common Stock to the Founding Companies and estimated acquisition costs of $0.7 million resulting in the creation of $103.7 million of goodwill after allocating the purchase price to the aggregate assets acquired and liabilities assumed, excluding Sparks, as shown below. In addition, goodwill of $13.7 million, determined using an estimated fair value of $10.80 per share, has been recorded attributable to the shares of WORK Common Stock issued and outstanding after the automatic conversion of the WORK Preferred Stock. Based on its initial assessment, management believes that the historical carrying value of the Founding Companies' assets and liabilities will approximate fair value and that there are no other identifiable intangible assets to which any material purchase price can be allocated.

                                                                  JUNE 30, 1998
                                                                  --------------
                                                                  (IN THOUSANDS)
                                    ASSETS
     Cash and equivalents........................................    $ 2,215
     Trade accounts receivable...................................      9,887
     Prepaid expenses and other assets...........................        910
                                                                     -------
       Total current assets......................................     13,012
     Property and equipment, net.................................      2,131
     Receivable from related parties.............................        158
     Other assets................................................      2,532
                                                                     -------
       Total assets..............................................    $17,833
                                                                     =======
                                  LIABILITIES

     Accounts payable............................................    $ 6,143
     Accrued payroll and related taxes...........................      1,784
     Lines of credit.............................................      3,509
     Notes payable, current portion..............................        120
     Capital lease obligation, current portion...................         37
     Deferred income taxes.......................................        683
     Other current liabilities...................................      1,343
                                                                     -------
       Total current liabilities.................................     13,619
     Notes payable...............................................          7
     Capital lease obligation, less current portion..............         87
                                                                     -------
       Total liabilities.........................................    $13,713
                                                                     =======
       Net book value............................................    $ 4,120
                                                                     =======

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

  The following reconciles the combined historical net assets of the Founding Companies and WORK to the net assets acquired by Sparks (in thousands):

                                                    TOTAL     LESS:   ACQUIRED
                                                   COMBINED  SPARKS   COMPANIES
                                                   --------  -------  ---------
Historical net assets............................. $ 25,009  $(3,901) $ 21,108
S Corporation Distributions.......................   (6,502)   1,179    (5,323)
Distribution of certain assets to Founding
 Companies........................................  (13,609)   1,879   (11,730)
Other adjustments.................................       65                 65
                                                   --------  -------  --------
                                                   $  4,963  $  (843) $  4,120
                                                   ========  =======  ========

  (d) Records the cash proceeds from the issuance of 6,458,334 shares of Common Stock, net of estimated offering costs (based on an assumed initial public offering price of $12.00 per share, the midpoint of the range of estimated initial public offering prices set forth on the cover page of this Prospectus). Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

  (e) Records the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions and the repayment of the preponderance of the Founding Companies' existing debt.

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

  The following tables summarize the unaudited pro forma combined balance sheet adjustments (in thousands):

                                                        ACQUISITION                      OFFERING
                            (A)      (B)        (C)     ADJUSTMENTS   (D)       (E)     ADJUSTMENTS
                          -------  --------  ---------  ----------- --------  --------  -----------
     ASSETS

Cash and cash
 equivalents............  $(4,112) $    271  $  (2,243)  $ (6,084)  $ 69,673  $(68,243)  $  1,430
Trade accounts
 receivable, net........            (13,440)              (13,440)
Due from officers.......               (308)                 (308)
Available for sale
 securities at fair
 value..................               (522)                 (522)
Prepaid expenses and
 other assets...........
                          -------  --------  ---------   --------   --------  --------   --------
 Total current assets...   (4,112)  (13,999)    (2,243)   (20,354)    69,673   (68,243)     1,430
Property and equipment,
 net....................
Receivable from related
 parties................               (191)                 (191)
Other assets............               (169)                 (169)    (1,543)              (1,543)
Goodwill................                       117,403    117,403
                          -------  --------  ---------   --------   --------  --------   --------
 Total assets...........  $(4,112) $(14,359) $ 115,160   $ 96,689   $ 68,130  $(68,243)    $ (113)
                          =======  ========  =========   ========   ========  ========   ========
    LIABILITIES

Accounts payable and
 accrued liabilities....  $    --  $     --  $    (660)  $   (660)  $     --  $     --   $     --
Accrued payroll and
 related taxes..........
Lines of credit.........   (2,390)               2,243       (147)               1,266      1,266
Notes payable, current
 portion................                728                   728                  120        120
Payable to Founding
 Company shareholders...                       (66,850)   (66,850)              66,850     66,850
Capital lease
 obligation, current
 portion................
Deferred income taxes...
Other current
 liabilities............
                          -------  --------  ---------   --------   --------  --------   --------
 Total current
  liabilities...........   (2,390)      728    (65,267)   (66,929)              68,236     68,236
Notes payable...........                                                             7          7
Capital lease
 obligation, less
 current portion........
Payable to shareholders.                 87                    87
Other liabilities.......
                          -------  --------  ---------   --------   --------  --------   --------
 Total liabilities......   (2,390)      815    (65,267)   (66,842)              68,243     68,243
Common stock............                           474        474         (6)                  (6)
Preferred stock.........
Additional paid in
 capital................                       (43,008)   (43,008)   (68,124)             (68,124)
Subscription
 receivable--preferred
 stock..................                (65)                  (65)
Treasury stock..........                        (2,370)    (2,370)
Retained earnings.......    6,502    13,486     (4,989)    14,999
Unrealized gains in
 value of securities....                123                   123
                          -------  --------  ---------   --------   --------  --------   --------
 Total shareholders'
  equity................    6,502    13,544    (49,893)   (29,847)   (68,130)             (68,130)
                          -------  --------  ---------   --------   --------  --------   --------
 Total liabilities and
  shareholders' equity..  $ 4,112  $ 14,359  $(115,160)  $(96,689)  $(68,130) $ 68,243   $    113
                          =======  ========  =========   ========   ========  ========   ========

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

4. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

 Year Ended December 31, 1997

  (a) Reflects the reversal of the $7.4 million non-cash compensation charge related to the issuance of 1,055,718 shares of Common Stock to management and directors of and consultants to the Company offset by an expected incremental charge for the recurring portion of salary and administrative expenses of $0.8 million. Also reflects the $7.4 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they agreed in connection with the Acquisitions, as detailed in the following table (in thousands). The employment agreements have a two-year term and provide annual base salaries of $100,000 to $150,000 as well as other benefits that generally will be available to other management members of the Company. Management believes the employment agreements create incentives for the owners of the Founding Companies to maximize the financial performance of the Company.

   Historical 1997 Salaries, Bonuses and Benefits...................... $13,754
   Prospective 1998 Salaries, Bonuses and Benefits.....................   6,367
                                                                        -------
   Compensation Differential........................................... $ 7,387
                                                                        =======

  (b) Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40-year estimated life.

  (c) Reflects the reduction in interest expense due to the planned repayment of existing debt in connection with the Acquisitions.

  (d) Reflects the reduction in depreciation expense for the distribution of certain assets which will not be acquired in the Acquisitions.

  (e) Reflects the incremental provision for federal and state income taxes relating to the statement of operations pro forma adjustments and to reflect income taxes on S corporation operations as if these entities had been taxable as C corporations during the periods presented.

  The following table summarizes the unaudited pro forma combined statements of operations adjustments (in thousands):

                                                                     PRO FORMA
                             (A)       (B)     (C)   (D)     (E)    ADJUSTMENTS
                           --------  -------  -----  ----  -------  -----------
Revenues.................. $     --  $    --  $  --  $ --  $    --   $     --
Cost of sales.............       --       --     --    --       --         --
                           --------  -------  -----  ----  -------   --------
Gross profit..............       --       --     --    --       --         --
Selling, general and
 administrative...........  (14,023)   2,935     --   (12)      --    (11,100)
                           --------  -------  -----  ----  -------   --------
Income from operations....   14,023   (2,935)    --    12       --     11,100
Other income (expense)
  Interest expense........       --       --   (199)   --       --       (199)
  Other income (expense),
   net....................       --       --     --    --       --         --
                           --------  -------  -----  ----  -------   --------
Income before income
 taxes....................   14,023   (2,935)   199    12       --     11,299
Provision for income
 taxes....................       --       --     --    --    5,814      5,814
                           --------  -------  -----  ----  -------   --------
Net income................ $ 14,023  $(2,935) $ 199  $ 12  $(5,814)  $  5,485
                           ========  =======  =====  ====  =======   ========

             WORK INTERNATIONAL CORPORATION AND FOUNDING COMPANIES

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:

 Six Months Ended June 30, 1998

  (a) Reflects the reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they agreed in connection with the Acquisitions, as detailed in the following table (in thousands). The employment agreements have a two-year term and provide annual base salaries of $100,000 to $150,000 as well as other benefits that generally will be available to other management members of the Company. Management believes the employment agreements create incentives for the owners of the Founding Companies to maximize the financial performance of the Company.

   Historical First Half 1998 Salaries, Bonuses and Benefits............. $5,567
   Pro-rata Portion of Prospective 1998 Salaries, Bonuses and Benefits...  3,183
                                                                          ------
   Compensation Differential............................................. $2,384
                                                                          ======

  (b) Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40-year estimated life.

  (c) Reflects the reduction in interest expense due to the planned repayment of existing debt in connection with the Acquisitions.

  (d) Reflects the reduction in depreciation expense for the distribution of certain assets which will not be acquired in the Acquisitions.

  (e) Reflects the incremental provision for federal and state income taxes relating to the statement of operations pro forma adjustments and to reflect income taxes on S corporation operations as if these entities had been taxable as C corporations during the periods presented.

  The following table summarizes the unaudited pro forma combined statement of operations adjustments (in thousands):

                                                                     PRO FORMA
                                (A)      (B)    (C)   (D)    (E)    ADJUSTMENTS
                              -------  -------  ----  ---  -------  -----------
Revenues..................... $    --  $    --  $ --  $--  $    --    $    --
Cost of sales................      --       --    --   --       --         --
                              -------  -------  ----  ---  -------    -------
Gross profit.................      --       --    --   --       --         --
Selling, general and
 administrative..............  (2,384)   1,468    --   (6)      --       (922)
                              -------  -------  ----  ---  -------    -------
Income from operations.......   2,384   (1,468)   --    6       --        922
Other income (expense)
  Interest expense...........      --       --   (57)  --       --        (57)
  Other income (expense),
   net.......................      --       --    --   --       --         --
                              -------  -------  ----  ---  -------    -------
Income before income taxes...   2,384   (1,468)   57    6       --        979
Provision for income taxes...      --       --    --   --    3,159      3,159
                              -------  -------  ----  ---  -------    -------
Net income................... $ 2,384  $(1,468) $ 57  $ 6  $(3,159)   $(2,180)
                              =======  =======  ====  ===  =======    =======

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Sparks Personnel Services, Inc.,
Sparks Associates, Inc., and
Customer Care Solutions, LLC:

  We have audited the accompanying combined balance sheets of Sparks Personnel Services, Inc., Sparks Associates, Inc. and Customer Care Solutions, LLC, as of December 31, 1996 and 1997, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Sparks Personnel Services, Inc., Sparks Associates, Inc. and Customer Care Solutions, LLC as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 24, 1998

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                              DECEMBER 31,
                                         ------------------------   JUNE 30,
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents............. $   671,399  $ 1,003,672  $ 1,034,448
  Trade accounts receivable, net of
   allowance of $130,374, $76,415 and
   $144,912, respectively...............   3,521,096    3,603,555    3,525,511
  Available-for-sale securities at fair
   value................................      97,496      142,213      172,806
  Prepaid expenses and other assets.....      33,173       63,691       88,356
                                         -----------  -----------  -----------
    Total current assets................   4,323,164    4,813,131    4,821,121
Property and equipment, net.............     298,352      340,619      313,712
                                         -----------  -----------  -----------
    Total assets........................ $ 4,621,516  $ 5,153,750  $ 5,134,833
                                         ===========  ===========  ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit........................ $   200,000  $        --  $        --
  Accounts payable......................      92,899       54,626       50,460
  Accrued payroll and related taxes.....     925,445      891,569      925,167
  Other current liabilities.............      11,148       23,363       19,301
                                         -----------  -----------  -----------
    Total current liabilities...........   1,229,492      969,558      994,928
                                         -----------  -----------  -----------
  Other liabilities.....................      22,747      220,104      239,349
Shareholders' equity:
  Sparks Personnel Services, Inc. common
   stock, $1 par value; 1,000 shares au-
   thorized, 46 shares issued and out-
   standing.............................          46           46           46
  Sparks Associates, Inc. common stock,
   $1 par value; 1,000 shares autho-
   rized, 90 shares issued and outstand-
   ing..................................          90           90           90
  Customer Care Solutions, LLC members'
   equity...............................      70,000       70,000       70,000
  Additional paid-in capital............       1,000        1,000        1,000
  Treasury stock........................  (1,050,000)  (1,050,000)  (1,050,000)
  Retained earnings.....................   4,291,731    4,845,079    4,751,881
  Unrealized gains in value of avail-
   able-for-sale securities.............      56,410       97,873      127,539
                                         -----------  -----------  -----------
    Total shareholders' equity..........   3,369,277    3,964,088    3,900,556
                                         -----------  -----------  -----------
    Total liabilities and shareholders'
     equity............................. $ 4,621,516  $ 5,153,750  $ 5,134,833
                                         ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                  SIX MONTHS ENDED
                              YEARS ENDED DECEMBER 31,                JUNE 30,
                         ------------------------------------  ------------------------
                            1995        1996         1997         1997         1998
                         ----------- -----------  -----------  -----------  -----------
                                                                     (UNAUDITED)
Revenues:
  Service fees.......... $15,719,219 $22,451,356  $26,812,361  $13,397,869  $14,546,245
  Permanent placement
   fees.................      57,738     192,958      311,562      145,191      236,578
                         ----------- -----------  -----------  -----------  -----------
    Revenues from
     services...........  15,776,957  22,644,314   27,123,923   13,543,060   14,782,823
  Cost of services......  11,248,728  16,597,926   19,603,708    9,774,234   10,566,787
                         ----------- -----------  -----------  -----------  -----------
    Gross profit........   4,528,229   6,046,388    7,520,215    3,768,826    4,216,036
  Selling, general and
   administrative ex-
   pense................   2,831,507   3,802,093    4,634,171    2,173,037    2,582,089
                         ----------- -----------  -----------  -----------  -----------
    Operating income....   1,696,722   2,244,295    2,886,044    1,595,789    1,633,947
Other income (expense):
  Interest expense......          --      (2,795)     (13,460)      (7,489)          --
  Other income .........      43,442      54,448       57,719       13,376       36,938
                         ----------- -----------  -----------  -----------  -----------
    Net income.......... $ 1,740,164 $ 2,295,948  $ 2,930,303  $ 1,601,676  $ 1,670,885
                         =========== ===========  ===========  ===========  ===========


            See accompanying notes to combined financial statements.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                                  UNREALIZED
                  SPARKS PERSONNEL     SPARKS ASSOCIATES,                                                          GAINS IN
                   SERVICES, INC.             INC.             CUSTOMER CARE                                       VALUE OF
                    COMMON STOCK          COMMON STOCK          SOLUTIONS,   ADDITIONAL                           AVAILABLE-
                  ------------------   ---------------------   LLC MEMBERS'   PAID-IN     TREASURY     RETAINED    FOR-SALE
                   SHARE     AMOUNT     SHARES      AMOUNT        EQUITY      CAPITAL      STOCK       EARNINGS   SECURITIES
                  --------  --------   ---------   ---------   ------------- ---------- ------------  ----------  ----------
Balance,
 December 31,
 1994...........         46  $     46          90   $      90     $            $1,000    $(1,050,000) $2,455,619   $ 20,896
Net income......         --        --          --          --          --          --             --   1,740,164         --
Shareholder
 distributions           --        --          --          --          --          --             --    (500,000)        --
Unrealized gain
 on investments.         --        --          --          --          --          --             --          --     43,033
                   --------  --------   ---------   ---------     -------      ------   ------------  ----------   --------
Balance,
 December 31,
 1995...........         46        46          90          90          --       1,000     (1,050,000)  3,695,783     63,929
Shareholder
 contributions..         --        --          --          --      70,000          --             --          --         --
Net income......         --        --          --          --          --          --             --   2,295,948         --
Shareholder
 distributions..         --        --          --          --          --          --             --  (1,700,000)        --
Unrealized loss
 on investments.         --        --          --          --          --          --             --          --     (7,519)
                   --------  --------   ---------   ---------     -------      ------   ------------  ----------   --------
Balance,
 December 31,
 1996...........         46        46          90          90      70,000       1,000     (1,050,000)  4,291,731     56,410
Net income......         --        --          --          --          --          --             --   2,930,303         --
Shareholder
 distributions..         --        --          --          --          --          --             --  (2,376,955)        --
Unrealized gain
 on investments.         --        --          --          --          --          --             --          --     41,463
                   --------  --------   ---------   ---------     -------      ------   ------------  ----------   --------
Balance,
 December 31,
 1997...........         46  $     46          90   $      90     $70,000      $1,000   $ (1,050,000) $4,845,079   $ 97,873
Net income
 (unaudited)....         --        --          --          --          --          --             --   1,670,885         --
Shareholder
 distributions
 (unaudited)....         --        --          --          --          --          --             --  (1,764,083)        --
Unrealized gain
 on investments
 (unaudited)....         --        --          --          --          --          --             --          --     29,666
                   --------  --------   ---------   ---------     -------      ------   ------------  ----------   --------
Balance, June
 30, 1998
 (unaudited)....         46  $     46          90   $      90     $70,000      $1,000   $ (1,050,000) $4,751,881   $127,539
                   ========  ========   =========   =========     =======      ======   ============  ==========   ========
                    TOTAL
                  -----------
Balance,
 December 31,
 1994...........  $1,427,651
Net income......   1,740,164
Shareholder
 distributions      (500,000)
Unrealized gain
 on investments.      43,033
                  -----------
Balance,
 December 31,
 1995...........   2,710,848
Shareholder
 contributions..      70,000
Net income......   2,295,948
Shareholder
 distributions..  (1,700,000)
Unrealized loss
 on investments.      (7,519)
                  -----------
Balance,
 December 31,
 1996...........   3,369,277
Net income......   2,930,303
Shareholder
 distributions..  (2,376,955)
Unrealized gain
 on investments.      41,463
                  -----------
Balance,
 December 31,
 1997...........  $3,964,088
Net income
 (unaudited)....   1,670,885
Shareholder
 distributions
 (unaudited)....  (1,764,083)
Unrealized gain
 on investments
 (unaudited)....      29,666
                  -----------
Balance, June
 30, 1998
 (unaudited)....  $3,900,556
                  ===========


            See accompanying notes to combined financial statements.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                SIX MONTHS ENDED JUNE
                              YEARS ENDED DECEMBER 31,                   30,
                         ------------------------------------  ------------------------
                            1995        1996         1997         1997         1998
                         ----------  -----------  -----------  -----------  -----------
                                                                     (UNAUDITED)
Cash flows from operat-
 ing activities:
  Net income...........  $1,740,164  $ 2,295,948  $ 2,930,303  $ 1,601,676  $ 1,670,885
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation.......      57,000       79,126      122,780       42,073       56,683
    Change in operating
     assets and
     liabilities:
     Trade accounts
      receivable.......    (855,252)  (1,269,505)     (82,459)     568,375       78,044
     Prepaid expenses
      and other assets.     (11,120)        (842)     (30,518)     (30,288)     (24,640)
     Accounts payable
      and accrued
      liabilities......    (165,403)     599,139      (59,934)    (122,653)      25,370
     Other liabilities.          --       22,747      197,356       97,938       19,245
                         ----------  -----------  -----------  -----------  -----------
      Net cash provided
       by operating
       activities......     765,389    1,726,613    3,077,528    2,157,121    1,825,587
                         ----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
  Purchase of property
   and equipment.......     (76,984)    (273,133)    (194,408)     (72,418)     (29,776)
  Disposal of property
   and equipment.......      55,951       14,782       29,362       29,362           --
  Purchase of
   investments.........      (2,933)      (3,115)      (3,254)          --         (952)
                         ----------  -----------  -----------  -----------  -----------
      Net cash used in
       investing
       activities......     (23,966)    (261,466)    (168,300)     (43,056)     (30,728)
                         ----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
  Proceeds on line of
   credit..............          --      200,000           --           --           --
  Principal payments on
   line of credit......          --           --     (200,000)    (200,000)          --
  Shareholder
   distributions.......    (500,000)  (1,700,000)  (2,376,955)  (1,464,835)  (1,764,083)
  Customer Care
   Solutions, LLC
   members
   contributions.......          --       70,000           --           --           --
                         ----------  -----------  -----------  -----------  -----------
      Net cash used in
       financing
       activities......    (500,000)  (1,430,000)  (2,576,955)  (1,664,835)  (1,764,083)
                         ----------  -----------  -----------  -----------  -----------
Net increase in cash
 and cash equivalents..     241,423       35,147      332,273      449,230       30,776
Cash and cash
 equivalents at
 beginning of period...     394,829      636,252      671,399      671,399    1,003,672
                         ----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................  $  636,252  $   671,399  $ 1,003,672  $ 1,120,629  $ 1,034,448
                         ==========  ===========  ===========  ===========  ===========
Supplemental disclosure
 of cash flow
 information--cash paid
 during the period for
 interest..............  $       --  $     1,075  $    10,065  $     8,436  $        --
                         ==========  ===========  ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Sparks Personnel Services, Inc., Sparks Associates, Inc. and Customer Care Solutions, LLC (collectively "the Company") were incorporated in the state of Maryland in 1970, 1972 and 1996, respectively. The Company is under common control. As common control exists among the entities, combined financial statements are presented. The Company specializes in the temporary and permanent placement of personnel to businesses, professional service organizations, health care facilities and government agencies located primarily in Maryland, Virginia and Washington, DC.

  The accompanying combined financial statements include the accounts of Sparks Personnel Services, Inc., Sparks Associates, Inc. and Customer Care Solutions, LLC. All significant intercompany accounts and transactions have been eliminated in order to present the combined financial statements of the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

 The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying combined financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or industries.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using an accelerated method. The estimated useful lives of property and equipment for purposes of computing depreciation range from three to seven years.

 Investment Securities

  Investment securities, classified as available-for-sale, consist principally of marketable equity securities. Such securities are recorded at fair value; and unrealized holding gains and losses are excluded from operations and are reported as a separate component of shareholders' equity until realized. Realized gains and losses, which were insignificant for the periods presented, are determined on a specific identification basis. Dividend income is recognized when earned.

 Income Taxes

  For federal and state income tax reporting purposes, the Company has elected to be taxed as an S corporation and a limited liability company under the Internal Revenue Code and, accordingly, all tax attributes of the Company pass through to its shareholders, except for income earned in the District of Columbia. Therefore, no provision for federal or state income taxes is reflected in the accompanying financial statements. The District of Columbia does not recognize the S corporation filing status. Accordingly, a provision for income taxes payable to the District of Columbia for income earned in the District is included in operating costs and expenses in the statements of operations. Such amounts, including deferred tax effects, were insignificant for all the periods presented.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment related taxes and
(c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in each of the periods presented is immaterial.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying values of cash and cash equivalents, trade accounts receivable, line of credit and accounts payable approximate their fair values due to the short-term maturities of these instruments. Available-for-sale securities are carried at fair value.

 Newly Adopted Accounting Standards

  In June 1997, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income was issued. This statement establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of the financial statements for earlier periods, provided for comparative purposes, is required. The statement also requires the accumulated balance of other comprehensive income to be displayed separately in the equity section of the balance sheet. This statement is effective for fiscal years beginning after December 15, 1997. Total comprehensive income for the periods ended June 30, 1997 and 1998 was $1,613,218 and $1,700,551, respectively.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
   Furniture and fixtures......................... $219,663 $278,404  $288,256
   Computer equipment.............................  342,301  454,301   471,050
   Leasehold improvements.........................    2,463    5,592     8,767
   Automobiles....................................  127,426  104,525   104,525
                                                   -------- --------  --------
                                                    691,853  842,822   872,598
   Less--accumulated depreciation.................  393,501  502,203   558,886
                                                   -------- --------  --------
                                                   $298,352 $340,619  $313,712
                                                   ======== ========  ========

(4)LINES OF CREDIT

  Sparks Personnel Services, Inc. maintained a revolving line of credit of $250,000. Borrowings made under this arrangement bore interest at prime. The line was secured by the business assets of Sparks Personnel Services, Inc. and the personal property of its shareholder. The line expired in 1997.

  Customer Care Solutions, LLC, maintained a revolving line of credit of $400,000 in 1996 and 1997. Borrowings made under this arrangement bear interest at prime (8.5% at December 31, 1997). The line is secured by the business assets of Customer Care Solutions, LLC and the personal property of its shareholders. The amounts outstanding at December 31, 1996 and 1997 were $200,000 and $-0-, respectively.

                SPARKS PERSONNEL SERVICES, INC., AND AFFILIATES

(5) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for 1995, 1996 and 1997 were approximately $187,489, $238,163 and $309,869, respectively.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      YEAR ENDING DECEMBER 31,
      ------------------------
      1998.......................................................... $  331,028
      1999..........................................................    325,932
      2000..........................................................    208,866
      2001..........................................................    193,967
      2002..........................................................    136,891
      Later years, through 2004.....................................    157,032
                                                                     ----------
      Total minimum lease payments.................................. $1,353,716
                                                                     ==========


(6) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Work International Corporation:

  We have audited the accompanying balance sheet of Work International Corporation as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the period from September 4, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Work International Corporation as of December 31, 1997, and the results of its operations and its cash flows for the period from September 4, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
July 10, 1998

                         WORK INTERNATIONAL CORPORATION

                                 BALANCE SHEETS

                                                      DECEMBER 31,   JUNE 30,
                       ASSETS                             1997         1998
                       ------                         ------------  -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................... $   554,921   $   660,621
  Prepaid expenses...................................          --        25,000
  Subscription receivable............................     117,975            --
                                                      -----------   -----------
    Total current assets.............................     672,896       685,621
Due from related parties.............................      18,296       158,474
Deferred offering costs..............................      15,291     1,543,369
                                                      -----------   -----------
    Total assets..................................... $   706,483   $ 2,387,464
                                                      ===========   ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable................................... $     2,419   $     4,117
  Accrued expenses...................................     174,008       845,340
                                                      -----------   -----------
    Total liabilities................................     176,427       849,457
                                                      -----------   -----------
Shareholders' equity:
  Common stock, $.001 par value; 20,000,000 shares
   authorized, 905,718 issued and outstanding........         906           906
  Preferred stock--Series A, $.001 par value;
   5,000,000 shares authorized, 1,000 issued and out-
   standing..........................................           1             1
  Preferred stock--Series B, $.001 par value;
   5,000,000 shares authorized, none issued in 1997;
   2,500 issued and outstanding at June 30, 1998.....          --             3
  Additional paid-in capital.........................   8,439,568    10,939,565
  Retained deficit...................................  (7,885,419)   (9,337,468)
  Subscriptions receivable--preferred stock..........     (25,000)      (65,000)
                                                      -----------   -----------
    Total shareholders' equity.......................     530,056     1,538,007
                                                      -----------   -----------
    Total liabilities and shareholders' equity....... $   706,483   $ 2,387,464
                                                      ===========   ===========

                See accompanying notes to financial statements.

                         WORK INTERNATIONAL CORPORATION

                            STATEMENTS OF OPERATIONS

                                                     SEPTEMBER 4,
                                                         1997
                                                     (INCEPTION)   SIX MONTHS
                                                       THROUGH        ENDED
                                                     DECEMBER 31,   JUNE 30,
                                                         1997         1998
                                                     ------------  -----------
                                                                   (UNAUDITED)
Selling, general and administrative expenses........ $ 7,886,481   $ 1,463,769
                                                     -----------   -----------
    Operating loss..................................  (7,886,481)   (1,463,769)
Interest income.....................................       1,062        11,720
                                                     -----------   -----------
    Net loss........................................ $(7,885,419)  $(1,452,049)
                                                     ===========   ===========



                See accompanying notes to financial statements.

                         WORK INTERNATIONAL CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                              PREFERRED STOCK
                                        ---------------------------
                          COMMON STOCK    SERIES A      SERIES B                  ADDITIONAL
                         -------------- ------------- ------------- SUBSCRIPTIONS   PAID-IN    RETAINED
                         SHARES  AMOUNT SHARES AMOUNT SHARES AMOUNT  RECEIVABLE     CAPITAL     DEFICIT       TOTAL
                         ------- ------ ------ ------ ------ ------ ------------- ----------- -----------  -----------
Balance, September 4,
 1997 (inception).......      --  $ --     --   $--      --   $--     $     --    $        -- $        --  $        --
Issuance of management
 and consultant shares.. 905,718   906     --    --      --    --           --      7,439,569          --    7,440,475
Issuance and
 subscription of
 preferred stock--Series
 A......................      --    --  1,000     1      --    --      (25,000)       999,999          --      975,000
Net loss................      --    --     --    --      --    --           --                 (7,885,419)  (7,885,419)
                         -------  ----  -----   ---   -----   ---     --------    ----------- -----------  -----------
Balance, December 31,
 1997................... 905,718   906  1,000     1      --    --      (25,000)     8,439,568  (7,885,419)     530,056
Issuance and
 subscription of
 preferred stock--Series
 B (unaudited)..........      --    --     --    --   2,500     3      (40,000)     2,499,997          --    2,460,000
Net loss (unaudited)....      --    --     --    --      --    --           --             --  (1,452,049)  (1,452,049)
                         -------  ----  -----   ---   -----   ---     --------    ----------- -----------  -----------
Balance, June 30, 1998
 (unaudited)............ 905,718  $906  1,000   $ 1   2,500   $ 3     $(65,000)   $10,939,565 $(9,337,468) $ 1,538,007
                         =======  ====  =====   ===   =====   ===     ========    =========== ===========  ===========


                See accompanying notes to financial statements.

                         WORK INTERNATIONAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                      SEPTEMBER 4,
                                                          1997
                                                      (INCEPTION)   SIX MONTHS
                                                        THROUGH        ENDED
                                                      DECEMBER 31,   JUNE 30,
                                                          1997         1998
                                                      ------------  -----------
                                                                    (UNAUDITED)
Cash flows from operating activities:
 Net loss............................................ $(7,885,419)  $(1,452,049)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Compensation expense related to issuance of common
   stock to management and consultants...............   7,437,500            --
  Change in operating assets and liabilities:
   Prepaid expenses..................................          --       (25,000)
   Due from related parties..........................     (18,296)     (140,178)
   Accounts payable and accrued expenses.............     176,427       253,404
                                                      -----------   -----------
    Net cash used in operating activities............    (289,788)   (1,363,823)
                                                      -----------   -----------
Cash flows from financing activities:
 Proceeds from issuance of common stock..............          --         2,975
 Proceeds from issuance of preferred stock...........     860,000     2,575,000
 Deferred offering costs.............................     (15,291)   (1,108,452)
                                                      -----------   -----------
    Net cash provided by financing activities........     844,709     1,469,523
                                                      -----------   -----------
Net increase in cash and cash equivalents............     554,912       105,700
Cash and cash equivalents at beginning of period.....          --       554,921
                                                      -----------   -----------
Cash and cash equivalents at end of period........... $   554,921   $   660,621
                                                      ===========   ===========
Noncash financing activities--subscription of stock.. $   142,975   $    40,000
                                                      ===========   ===========


                See accompanying notes to financial statements.

                        WORK INTERNATIONAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

  (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIOD ENDED JUNE 30, 1998 IS
                                UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Work International Corporation (Work or the Company), a Texas corporation was founded in September 1997 to become a leading domestic and international provider of diversified staffing and outsourcing solutions and services. The Company has signed definitive agreements to acquire sixteen businesses (the Acquisitions), all of which are to close simultaneously with and as a condition of the consummation of an initial public offering (the Offering) of its common stock and subsequent to the Offering, continue to acquire similar companies to expand its national operations. Consideration for the Acquisitions will be cash of $66,850,000 and 6,438,540 shares of Common Stock.

  All of the Company's activities to date relate to the Offering and the Acquisitions. The Company has not yet conducted any operations relative to its ultimate intended purpose. The Company is dependent upon the Offering to execute the pending Acquisitions. There is no assurance that the pending Acquisitions discussed below will be completed or that the Company will be able to generate future operating revenue. The Company has an absence of a combined operating history and future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth and attract and retain quality management.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months then ended, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash payments for interest or income taxes in 1997 or in the six months ended June 30, 1998.

 Income Taxes

  The Company has adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method deferred income taxes are recorded for temporary differences based upon differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards and are measured using the enacted tax rates and laws that will be in effect when the temporary differences are expected to be recovered or settled.

                        WORK INTERNATIONAL CORPORATION

  As of December 31, 1997 and June 30, 1998, the Company had gross deferred tax assets of approximately $152,000 and $645,000, respectively, related primarily to a net operating loss carryforward and deferred acquisition and start up costs. A valuation allowance has been established to fully offset such deferred tax asset due to the uncertainty of realization. Accordingly, no income tax benefit has been recorded for the losses incurred.

 Stock Subscription Receivable

  The Company recognizes subscription receivables as current assets for amounts that have been collected in cash prior to the publication of the applicable financial statements. The subscription receivable recognized as a current asset at December 31, 1997 was subsequently collected.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, subscription receivable and accounts payable approximate their fair values due to the short-term maturities of the instruments.

  The fair value of due from related parties could not be obtained without incurring excessive costs due to the nature of such instruments.

(3) SHAREHOLDERS' EQUITY

 Common Stock

  The Company is authorized to issue 20 million shares of common stock, $.001 par value. During the period ended December 31, 1997 the Company entered into subscription agreements with management and consultants to the Company whereby shares of common stock could be purchased for an aggregate of $2,975. These subscriptions have been fully funded. The Company recorded a nonrecurring, noncash compensation charge of $7.4 million in the period ended December 31, 1997 representing the difference between the amount paid for the shares and the estimated fair value of the shares at that time.

  Work effected a 1.995192-for-one reverse split in July 1998 for each share of Common Stock then outstanding. The effects of the Common Stock split has been retroactively reflected on the balance sheet, statement of shareholders' equity and in the accompanying notes.

 Preferred Stock

  The Company is authorized to issue up to 5 million shares of preferred stock, par value $.001 per share, in one or more series. There were 1,000 shares of Series A preferred stock issued at December 31, 1997 and June 30, 1998. As of December 31, 1997 and June 30, 1998, there were -0- and 2,500 shares of Series B preferred stock issued, respectively.

 Series A Preferred Stock

  During the period from inception of the Company to December 31, 1997, pursuant to subscription agreements the Company agreed to issue 1,000 shares of Series A Preferred Stock at $1,000 per share. The Company subsequently received subscription payments of $975,000 and accepted a $25,000 note from a principal of Bollard (see note 6) for the balance outstanding under the subscription agreements. The note is non interest bearing and is payable on or before the date of the Offering. Each share of the Series A Preferred Stock is convertible at the holders' option into approximately 200 shares of common stock and is automatically convertible into common stock immediately upon the closing of the Offering.

                        WORK INTERNATIONAL CORPORATION

 Series B Preferred Stock

  During March 1998, pursuant to subscription agreements the Company agreed to issue 2,450 shares of Series B Preferred Stock at $1,000 per share. The Company subsequently received payments of $2,410,000 and accepted a $40,000 note from a principal of Bollard (see note 6) for the balance outstanding under the subscription agreements. The note is non interest bearing and is payable on or before the date of the Offering. During April 1998 the Company issued an additional 50 shares of Series B Preferred Stock at $1,000 per share. Each share of the Series B Preferred Stock is convertible at the holders' option into approximately 125 shares of common stock and is automatically convertible into common stock immediately upon the closing of the Offering.

(4) INCOME TAXES

  There is no federal income tax provision as losses were incurred and a valuation allowance has been established against future benefits that may be derived from the carryforward of these losses.

(5) COMMITMENTS

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for 1997 was approximately $2,165.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      PERIOD ENDING DECEMBER 31,
      --------------------------
        1998............................................................ $100,535
        1999............................................................  118,453
        2000............................................................  118,453
        2001............................................................   17,917
                                                                         --------
          Total minimum lease payments.................................. $355,358
                                                                         ========

(6) RELATED PARTY TRANSACTIONS

  The Directors of the Company are principals of Bollard Group, L.L.C. ("Bollard"). Bollard has entered into an agreement with WORK to provide services related to facilitating and completing the Offering. In consideration of those services, Bollard will be reimbursed for its expenses and will be paid a fee of $775,000 from the proceeds of the Offering. Bollard also entered into an agreement with WORK on April 1, 1998 whereby Bollard has agreed to provide management and administrative services to WORK relating to the Offering, for which Bollard is paid a monthly fee of $30,000 and reimbursement of reasonable out-of-pocket expenses. This agreement terminates on the closing of the Offering. Effective on completion of the Offering, Bollard has agreed to provide services to the Company, as requested, on a non-exclusive basis for two years relating to future acquisition transactions involving the Company, including the identification of potential acquisition candidates, due diligence and valuation of these candidates, and negotiation of acquisition agreements. Under this agreement, Bollard will receive a monthly fee of $10,000 and reimbursement of reasonable out-of-pocket expenses, and will be paid a transaction fee upon consummation of any acquisition identified by Bollard to the Company, which fee is based on an agreed to percentage of the value of the acquisition. The monthly fees and reimbursement of expenses will be credited against fees earned by Bollard on acquisitions. Bollard has also agreed to advance WORK up to $500,000 to fund operating expenses of WORK prior to the completion of the Offering. Such advances do not bear interest and are payable on the earlier to occur of the completion of the Offering or the termination of the definitive agreements regarding the Acquisitions. The Company and Bollard share office and general and administrative support services. Through December 31, 1997 and June 30, 1998, the Company has incurred costs on behalf of Bollard of $18,296 and $158,474, respectively. In July 1998, the principals of Bollard resigned as directors of the Company.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Burnett Companies Consolidated, Inc.:

  We have audited the accompanying balance sheets of The Burnett Companies Consolidated, Inc. as of December 28, 1996 and December 27, 1997, and the related statements of earnings, changes in stockholders' equity and cash flows for each of the fifty-two week periods in the three-year period ended December 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Burnett Companies Consolidated, Inc. at December 28, 1996 and December 27, 1997, and the results of its operations and its cash flows for each of the fifty-two week periods in the three-year period ended December 27, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 12, 1998

                    THE BURNETT COMPANIES CONSOLIDATED, INC.

                                 BALANCE SHEETS

                                          DECEMBER 28, DECEMBER 27,  JUNE 30,
                 ASSETS                       1996         1997        1998
                 ------                   ------------ ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents..............  $  436,863   $1,860,588  $1,520,900
  Trade accounts receivable, net of
   allowance of $30,000..................   4,003,880    4,869,987   5,295,868
  Other receivables......................          --       20,047      31,142
  Prepaid expenses and other.............     164,434      130,685     230,420
                                           ----------   ----------  ----------
    Total current assets.................   4,605,177    6,881,307   7,078,330
Property and equipment, net..............     795,707      771,297     759,343
Other assets.............................     306,164      529,996     322,185
                                           ----------   ----------  ----------
                                           $5,707,048   $8,182,600  $8,159,858
                                           ==========   ==========  ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Current liabilities:
  Current installments of long-term debt.  $  146,054   $   84,762  $   12,171
  Accrued payroll costs..................      94,895      210,585     254,241
  Accounts payable and other accrued
   liabilities...........................     145,001      588,939     221,340
                                           ----------   ----------  ----------
    Total current liabilities............     385,950      884,286     487,752
                                           ----------   ----------  ----------
Long-term debt, less current
 installments............................      84,762           --          --
Stockholders equity:
  Common stock, $.01 par value; 1,000,000
   shares authorized and issued..........      10,000       10,000      10,000
  Treasury stock, 10,000 shares in 1997
   and 1998..............................          --     (139,459)   (139,459)
  Additional paid-in capital.............     259,506      259,506     259,506
  Retained earnings......................   4,966,830    7,168,267   7,542,059
                                           ----------   ----------  ----------
    Total stockholders equity............   5,236,336    7,298,314   7,672,106
Commitments and contingencies............
                                           ----------   ----------  ----------
                                           $5,707,048   $8,182,600  $8,159,858
                                           ==========   ==========  ==========


                See accompanying notes to financial statements.

                    THE BURNETT COMPANIES CONSOLIDATED, INC.

                             STATEMENTS OF EARNINGS

                                                                    SIX MONTHS ENDED JUNE
                                      YEARS ENDED                            30,
                         ----------------------------------------  ------------------------
                         DECEMBER 30,  DECEMBER 28,  DECEMBER 27,
                             1995          1996          1997         1997         1998
                         ------------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
Revenues:
  Service fees.......... $22,856,845   $29,176,027   $39,450,106   $19,060,956  $21,277,730
  Permanent placement
   fees.................   1,014,650     1,201,679     1,751,310       751,165    1,328,310
                         -----------   -----------   -----------   -----------  -----------
    Revenues from
     services...........  23,871,495    30,377,706    41,201,416    19,812,121   22,606,040
Cost of services........  17,405,147    22,152,311    30,672,682    14,831,753   16,395,622
                         -----------   -----------   -----------   -----------  -----------
    Gross profit........   6,466,348     8,225,395    10,528,734     4,980,368    6,210,418
Selling, general and
 administrative
 expenses...............   5,703,143     6,570,465     8,130,151     3,773,808    4,492,727
                         -----------   -----------   -----------   -----------  -----------
    Operating income....     763,205     1,654,930     2,398,583     1,206,560    1,717,691
Other income (expense):
  Interest and other
   income...............      41,756        54,707       121,621        57,647      130,664
  Interest expense......     (17,770)      (25,780)      (13,779)       (8,366)      (2,344)
                         -----------   -----------   -----------   -----------  -----------
    Net income.......... $   787,191   $ 1,683,857   $ 2,506,425   $ 1,255,841  $ 1,846,011
                         ===========   ===========   ===========   ===========  ===========



                See accompanying notes to financial statements.

                    THE BURNETT COMPANIES CONSOLIDATED, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                             ADDITIONAL                 TOTAL
                          COMMON  TREASURY    PAID-IN    RETAINED   STOCKHOLDERS'
                           STOCK    STOCK     CAPITAL    EARNINGS      EQUITY
                          ------- ---------  ---------- ----------  -------------
Balances at December 31,
 1994...................  $10,000 $      --   $259,506  $3,239,282   $3,508,788
Distributions to
 stockholders...........       --        --         --    (428,000)    (428,000)
Net income..............       --        --         --     787,191      787,191
                          ------- ---------   --------  ----------   ----------
Balances at December 30,
 1995...................   10,000        --    259,506   3,598,473    3,867,979
Distributions to
 stockholders...........       --        --         --    (315,500)    (315,500)
Net income..............       --        --         --   1,683,857    1,683,857
                          ------- ---------   --------  ----------   ----------
Balances at December 28,
 1996...................   10,000        --    259,506   4,966,830    5,236,336
Distributions to
 stockholders...........       --        --         --    (304,988)    (304,988)
Purchase of treasury
 stock..................       --  (139,459)        --          --     (139,459)
Net income..............       --        --         --   2,506,425    2,506,425
                          ------- ---------   --------  ----------   ----------
Balances at December 27,
 1997...................   10,000  (139,459)   259,506   7,168,267    7,298,314
Distributions to
 stockholders
 (unaudited)............       --        --         --  (1,472,219)  (1,472,219)
Net income (unaudited)..       --        --         --   1,846,011    1,846,011
                          ------- ---------   --------  ----------   ----------
Balances at June 30,
 1998 (unaudited).......  $10,000 $(139,459)  $259,506  $7,542,059   $7,672,106
                          ======= =========   ========  ==========   ==========



                See accompanying notes to financial statements.

                    THE BURNETT COMPANIES CONSOLIDATED, INC.

                            STATEMENTS OF CASH FLOWS

                                      YEARS ENDED                SIX MONTHS ENDED JUNE 30,
                         --------------------------------------- --------------------------
                         DECEMBER 30, DECEMBER 28,  DECEMBER 27,
                             1995         1996          1997         1997          1998
                         ------------ ------------  ------------ ------------  ------------
                                                                        (UNAUDITED)
Cash flows from
 operating activities:
 Net income.............  $ 787,191   $ 1,683,857    $2,506,425  $  1,255,841  $  1,846,011
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation and
   amortization of
   property and
   equipment............    194,364       251,592       370,288       176,801       185,747
  Other amortization....         --        12,435        16,580         8,290         8,291
  Provision for
   (recovery of)
   uncollectible notes
   receivable...........    100,000        (9,543)           --            --            --
  (Gain) loss on sale of
   equipment............     17,278         2,056            --            --           (45)
  Change in operating
   assets and
   liabilities:
   Trade accounts
    receivable..........   (507,969)   (1,224,703)     (866,107)     (690,834)     (425,881)
   Other receivables....     34,719        42,424       (20,047)       (7,902)      (11,095)
   Prepaid expenses and
    other assets........    (35,615)      (60,264)       (1,538)     (115,949)     (105,340)
   Accrued payroll
    costs...............     80,939         8,483       115,690       197,044        43,656
   Accounts payable and
    other accrued
    liabilities.........     12,512        (5,712)      443,938       266,336      (367,599)
                          ---------   -----------    ----------  ------------  ------------
    Net cash provided by
     operating
     activities.........    683,419       700,625     2,565,229     1,089,627     1,173,745
                          ---------   -----------    ----------  ------------  ------------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........   (339,681)     (463,733)     (345,878)     (209,944)     (265,772)
 Cash paid for
  acquisitions..........         --      (281,706)           --            --            --
 Proceeds from sale of
  equipment.............     29,079         6,073            --            --            45
 Additions to receivable
  from stockholders.....         --            --      (205,125)           --            --
 Additions to notes
  receivable............   (127,078)           --            --            --            --
 Payment of notes
  receivable............     16,243        20,378            --            --            --
                          ---------   -----------    ----------  ------------  ------------
    Net cash used in
     investing
     activities.........   (421,437)     (718,988)     (551,003)     (209,944)     (265,727)
                          ---------   -----------    ----------  ------------  ------------
Cash flows from
 financing activities:
 Payments of long-term
  debt..................   (197,764)     (146,053)     (146,054)      (73,027)      (72,591)
 Proceeds from issuance
  of long-term debt.....    438,161            --            --            --            --
 Purchase of treasury
  stock.................         --            --      (139,459)     (139,459)           --
 Distributions to
  stockholders..........   (428,000)     (315,500)     (304,988)     (160,113)   (1,175,115)
                          ---------   -----------    ----------  ------------  ------------
    Net cash used in
     financing
     activities.........   (187,603)     (461,553)     (590,501)     (372,599)   (1,247,706)
                          ---------   -----------    ----------  ------------  ------------
    Net increase
     (decrease) in cash
     and cash
     equivalents........     74,379      (479,916)    1,423,725       507,084      (339,688)
Cash and cash
 equivalents at
 beginning of period....    842,400       916,779       436,863       436,863     1,860,588
                          ---------   -----------    ----------  ------------  ------------
Cash and cash
 equivalents at end of
 period.................  $ 916,779   $   436,863    $1,860,588  $    943,947  $  1,520,900
                          =========   ===========    ==========  ============  ============
Supplemental disclosure
 of cash flow
 information:
 Cash paid for interest.  $  17,770   $    25,780    $   13,779  $      8,366  $      2,344
                          =========   ===========    ==========  ============  ============
 Cash paid for income
  taxes.................  $  28,016   $    24,432    $   17,417  $     17,417  $     90,954
                          =========   ===========    ==========  ============  ============
Noncash transaction:
 Distributions in kind
  to stockholders of
  receivable and fixed
  assets................  $      --   $        --    $       --  $         --  $    297,104
                          =========   ===========    ==========  ============  ============

                See accompanying notes to financial statements.

                   THE BURNETT COMPANIES CONSOLIDATED, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS OPERATIONS

  The Burnett Companies Consolidated, Inc. (the Company) provides temporary help and permanent placement services in Houston, El Paso and Austin, Texas. In addition, the Company provides personal computer training services.

  Most of the Company's customers are located in the state of Texas. A single customer of the Company accounted for 11.0%, 9.0%, 8.0% and 7.1% of total revenue during the years ended 1995, 1996 and 1997 and six month period ended June 30, 1998, respectively.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Reporting Periods

  The fiscal year ends on the last Saturday in December. Fiscal years 1995, 1996 and 1997 include the 52 weeks ended December 30, 1995, the 52 weeks ended December 28, 1996 and the 52 weeks ended December 27, 1997, respectively. The six month reporting periods of 1997 and 1998 began on Sunday, December 29, 1996 and December 28, 1997 and ended June 30, 1997 and 1998, respectively.

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the periods ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from these estimates.

 Revenue Recognition

  Temporary service fees are recognized in operations at the time the services are performed. Permanent placement fees are recognized at the time the person is employed.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Cash Equivalents

  All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Cash equivalents consist of a U.S. Government securities cash management fund.

                   THE BURNETT COMPANIES CONSOLIDATED, INC.

 Allowance for Doubtful Accounts

  The allowance for doubtful accounts is based on past experience and other factors which, in management's judgment, deserve current recognition in estimating possible bad debts. Such factors include growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable, and current economic conditions.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives (range of three to five years) of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

 Income Taxes

  The Company has elected to be treated as an S corporation in accordance with the provisions of the Internal Revenue Code of 1986. Under these provisions, profits and losses are passed directly to the stockholders for inclusion in their personal income tax returns.

(3) ACQUISITIONS

  In April 1996, the Company purchased certain assets and rights of Mary Green Employment Finder's, Inc. for cash of $250,706. In September 1996, the Company purchased assets and certain rights of Primary Care Clinic of America for cash of $31,000. The acquisitions were accounted for as purchases. The results of operations of the acquired businesses are included in the financial statements from the dates of acquisition.

(4) NOTE RECEIVABLE

  The Company had a note receivable due from a customer in monthly installments of $10,189, plus interest at 11.75%, through October 1996. The note was secured by personal guarantees. During 1995, a provision for uncollectible notes receivable of $100,000 was recognized. During 1996, payments of $20,378 were received on the note receivable and the remaining balance and allowance account were written off resulting in a recovery of $9,543. Such write-off in 1996 did not materially affect the 1996 results of operations.

(5) TEXAS FRANCHISE TAXES

  The Texas corporate franchise tax includes a tax on income. The franchise tax is based on the greater of .25% of net taxable capital or 4.5% of net taxable earned surplus. Net taxable earned surplus is based on federal taxable income after certain adjustments. During 1995, 1996 and 1997, the Company incurred approximately $25,000, $19,000 and $99,000, respectively, of franchise taxes based on earned surplus, which is included in selling, general and administrative expenses in the statements of earnings.

                   THE BURNETT COMPANIES CONSOLIDATED, INC.

(6) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                          DECEMBER 28, DECEMBER 27,  JUNE 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
                                                                    (UNAUDITED)
Furniture, fixtures and equipment........  $  737,604   $  673,964  $  739,029
Computer equipment.......................   1,298,575    1,288,273   1,446,495
Airplane.................................     108,041      115,735          --
Leasehold improvements...................     121,126      171,057     203,375
                                           ----------   ----------  ----------
                                            2,265,346    2,249,029   2,388,899
Less accumulated depreciation and
 amortization............................   1,469,639    1,477,732   1,629,556
                                           ----------   ----------  ----------
                                           $  795,707   $  771,297  $  759,343
                                           ==========   ==========  ==========

  During 1998, the Company distributed its airplane, with a net book value of $91,979, to its controlling shareholders.

(7) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                    JUNE
                                         DECEMBER 28, DECEMBER 27,   30,
                                             1996         1997      1998
                                         ------------ ------------ -------
                                                                   (UNAUDITED)
Note payable to bank due in monthly
 installments of $12,171, plus interest
 at the lender's base rate (8.5% at
 December 27, 1997) through July 1998;
 secured by property and equipment.....    $230,816     $84,762    $12,171
Less current installments..............     146,054      84,762     12,171
                                           --------     -------    -------
  Long-term debt, less current
   installments........................    $ 84,762     $    --    $    --
                                           ========     =======    =======

(8) BANK LINE OF CREDIT

  The Company has a $2,300,000 bank line of credit agreement which expires June 30, 1998. Outstanding borrowings against the line of credit will bear interest at either the lender's base rate or the LIBOR rate plus 2.25%, at the option of the Company. The line of credit, with a borrowing base equal to 80% of accounts receivable less than 90 days old, is secured by the Company's accounts receivable and equipment. At December 27, 1997 and June 30, 1998, the total available line of credit amounts to $2,300,000 less two letters of credit totaling $138,000, issued under the line of credit agreement.

(9) RECEIVABLE FROM RELATED PARTY

  The Company has a receivable from a related party of $205,125 which is included in other assets at December 27, 1997. Such receivable was noninterest-bearing and had no fixed repayment terms. This asset was distributed to stockholders on June 30, 1998.

(10) EMPLOYEE BENEFIT PLAN

  The Company's profit sharing plan, which covers substantially all of its salaried employees, provides for the Company to fund annually up to 15% of "considered compensation" as defined by the trust agreement by

                   THE BURNETT COMPANIES CONSOLIDATED, INC.

means of a cash contribution; however, the Company may adjust the percentage prior to the end of any trust year. Such contributions, if any, are made at the discretion of the Company's Board of Directors.

  The Company's profit sharing plan and trust (the Plan) provides for a 401(k) plan which has received a favorable determination letter from the Internal Revenue Service. Under the terms of the Plan, all salaried employees are eligible to participate. Hourly and highly compensated employees, as defined under the Plan, are ineligible to participate. During 1995, 1996 and 1997, the Company provided the required 50% match, which amounted to $56,085, $100,355, and $103,167, respectively, of employee contributions to the Plan. Effective January 1, 1998, the Company's match was increased to 100% of an employee's elective deferral, up to a maximum of 6% of the employee's compensation.

  The Company also established a 401(k) plan for hourly employees during 1996. Employees are eligible to participate after completing 1,000 hours of service. No contributions are made to the plan by the Company. Effective January 1, 1998, the plan was amended to allow hourly employees to participate after completing three months of service.

(11) LEASES

  The Company leases its office space under operating leases, some of which contain rent escalation provisions. Rental expense for 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 was $410,855, $442,001, $491,921,
$239,793 and $283,485, respectively. Future minimum lease payments under noncancelable operating leases at December 27, 1997 are as follows:

      YEAR ENDING DECEMBER,
      ---------------------
        1998........................................................ $  481,000
        1999........................................................    291,000
        2000........................................................    150,000
        2001........................................................    139,000
        2002 and thereafter.........................................     72,000
                                                                     ----------
          Total minimum lease payments.............................. $1,133,000
                                                                     ==========

(12) CONTINGENCIES

  The Company is involved in various claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not materially affect the Company's financial position, results of operations or liquidity.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

  (a) Cash and cash equivalents, trade accounts receivable, and payables--The carrying amounts approximate fair value because of the short maturity of these instruments.

  (b) Long-term debt--The carrying amount approximates fair value because the note has an adjustable interest rate which is updated quarterly based on the lender's base rate.

  (c) Receivable from related party--The fair value of such instruments could not be obtained without incurring excessive costs due to the uncertainty of the repayment date.

                    THE BURNETT COMPANIES CONSOLIDATED, INC.

(14) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Smith Hanley Associates, Inc. and
Smith Hanley Consulting Group, Inc.:

  We have audited the accompanying combined balance sheets of Smith Hanley Associates, Inc. and Smith Hanley Consulting Group, Inc. as of December 31, 1996 and 1997 and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Smith Hanley Associates Inc. and Smith Hanley Consulting Group, Inc. as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
April 3, 1998

                         SMITH HANLEY ASSOCIATES, INC.

                            COMBINED BALANCE SHEETS

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                   ASSETS                        1996       1997       1998
                   ------                        ----    ---------- -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................. $  950,608 $  504,074 $  883,895
  Trade accounts receivable..................  1,253,655  2,413,577  3,826,223
  Due from officers and employees............    103,229    263,929    307,750
  Other receivables..........................     37,126     43,356     39,291
                                              ---------- ---------- ----------
    Total current assets.....................  2,344,618  3,224,936  5,057,159
Property and equipment, net..................    176,340    216,688    427,917
Security deposits............................    141,905    236,687    216,863
                                              ---------- ---------- ----------
    Total assets............................. $2,662,863 $3,678,311 $5,701,939
                                              ========== ========== ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable and accrued expenses...... $1,829,815 $2,204,640 $3,510,019
  Note payable...............................    155,556         --         --
  Due to officers............................     20,000     90,000     90,000
                                              ---------- ---------- ----------
    Total current liabilities................  2,005,371  2,294,640  3,600,019
                                              ---------- ---------- ----------
Shareholders' equity:
  Common stock $.10 par value; 11,000 shares
   issued and outstanding....................      1,100      1,100      1,100
  Additional paid-in capital.................    530,000    564,812    564,812
  Retained earnings..........................    126,392    817,759  1,536,008
                                              ---------- ---------- ----------
    Total shareholders' equity...............    657,492  1,383,671  2,101,920
                                              ---------- ---------- ----------
    Total liabilities and shareholders'
     equity.................................. $2,662,863 $3,678,311 $5,701,939
                                              ========== ========== ==========


            See accompanying notes to combined financial statements.

                         SMITH HANLEY ASSOCIATES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                              SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,             JUNE 30,
                         ---------------------------------- ----------------------
                            1995        1996       1997        1997        1998
                         ----------  ---------- ----------- ----------  ----------
                                                                 (UNAUDITED)
Revenue from services:
  Permanent placement... $6,345,284  $8,556,918 $10,240,850 $5,489,263  $5,134,797
  Temporary services....    969,276   3,385,977   6,080,966  2,964,376   3,942,698
                         ----------  ---------- ----------- ----------  ----------
    Revenues from
     services...........  7,314,560  11,942,895  16,321,816  8,453,639   9,077,495
Cost of services........    716,651   2,545,592   4,551,252  2,139,442   2,852,382
                         ----------  ---------- ----------- ----------  ----------
    Gross profit........  6,597,909   9,397,303  11,770,564  6,314,197   6,225,113
Selling, general and
 administrative
 expenses...............  6,327,299   9,091,653  11,047,214  5,020,568   5,418,231
                         ----------  ---------- ----------- ----------  ----------
    Operating income....    270,610     305,650     723,350  1,293,629     806,882
Interest income
 (expense), net.........     (9,766)      2,444      13,424       (688)      6,154
Other expense...........         --          --          --         --      55,928
                         ----------  ---------- ----------- ----------  ----------
    Income before income
     taxes..............    260,844     308,094     736,774  1,292,941     757,108
Income tax expense......     24,659      45,027      15,681     11,844      38,859
                         ----------  ---------- ----------- ----------  ----------
    Net income.......... $  236,185  $  263,067 $   721,093 $1,281,097  $  718,249
                         ==========  ========== =========== ==========  ==========



            See accompanying notes to combined financial statements.

                         SMITH HANLEY ASSOCIATES, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                               COMMON STOCK  ADDITIONAL
                               -------------  PAID-IN    RETAINED
                               SHARES AMOUNT  CAPITAL    EARNINGS     TOTAL
                               ------ ------ ---------- ----------  ----------
Balance at January 1, 1995.... 11,000 $1,100  $     --  $  (33,241) $  (32,141)
Net income....................     --     --        --     236,185     236,185
Capital contribution..........     --     --   200,000          --     200,000
Distributions.................     --     --        --     (32,689)    (32,689)
                               ------ ------  --------  ----------  ----------
Balance at December 31, 1995.. 11,000  1,100   200,000     170,255     371,355
Net income....................     --     --        --     263,067     263,067
Capital contributions.........     --     --   330,000          --     330,000
Distributions.................     --     --        --    (306,930)   (306,930)
                               ------ ------  --------  ----------  ----------
Balance at December 31, 1996.. 11,000  1,100   530,000     126,392     657,492
Net income....................     --     --        --     721,093     721,093
Capital contributions.........     --     --    34,812          --      34,812
Distributions.................     --     --        --     (29,726)    (29,726)
                               ------ ------  --------  ----------  ----------
Balance at December 31, 1997.. 11,000  1,100   564,812     817,759   1,383,671
Net income (unaudited)........     --     --        --     718,249     718,249
                               ------ ------  --------  ----------  ----------
Balance at June 30, 1998
 (unaudited).................. 11,000 $1,100  $564,812  $1,536,008  $2,101,920
                               ====== ======  ========  ==========  ==========


            See accompanying notes to combined financial statements.

                         SMITH HANLEY ASSOCIATES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,               JUNE 30,
                         ----------------------------------  ------------------------
                           1995        1996        1997         1997         1998
                         ---------  ----------  -----------  -----------  -----------
                                                                   (UNAUDITED)
Cash flows from
 operating activities:
 Net income............  $ 236,185  $  263,067  $   721,093  $ 1,281,097  $   718,249
 Adjustments to
  reconcile net income
  to net cash (used in)
  provided by operating
  activities:
  Depreciation.........     20,707      34,426       49,906       19,000       23,000
  Change in assets and
   liabilities:
   Trade accounts
    receivable.........   (416,782)   (566,511)  (1,159,922)  (1,465,705)  (1,412,646)
   Other receivables...     (5,384)    (31,742)      (6,230)     (86,211)       4,065
   Other noncurrent
    assets.............    (72,004)       (708)     (94,782)     (12,866)      19,824
   Accounts payable and
    accrued expenses...     40,924   1,041,502      374,825      252,769    1,305,379
                         ---------  ----------  -----------  -----------  -----------
    Net cash (used in)
     provided by
     operating
     activities........   (196,354)    740,034     (115,110)     (11,916)     657,871
                         ---------  ----------  -----------  -----------  -----------
Cash flows from
 investing activities:
 Due from officers and
  employees............         --    (103,229)    (160,700)    (172,160)     (43,821)
 Purchase of property
  and equipment........    (58,684)   (111,444)     (90,254)     (58,202)    (234,229)
                         ---------  ----------  -----------  -----------  -----------
    Net cash used in
     investing
     activities........    (58,684)   (214,673)    (250,954)    (230,362)    (278,050)
                         ---------  ----------  -----------  -----------  -----------
Cash flows from
 financing activities:
 Capital contributions.    200,100     330,000       34,812           --           --
 Distributions.........    (32,689)   (306,930)     (29,726)     (29,726)          --
 Proceeds from issuance
  of notes payable.....         --     155,556           --           --           --
 Repayment of notes
  payable..............         --          --     (155,556)     (33,334)          --
 Due to officers.......    113,900    (105,335)      70,000      (20,000)          --
                         ---------  ----------  -----------  -----------  -----------
    Net cash (used in)
     provided by
     financing
     activities........    281,311      73,291      (80,470)     (83,060)          --
                         ---------  ----------  -----------  -----------  -----------
    Net (decrease)
     increase in cash
     and cash
     equivalents.......     26,273     598,652     (446,534)    (325,338)     379,821
Cash and cash
 equivalents at
 beginning of period...    325,683     351,956      950,608      950,608      504,074
                         ---------  ----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................  $ 351,956  $  950,608  $   504,074  $   625,270  $   883,895
                         =========  ==========  ===========  ===========  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest.............  $  24,375  $   20,504  $     3,058  $     7,428  $     7,968
                         =========  ==========  ===========  ===========  ===========
 Cash paid for taxes...  $  24,659  $   45,027  $    15,681  $    11,844  $    38,859
                         =========  ==========  ===========  ===========  ===========

            See accompanying notes to combined financial statements.

                         SMITH HANLEY ASSOCIATES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) ORGANIZATION

  Smith Hanley Associates, Inc. (SHA), was incorporated in 1980 in the state of New York. SHA provides placement of permanent personnel primarily to business and professional service organizations. SHA is headquartered in New York and has branch offices in Chicago, Illinois, Southport, Connecticut and Athens, Georgia. SHA elected to be treated as an S corporation on April 1, 1983. Prior to April 1, 1983, SHA was a partnership.

  The accompanying combined financial statements include the accounts of SHA and an affiliate company, under common control, Smith Hanley Consulting Group, Inc. (Consulting, and together with SHA, the Company). Consulting provides temporary subcontracted personnel to business and professional service organizations. Consulting commenced operations on January 1, 1995 as an S Corporation. As common control exists among the entities, combined financial statements are presented. All significant intercompany accounts and transactions have been eliminated in combination.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents of $950,608, $504,074 and $883,895 at December 31, 1996 and 1997 and June 30, 1998, respectively, include bank deposits and short-term investments with original maturities of three months or less.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets.

                         SMITH HANLEY ASSOCIATES, INC.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property is being depreciated over the estimated useful lives of the related assets using the straight-line method. The useful lives of the property and equipment for purposes of computing depreciation range from five to seven years.

 Income Taxes

  The Company has elected to be treated as an S corporation for federal and certain state income tax purposes. As an S corporation (and a partnership prior to S corporation election), the earnings of the Company are reported by the individual shareholders and the Company is not responsible for federal or certain state income taxes. Accordingly, no provision for income taxes is included in the accompanying financial statements with respect to these jurisdictions. The Company has provided for state and local income taxes for those taxing jurisdictions which do not recognize the S corporation status. The effect of deferred income taxes in such jurisdictions is insignificant.

 Revenue and Cost Recognition

  The Company's revenues include service fees paid by clients under client service agreements. In consideration for payment of such services fees, the Company agrees to pay the following direct costs associated with worksite employees: (a) salaries and wages, (b) employment related taxes and (c) workers compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual basis of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized as revenue when the candidates have commenced employment. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables, and accounts payable approximate their fair values due to the short-term maturities of these instruments.

  Fair values of the amounts due from/to officers could not be obtained without incurring excessive costs due to the related party nature of such instruments.

  The carrying amount of borrowings pursuant to the Company's note payable approximates fair value because the rate on such note was based on current market rates.

                         SMITH HANLEY ASSOCIATES, INC.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
Furniture and fixtures............................ $102,514 $111,206  $ 262,079
Office equipment..................................  189,875  271,437    354,793
                                                   -------- --------  ---------
                                                    292,389  382,643    616,872
Less: accumulated depreciation....................  116,049  165,955   (188,955)
                                                   -------- --------  ---------
                                                   $176,340 $216,688  $ 427,917
                                                   ======== ========  =========

(4) NOTE PAYABLE

  At December 31, 1996, the Company had outstanding a note payable in the amount of $155,556 due in monthly installments of $5,556 through March 31, 1999. The note bore interest at prime plus 1.50% (9.75% at December 31, 1996). The note was collateralized by all personal property and fixtures and interest, dividends or other distributions paid (as defined) of the Company. The note was repaid on September 15, 1997.

  Additionally, at December 31, 1996, the Company had a line-of-credit available of $400,000 which bore interest at prime plus 1%. No amounts were utilized by the Company under the line of credit facility and it was canceled on September 30, 1997.

(5) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases for the years ended December 31, 1995, 1996 and 1997 were approximately $251,991, $223,165 and $400,000, respectively.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1998........................................................ $  613,922
        1999........................................................    632,841
        2000........................................................    612,185
        2001........................................................    550,920
        2002........................................................    550,920
        thereafter..................................................  1,434,165
                                                                     ----------
          Total minimum lease payments.............................. $4,394,953
                                                                     ==========

(6) RELATED-PARTY TRANSACTIONS

  At December 31, 1996 and 1997 and June 30, 1998 advances from officers and employees were $103,229, $263,929, and $307,750 respectively. These advances are non-interest-bearing and due on-demand.

  At December 31, 1996 and 1997 and June 30, 1998 amounts due to officers were $20,000, $90,000, and $90,000 respectively. These amounts are non-interest-bearing and due on demand.

                         SMITH HANLEY ASSOCIATES, INC.

  At December 31, 1997, an officer of the Company personally guaranteed an advance due from an employee totaling approximately $90,000.

(7) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Professional Consulting Network, Inc.:

  We have audited the accompanying balance sheets of Professional Consulting Network, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Consulting Network, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
April 24, 1998

                     PROFESSIONAL CONSULTING NETWORK, INC.

                                 BALANCE SHEETS

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                   ASSETS                        1996       1997       1998
                   ------                     ---------- ---------- -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................. $   40,484 $   12,395 $  451,276
  Trade accounts receivable, net of allowance
   of $-0-, $4,300 and $4,300................  2,444,497  3,176,870  2,356,549
  Employee loans receivable..................     17,301      9,900      5,750
  Prepaid expenses and other assets..........     41,033     11,977     26,556
                                              ---------- ---------- ----------
    Total current assets.....................  2,543,315  3,211,142  2,840,131
  Property and equipment, net................    115,837    128,141    163,176
  Other assets...............................    131,736    169,489    169,489
                                              ---------- ---------- ----------
    Total assets............................. $2,790,888 $3,508,772 $3,172,796
                                              ========== ========== ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Line of credit............................. $  350,000 $  427,000 $       --
  Loans due to shareholders..................    250,000         --         --
  Current portion of capital lease obliga-
   tion......................................     13,168     14,457     15,191
  Accounts payable...........................     30,617     46,223     17,309
  Contractors payable........................    208,091    481,362    552,602
  Accrued payroll and related taxes..........    469,003    494,359    429,764
  Accrued expenses...........................     40,517     53,875     38,970
  Customer deposits and other................     53,240     32,000     32,000
                                              ---------- ---------- ----------
    Total current liabilities................  1,414,636  1,549,276  1,085,836
                                              ---------- ---------- ----------
  Long-term portion of capital lease obliga-
   tion......................................     28,930     14,473      6,677
                                              ---------- ---------- ----------
    Total liabilities........................  1,443,566  1,563,749  1,092,513
Shareholders' equity:
  Common stock, no par value; 1,000,000
   shares authorized, 200,000 shares issued
   and outstanding...........................     77,079     77,079     77,079
  Retained earnings..........................  1,270,243  1,867,944  2,003,204
                                              ---------- ---------- ----------
    Total shareholders' equity...............  1,347,322  1,945,023  2,080,283
                                              ---------- ---------- ----------
    Total liabilities and shareholders'
     equity.................................. $2,790,888 $3,508,772 $3,172,796
                                              ========== ========== ==========


                See accompanying notes to financial statements.

                     PROFESSIONAL CONSULTING NETWORK, INC.

                            STATEMENTS OF OPERATIONS

                                                            SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,           JUNE 30,
                         -------------------------------- ---------------------
                            1995       1996       1997       1997       1998
                         ---------- ---------- ---------- ---------- ----------
                                                               (UNAUDITED)
Revenues:
  Service fees.......... $8,670,225 $8,739,132 $9,404,500 $4,200,752 $6,337,056
  Permanent placement
   fees.................    565,763  1,162,833  1,881,754    814,649  1,027,325
                         ---------- ---------- ---------- ---------- ----------
    Revenues from
     services...........  9,235,988  9,901,965 11,286,254  5,015,401  7,364,381
Cost of services........  6,905,344  6,870,834  7,384,793  3,360,892  5,072,865
                         ---------- ---------- ---------- ---------- ----------
    Gross profit........  2,330,644  3,031,131  3,901,461  1,654,509  2,291,516
Selling, general and
 administrative
 expenses...............  2,077,924  2,591,350  3,002,821  1,478,209  1,681,322
                         ---------- ---------- ---------- ---------- ----------
    Operating income....    252,720    439,781    898,640    176,300    610,194
Interest expense........      1,317      5,261      5,654      3,232      1,772
Other income............      1,304     18,846      4,715      7,240     11,991
                         ---------- ---------- ---------- ---------- ----------
    Net income.......... $  252,707 $  453,366 $  897,701 $  180,308 $  620,413
                         ========== ========== ========== ========== ==========



                See accompanying notes to financial statements.

                     PROFESSIONAL CONSULTING NETWORK, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                         COMMON STOCK
                                        ---------------  RETAINED
                                        SHARES  AMOUNT   EARNINGS     TOTAL
                                        ------- ------- ----------  ----------
Balance, December 31, 1994............. 200,000 $77,079 $  618,170  $  695,249
Net income.............................      --      --    252,707     252,707
                                        ------- ------- ----------  ----------
Balance, December 31, 1995............. 200,000  77,079    870,877     947,956
Distributions to shareholders..........      --      --    (54,000)    (54,000)
Net income.............................      --      --    453,366     453,366
                                        ------- ------- ----------  ----------
Balance, December 31, 1996............. 200,000  77,079  1,270,243   1,347,322
Distributions to shareholders..........      --      --   (300,000)   (300,000)
Net income.............................      --      --    897,701     897,701
                                        ------- ------- ----------  ----------
Balance, December 31, 1997............. 200,000  77,079  1,867,944   1,945,023
Distributions to shareholders
 (unaudited)...........................      --      --   (485,153)   (485,153)
Net income (unaudited).................      --      --    620,413     620,413
                                        ------- ------- ----------  ----------
Balance, June 30, 1998 (unaudited)..... 200,000 $77,079 $2,003,204  $2,080,283
                                        ======= ======= ==========  ==========



                See accompanying notes to financial statements.

                     PROFESSIONAL CONSULTING NETWORK, INC.

                            STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                           YEARS ENDED DECEMBER 31,             JUNE 30,
                         -------------------------------  ---------------------
                           1995       1996       1997       1997        1998
                         ---------  ---------  ---------  ---------  ----------
                                                              (UNAUDITED)
Cash flows from
 operating activities:
 Net income............. $ 252,707  $ 453,366  $ 897,701  $ 180,308  $  620,413
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
  Depreciation..........    14,332     27,326     35,076     14,329      22,591
  Change in operating
   assets and
   liabilities:
   Trade accounts
    receivable..........   (91,755)  (716,693)  (732,373)   991,785     820,321
   Prepaid expenses and
    other assets........    15,136    (28,780)    29,056     28,056     (14,579)
   Other assets.........    83,891    (15,973)   (37,753)      (501)         --
   Accounts payable.....  (210,550)   210,884    288,877      3,264     (28,914)
   Accrued payroll and
    related taxes.......    39,280    200,837     25,356   (187,603)    (64,595)
   Other current
    liabilities.........    23,139        493     (7,882)   (14,061)     56,335
                         ---------  ---------  ---------  ---------  ----------
    Net cash provided by
     operating
     activities.........   126,180    131,460    498,058  1,015,577   1,411,572
                         ---------  ---------  ---------  ---------  ----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........   (23,045)   (35,912)   (47,380)   (21,476)    (57,626)
 Repayment of advance to
  shareholder...........   128,000         --         --         --          --
 Employee loans, net....   (63,116)    45,815      7,401     (3,000)      4,150
                         ---------  ---------  ---------  ---------  ----------
    Net cash provided by
     (used in) investing
     activities.........    41,839      9,903    (39,979)   (24,476)    (53,476)
                         ---------  ---------  ---------  ---------  ----------
Cash flows from
 financing activities:
 Distributions to
  shareholders..........        --    (54,000)  (300,000)  (100,000)   (485,153)
 Net proceeds (payments)
  on line of credit.....  (183,000)    40,000     77,000   (350,000)   (427,000)
 Proceeds on loans from
  shareholders..........   250,000    250,000         --         --          --
 Repayment of loans from
  shareholders..........  (256,000)  (250,000)  (250,000)  (250,000)         --
 Principal payments on
  long-term debt........  (100,000)   (83,333)        --         --          --
 Principal payments on
  capital lease
  obligations...........    (5,590)   (11,990)   (13,168)    (6,430)     (7,062)
                         ---------  ---------  ---------  ---------  ----------
    Net cash used in
     financing
     activities.........  (294,590)  (109,323)  (486,168)  (706,430)   (919,215)
                         ---------  ---------  ---------  ---------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............  (126,571)    32,040    (28,089)   284,671     438,881
Cash and cash
 equivalents at
 beginning of period....   135,015      8,444     40,484     40,484      12,395
                         ---------  ---------  ---------  ---------  ----------
Cash and cash
 equivalents at end of
 period................. $   8,444  $  40,484  $  12,395  $ 325,155  $  451,276
                         =========  =========  =========  =========  ==========
Supplemental disclosure
 of cash flow
 information--
 Cash paid for interest. $   6,170  $   5,261  $   5,654  $   1,530  $    1,772
                         =========  =========  =========  =========  ==========

                See accompanying notes to financial statements.

                     PROFESSIONAL CONSULTING NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Professional Consulting Network, Inc. (the Company), incorporated in the state of California in 1988, provides temporary and permanent information technology personnel to business and other organizations located primarily in Northern California and the Greater Bay Area. The Company also provides consulting and payrolling services.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements.

  The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of property and equipment for purposes of computing depreciation range from three to seven years.

                     PROFESSIONAL CONSULTING NETWORK, INC.

 Income Taxes

  The stockholders have elected to treat the Company as an S corporation under the Internal Revenue Code, whereby the liability for federal taxes on income is that of the stockholders, and not of the Company. Accordingly, no provision for federal income tax is included in the accompanying financial statements. The Company is subject to California franchise taxes, the effect of which is insignificant.

 Revenue and Cost Recognition

  Revenues from services consist primarily of service fees paid by its clients under client service agreements. The Company accounts for service fees and the related direct costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

  The carrying amounts of borrowings pursuant to the Company's revolving line of credit agreement approximate fair value because the rates on such agreements are variable, based on current market rates.

  The fair value of the loans due to shareholders at December 31, 1996 could not be obtained without incurring excessive costs due to the related party nature of this financial instrument.

                     PROFESSIONAL CONSULTING NETWORK, INC.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...................... $ 24,706 $ 48,011  $ 67,269
      Office equipment............................  261,047  285,122   323,490
                                                   -------- --------  --------
                                                    285,753  333,133   390,759
      Less--accumulated depreciation..............  169,916  204,992   227,583
                                                   -------- --------  --------
                                                   $115,837 $128,141  $163,176
                                                   ======== ========  ========

(4) LINE OF CREDIT

  The Company maintains a line of credit in the amount of $1 million bearing interest at prime plus 1% (9.5% at December 31, 1997). This agreement expires on December 1, 1999. At December 31, 1997 and June 30, 1998, the Company had $573,000 and $1,000,000, respectively, available under the line of credit.

(5) EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) plan covering substantially all of its employees who have completed at least one year of service or attained the age of twenty-one. The Company may contribute at the discretion of the Board of Directors. No contributions were made by the Company during 1995, 1996 and 1997.

(6) LEASES

  The Company is obligated under a capital lease for computer equipment expiring in 1999. At December 31, 1996 and 1997, and June 30, 1998, the gross amount of equipment and related accumulated amortization recorded under such capital leases were as follows:

                                                      DECEMBER 31,
                                                     ---------------  JUNE 30,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
      Computer equipment............................ $59,676 $59,676   $59,676
      Less accumulated amortization.................  14,919  26,854    32,821
                                                     ------- -------   -------
                                                     $44,757 $32,822   $26,855
                                                     ======= =======   =======

  Amortization of assets held under capital leases is included with depreciation expense.

  The Company leases office space under a noncancelable lease agreement accounted for as an operating lease expiring in 1999. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for the years ended December 31, 1995, 1996, and 1997 and for the six months ended June 30, 1998 were approximately $138,201, $140,637, $122,713, and $94,756, respectively.

                     PROFESSIONAL CONSULTING NETWORK, INC.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997 are:

                                                              CAPITAL OPERATING
                                                              LEASES   LEASES
                                                              ------- ---------
      Year ending December 31,
        1998................................................. $16,572 $192,960
        1999.................................................  16,431  160,800
                                                              ------- --------
          Total minimum lease payments....................... $33,003 $353,760
                                                                      ========
      Less amount representing interest......................   4,073
                                                              -------
        Present value of net minimum capital lease payments..  28,930
      Less current installments of obligations under capital
       leases................................................  14,457
                                                              -------
        Obligations under capital leases, excluding current
         installments........................................ $14,473
                                                              =======

(7) SIGNIFICANT CUSTOMERS

  During 1995, 1996, and 1997 and for the six months ended June 30, 1998, one customer accounted for approximately 27%, 26%, 16% and 14%, respectively, of the Company's service revenue. The loss of this customer could have a material adverse impact on the operations of the Company.

(8) RELATED PARTY TRANSACTIONS

  At December 31, 1995 and 1996 the Company had loans outstanding to its two principal shareholders aggregating $250,000. The loans were made to finance short-term working capital requirements and were generally repaid within thirty days. The loans bore interest at prime plus 1%.

(9) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
CoreLink Staffing Services, Inc.:

  We have audited the accompanying balance sheet of CoreLink Staffing Services, Inc. as of December 28, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CoreLink Staffing Services, Inc. as of December 28, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 20, 1998

                        CORELINK STAFFING SERVICES, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 28,  JUNE 28,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
                                                                    -----------
                        ASSETS
                        ------
Current assets:
  Cash and cash equivalents...........................  $  468,799  $   89,793
  Trade accounts receivable...........................   1,041,184   1,088,958
  Prepaid expenses and other assets...................       3,710      11,418
                                                        ----------  ----------
    Total current assets..............................   1,513,693   1,190,169
  Other assets........................................      78,966      12,482
  Property and equipment, net.........................     181,291     196,320
                                                        ----------  ----------
    Total assets......................................  $1,773,950  $1,398,971
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Line of credit......................................  $  575,000  $  196,000
  Accounts payable and accrued liabilities............      46,282      43,919
  Payroll taxes payable...............................     239,293     102,673
  Accrued payroll.....................................     320,971     263,667
                                                        ----------  ----------
    Total current liabilities.........................   1,181,546     606,259
                                                        ----------  ----------
  Client deposits.....................................      63,622          --
Shareholders' equity:
  Common stock, no par value; 75,000 shares autho-
   rized, 120 shares issued and outstanding...........     231,800     231,800
  Retained earnings...................................     296,982     560,912
                                                        ----------  ----------
    Total shareholders' equity........................     528,782     792,712
                                                        ----------  ----------
    Total liabilities and shareholders' equity........  $1,773,950  $1,398,971
                                                        ==========  ==========


                See accompanying notes to financial statements.

                        CORELINK STAFFING SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                           SIX MONTHS ENDED
                                            YEAR ENDED   ----------------------
                                           DECEMBER 28,   JUNE 29,    JUNE 28,
                                               1997         1997        1998
                                           ------------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Service fees............................ $10,947,095   $4,611,433  $5,953,708
  Permanent placement fees................     220,234      111,965     138,865
                                           -----------   ----------  ----------
    Revenues from services................  11,167,329    4,723,398   6,092,573
Cost of services..........................   8,760,356    3,691,583   4,608,261
                                           -----------   ----------  ----------
    Gross profit..........................   2,406,973    1,031,815   1,484,312
Selling, general and administrative
 expenses.................................   2,512,420      766,691   1,208,258
                                           -----------   ----------  ----------
    Operating loss........................    (105,447)     265,124     276,054
Interest expense..........................       2,038        1,642      12,548
Other expense.............................      12,475           --          --
Other income..............................      (3,308)      (1,218)       (424)
                                           -----------   ----------  ----------
    Net income (loss)..................... $  (116,652)  $  264,700  $  263,930
                                           ===========   ==========  ==========


                See accompanying notes to financial statements.

                        CORELINK STAFFING SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                              COMMON STOCK
                                             --------------- RETAINED
                                             SHARES  AMOUNT  EARNINGS   TOTAL
                                             ------ -------- --------  --------
Balance, January 1, 1997....................  120   $231,800 $413,634  $645,434
Net loss....................................   --         -- (116,652) (116,652)
                                              ---   -------- --------  --------
Balance, December 28, 1997..................  120    231,800  296,982   528,782
Net income (unaudited)......................   --         --  263,930   263,930
                                              ---   -------- --------  --------
Balance, June 28, 1998 (unaudited)..........  120   $231,800 $560,912  $792,712
                                              ===   ======== ========  ========



                See accompanying notes to financial statements.

                        CORELINK STAFFING SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS ENDED
                                                 YEAR ENDED  ------------------
                                                DECEMBER 28, JUNE 29,  JUNE 28,
                                                    1997       1997      1998
                                                ------------ --------  --------
                                                                (UNAUDITED)
Cash flows from operating activities:
 Net income (loss).............................  $(116,652)  $264,700  $263,930
 Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
  Depreciation.................................     35,261     17,205    20,065
  Loss on disposal of asset....................      1,234         --        --
  Change in operating assets and liabilities:
   Trade accounts receivable...................   (393,360)   (57,315)  (47,774)
   Prepaid expenses and other assets...........    (43,211)    14,984    (7,708)
   Accounts payable and accrued liabilities....    470,012     68,210  (196,287)
   Client deposits.............................         --         --   (63,622)
                                                 ---------   --------  --------
    Net cash provided by (used in) operating
     activities................................    (46,716)   307,784   (31,396)
                                                 ---------   --------  --------
Cash flows from investing activities:
 Purchase of property and equipment............    (51,254)   (21,480)  (35,094)
 Decrease in other assets......................         --         --    66,484
                                                 ---------   --------  --------
  Cash flows from investing activities.........    (51,254)   (21,480)   31,390
Cash flows from financing activities--net
 proceeds (payments) on line of credit.........    500,000    (75,000) (379,000)
                                                 ---------   --------  --------
Net increase (decrease) in cash and cash
 equivalents...................................    402,030    211,304  (379,006)
Cash and cash equivalents at beginning of
 period........................................     66,769     66,769   468,799
                                                 ---------   --------  --------
Cash and cash equivalents at end of period.....  $ 468,799   $278,073  $ 89,793
                                                 =========   ========  ========
Supplemental disclosure of cash flow
 information--cash paid for interest...........  $   2,038   $  1,642  $ 12,548
                                                 =========   ========  ========


                See accompanying notes to financial statements.

                       CORELINK STAFFING SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 29, 1997 AND
                       JUNE 28, 1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  CoreLink Staffing Services, Inc. (the Company), incorporated in the state of California in 1983, provides temporary and permanent personnel to businesses located primarily in California. A single customer of the Company accounted for 10% and 17% of total revenue during the year ended December 28, 1997 and the six month period ended June 28, 1998, respectively.

  The Company's fiscal year ends on the last Sunday in December.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 28, 1998, and for the six months ended June 29, 1997 and June 28, 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  The Company provides for workers' compensation, health insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company has recorded an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company operates primarily in the office clerical industry. The Company's ability to collect amounts due from customers could be affected by adverse economic fluctuations in the Los Angeles Metropolitan market or this industry.

                       CORELINK STAFFING SERVICES, INC.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of property and equipment for purposes of computing depreciation range from three to seven years.

 Income Taxes

  The Company elected to be taxed as an S corporation and accordingly all tax attributes of the Company pass through to its shareholders. Accordingly, no provision for federal or state income taxes is reflected in the accompanying financial statements.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment related taxes and
(c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment for each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

  The carrying amount of borrowings pursuant to the Company's revolving line of credit agreement approximates fair value because the rate on such agreement is variable, based on current market rates.

                       CORELINK STAFFING SERVICES, INC.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 28,  JUNE 28,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...........................  $ 112,086    $ 114,164
      Office equipment.................................    336,981      368,309
      Leasehold improvements...........................      4,107        5,795
                                                         ---------    ---------
                                                           453,174      488,268
      Accumulated depreciation.........................   (271,883)    (291,948)
                                                         ---------    ---------
                                                         $ 181,291    $ 196,320
                                                         =========    =========

(4) LINE OF CREDIT

  The Company maintains a revolving line of credit, due on demand, that allows for borrowings of up to $750,000. Borrowings made under this agreement bear interest at prime plus 3/4% (9.25% at December 28, 1997). The line is secured by all of the business assets and guaranteed by two shareholders up to $750,000. If not called by the lender prior to August 20, 1998, the outstanding principal plus all accrued unpaid interest is due on August 20, 1998. The Company is in the process of renewing this line of credit for which the lender generally grants a 30-day period.

  The line of credit is subject to certain financial covenants including current ratio and total liabilities in relation to tangible net worth. The Company was in compliance with such covenants at December 28, 1997 and June 28, 1998.

  The weighted average interest rate for the year ended December 28, 1997 was 8.25%.

(5) EMPLOYEE BENEFIT PLAN

  The Company's Savings Investment and Profit Sharing Plan provides for a 401(k) plan (the Plan). Under the terms of the Plan, all employees that have completed one year of service in which they worked at least 1,000 hours are eligible to participate. Until December 31, 1997 highly compensated employees, as defined under the Plan, were ineligible to participate. Effective January 1, 1998, the plan was revised to include highly compensated employees.

  The Company may make a matching contribution equal to a percentage of the employee contributions. Employees are eligible for matching contributions if they are an active member of the Plan and have 1,000 or more hours of service in the Plan year.

  During 1997, the Company chose to match 25% of staff employee contributions which amounted to $10,867.

(6) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expenses for operating leases (except those with lease terms of a month or less that were not renewed) were approximately $151,390, $77,217 and $72,275 for the year ended December 28, 1997, and the six months ended June 29, 1997 and June 28, 1998, respectively.

                       CORELINK STAFFING SERVICES, INC.

  Future minimum lease payments under noncancelable operating leases as of December 28, 1997 are:

      YEAR ENDING DECEMBER
      --------------------
        1998.......................................................... $169,208
        1999..........................................................  169,634
        2000..........................................................  169,634
        2001..........................................................   98,439
                                                                       --------
          Total minimum lease payments................................ $606,915
                                                                       ========

(7) OTHER

  In January 1998, the Company entered into an agreement with Abbott HR, Inc. (Abbott) in order to transfer service rights of seven accounts to Abbott. The accounts transferred to Abbott generated revenues of $1,356,000 in 1997 with an estimated gross margin of 3.8%. The Company has the right to receive certain payments in 1998 under the agreement, however, such amounts are not expected to be material.

  On December 28, 1997, the Company paid an officer, who is also a shareholder, a bonus in the amount of $750,000 which is included in selling, general and administrative expenses.

  On March 29, 1998, the Company paid an officer, who is also a shareholder, a bonus in the amount of $250,000 which is included in selling, general and administrative expenses.

(8) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Absolutely Professional Staffing, Inc.
Botal Associates, Inc.:

  We have audited the accompanying combined balance sheets of Absolutely Professional Staffing, Inc. and Botal Associates, Inc. as of December 31, 1996 and 1997 and the related combined statements of income and shareholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Absolutely Professional Staffing, Inc. and Botal Associates, Inc. as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
May 8, 1998

              ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                   ASSETS                         DECEMBER 31,
                   ------                     ---------------------  JUNE 30,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
Current assets:
  Cash....................................... $    1,012 $   16,632 $  107,141
  Accounts receivable, net of allowance for
   doubtful accounts of $19,350 in 1996, 1997
   and 1998..................................  1,121,370  1,781,230  1,712,552
  Due from officers..........................     28,795     33,795         --
  Prepaid expenses and other current assets..     54,067     74,195     86,063
                                              ---------- ---------- ----------
    Total current assets.....................  1,205,244  1,905,852  1,905,756
  Property and equipment, net................     76,735    134,896    269,976
  Other assets...............................     28,994     28,373      9,385
                                              ---------- ---------- ----------
    Total assets............................. $1,310,973 $2,069,121 $2,185,117
                                              ========== ========== ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Accounts payable and accrued liabilities... $  265,560 $  288,860 $  367,910
  Capital lease obligation, current portion..     12,186      5,799     22,685
  Loans payable..............................    458,876    551,607     97,757
                                              ---------- ---------- ----------
    Total current liabilities................    736,622    846,266    488,352
                                              ---------- ---------- ----------
  Capital lease obligation, less current por-
   tion......................................     17,521     15,063     80,077
Commitments and contingencies
Shareholders' equity:
  Absolutely Professional Staffing, Inc.--
   Common Stock no par value; 200 shares
   authorized, issued and outstanding........      2,000      2,000      2,000
  Botal Associates, Inc.-- Common Stock no
   par value; 10,000 shares authorized, 5,000
   shares issued and outstanding.............     28,600     28,600     28,600
  Retained earnings..........................    526,230  1,177,192  1,586,088
                                              ---------- ---------- ----------
    Total shareholders' equity...............    556,830  1,207,792  1,616,688
                                              ---------- ---------- ----------
    Total liabilities and shareholders'
     equity.................................. $1,310,973 $2,069,121 $2,185,117
                                              ========== ========== ==========

            See accompanying notes to combined financial statements.

              ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

             COMBINED STATEMENTS OF INCOME AND SHAREHOLDERS' EQUITY

                                     YEARS ENDED         SIX MONTHS ENDED JUNE
                                     DECEMBER 31,                 30,
                                -----------------------  ----------------------
                                   1996        1997         1997        1998
                                ----------  -----------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Service fees................  $5,310,616  $ 9,784,027  $4,603,433  $5,904,174
  Permanent placement fees....     677,115      625,465      97,000     325,500
                                ----------  -----------  ----------  ----------
    Revenues from services....   5,987,731   10,409,492   4,700,433   6,229,674
Cost of services..............   3,771,947    6,920,287   3,128,432   4,038,096
                                ----------  -----------  ----------  ----------
    Gross profit..............   2,215,784    3,489,205   1,572,001   2,191,578
Selling, general and
 administrative expenses......   2,039,487    2,555,198   1,176,054   1,360,038
                                ----------  -----------  ----------  ----------
    Operating income..........     176,297      934,007     395,947     831,540
Interest expense..............      62,343       90,839      42,876      22,579
Other (income) expense........         890       (8,714)       (526)     (1,221)
                                ----------  -----------  ----------  ----------
    Income before income
     taxes....................     113,064      851,882     353,597     810,182
Income tax expense............      25,705       42,560      15,603      96,978
                                ----------  -----------  ----------  ----------
    Net income................      87,359      809,322     337,994     713,204
Retained earnings--beginning
 of period....................     446,871      526,230     526,230   1,177,192
Distributions to shareholders.      (8,000)    (158,360)         --    (304,308)
                                ----------  -----------  ----------  ----------
Retained earnings--end of
 period.......................  $  526,230  $ 1,177,192  $  864,224  $1,586,088
                                ==========  ===========  ==========  ==========



            See accompanying notes to combined financial statements.

              ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                          YEARS ENDED           SIX MONTHS
                                         DECEMBER 31,         ENDED JUNE 30,
                                      --------------------  --------------------
                                        1996       1997       1997       1998
                                      ---------  ---------  ---------  ---------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income.........................  $  87,359  $ 809,322  $ 337,994  $ 713,204
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.....     43,008     44,865     19,900     25,974
  Change in operating assets and
   liabilities:
   Accounts receivable..............   (380,345)  (659,860)  (185,942)    68,678
   Prepaid expenses and other
    current assets..................     (4,638)   (20,128)     2,729      6,608
   Other assets.....................         --       (892)        --         --
   Accounts payable and accrued
    liabilities.....................    158,999     23,300     41,640     79,050
                                      ---------  ---------  ---------  ---------
    Net cash provided by (used in)
     operating activities...........    (95,617)   196,607    216,321    893,514
                                      ---------  ---------  ---------  ---------
Cash flows from investing
 activities:
 Purchase of property and equipment.     (1,516)  (101,513)    (4,077)   (65,937)
 Due from officers..................     14,000     (5,000)   (37,091)    33,795
                                      ---------  ---------  ---------  ---------
    Net cash provided by (used in)
     investing activities...........     12,484   (106,513)   (41,168)   (32,142)
                                      ---------  ---------  ---------  ---------
Cash flows from financing
 activities:
 Net borrowings (payments) under the
  loans payable.....................    105,417     92,731   (121,733)  (453,850)
 Distributions to shareholders......     (8,000)  (158,360)        --   (304,308)
 Payment of capital lease
  obligation........................    (22,051)    (8,845)  (16,738)    (12,705)
                                      ---------  ---------  ---------  ---------
    Net cash provided by (used in)
     financing activities...........     75,366    (74,474)  (138,471)  (770,863)
                                      ---------  ---------  ---------  ---------
Net increase (decrease) in cash.....     (7,767)    15,620     36,682     90,509
Cash at beginning of period.........      8,779      1,012      1,012     16,632
                                      ---------  ---------  ---------  ---------
Cash at end of period...............  $   1,012  $  16,632  $  37,694  $ 107,141
                                      =========  =========  =========  =========
Supplemental disclosure of cash flow
 information--
 Cash paid for interest.............  $  42,952  $  69,680  $  42,876  $  22,579
                                      =========  =========  =========  =========
 Cash paid for income taxes.........  $  55,731  $  33,667  $   4,115  $   1,038
                                      =========  =========  =========  =========
Noncash investing activities--
 capital lease obligation...........  $      --  $      --  $      --  $  94,605
                                      =========  =========  =========  =========

            See accompanying notes to combined financial statements.

             ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS OF ORGANIZATION

 Nature of Operations

  Absolutely Professional Staffing, Inc. (APS) was incorporated in the state of New York. APS provides temporary worksite personnel and permanent placement of personnel to business and professional service organizations.

  The accompanying combined financial statements include the accounts of APS and an affiliated company, under common control, Botal Associates, Inc. (Botal, and together with APS, the "Company"). Botal provides temporary worksite personnel to business and professional service organizations. Botal commenced operations in December 1969. As common control exists among the entities, combined financial statements are presented. All significant intercompany accounts and transactions have been eliminated in combination.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and resulting gain or loss is reflected in operations. The cost of property is being depreciated over the estimated useful lives of the related assets using the straight-line method. The useful lives of the property and equipment for purposes of computing depreciation was five years.

             ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

 Income taxes

  APS has elected to be treated as an S corporation for Federal and certain state income tax purposes. As an S corporation, the earnings of APS are reported by the individual shareholders and APS is not responsible for Federal or certain state income taxes. The Company has provided for state and local income taxes for those taxing jurisdictions which do not recognize the S corporation status.

  Botal is treated as a C corporation for Federal and state income tax purposes. As a C corporation, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Revenue and Cost Recognition

  The Company's revenues include service fees paid by clients under client service agreements. In consideration for payment of such services fees, the Company agrees to pay the following direct costs associated with worksite employees: (a) salaries and wages, (b) employment related taxes and (c) workers compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual basis of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and the candidate's employment start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 60-90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying amounts of cash, receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

  Fair values of the amounts due from officers could not be obtained without incurring excessive costs due to the related party nature of such instruments.

  The carrying amount of borrowings pursuant to the Company's loans payable approximates fair value because the rate on such note is based on current market rates.

             ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...................... $138,190 $ 90,629  $127,105
      Office equipment............................   96,658  202,181   271,253
      Leasehold improvements......................   71,889   56,994   111,989
                                                   -------- --------  --------
                                                    306,737  349,804   510,347
      Less: accumulated depreciation..............  230,002  214,908   240,371
                                                   -------- --------  --------
                                                   $ 76,735 $134,896  $269,976
                                                   ======== ========  ========

(4) INCOME TAXES

  The combined income tax provision consists of the following current income taxes:

                                                   YEARS ENDED     SIX MONTHS
                                                  DECEMBER 31,   ENDED JUNE 30,
                                                 --------------- ---------------
                                                  1996    1997    1997    1998
                                                 ------- ------- ------- -------
                                                                   (UNAUDITED)
      Federal................................... $ 4,138 $18,786 $ 4,220 $13,917
      State.....................................  21,567  23,774  11,383  83,061
                                                 ------- ------- ------- -------
                                                 $25,705 $42,560 $15,603 $96,978
                                                 ======= ======= ======= =======

  Income tax expense differs from amounts computed by applying the statutory income tax rate to income before taxes as follows:

                                         YEARS ENDED        SIX MONTHS ENDED
                                         DECEMBER 31,           JUNE 30,
                                      -------------------  -------------------
                                        1996      1997       1997      1998
                                      --------  ---------  --------  ---------
                                                              (UNAUDITED)
Income tax at statutory rate......... $ 38,442  $ 289,640  $120,223  $ 275,462
Adjustments resulting from:
  Nondeductible expenses.............    9,845      6,681    (6,609)        --
  State income taxes, net of federal
   benefit...........................   19,204     19,233    10,988     77,692
  Income of S corporation not subject
   to federal corporate tax..........  (36,769)  (261,396)  (99,557)  (244,426)
  Effect of graduated tax rates......   (5,242)   (11,746)  (10,471)   (11,750)
  Other..............................      225        148     1,029         --
                                      --------  ---------  --------  ---------
    Total income taxes............... $ 25,705  $  42,560  $ 15,603  $  96,978
                                      ========  =========  ========  =========

  Deferred income tax effects are not significant.

(5) LOANS PAYABLE

  The Company has a loan financing agreement with a bank which allows the Company to borrow up to a maximum of $600,000 and $200,000 for APS and Botal, respectively, or up to 80% of the outstanding accounts receivable, whichever is less. The loan is collateralized by a security interest in all of the outstanding accounts receivable and the Company's property and equipment. The loan bears interest at prime plus 6.0% and was 14.25% and 14.5% at December 31, 1996 and 1997, respectively.

             ABSOLUTELY PROFESSIONAL STAFFING, INC. AND AFFILIATE

(6) COMMITMENTS AND CONTINGENCIES
  (a) Leases

    The Company leases office space under noncancelable lease agreements. Rental expense for operating leases for the years ended December 31, 1996 and 1997 was approximately $117,219 and $121,733, respectively.

    Future minimum lease payments under noncancelable operating leases and capital leases as of December 31, 1997 are:

                                                              OPERATING CAPITAL
      YEAR ENDING DECEMBER 31,                                  LEASE    LEASE
      ------------------------                                --------- -------
      1998................................................... $ 93,607  $11,572
      1999...................................................   96,243    5,071
      2000...................................................  100,094    5,071
      2001...................................................  104,101    4,849
      2002...................................................  108,264       --
                                                              --------  -------
      Total minimum lease payments........................... $502,309   26,563
                                                              ========
      Less: interest component (interest rate 10.5%).........             5,711
                                                                        -------
      Present value of minimum lease payments................            20,862
      Less: current portion..................................             5,799
                                                                        -------
      Non-current portion....................................           $15,063
                                                                        =======

  (b) Legal Proceedings

    The Company is a defendant in a lawsuit alleging that a current employee breached an employment agreement with a former employer. The lawsuit alleges, among other things, unfair competition, civil conspiracy and tortuous and malicious interference with prospective economic advantage. Damages have not been specified. The Company will vigorously defend the lawsuit, however, the ultimate resolution of such claim is not known.

(7) RELATED-PARTY TRANSACTIONS

  At December 31, 1996 and 1997, amounts due from officers were $28,795 and $33,795, respectively, bore interest at 8.5% and were due on-demand.

  An officer of the Company has guaranteed the Loans Payable (see note 5).

(8) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
TOSI Placement Services Inc.

  We have audited the accompanying balance sheets of TOSI Placement Services Inc. as of December 28, 1996 and December 27, 1997 and the statements of income, shareholder's equity and changes in financial position for each of the fifty-two week periods in the three-year period ended December 27, 1997, all expressed in United States dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TOSI Placement Services Inc. as of December 28, 1996 and December 27, 1997 and the results of its operations and the changes in its financial position for each of the fifty-two week periods in the three-year period ended December 27, 1997 in accordance with generally accepted accounting principles in Canada, which also conform in all material respects with generally accepted accounting principles in the United States.

                                          KPMG Peat Marwick LLP

Houston, Texas
June 3, 1998

                          TOSI PLACEMENT SERVICES INC.

                                 BALANCE SHEETS

                       (STATED IN UNITED STATES DOLLARS)

                                          DECEMBER 28, DECEMBER 27,  JUNE 27,
                 ASSETS                       1996         1997        1998
                 ------                   ------------ ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash...................................  $ 112,215    $  201,603  $  313,696
  Trade accounts receivable, net of
   allowance of 1996--$2,253; 1997--
   $2,159 and 1998--$2,400...............    798,904     1,164,114   1,066,455
  Income tax receivable..................         --            --     228,006
  Prepaid expenses and other assets......      1,351         5,955      10,674
                                           ---------    ----------  ----------
                                             912,470     1,371,672   1,618,831
Capital assets (note 3)..................     39,772        52,669      51,145
                                           ---------    ----------  ----------
                                           $ 952,242    $1,424,341  $1,669,976
                                           =========    ==========  ==========
  LIABILITIES AND SHAREHOLDER'S EQUITY
  ------------------------------------
Current liabilities:
  Accounts payable and accrued
   liabilities...........................  $  95,423    $  132,847  $   62,305
  Accrued payroll and related taxes......    370,543       101,830     127,767
  Management bonus payable...............         --            --     637,643
  Income taxes payable...................        242       319,150          --
                                           ---------    ----------  ----------
                                             466,208       553,827     827,715
Due to shareholder (note 4)..............     92,587            --          --
Shareholder's equity:
  10% non-cumulative, retractable,
   redeemable, non-voting special shares,
   no par value; 1,000,000 shares
   authorized; 0 shares issued and
   outstanding...........................         --            --          --
  Common shares, no par value; 1,000,000
   shares authorized; 100 shares issued
   and outstanding.......................         79            79          79
  Retained earnings......................    399,522       909,499     903,249
  Cumulative translation adjustment......     (6,154)      (39,064)    (61,067)
                                           ---------    ----------  ----------
                                             393,447       870,514     842,261
Commitment (note 7)
                                           ---------    ----------  ----------
                                           $ 952,242    $1,424,341  $1,669,976
                                           =========    ==========  ==========


                See accompanying notes to financial statements.

                          TOSI PLACEMENT SERVICES INC.

                              STATEMENTS OF INCOME

                       (STATED IN UNITED STATES DOLLARS)

                                                                   TWENTY-SIX WEEK
                              FIFTY-TWO WEEK PERIODS ENDED          PERIODS ENDED
                         -------------------------------------- ----------------------
                         DECEMBER 30, DECEMBER 28, DECEMBER 27,  JUNE 28,    JUNE 27,
                             1995         1996         1997        1997        1998
                         ------------ ------------ ------------ ----------  ----------
                                                                     (UNAUDITED)
Revenues:
  Service fees..........  $4,829,220   $6,797,443   $9,309,234  $4,626,391  $6,052,454
  Permanent placement
   fees.................      63,871       70,081      174,382      82,859      84,775
                          ----------   ----------   ----------  ----------  ----------
    Revenues from
     services...........   4,893,091    6,867,524    9,483,616   4,709,250   6,137,229
  Cost of services......   3,840,683    5,428,944    7,288,978   3,625,885   4,745,458
                          ----------   ----------   ----------  ----------  ----------
    Gross profit........   1,052,408    1,438,580    2,194,638   1,083,365   1,391,771
  Selling, general and
   administrative
   expenses.............     824,777    1,002,540    1,323,744     651,881     749,541
  Management bonus......      87,425      284,541           --          --     649,953
                          ----------   ----------   ----------  ----------  ----------
    Operating income
     (loss).............     140,206      151,499      870,894     431,484      (7,723)
Other income (expense):
  Interest expense......     (12,956)     (13,666)      (5,436)     (5,493)         --
  Other income..........      11,370        4,872        7,131       2,710       7,723
                          ----------   ----------   ----------  ----------  ----------
    Income before income
     taxes..............     138,620      142,705      872,589     428,701          --
  Income tax expense....      32,784       33,148      362,612     177,587       6,250
                          ----------   ----------   ----------  ----------  ----------
    Net income (loss)...  $  105,836   $  109,557   $  509,977  $  251,114  $   (6,250)
                          ==========   ==========   ==========  ==========  ==========


                See accompanying notes to financial statements.

                          TOSI PLACEMENT SERVICES INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                       (STATED IN UNITED STATES DOLLARS)

                                  COMMON SHARES           CUMULATIVE
                                  ------------- RETAINED  TRANSLATION
                                  SHARES AMOUNT EARNINGS  ADJUSTMENT   TOTAL
                                  ------ ------ --------  ----------- --------
Balance, January 1, 1995.........  100    $79   $184,129   $ (9,845)  $174,363
Net income.......................   --     --    105,836         --    105,836
Translation adjustment...........   --     --         --      5,627      5,627
                                   ---    ---   --------   --------   --------
Balance, December 30, 1995.......  100     79    289,965     (4,218)   285,826
Net income.......................   --     --    109,557         --    109,557
Translation adjustment...........   --     --         --     (1,936)    (1,936)
                                   ---    ---   --------   --------   --------
Balance, December 28, 1996.......  100     79    399,522     (6,154)   393,447
Net income.......................   --     --    509,977         --    509,977
Translation adjustment...........   --     --         --    (32,910)   (32,910)
                                   ---    ---   --------   --------   --------
Balance, December 27, 1997.......  100     79    909,499    (39,064)   870,514
Net loss (unaudited).............   --     --     (6,250)        --     (6,250)
Translation adjustment (unau-
 dited)..........................   --     --         --    (22,003)   (22,003)
                                   ---    ---   --------   --------   --------
Balance, June 27, 1998 (unau-
 dited)..........................  100    $79   $903,249   $(61,067)  $842,261
                                   ===    ===   ========   ========   ========



                See accompanying notes to financial statements.

                          TOSI PLACEMENT SERVICES INC.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION

                       (STATED IN UNITED STATES DOLLARS)

                                                                   TWENTY-SIX WEEK
                               FIFTY-TWO WEEK PERIODS ENDED         PERIODS ENDED
                          -------------------------------------- --------------------
                          DECEMBER 30, DECEMBER 28, DECEMBER 27, JUNE 28,   JUNE 27,
                              1995         1996         1997       1997       1998
                          ------------ ------------ ------------ ---------  ---------
                                                                     (UNAUDITED)
Cash provided by (used
 for):
Operations:
  Net income (loss).....   $ 105,836    $ 109,557    $ 509,977   $ 251,114  $  (6,250)
  Add item not involving
   cash:
    Amortization........      15,715       16,234       21,289       7,277      8,740
  Change in operating
   assets and
   liabilities:
    Trade accounts
     receivable.........    (197,382)    (188,441)    (365,210)     30,173     97,659
    Prepaid expenses and
     other assets.......     (11,326)      13,179       (4,604)     (3,708)  (232,725)
    Accounts payable and
     accrued
     liabilities........     (29,390)     234,537       87,619    (139,540)   273,888
                           ---------    ---------    ---------   ---------  ---------
                           (116,547)      185,066      249,071     145,316    141,312
Financing:
  Increase (decrease) of
   due to shareholder...       1,037      (73,762)     (92,587)     21,067         --
  Other.................       5,627       (1,936)     (32,910)     (4,732)   (22,003)
                           ---------    ---------    ---------   ---------  ---------
                               6,664      (75,698)    (125,497)     16,335    (22,003)
Investments:
  Additions to capital
   assets...............     (29,501)     (15,794)     (34,186)    (26,756)    (7,216)
                           ---------    ---------    ---------   ---------  ---------
Increase (decrease) in
 cash...................    (139,384)      93,574       89,388     134,895    112,093
Cash, beginning of peri-
 od.....................     158,025       18,641      112,215     112,215    201,603
                           ---------    ---------    ---------   ---------  ---------
Cash, end of period.....   $  18,641    $ 112,215    $ 201,603   $ 247,110  $ 313,696
                           =========    =========    =========   =========  =========
Supplemental informa-
 tion:
  Cash paid for
   interest.............   $  12,956    $  13,666    $   5,436   $   5,493  $  --
  Cash paid for taxes...      33,845       36,612       33,162      64,175    613,406
                           =========    =========    =========   =========  =========

                See accompanying notes to financial statements.

                         TOSI PLACEMENT SERVICES INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (STATED IN UNITED STATES DOLLARS)

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 27, 1998 AND
                       JUNE 28, 1997 IS UNAUDITED)

1. BUSINESS AND ORGANIZATION

 Nature of Operation

  TOSI Placement Services Inc. (the "Company") is incorporated under the laws of Ontario, Canada and is engaged in the provision of temporary, contract and permanent personnel to business, professional services organizations and government agencies located in Canada.

2. SIGNIFICANT ACCOUNTING POLICIES:

  The financial statements are prepared in accordance with accounting principles generally accepted in Canada which, in the case of the Company, conform in all material respects with accounting principles generally accepted in the United States, except as discussed in the following paragraph.

  In June 1997, the United States Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. There is no similar reporting requirement under accounting principles generally accepted in Canada. For the six months ended June 28, 1997 and June 27, 1998, under United States generally accepted accounting principles, total comprehensive income (loss) was $246,382 and $(28,253), respectively.

 Interim financial information:

  The interim financial statements as of June 27, 1998 and for the twenty-six week periods ended June 28, 1997 and June 27, 1998 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Reporting currency:

  The operating and measurement currency of the Company is the Canadian dollar. The reporting currency used by the Company is the United States dollar.

  The Company uses the current rate method to translate the financial statements from Canadian dollars into United States dollars. Under the current rate method, assets and liabilities are translated at the rate of exchange in effect at the balance sheet date and revenues and expenses at the average rate for the period. Exchange gains or losses arising from the translation of the financial statements are included in cumulative translation adjustments as a separate component of shareholder's equity.

 Revenue recognition:

  The Company recognizes temporary staffing revenues when the services are performed. The Company recognizes permanent placement revenues when the employment offer and acceptance has occurred and employment has commenced.

                         TOSI PLACEMENT SERVICES INC.

 Gross profit:

  Gross profit from the Company's temporary services is determined by deducting the direct cost of services for temporary revenues (temporary and contract personnel payroll, vacation pay, statutory holiday pay and payroll taxes) from total service revenues. Gross profit from the Company's permanent placement services is equal to revenues, as the primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Sales commissions for permanent placement services are included in selling, general and administrative expenses.

 Capital assets:

  Capital assets are recorded at cost. Amortization is calculated using the following rates and methods:

      Computers......................... diminishing balance                 30%
      Furniture and fixtures............ diminishing balance                 20%
      Leasehold improvements............    straight-line    over the lease term

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Financial instruments:

  The carrying values of cash, trade accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to the maturity of the instruments.

3. CAPITAL ASSETS:

                                                         DECEMBER 28, 1996
                                                   -----------------------------
                                                                           NET
                                                            ACCUMULATED   BOOK
                                                     COST   AMORTIZATION  VALUE
                                                   -------- ------------ -------
      Computers................................... $ 80,648   $47,566    $33,082
      Furniture and fixtures......................    5,724     2,646      3,078
      Leasehold improvements......................    6,020     2,408      3,612
                                                   --------   -------    -------
                                                   $ 92,392   $52,620    $39,772
                                                   ========   =======    =======
                                                         DECEMBER 27, 1997
                                                   -----------------------------
                                                                           NET
                                                            ACCUMULATED   BOOK
                                                     COST   AMORTIZATION  VALUE
                                                   -------- ------------ -------
      Computers................................... $104,081   $63,126    $40,955
      Furniture and fixtures......................   11,740     4,376      7,364
      Leasehold improvements......................    7,867     3,517      4,350
                                                   --------   -------    -------
                                                   $123,688   $71,019    $52,669
                                                   ========   =======    =======
                                                           JUNE 27, 1998
                                                   -----------------------------
                                                                           NET
                                                            ACCUMULATED   BOOK
                                                     COST   AMORTIZATION  VALUE
                                                   -------- ------------ -------
                                                            (UNAUDITED)
      Computers................................... $ 46,383   $ 6,958    $39,425
      Furniture and fixtures......................    9,096       872      8,224
      Leasehold improvements......................    4,240       744      3,496
                                                   --------   -------    -------
                                                   $ 59,719   $ 8,574    $51,145
                                                   ========   =======    =======

                         TOSI PLACEMENT SERVICES INC.

4. DUE TO SHAREHOLDER:

  The amount due to the shareholder of the Company bore interest at prime plus 1% and was not subject to specified terms of repayment. All assets of the Company have been pledged as security. The amount was fully repaid during 1997. Interest paid was: 1995--$12,956; 1996--$13,666; 1997--$5,436.

5. CONCENTRATION OF CREDIT RISK:

  The Company derives substantially all of its revenues from the financial services industry and government agencies. At June 27, 1998, 32% (December 27, 1997--40%; December 28, 1996--41%; December 30, 1995--31%) of the Company's
trade accounts receivable are due from customers in the financial services industry and 30% (December 27, 1997--23%; December 28, 1996--15%; December 30, 1995--26%) are due from government agencies.

  The Company performs ongoing credit evaluations of its customers to determine credit to be extended and maintains reserves for potential bad debts.

6. INCOME TAXES:

                                                           TWENTY-SIX WEEK
                        FIFTY-TWO WEEK PERIODS ENDED        PERIODS ENDED
                   -------------------------------------- -----------------
                   DECEMBER 30, DECEMBER 28, DECEMBER 27, JUNE 28, JUNE 27,
                       1995         1996         1997       1997     1998
                   ------------ ------------ ------------ -------- --------
                                                             (UNAUDITED)
Current:
  Federal.........   $18,942      $19,214      $232,592   $113,656  $   --
  Provincial......    13,842       13,934       130,020     63,931   6,250
                     -------      -------      --------   --------  ------
    Total.........   $32,784      $33,148      $362,612   $177,587  $6,250
                     =======      =======      ========   ========  ======

  Income tax expense differs from amounts computed by applying the statutory rate to income before income taxes as follows:

                                                                 TWENTY-SIX WEEK
                              FIFTY-TWO WEEK PERIODS ENDED        PERIODS ENDED
                         -------------------------------------- ------------------
                         DECEMBER 30, DECEMBER 28, DECEMBER 27, JUNE 28,  JUNE 27,
                             1995         1996         1997       1997      1998
                         ------------ ------------ ------------ --------  --------
                                                                   (UNAUDITED)
Income tax expense at
 the statutory rate.....   $60,022      $61,791      $387,430   $190,343   $   --
Increase (decrease)
 resulting from:
  Small business
   deduction............   (32,056)     (32,268)      (31,783)   (16,543)      --
  Non-deductible
   expenses.............       729        2,787         4,334      2,225      600
  Other.................     4,089          838         2,631      1,562    5,650
                           -------      -------      --------   --------   ------
                           $32,784      $33,148      $362,612   $177,587   $6,250
                           =======      =======      ========   ========   ======

  Deferred income tax effects are not significant.

                         TOSI PLACEMENT SERVICES INC.

7. COMMITMENT:

  The Company leases premises and equipment under operating leases. The lessee under one of the Company's operating leases is secured by an assignment of the Company's accounts receivable. The annual minimum lease payments are as follows:

      1998............................................................. $ 46,486
      1999.............................................................   46,486
      2000.............................................................   41,256
      2001.............................................................   37,166
                                                                        --------
                                                                        $171,394
                                                                        ========

(8) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholder signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Access Staffing Inc.:

  We have audited the accompanying balance sheets of Access Staffing Inc. as of December 31, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Access Staffing Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
April 24, 1998

                              ACCESS STAFFING INC.

                                 BALANCE SHEETS

                  ASSETS                        DECEMBER 31,
                  ------                    ----------------------   JUNE 30,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents................ $  633,821  $1,055,442  $  153,469
  Trade accounts receivable................    859,520     672,423     623,506
  Prepaid expenses and other assets........     18,030      22,095      29,606
  Cash surrender value of life insurance...     72,909     145,297     143,487
                                            ----------  ----------  ----------
    Total current assets...................  1,584,280   1,895,257     950,068
Property and equipment, net................     27,605      51,961      39,961
Other assets...............................     96,742      95,243      97,844
                                            ----------  ----------  ----------
    Total assets........................... $1,708,627  $2,042,461  $1,087,873
                                            ==========  ==========  ==========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
Current liabilities:
  Accounts payable......................... $   22,731  $   20,194  $    8,001
  Accrued expenses.........................     48,944      18,461       9,173
  Accrued payroll and related taxes........    104,337      82,386      67,692
  Accrued income taxes.....................    178,786     315,846          --
  Deferred tax liability...................    304,098     223,874     214,259
  Line of credit...........................         --          --     200,000
                                            ----------  ----------  ----------
    Total current liabilities..............    658,896     660,761     499,125
Common stock held by ESOP, subject to put
 (note 4)..................................    926,469   1,026,862          --
Shareholders' equity:
  Common stock, no par value; 1,000,000
   shares authorized, 296,000 shares issued
   and 259,688, 255,013 and 202,000 shares
   outstanding at December 31, 1996 and
   1997 and June 30, 1998, respectively....     83,500      83,500      83,500
  Retained earnings........................  1,154,990   1,511,596   1,663,809
  Treasury stock, 36,312, 40,987 and 94,000
   shares at cost at December 31, 1996 and
   1997 and June 30, 1998, respectively....   (188,759)   (213,396) (1,158,561)
  Common stock held by ESOP, subject to put
   (note 4)................................   (926,469) (1,026,862)         --
                                            ----------  ----------  ----------
    Total shareholders' equity.............    123,262     354,838     588,748
                                            ----------  ----------  ----------
    Total liabilities and shareholders'
     equity................................ $1,708,627  $2,042,461  $1,087,873
                                            ==========  ==========  ==========

                See accompanying notes to financial statements.

                              ACCESS STAFFING INC.

                            STATEMENTS OF OPERATIONS

                                          YEARS ENDED      SIX MONTHS ENDED JUNE
                                         DECEMBER 31,               30,
                                     --------------------- ---------------------
                                        1996       1997       1997       1998
                                     ---------- ---------- ---------- ----------
                                                                (UNAUDITED)
Revenues from services.............  $8,866,850 $8,557,510 $4,500,220 $3,910,041
Cost of services...................   6,744,659  6,425,407  3,409,363  2,811,701
                                     ---------- ---------- ---------- ----------
  Gross profit.....................   2,122,191  2,132,103  1,090,857  1,098,340
Selling, general and administrative
 expense...........................   1,457,384  1,554,765    773,811    833,147
                                     ---------- ---------- ---------- ----------
  Operating income.................     664,807    577,338    317,046    265,193
Interest expense...................       4,336        911        911         --
Other income.......................      63,916     32,906     14,298     15,754
                                     ---------- ---------- ---------- ----------
  Income before income tax expense.     724,387    609,333    330,433    280,947
Income tax expense.................     296,134    252,727    135,654    128,734
                                     ---------- ---------- ---------- ----------
  Net income.......................  $  428,253 $  356,606 $  194,779 $  152,213
                                     ========== ========== ========== ==========



                See accompanying notes to financial statements.

                              ACCESS STAFFING INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                   COMMON STOCK HELD
                                                                  BY ESOP, SUBJECT TO
                           COMMON STOCK                                   PUT
                          ---------------  RETAINED   TREASURY    --------------------
                          SHARES  AMOUNT   EARNINGS     STOCK     SHARES     AMOUNT      TOTAL
                          ------- ------- ---------- -----------  -------  -----------  --------
Balance, December 31,
 1995...................  296,000 $83,500 $  726,737 $    (5,230) (92,511) $  (487,533) $317,474
Net income..............       --      --    428,253          --       --           --   428,253
Change in value of
 common stock subject to
 put....................       --      --         --          --       --     (622,465) (622,465)
Repurchase of ESOP
 shares.................       --      --         --    (183,529)  34,823      183,529        --
                          ------- ------- ---------- -----------  -------  -----------  --------
Balance, December 31,
 1996...................  296,000  83,500  1,154,990    (188,759) (57,688)    (926,469)  123,262
Net income..............       --      --    356,606          --       --           --   356,606
Change in value of
 common stock subject to
 put....................       --      --         --          --       --     (125,030) (125,030)
Repurchase of ESOP
 shares.................       --      --         --     (24,637)   4,675       24,637        --
                          ------- ------- ---------- -----------  -------  -----------  --------
Balance, December 31,
 1997...................  296,000  83,500  1,511,596    (213,396) (53,013)  (1,026,862)  354,838
Net income (unaudited)..       --      --    152,213          --       --           --   152,213
Change in value of
 common stock subject to
 put (unaudited)........       --      --         --          --       --       81,697    81,697
Repurchase of ESOP
 shares (unaudited).....       --      --         --    (945,165)  53,013      945,165        --
                          ------- ------- ---------- -----------  -------  -----------  --------
Balance, June 30, 1998
 (unaudited)............  296,000 $83,500 $1,663,809 $(1,158,561)      --  $        --  $588,748
                          ======= ======= ========== ===========  =======  ===========  ========



                See accompanying notes to financial statements.

                              ACCESS STAFFING INC.

                            STATEMENTS OF CASH FLOWS

                                       YEARS ENDED         SIX MONTHS ENDED
                                       DECEMBER 31,            JUNE 30,
                                   ---------------------  --------------------
                                     1996        1997       1997       1998
                                   ---------  ----------  --------  ----------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income....................... $ 428,253  $  356,606  $194,779  $  152,213
 Adjustments to reconcile net
  income to net cash provided by
  (used in) operating activities:
  Depreciation....................    31,342      41,307     8,800      12,000
  Change in operating assets and
   liabilities:
   Trade accounts receivable......   (52,023)    187,097   107,350      48,917
   Prepaid expenses and other
    assets........................    10,284      (2,566)    6,330     (10,112)
   Cash surrender value of life
    insurance.....................   (13,121)    (72,388)  (24,129)      1,810
   Accounts payable and accrued
    liabilities...................    98,032     (54,971)  (79,692)    (36,175)
   Accrued income taxes...........   178,786     137,060   175,787    (315,846)
   Deferred tax provision.........    97,348     (63,919)  (43,733)     (9,615)
                                   ---------  ----------  --------  ----------
    Net cash provided by (used in)
     operating activities.........   778,901     528,226   345,492    (156,808)
                                   ---------  ----------  --------  ----------
Cash flows from investing
 activities--
 Purchase of property and
  equipment.......................   (39,312)    (81,968)  (57,758)         --
                                   ---------  ----------  --------  ----------
Cash flows from financing
 activities--
 Proceeds from line of credit.....        --          --        --     200,000
 Repurchase of stock from ESOP....  (183,529)    (24,637)  (21,157)   (945,165)
                                   ---------  ----------  --------  ----------
    Net cash used by financing
     activities...................  (183,529)    (24,637)  (21,157)   (745,165)
                                   ---------  ----------  --------  ----------
Net change in cash and cash
 equivalents......................   556,060     421,621   266,577    (901,973)
Cash and cash equivalents at
 beginning of period..............    77,761     633,821   633,821   1,055,442
                                   ---------  ----------  --------  ----------
Cash and cash equivalents at end
 of period........................ $ 633,821  $1,055,442  $900,398  $  153,469
                                   =========  ==========  ========  ==========
Supplemental disclosure of cash
 flow information:
 Cash paid for interest........... $   4,336  $       --  $     --  $       --
                                   =========  ==========  ========  ==========
 Cash paid for taxes.............. $      --  $  193,871  $     --  $  485,249
                                   =========  ==========  ========  ==========


                See accompanying notes to financial statements.

                             ACCESS STAFFING INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Access Staffing Inc. (the Company), incorporated in the state of California in 1971, provides temporary personnel to business, professional service organizations, health care facilities and government agencies located primarily in Northern California.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  The Company provides for workers' compensation insurance, health insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company has recorded an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company operates primarily in the financial service and healthcare industry. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated

                             ACCESS STAFFING INC.

depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of property and equipment for purposes of computing depreciation range from five to eight years.

 Income Taxes

  The Company has adopted the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards
(SFAS) No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards, and is measured using enacted tax rates expected to apply to taxable income in years in which the temporary differences are expected to be recovered or settled.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...................... $ 79,249 $ 91,349  $ 91,349
      Computers...................................  124,081  165,317   165,317
                                                   -------- --------  --------
                                                    203,330  256,666   256,666
      Less--accumulated depreciation..............  175,725  204,705   216,705
                                                   -------- --------  --------
                                                   $ 27,605 $ 51,961  $ 39,961
                                                   ======== ========  ========

(4) EMPLOYEE STOCK OWNERSHIP PLAN

  Access Staffing Inc. Employee Stock Ownership Plan (ESOP) is a defined contribution plan which covers all employees as of the first of the following month in which the employee has completed 1,000 hours of service and has worked a period of 12 consecutive months.

  In 1990, the ESOP borrowed $1,000,000 from a bank, in the form of a seven-year loan. The ESOP used the proceeds of the loan to purchase 94,000 (31.76%) shares of common stock of the Company directly from existing

                             ACCESS STAFFING INC.

shareholders, which were utilized to guarantee the loan. The loan was repaid in 1996. Interest expense incurred on such debt in 1996 was $4,336.

  Prior to December 31, 1996, the guaranteed ESOP borrowing was reflected as a liability on the Company's balance sheet, with an offsetting amount recorded as reduction to common stock held by ESOP, subject to put. As the Company made contributions to the ESOP, these contributions were used to repay the loan. As the principal amount of the loan was repaid, the contra account included in common stock held by ESOP, subject to put was reduced.

  The Company recorded $140,000 of ESOP compensation expense during 1996, utilizing the shares allocated method, related to the Company's 1996 ESOP contribution. The Company did not make any contributions to the ESOP during 1997.

  In 1996, the Company agreed to repurchase 39,498 shares of common stock held by the ESOP at $5.27 per share, which represents the latest fair value per the annual appraisal. During 1996 the repurchase of 34,823 of these shares was finalized with the repurchase of the remaining 4,675 shares completed in 1997. In accordance with the terms of the ESOP, all of these shares were repurchased at the 1995 appraised fair value. At December 31, 1997 the ESOP owned 53,013 shares, all of which were allocated to participants.

  In accordance with the requirements of the ESOP, the Company is required to repurchase any vested shares at the current fair value. As of December 31, 1997, there were approximately 18,000 shares vested with an estimated fair value of $19.37 per share, based on an independent appraisal.

  The shares of the Company's common stock owned by the ESOP are classified outside of shareholders' equity because of the put feature explained in the preceding paragraph. Such shares are valued based on the estimated fair value, as determined by independent appraisal, at the balance sheet date. Changes in such estimated fair value are recorded directly to shareholders' equity.

  Effective June 29, 1998, the Company terminated the ESOP, at which time all shares vested according to the terms of the ESOP. Under the provisions of the ESOP, the Company exercised its call option to repurchase all ESOP-owned shares at their appraised value of $17.90 per share at June 29, 1998.

(5) EMPLOYEE BENEFIT PLAN

  The Company has the Access Staffing, Inc. 401(k) Plan. Employees with 1,000 hours of service in a plan year may participate in the Plan. Employees may elect to contribute up to the lesser of 15% of compensation or the maximum allowable under the Internal Revenue Code, as defined. The Company may make discretionary contributions to the Plan. During 1996 and 1997, the Company did not make any contributions to the Plan.

                             ACCESS STAFFING INC.

(6) INCOME TAXES

  Income tax (benefit) expense consisted of the following components:

                                             YEARS ENDED     SIX MONTHS ENDED
                                            DECEMBER 31,         JUNE 30,
                                          -----------------  ------------------
                                            1996     1997      1997      1998
                                          -------- --------  --------  --------
                                                                (UNAUDITED)
Current:
  Federal................................ $140,907 $248,686  $140,858  $109,801
  State..................................   57,879   67,960    38,529    28,548
                                          -------- --------  --------  --------
                                           198,786  316,646   179,387   138,349
                                          -------- --------  --------  --------
Deferred:
  Federal................................   90,515  (56,762)  (41,777)   (9,852)
  State..................................    6,833   (7,157)   (1,956)      237
                                          -------- --------  --------  --------
                                            97,348  (63,919)  (43,733)   (9,615)
                                          -------- --------  --------  --------
    Total................................ $296,134 $252,727  $135,654  $128,734
                                          ======== ========  ========  ========

  Income tax expense differs from amounts computed by applying the statutory rate to income before income tax expense as follows:

                                              YEARS ENDED      SIX MONTHS ENDED
                                             DECEMBER 31,          JUNE 30,
                                           ------------------  -----------------
                                             1996      1997      1997     1998
                                           --------  --------  -------- --------
                                                                  (UNAUDITED)
Income tax expense at the statutory rate.  $246,292  $207,173  $112,347 $ 95,522
Increase (decrease) resulting from:
  State income tax, net of benefit for
   federal deduction.....................    42,710    40,130    13,100   18,842
  Nondeductible expenses.................    16,890    23,006     8,472    5,711
  Other..................................    (9,758)  (17,582)    1,735    8,659
                                           --------  --------  -------- --------
                                           $296,134  $252,727  $135,654 $128,734
                                           ========  ========  ======== ========

  The net deferred tax assets and liabilities are comprised of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1996     1997      1998
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
Deferred income tax assets--accrued expenses...... $ 70,017 $ 80,429  $ 69,870
                                                   -------- --------  --------
Deferred income tax liabilities:
  Property and equipment..........................    9,028   16,187    16,187
  Accounts receivable.............................  292,237  228,624   211,992
  Prepaid expenses and other......................    7,536    7,053     3,274
  State taxes.....................................   65,314   52,439    52,676
                                                   -------- --------  --------
    Total.........................................  374,115  304,303   284,129
                                                   -------- --------  --------
Net deferred income tax liabilities............... $304,098 $223,874  $214,259
                                                   ======== ========  ========

                             ACCESS STAFFING INC.

(7) LINE OF CREDIT

  The Company is party to a line of credit with a bank with a total borrowing base of $200,000, the proceeds from which were used to terminate the ESOP. At June 30, 1998 the Company had borrowings under the line of $200,000. The line of credit bears interest at a rate of 8.11%. The line of credit is secured by accounts receivable of the Company and is guaranteed by the shareholders of the Company. Borrowings under this arrangement were subsequently repaid.

(8) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for the years ended December 31, 1996 and 1997 was approximately $59,161 and $92,805, respectively. Rent expense for the six months ended June 30, 1998 was $55,776.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1998.......................................................... $104,849
        1999..........................................................   77,068
        2000..........................................................   43,150
        2001..........................................................   41,800
        2002..........................................................    7,013
                                                                       --------
          Total minimum lease payments................................ $273,880
                                                                       ========

(9) SIGNIFICANT CUSTOMERS

  One customer accounted for approximately 15.8% of the Company's 1996 revenues. During 1997, three customers accounted for approximately 21.8%, 18.5% and 17.1%, respectively, of the Company's revenue. During the six months ended June 30, 1998, one customer accounted for approximately 13.2% of the Company's revenue. The loss of these customers could have a material adverse impact on the operations of the Company.

(10) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Task Management, Inc.:

  We have audited the accompanying balance sheets of Task Management, Inc. as of December 31, 1996 and 1997, and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Task Management, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
May 22, 1998

                             TASK MANAGEMENT, INC.

                                 BALANCE SHEETS

                                                 DECEMBER 31,
                                             ---------------------   JUNE 30,
                   ASSETS                       1996       1997        1998
                   ------                    ---------- ----------  -----------
                                                                    (UNAUDITED)
Current assets:
  Cash...................................... $  422,589 $      707  $  110,297
  Accounts receivable less allowance for
   doubtful accounts of $43,000 in 1997 and
   1998.....................................  1,146,626  1,067,257   1,521,148
                                             ---------- ----------  ----------
    Total current assets....................  1,569,215  1,067,964   1,631,445
Furniture and equipment, net................     21,849     16,839      25,264
Other.......................................        833        833         833
                                             ---------- ----------  ----------
    Total assets............................ $1,591,897 $1,085,636  $1,657,542
                                             ========== ==========  ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY
                  (DEFICIT)
    ------------------------------------
Current liabilities:
  Line of credit............................ $       -- $       --  $  348,000
  Accounts payable..........................     93,106    314,643      97,017
  Accrued payroll and payroll taxes.........    281,620    216,807     228,778
  Income taxes payable......................    549,500  1,030,700   1,147,200
  Deferred income taxes.....................    329,600         --      50,000
                                             ---------- ----------  ----------
    Total liabilities.......................  1,253,826  1,562,150   1,870,995
                                             ---------- ----------  ----------
Stockholders' equity (deficit):
  Common stock, $1.00 par value; 1,000
   shares authorized; 1,000 shares issued
   and outstanding..........................      1,000      1,000       1,000
  Additional paid in capital................      4,000      4,000       4,000
  Retained earnings (deficit)...............    333,071   (481,514)   (218,453)
                                             ---------- ----------  ----------
    Total stockholders' equity (deficit)....    338,071   (476,514)   (213,453)
                                             ---------- ----------  ----------
                                             $1,591,897 $1,085,636  $1,657,542
                                             ========== ==========  ==========

                See accompanying notes to financial statements.

                             TASK MANAGEMENT, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                       YEARS ENDED       SIX MONTHS ENDED JUNE
                                      DECEMBER 31,                30,
                                  ---------------------  ----------------------
                                     1996       1997        1997        1998
                                  ---------- ----------  ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Service fees..................  $4,651,835 $5,528,094  $2,837,370  $3,505,027
  Permanent placement fees......     587,010    738,952     384,761     515,528
                                  ---------- ----------  ----------  ----------
    Revenues from services......   5,238,845  6,267,046   3,222,131   4,020,555
Cost of services................   3,431,201  4,118,973   2,172,845   2,607,777
                                  ---------- ----------  ----------  ----------
    Gross profit................   1,807,644  2,148,073   1,049,286   1,412,778
Selling, general and
 administrative expenses........   1,085,531  2,830,096   1,427,314     664,101
                                  ---------- ----------  ----------  ----------
    Operating income (loss).....     722,113   (682,023)   (378,028)    748,677
Interest income, net............       7,812     19,288      14,922         177
                                  ---------- ----------  ----------  ----------
    Income (loss) before income
     tax expense................     729,925   (662,735)   (363,106)    748,854
Income tax expense..............     548,550    151,850     151,850     166,750
                                  ---------- ----------  ----------  ----------
    Net income (loss)...........     181,375   (814,585)   (514,956)    582,104
Retained earnings (deficit),
 beginning of period............     151,696    333,071     333,071    (481,514)
Distribution to shareholders....          --         --          --    (319,043)
                                  ---------- ----------  ----------  ----------
Retained earnings (deficit), end
 of period......................  $  333,071 $ (481,514) $ (181,885) $ (218,453)
                                  ========== ==========  ==========  ==========


                See accompanying notes to financial statements.

                             TASK MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                        YEARS ENDED        SIX MONTHS ENDED
                                       DECEMBER 31,            JUNE 30,
                                    --------------------  --------------------
                                      1996       1997       1997       1998
                                    ---------  ---------  ---------  ---------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
  Net income (loss)................ $ 181,375  $(814,585) $(514,956) $ 582,104
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
    Noncash charges and credits:
      Depreciation and
       amortization................     6,141      6,950      1,737      1,600
      Deferred income taxes........   302,500   (329,600)  (329,600)    50,000
    Changes in assets and
     liabilities:
      Accounts receivable..........  (783,836)    79,369    (42,531)  (453,891)
      Accounts payable.............    22,648    221,537    139,163   (217,626)
      Accrued payroll and payroll
       taxes.......................    41,805    (64,813)   (73,137)    11,971
      Income taxes payable.........   245,800    481,200    398,771    116,500
                                    ---------  ---------  ---------  ---------
        Net cash provided by (used
         in) operating activities..    16,433   (419,942)  (420,553)    90,658
                                    ---------  ---------  ---------  ---------
Cash flows from investing
 activities:
  Payments for purchase of
   furniture and equipment.........    (9,599)    (1,940)      (122)   (10,025)
                                    ---------  ---------  ---------  ---------
        Net cash used in investing
         activities................    (9,599)    (1,940)      (122)   (10,025)
                                    ---------  ---------  ---------  ---------
Cash flows from financing
 activities:
  Proceeds from (repayment of) line
   of credit, net..................  (100,000)        --         --    348,000
  Distribution to shareholders.....        --         --         --   (319,043)
                                    ---------  ---------  ---------  ---------
  Net cash provided by (used in)
   financing activities............  (100,000)        --         --     28,957
                                    ---------  ---------  ---------  ---------
Net increase (decrease) in cash....   (93,166)  (421,882)  (420,675)   109,590
Cash at beginning of period........   515,755    422,589    422,589        707
                                    ---------  ---------  ---------  ---------
Cash at end of period.............. $ 422,589  $     707  $   1,914  $ 110,297
                                    =========  =========  =========  =========
Cash paid during the period for:
  Income taxes..................... $     250  $     250  $      --  $     250
                                    =========  =========  =========  =========
  Interest......................... $   5,923  $   1,840  $     199  $   1,319
                                    =========  =========  =========  =========

                See accompanying notes to financial statements.

                             TASK MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                       JUNE 30, 1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operation

  Task Management, Inc. (the "Company") was incorporated as a C corporation in Connecticut on July 1, 1990. Beginning July 1, 1997, the Company elected to be treated as a subchapter S corporation for federal tax purposes. The Company's principal business is to provide temporary and permanent information technology personnel to businesses located principally in the northeastern United States.

(2)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from those estimates.

 Cash

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of ninety days or less to be cash.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets.

 Furniture and Equipment

  Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Maintenance and repairs are charged to expense as incurred.

 Income Taxes

  Effective July 1, 1997, the Company elected to be taxed as an S Corporation for federal income tax purposes. Income tax, therefore, became principally the responsibility of the Company's shareholders as of that

                             TASK MANAGEMENT, INC.

date except that Task Management, Inc. may be subject to corporate-level tax on the net unrealized built-in gain at July 1, 1997 that is realized during the ten-year period after the conversion. The net unrealized built-in gain at July 1, 1997 is the excess of the fair value of the Company's assets over the aggregate adjusted tax bases of those assets. The taxable built-in gain is that portion of the gain on the disposition of an asset during the ten-year period subsequent to the conversion that is attributable to a difference between the fair market value and the tax basis of the asset on the conversion date. As the Company is a cash basis taxpayer, the excess of its accounts receivable over its accounts payable and accrued liabilities also represents a built-in taxable gain.

  For periods prior to July 1, 1997, the Company was taxed as a C Corporation and deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Revenue and Cost Recognition

  The Company's revenues include service fees paid by its clients under client service agreements. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct costs of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placement. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying amounts of cash, receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

                             TASK MANAGEMENT, INC.

(3)FURNITURE AND EQUIPMENT

  Furniture and equipment consists of the following:

                                                      DECEMBER 31,
                                                     ---------------
                                                                      JUNE 30,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
      Furniture..................................... $11,228 $13,168   $13,168
      Office equipment..............................  32,091  32,091    43,716
                                                     ------- -------   -------
                                                      43,319  45,259    56,884
      Less accumulated depreciation.................  21,470  28,420    31,620
                                                     ------- -------   -------
                                                     $21,849 $16,839   $25,264
                                                     ======= =======   =======

(4)SHORT-TERM DEBT

  On April 22, 1998, the Company renewed a credit facility with a financial institution which provides for borrowings up to $1,000,000, an increase of $500,000 from the previous credit facility. Under the credit facility, the Company pays interest at the bank's prime rate on any outstanding balance. The prime rate of interest was 8.25% at December 31, 1996 and 8.50% at December 31, 1997 and June 30, 1998. At December 31, 1996 and 1997, the Company had no borrowings under this credit facility. At June 30, 1998, the Company had $348,000 outstanding under its credit facility. This credit line expires on April 30, 2002.

(5) INCOME TAXES

  Income tax expense consists of:

                                            YEARS ENDED      SIX MONTHS ENDED
                                            DECEMBER 31,         JUNE 30,
                                         ------------------  ------------------
                                           1996     1997       1997      1998
                                         -------- ---------  --------  --------
                                                                (UNAUDITED)
Current:
  Federal............................... $212,200 $ 383,600  $383,600  $103,700
  State and local, net of federal
   benefit..............................   33,850    97,850    97,850    13,050
                                         -------- ---------  --------  --------
                                          246,050   481,450   481,450   116,750
                                         -------- ---------  --------  --------
Deferred:
  Federal...............................  244,300  (266,800) (266,800)       --
  State and local, net of federal
   benefit..............................   58,200   (62,800)  (62,800)   50,000
                                         -------- ---------  --------  --------
                                          302,500  (329,600) (329,600)   50,000
                                         -------- ---------  --------  --------
                                         $548,550 $ 151,850  $151,850  $166,750
                                         ======== =========  ========  ========

                             TASK MANAGEMENT, INC.

  Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) before income tax expense as a result of the following:

                                           YEARS ENDED       SIX MONTHS ENDED
                                           DECEMBER 31,          JUNE 30,
                                        ------------------  -------------------
                                          1996     1997       1997       1998
                                        -------- ---------  ---------  --------
                                                               (UNAUDITED)
Computed "expected" tax expense
 (benefit)............................. $248,200 $(225,300) $(225,300) $     --
Increase in income taxes resulting
 from:
  Permanent differences................    1,350        --         --        --
  State taxes, net of federal benefit..   92,050    35,050     35,050    63,050
  Reversal of income taxes and income
   tax benefit due to election of S
   corporation status..................       --   225,300    225,300        --
  Other additional accrued tax items...  206,950   116,800    116,800   103,700
                                        -------- ---------  ---------  --------
                                        $548,550 $ 151,850  $ 151,850  $166,750
                                        ======== =========  =========  ========

  At December 31, 1996, temporary differences and related deferred taxes resulted primarily from the tax effect of filing the Company's income tax returns using the cash basis of accounting whereas these financial statements are prepared on an accrual basis. There are no deferred taxes as of December 31, 1997 as a result of the Company's election to be taxed as an S corporation.

(6) LEASES

  The Company leases office space under operating leases with expiration dates through 1999. No assets were held under capital leases at December 31, 1996 or 1997.

  Future minimum lease payments under all non-cancelable operating leases at December 31, 1997:

       YEAR ENDING DECEMBER 31,
       ------------------------
         1998........................................................... $13,937
         1999...........................................................   1,515
                                                                         -------
           Total minimum lease payments................................. $15,452
                                                                         =======

  Rent expense under all operating leases was $14,507 and $11,733 in 1996 and 1997, respectively.

(7)CONTINGENCIES

 In the ordinary course of its business, the Company has been involved in various lawsuits, including claims related to the actions of its clients and its employees. Management believes that the ultimate resolution of such claims will not have a materially adverse effect on the Company's financial position, results of operations or liquidity.

(8)BUSINESS AND CREDIT CONCENTRATIONS

  Most of the Company's customers are located in the Metropolitan New York Tri-State area. One customer accounted for $983,000 of revenues in 1997 representing approximately 16% of total revenues.

(9) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its stockholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
WSI Personnel Services, Inc.:

  We have audited the accompanying balance sheets of WSI Personnel Services, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WSI Personnel Services, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 27, 1998

                          WSI PERSONNEL SERVICES, INC.

                                 BALANCE SHEETS

                                                 DECEMBER 31,
                                              --------------------   JUNE 30,
                   ASSETS                       1996       1997        1998
                   ------                     --------  ----------  -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................. $  5,932  $   68,836  $   82,395
  Trade accounts receivable, net of allowance
   of $32,571 in 1996, $91,000 in 1997, and
   $96,363 in 1998, respectively.............  667,912     943,541   1,045,941
  Prepaid expenses and other assets..........    3,725       2,121       3,029
                                              --------  ----------  ----------
    Total current assets.....................  677,569   1,014,498   1,131,365
Property and equipment, net..................   28,531      37,003      41,647
Loan to officer..............................   17,778      17,778      17,778
                                              --------  ----------  ----------
    Total assets............................. $723,878  $1,069,279  $1,190,790
                                              ========  ==========  ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY
    ------------------------------------
Current liabilities:
  Line of credit............................. $ 94,000  $  185,000  $       --
  Accrued income taxes.......................       --          --      70,976
  Deferred tax liability.....................  220,579     194,527     123,551
  Accounts payable and accrued liabilities...   86,813     102,679     138,036
                                              --------  ----------  ----------
    Total current liabilities................  401,392     482,206     332,563
                                              --------  ----------  ----------
Shareholders' equity:
  Common stock, no par value; 100,000 shares
   authorized, 2,000 shares issued and 1,800
   shares outstanding........................    2,094       2,094       2,094
  Treasury stock, at cost, 200 shares held...  (22,222)    (22,222)    (22,222)
  Retained earnings..........................  342,614     607,201     878,355
                                              --------  ----------  ----------
    Total shareholders' equity...............  322,486     587,073     858,227
                                              --------  ----------  ----------
    Total liabilities and shareholders'
     equity.................................. $723,878  $1,069,279  $1,190,790
                                              ========  ==========  ==========


                See accompanying notes to financial statements.

                          WSI PERSONNEL SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                           SIX MONTHS ENDED JUNE
                             YEARS ENDED DECEMBER 31,               30,
                         --------------------------------  ----------------------
                            1995       1996       1997        1997        1998
                         ---------- ---------- ----------  ----------  ----------
                                                                (UNAUDITED)
Revenues:
  Service fees.......... $2,073,667 $3,947,318 $5,635,273  $2,597,451  $3,100,851
  Permanent placement
   fees.................     76,659     52,459     93,018      24,661      61,860
                         ---------- ---------- ----------  ----------  ----------
    Revenues from
     services...........  2,150,326  3,999,777  5,728,291   2,622,112   3,162,711
Cost of services........  1,533,980  2,813,410  3,872,283   1,763,382   2,175,043
                         ---------- ---------- ----------  ----------  ----------
    Gross profit........    616,346  1,186,367  1,856,008     858,730     987,668
Selling, general and
 administrative
 expenses...............    549,134    945,633  1,623,622     545,987     706,416
                         ---------- ---------- ----------  ----------  ----------
    Operating income....     67,212    240,734    232,386     312,743     281,252
Other income (expense),
 net....................      2,356      2,240      6,149      (5,028)    (10,098)
                         ---------- ---------- ----------  ----------  ----------
    Income before income
     taxes..............     69,568    242,974    238,535     307,715     271,154
Income tax expense
 (benefit)..............     26,606     95,437    (26,052)    (26,052)         --
                         ---------- ---------- ----------  ----------  ----------
    Net income.......... $   42,962 $  147,537 $  264,587  $  333,767  $  271,154
                         ========== ========== ==========  ==========  ==========


                See accompanying notes to financial statements.

                          WSI PERSONNEL SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                              COMMON TREASURY  RETAINED
                                              STOCK   STOCK    EARNINGS  TOTAL
                                              ------ --------  -------- --------
Balance, December 31, 1994................... $2,094 $(22,222) $152,115 $131,987
Net income...................................     --       --    42,962   42,962
                                              ------ --------  -------- --------
Balance, December 31, 1995...................  2,094  (22,222)  195,077  174,949
Net income...................................     --       --   147,537  147,537
                                              ------ --------  -------- --------
Balance, December 31, 1996...................  2,094  (22,222)  342,614  322,486
Net income...................................     --       --   264,587  264,587
                                              ------ --------  -------- --------
Balance, December 31, 1997...................  2,094  (22,222)  607,201  587,073
Net income (unaudited).......................     --       --   271,154  271,154
                                              ------ --------  -------- --------
Balance, June 30, 1998 (unaudited)........... $2,094 $(22,222) $878,355 $858,227
                                              ====== ========  ======== ========



                See accompanying notes to financial statements.

                          WSI PERSONNEL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS ENDED
                              YEARS ENDED DECEMBER 31,           JUNE 30,
                            ------------------------------  -------------------
                              1995      1996       1997       1997      1998
                            --------  ---------  ---------  --------  ---------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
  Net income..............  $ 42,962  $ 147,537  $ 264,587  $333,767  $ 271,154
  Adjustments to reconcile
   net income to net cash
   provided by (used in)
   operating activities:
    Depreciation..........     5,374      7,611     10,485     4,288      6,052
    Provision for deferred
     income taxes.........    26,606     95,437    (26,052)  (26,052)   (70,976)
    Change in operating
     assets and
     liabilities:
     Trade accounts
      receivable..........   (41,533)  (326,401)  (275,629)  (86,580)  (102,400)
     Prepaid expenses and
      other assets........      (567)    (2,600)     1,605     3,656       (908)
     Accrued income taxes.        --         --         --        --     70,976
     Accounts payable and
      accrued liabilities.    (2,468)    52,385     15,865    17,185     35,357
                            --------  ---------  ---------  --------  ---------
      Net cash provided by
       (used in) operating
       activities.........    30,374    (26,031)    (9,139)  246,264    209,255
                            --------  ---------  ---------  --------  ---------
Cash flows from investing
 activities:
  Purchase of property and
   equipment..............    (9,704)   (16,785)   (18,957)   (4,681)   (10,696)
                            --------  ---------  ---------  --------  ---------
Cash flows from financing
 activities:
  Bank overdraft..........    36,405    (36,405)        --        --         --
  Proceeds (repayments)
   associated with line of
   credit, net............   (55,000)    79,000     91,000   (94,000)  (185,000)
                            --------  ---------  ---------  --------  ---------
      Net cash provided by
       (used in) financing
       activities.........   (18,595)    42,595     91,000   (94,000)  (185,000)
                            --------  ---------  ---------  --------  ---------
Net increase (decrease) in
 cash and cash
 equivalents..............     2,075       (221)    62,904   147,583     13,559
Cash and cash equivalents
 at beginning of period...     4,078      6,153      5,932     5,932     68,836
                            --------  ---------  ---------  --------  ---------
Cash and cash equivalents
 at end of period.........  $  6,153  $   5,932  $  68,836  $153,515  $  82,395
                            ========  =========  =========  ========  =========
Supplemental disclosure of
 cash flow information -
 cash paid for interest...  $  1,595  $   1,126  $   1,328  $  1,328  $     682
                            ========  =========  =========  ========  =========

            See accompanying notes to combined financial statements.

                         WSI PERSONNEL SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  WSI Personnel Services, Inc. (the Company), incorporated in the state of Colorado, provides clerical and technical temporary and permanent personnel to health care organizations, professional service organizations, and government agencies located primarily in the metropolitan Denver area.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  The Company provides for workers' compensation, health insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company has recorded an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Historically, bad debts have not been significant.

  The Company operates primarily in the healthcare industry. The Company's ability to collect amounts due from customers could be affected by adverse economic fluctuations in its Metropolitan Denver market or this industry.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated

                         WSI PERSONNEL SERVICES, INC.

depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of property and equipment for purposes of computing depreciation range from three to seven years.

 Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  On January 1, 1997, the Company elected to be taxed as an S corporation and accordingly all tax attributes of the Company pass through to its shareholders, except for income taxes attributable to the difference between the fair market value of the Company's assets and the tax basis of the assets at the date of conversion to an S corporation (built-in-gain). Accordingly, a provision for income taxes payable is required when any portion of the built-in gain is recognized within ten years after the conversion. As a result of the election, in 1997, the Company recognized a net tax benefit in the amount of $26,052, which represents recognition of the gross deferred liability for taxes payable on recognized built in gains net of the elimination of deferred taxes recorded at December 31, 1996.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment related taxes and
(c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

                         WSI PERSONNEL SERVICES, INC.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

  The carrying amounts of borrowings pursuant to the Company's revolving line of credit agreement approximate fair value because the rates on such agreements are variable, based on current market rates.

  The fair value of the loan to officer (see note 8) could not be assessed without incurring excessive costs due to the related party nature of the instrument.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      DECEMBER 31,
                                                     ---------------
                                                                      JUNE 30,
                                                      1996    1997      1998
                                                     ------- ------- -----------
                                                                     (UNAUDITED)
Furniture and fixtures.............................. $ 6,887 $12,778   $13,121
Office equipment....................................  44,958  56,810    67,163
                                                     ------- -------   -------
                                                      51,845  69,588    80,284
Less--accumulated depreciation......................  23,314  32,585    38,637
                                                     ------- -------   -------
                                                     $28,531 $37,003   $41,647
                                                     ======= =======   =======

(4) LINE OF CREDIT

  The Company maintains a revolving line of credit that allows for borrowings of up to $200,000. Borrowings made under this arrangement bear interest at prime plus 1% (9.5% at December 31, 1997). The line is secured by substantially all of the business assets. The line is guaranteed by the shareholders of the Company. The agreement was renegotiated March 13, 1998 to increase the borrowing limit to $250,000.

  The weighted average interest rates for the years ended December 31, 1995, 1996 and 1997 were 8.5%, 8.3% and 8.5%, respectively.

(5) INCOME TAXES

  See note 2 for discussion of the Company's election, effective January 1, 1997, to be treated as an S corporation.

                         WSI PERSONNEL SERVICES, INC.

  Income tax expense (benefit) consists of:

                                                    CURRENT DEFERRED   TOTAL
                                                    ------- --------  --------
Year ended December 31, 1995:
  U.S. federal.....................................   $--   $ 23,111  $ 23,111
  State and local..................................    --      3,495     3,495
                                                      ---   --------  --------
                                                      $--   $ 26,606  $ 26,606
                                                      ===   ========  ========
Year ended December 31, 1996:
  U.S. federal.....................................   $--   $ 83,214  $ 83,214
  State and local..................................    --     12,223    12,223
                                                      ---   --------  --------
                                                      $--   $ 95,437  $ 95,437
                                                      ===   ========  ========
Year ended December 31, 1997:
  U.S. federal.....................................   $--   $(26,052) $(26,052)
  State and local..................................    --         --        --
                                                      ---   --------  --------
                                                      $--   $(26,052) $(26,052)
                                                      ===   ========  ========

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                                 DECEMBER 31,
                                              --------------------   JUNE 30,
                                                1996       1997        1998
                                              ---------  ---------  -----------
                                                                    (UNAUDITED)
Deferred tax assets:
  Accounts payable principally due to
   difference in accounting methods.......... $  33,857  $      --   $      --
  Net operating loss carryforwards...........     9,869         --          --
  Other......................................     7,281         --          --
                                              ---------  ---------   ---------
Total gross deferred tax assets..............    51,007         --          --
                                              ---------  ---------   ---------
Less valuation allowance.....................        --         --          --
                                              ---------  ---------   ---------
Net deferred tax assets......................    51,007         --          --
                                              ---------  ---------   ---------
Deferred tax liabilities:
  Accounts receivable, principally due to
   difference in accounting methods..........  (260,486)        --          --
  Plant and equipment, principally due to
   differences in depreciation...............   (11,100)        --          --
  Built-in gains.............................        --   (194,527)   (123,551)
                                              ---------  ---------   ---------
Total gross deferred tax liabilities.........  (271,586)  (194,527)   (123,551)
                                              ---------  ---------   ---------
Net deferred tax liability................... $(220,579) $(194,527)  $(123,551)
                                              =========  =========   =========

  The allocated tax expense differed from the amounts computed by applying the U.S. federal tax rate of 34% in 1995 and 1996 to income before income taxes as a result of the following:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ----------------
                                                                 1995     1996
                                                                -------  -------
Computed tax................................................... $23,653  $82,611
State taxes....................................................   3,495   12,223
Other..........................................................    (542)     603
                                                                -------  -------
                                                                $26,606  $95,437
                                                                =======  =======

                         WSI PERSONNEL SERVICES, INC.

(6) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases for years ended December 31, 1995, 1996 and 1997 was approximately $12,850, $28,630 and $40,250, respectively. Rental expense for the six months ended June 30, 1998 was $23,914.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      YEAR ENDING DECEMBER
      --------------------
        1998........................................................... $48,102
        1999...........................................................  18,943
        2000...........................................................   4,908
        2001...........................................................   4,908
        2002...........................................................   4,090
                                                                        -------
          Total minimum lease payments................................. $80,951
                                                                        =======

(7) CONTINGENCIES

  In the ordinary course of business the Company may be threatened with or named as a defendant in a lawsuit, including claims related to the actions of its clients and employees. The Company is not involved in any material threatened or pending litigation at December 31, 1997.

(8) RELATED PARTY TRANSACTIONS

  The Company has a note receivable from a shareholder totaling $17,778 at December 31, 1996 and 1997. The note bears interest of 7.75% annually and is due and payable on December 31, 1999.

  The Company paid consulting fees to shareholders and affiliates totaling $201,000, $285,000, $560,000 and $110,000 for the years ended December 31,
1995, 1996 and 1997 and six months ended June 30, 1998, respectively.

(9) SIGNIFICANT CUSTOMERS

  The top ten customers represented approximately 25%, 33% and 33% of the Company's revenues for 1995, 1996 and 1997, respectively. During the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, one customer accounted for approximately 9%, 11% and 29%, respectively, of the Company's revenues

(10) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Boards of Directors
Core Personnel, Inc., and
Core Personnel of Arlington, Inc.:

  We have audited the accompanying combined balance sheet of Core Personnel, Inc. and Core Personnel of Arlington, Inc., as of December 31, 1997 and the related combined statements of operations, shareholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Companies' managements. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Core Personnel, Inc. and Core Personnel of Arlington, Inc. as of December 31, 1997 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 30, 1998

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                        ASSETS                             1997        1998
                        ------                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................   $ 42,374   $   71,069
  Trade accounts receivable, net of allowance of
   $20,000............................................    544,689      640,539
  Available-for-sale securities, at fair value........    200,992      348,818
  Prepaid expenses and other assets...................     13,803       15,392
                                                         --------   ----------
    Total current assets..............................    801,858    1,075,818
Property and equipment, net...........................     25,927       22,314
Loans receivable from shareholder.....................     55,334       36,109
                                                         --------   ----------
    Total assets......................................   $883,119   $1,134,241
                                                         ========   ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Line of credit......................................   $ 25,282   $       --
  Note payable........................................      4,530          234
  Accounts payable....................................     21,080       21,080
  Accrued payroll and related taxes...................     77,485       73,999
  Other current liabilities...........................      9,799           --
  Current taxes payable...............................     40,614       80,168
  Deferred tax liabilities............................    193,227      255,169
                                                         --------   ----------
    Total current liabilities.........................    372,017      430,650
                                                         --------   ----------
Shareholders' equity:
  Core Personnel, Inc., common stock, $1 par value;
   15,000 shares authorized, issued and outstanding...     15,000       15,000
  Core Personnel of Arlington, Inc., common stock, $1
   par value; 1,100 shares authorized; 1,000 shares
   issued and outstanding.............................      1,000        1,000
  Retained earnings...................................    487,751      692,953
  Unrealized gains (losses) in value of available-for-
   sale securities....................................      7,351       (5,362)
                                                         --------   ----------
    Total shareholders' equity........................    511,102      703,591
                                                         --------   ----------
    Total liabilities and shareholders' equity........   $883,119   $1,134,241
                                                         ========   ==========

            See accompanying notes to combined financial statements.

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                         SIX MONTHS ENDED JUNE
                                             YEAR ENDED           30,
                                            DECEMBER 31, ---------------------
                                                1997        1997       1998
                                            ------------ ---------- ----------
                                                              (UNAUDITED)
Revenues:
  Service fees.............................  $4,092,493  $1,920,353 $2,330,934
  Permanent placement fees.................      92,355      49,585     71,006
                                             ----------  ---------- ----------
    Revenues from services.................   4,184,848   1,969,938  2,401,940
Cost of services...........................   2,995,419   1,428,224  1,607,442
                                             ----------  ---------- ----------
  Gross profit.............................   1,189,429     541,714    794,498
Selling, general and administrative
 expense...................................     864,872     348,673    490,592
                                             ----------  ---------- ----------
  Operating income.........................     324,557     193,041    303,906
Interest expense...........................       3,392       2,978        683
Other (income) expense.....................       4,094         245    (41,076)
                                             ----------  ---------- ----------
  Income before income tax expense.........     317,071     189,818    344,299
Income tax expense.........................     113,167      67,787    139,097
                                             ----------  ---------- ----------
Net income.................................  $  203,904  $  122,031 $  205,202
                                             ==========  ========== ==========


            See accompanying notes to combined financial statements.

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                      UNREALIZED
                                                  CORE                  GAINS
                                              PERSONNEL OF             (LOSSES)
                                               ARLINGTON,              IN VALUE
                         CORE PERSONNEL, INC.  INC. COMMON                OF
                             COMMON STOCK         STOCK               AVAILABLE-
                         -------------------- ------------- RETAINED   FOR-SALE
                          SHARES     AMOUNT   SHARES AMOUNT EARNINGS  SECURITIES  TOTAL
                         -------------------- ------ ------ --------  ---------- --------
Balance, January 1,
 1997...................       450 $      450   550  $  550 $298,847   $  7,594  $307,441
Issuance of common
 stock..................    14,550     14,550   450     450       --         --    15,000
Net income..............        --         --    --          203,904         --   203,904
Dividends...............        --         --    --      --  (15,000)        --   (15,000)
Unrealized loss on
 investments............        --         --    --      --       --       (243)     (243)
                         --------- ---------- -----  ------ --------   --------  --------
Balance, December 31,
 1997...................    15,000     15,000 1,000   1,000  487,751      7,351   511,102
Net income (unaudited)..        --         --    --      --  205,202         --   205,202
Unrealized loss on
 investments
 (unaudited)............        --         --    --      --       --    (12,713)  (12,713)
                         --------- ---------- -----  ------ --------   --------  --------
Balance, June 30, 1998
 (unaudited)............    15,000 $   15,000 1,000  $1,000 $692,953   $ (5,362) $703,591
                         ========= ========== =====  ====== ========   ========  ========



            See accompanying notes to combined financial statements.

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                                YEAR ENDED      JUNE 30,
                                               DECEMBER 31, ------------------
                                                   1997       1997      1998
                                               ------------ --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income...................................   $203,904   $122,031  $205,202
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation...............................      7,672      2,290     6,166
   Allowance for doubtful accounts............     26,346         --        --
   Deferred income taxes......................     50,097     12,508    61,943
   Gain on sale of investments................         --         --   (19,009)
   Change in operating assets and liabilities:
    Trade accounts receivable.................   (109,577)    24,006   (95,850)
    Prepaid expenses and other assets.........      2,027        281    (1,589)
    Accounts payable and accrued liabilities..     46,852     10,937   (13,285)
    Current taxes payable.....................     40,614     37,779    39,554
                                                 --------   --------  --------
     Net cash provided by operating
      activities..............................    267,935    209,832   183,132
                                                 --------   --------  --------
Cash flows from investing activities:
 Purchases of property and equipment..........    (28,792)   (10,565)   (2,554)
 Purchase of investments......................   (282,683)   (90,000) (248,105)
 Proceeds on sales of investments.............    119,000         --   106,575
 Loans receivable from shareholder............    (30,052)   (10,946)   19,225
                                                 --------   --------  --------
     Net cash used in investing activities....   (222,527)  (111,511) (124,859)
                                                 --------   --------  --------
Cash flows from financing activities:
 Payments on line of credit...................         --         --   (25,282)
 Principal payments on note payable...........    (24,952)   (10,413)   (4,296)
 Issuance of common stock.....................     15,000         --        --
 Dividends....................................    (15,000)        --        --
                                                 --------   --------  --------
     Net cash used in financing activities....    (24,952)   (10,413)  (29,578)
                                                 --------   --------  --------
Net increase in cash and cash equivalents.....     20,456     87,908    28,695
Cash and cash equivalents at beginning of
 period.......................................     21,918     21,918    42,374
                                                 --------   --------  --------
Cash and cash equivalents at end of period....   $ 42,374   $109,826  $ 71,069
                                                 ========   ========  ========
Supplemental disclosure of cash flow
 information:
 Cash paid during the period for interest.....   $  4,809   $  2,978  $    683
                                                 ========   ========  ========
 Cash paid during the period for income taxes.   $ 26,598   $ 17,500  $ 37,600
                                                 ========   ========  ========

            See accompanying notes to combined financial statements.

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Core Personnel, Inc. and Core Personnel of Arlington, Inc. (collectively "the Company") were incorporated in the state of Virginia in 1971 and 1986, respectively. Core Personnel, Inc. and Core Personnel of Arlington, Inc. have common ownership. As common control exists among the entities, combined financial statements are presented. The Company specializes in the placement of temporary and staffing personnel to businesses, professional service organizations, health care facilities and government agencies located primarily in Maryland, Virginia and Washington, DC. A single customer of the Company accounted for approximately 12% of total revenues during the six month period ended June 30, 1998.

  The accompanying combined financial statements include the accounts of Core Personnel, Inc. and Core Personnel of Arlington, Inc. All significant intercompany accounts and transactions have been eliminated in order to present the combined financial statements of the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Investment Securities

  Investment securities, classified as available-for-sale, consist principally of marketable equity securities. Such securities are recorded at fair value; and unrealized holding gains and losses are excluded from operations and are reported as a separate component of shareholders' equity until realized. Realized gains and losses, which were insignificant for 1997, are determined on a specific identification basis. Dividend income is recognized when earned.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying combined financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED) be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company operates in various markets and industries. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or industries.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property and equipment sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using an accelerated method. The estimated useful lives of property and equipment for purposes of computing depreciation range from three to seven years.

 Income Taxes

  The Company has adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards, and is measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment related taxes and
(c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statement of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in the period presented is immaterial.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables, accounts payable and note payable approximate their fair values due to the short-term maturities of these instruments. Available-for-sale securities are carried at fair value.

  The carrying amounts of borrowings pursuant to the Company's revolving line of credit agreement approximate fair value because the rates on such agreements are variable, based on current market rates.

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The fair values of the loans receivable from shareholders could not be obtained without incurring excessive costs due to the related party nature of these instruments.

 Newly Adopted Accounting Standards

  In June 1997, Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income was issued. This statement establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Reclassification of financial statements for earlier periods, provided for comparative purposes, is required. The statement also requires the accumulated balance of other comprehensive income to be displayed separately in the equity section of the balance sheet. This statement is effective for fiscal years beginning after December 15, 1997. Total comprehensive income for the period ended June 30, 1998 was $192,489. For the six month period ended June 30, 1997, total comprehensive income was not materially different from the amount reported as net income.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...........................   $ 16,481    $ 16,481
      Office equipment.................................     77,091      79,645
      Computer software................................     13,500      13,500
                                                          --------    --------
                                                           107,072     109,626
      Less--accumulated depreciation...................     81,145      87,312
                                                          --------    --------
                                                          $ 25,927    $ 22,314
                                                          ========    ========

(4) LINES OF CREDIT

  Core Personnel of Arlington, Inc. maintained a revolving line of credit of $50,000 in 1997. Borrowings made under this arrangement bear interest at prime plus 1.0% (9.5% at December 31, 1997). The line is secured by the business assets of Core Personnel of Arlington, Inc. and the personal property of its shareholders. The amount outstanding at December 31, 1997 and June 30, 1998 was $25,282 and $-0-, respectively.

  Core Personnel, Inc. also maintained a revolving line of credit of $40,000 in 1997 and 1998. Borrowings under this agreement bear interest of prime plus 0.5%. The line is secured by the business assets of Core Personnel, Inc. and the personal property of its shareholders. The amount outstanding at December 31, 1997 and June 30, 1998 was $-0-.

(5) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed as of December 31, 1997) was approximately $54,712, $26,804 and $28,263 for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, respectively.

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1998........................................................... $48,176
        1999...........................................................  36,765
                                                                        -------
          Total minimum lease payments................................. $84,941
                                                                        =======

(6) INCOME TAXES

  Income tax expense consists of the following components:

                                                                SIX MONTHS ENDED
                                                    YEAR ENDED      JUNE 30,
                                                   DECEMBER 31, ----------------
                                                       1997      1997     1998
                                                   ------------ ------- --------
                                                                  (UNAUDITED)
      Current:
        Federal...................................   $ 48,214   $42,258 $ 64,932
        State.....................................     14,856    13,021   12,222
                                                     --------   ------- --------
                                                       63,070    55,279   77,154
                                                     --------   ------- --------
      Deferred:
        Federal...................................     42,933    10,719   52,130
        State.....................................      7,164     1,789    9,813
                                                     --------   ------- --------
                                                       50,097    12,508   61,943
                                                     --------   ------- --------
          Total...................................   $113,167   $67,787 $139,097
                                                     ========   ======= ========

  Income tax (benefit) expense differs from amounts computed by applying the statutory rate to income before taxes as follows:

                                                              SIX MONTHS ENDED
                                                  YEAR ENDED      JUNE 30,
                                                 DECEMBER 31, -----------------
                                                     1997      1997      1998
                                                 ------------ -------  --------
                                                                (UNAUDITED)
      Income tax expense at the statutory rate..   $107,804   $64,538  $117,062
      Increase (decrease) resulting from:
        State income tax, net of federal
         benefit................................     14,158     8,542    17,880
        Nondeductible expenses..................      5,453     3,227        --
        Differences due to graduated rates......     (7,569)   (4,556)       --
        Other...................................     (6,679)   (3,964)    4,155
                                                   --------   -------  --------
                                                   $113,167   $67,787  $139,097
                                                   ========   =======  ========

                           CORE PERSONNEL, INC., AND
                       CORE PERSONNEL OF ARLINGTON, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The deferred tax liabilities are comprised of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Deferred income tax liabilities:
        Effect of cash basis accounting for tax........   $192,274    $253,922
        Other..........................................        953       1,247
                                                          --------    --------
      Net deferred income tax liabilities..............   $193,227    $255,169
                                                          ========    ========

(7) RELATED PARTY TRANSACTIONS

  At December 31, 1997 and June 30, 1998, the Company had loans outstanding to its two shareholders aggregating $55,334 and $36,109, respectively. These loans are noninterest-bearing and have no specific repayment terms.

(8) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
BeneTemps, Inc.:

  We have audited the accompanying balance sheets of BeneTemps, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BeneTemps, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 20, 1998

                                BENETEMPS, INC.

                                 BALANCE SHEETS

                     ASSETS                         DECEMBER 31,
                     ------                       -----------------  JUNE 30,
                                                    1996     1997      1998
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...................... $ 23,518 $ 25,790  $163,904
  Trade accounts receivable......................  556,581  563,536   648,618
  Prepaid expenses...............................    5,028    7,924     3,964
                                                  -------- --------  --------
    Total current assets.........................  585,127  597,250   816,486
Computer equipment, net of accumulated
 depreciation of $1,156 in 1996, $3,697 in 1997,
 and $4,967 in 1998..............................    8,154    7,907     6,637
Other assets.....................................    2,200    2,200     2,200
                                                  -------- --------  --------
    Total assets................................. $595,481 $607,357  $825,323
                                                  ======== ========  ========
      LIABILITIES AND SHAREHOLDER'S EQUITY
      ------------------------------------
Current liabilities:
  Accrued payroll costs.......................... $ 13,849 $ 25,588  $ 25,498
  Accrued expenses...............................    1,433    2,971        --
                                                  -------- --------  --------
    Total current liabilities....................   15,282   28,559    25,498
Shareholder's equity:
  Common stock, no par value; 300 shares
   authorized, 100 shares issued and outstanding.    1,000    1,000     1,000
  Retained earnings..............................  579,199  577,798   798,825
                                                  -------- --------  --------
    Total shareholder's equity...................  580,199  578,798   799,825
                                                  -------- --------  --------
    Total liabilities and shareholder's equity... $595,481 $607,357  $825,323
                                                  ======== ========  ========


                See accompanying notes to financial statements.

                                BENETEMPS, INC.

                            STATEMENTS OF OPERATIONS

                                                           SIX MONTHS ENDED JUNE
                             YEARS ENDED DECEMBER 31,               30,
                         --------------------------------  ---------------------
                            1995       1996       1997        1997       1998
                         ---------- ---------- ----------  ---------- ----------
                                                                (UNAUDITED)
Revenues:
  Service fees.......... $2,310,709 $3,559,808 $3,940,205  $1,860,926 $2,287,455
  Permanent placement
   fees.................    185,475    151,775    174,325      80,275     90,500
                         ---------- ---------- ----------  ---------- ----------
    Revenues from
     services...........  2,496,184  3,711,583  4,114,530   1,941,201  2,377,955
Cost of services........  1,775,305  2,657,744  3,067,777   1,432,497  1,715,269
                         ---------- ---------- ----------  ---------- ----------
  Gross profit..........    720,879  1,053,839  1,046,753     508,704    662,686
Selling, general and
 administrative
 expenses...............    642,097    918,449  1,059,629     217,171    446,098
                         ---------- ---------- ----------  ---------- ----------
  Operating profit
   (loss)...............     78,782    135,390    (12,876)    291,533    216,588
Other income--interest..      6,393     11,718     11,475       4,940      4,439
                         ---------- ---------- ----------  ---------- ----------
  Net income (loss)..... $   85,175 $  147,108 $   (1,401) $  296,473 $  221,027
                         ========== ========== ==========  ========== ==========



                See accompanying notes to financial statements.

                                BENETEMPS, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                      COMMON RETAINED
                                                      STOCK  EARNINGS   TOTAL
                                                      ------ --------  --------
Balance at December 31, 1994......................... $1,000 $346,916  $347,916
Net income...........................................     --   85,175    85,175
                                                      ------ --------  --------
Balance at December 31, 1995.........................  1,000  432,091   433,091
Net income...........................................     --  147,108   147,108
                                                      ------ --------  --------
Balance at December 31, 1996.........................  1,000  579,199   580,199
Net loss.............................................     --   (1,401)   (1,401)
                                                      ------ --------  --------
Balance at December 31, 1997.........................  1,000  577,798   578,798
Net income (unaudited)...............................     --  221,027   221,027
                                                      ------ --------  --------
Balance at June 30, 1998 (unaudited)................. $1,000 $798,825  $799,825
                                                      ====== ========  ========



                See accompanying notes to financial statements.

                                BENETEMPS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                SIX MONTHS
                                YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                               ----------------------------  ------------------
                                 1995      1996      1997      1997      1998
                               --------  ---------  -------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss)...........  $ 85,175  $ 147,108  $(1,401) $296,473  $221,027
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization..............       216      1,338    2,541     1,225     1,270
  Change in operating assets
   and liabilities:
   Trade accounts receivable.   (65,939)  (149,292)  (6,955)  (31,275)  (85,082)
   Prepaid expenses..........     2,387     (5,028)  (2,896)    2,514     3,960
   Accrued payroll costs.....   (19,489)    13,849   11,739     2,551    (2,971)
   Accrued expenses..........        --      1,433    1,538    55,864       (90)
                               --------  ---------  -------  --------  --------
    Net cash provided by
     operating activities....     2,350      9,408    4,566   327,352   138,114
                               --------  ---------  -------  --------  --------
Cash flows from investing
 activities--
 purchase of computer
  equipment..................        --     (9,310)  (2,294)       --        --
                               --------  ---------  -------  --------  --------
Net increase in cash and cash
 equivalent..................     2,350         98    2,272   327,352   138,114
Cash and cash equivalents at
 beginning of period.........    21,070     23,420   23,518    23,518    25,790
                               --------  ---------  -------  --------  --------
Cash and cash equivalents at
 end of period...............  $ 23,420  $  23,518  $25,790  $350,870  $163,904
                               ========  =========  =======  ========  ========


                See accompanying notes to financial statements.

                                BENETEMPS, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  BeneTemps, Inc. (the Company), incorporated in the State of New Hampshire in 1991, provides temporary and permanent personnel to major corporations, universities, healthcare facilities, and professional service organizations in Massachusetts, Rhode Island, and New Hampshire.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  The Company provides for workers' compensation, health insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company has recorded an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial condition to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets.

 Computer Equipment

  Computer equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred, renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in

                                BENETEMPS, INC.

operations. The cost of computer equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of computer equipment for purposes of computing depreciation range from three to five years.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment related taxes and
(c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Income Taxes

  For federal and state income tax reporting purposes, the Company has elected to be taxed as an S corporation and, accordingly, all tax attributes of the Company pass through to its shareholder. Accordingly, no provision for income taxes is included in the accompanying financial statements.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables and payables approximate their fair values due to the short-term maturities of these instruments.

(3) EMPLOYEE BENEFIT PLAN

  The Company provides for a 401(k) plan which has received a favorable determination letter from the Internal Revenue Service. Under the terms of the plan all employees with 1,000 hours of service completed in a twelve-month period are eligible to participate. The plan was started on January 1, 1996. During 1996 and 1997, the Company's contributions to the plan amounted to $8,518 and $6,159, respectively.

(4) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for

                                BENETEMPS, INC.

the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 were approximately $14,160, $13,500, $16,800, $9,338, and
$10,255, respectively.

  Future minimum lease payments under a noncancelable operating lease as of December 31, 1997 are:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1998........................................................... $18,000
        1999...........................................................  18,000
                                                                        -------
          Total minimum lease payments................................. $36,000
                                                                        =======

(5) SIGNIFICANT CUSTOMERS

  In 1995, one customer accounted for approximately 20% of the Company's revenue. In 1996, one customer accounted for approximately 10% of the Company's revenue. In 1997, three customers accounted for approximately 32% of the Company's revenue. During the six months ended June 30, 1998, two customers accounted for approximately 19% of the Company's revenue. The loss of these customers could have a material adverse impact on the operations of the Company.

(6) RELATED PARTY TRANSACTION

  Included in selling, general and administrative expenses are salaries and benefits paid to the shareholder, who is also an officer of the Company, during the years ended December 31, 1995, 1996 and 1997 and six months ended June 30, 1997 and 1998 of $525,000, $776,494, $957,238, $150,000 and $362,503,
respectively.

(7) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholder signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Law Pros Legal Placement Services, Inc.:

  We have audited the accompanying balance sheet of Law Pros Legal Placement Services, Inc. as of December 31, 1997 and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Law Pros Legal Placement Services, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
April 3, 1998

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                        ASSETS                             1997        1998
                        ------                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $  199,211   $363,346
  Trade accounts receivable...........................     768,776    433,290
                                                        ----------   --------
    Total current assets..............................     967,987    796,636
Property and equipment, net...........................      35,077     78,073
                                                        ----------   --------
    Total assets......................................  $1,003,064   $874,709
                                                        ==========   ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Current installments of long-term debt..............  $   11,674   $ 10,318
  Accounts payable and accrued expenses...............      33,838     96,591
  Deferred state income tax liability.................      19,900      9,200
                                                        ----------   --------
    Total current liabilities.........................      65,412    116,109
Notes payable, less current portion...................      10,093      6,669
Shareholder loans.....................................       2,944         --
                                                        ----------   --------
    Total liabilities.................................      78,449    122,778
Shareholders' equity:
  Common stock, $1 par value; 100 shares authorized,
   issued and outstanding.............................         100        100
  Retained earnings...................................     924,515    751,831
                                                        ----------   --------
    Total shareholders' equity........................     924,615    751,931
Commitments and contingencies.........................
                                                        ----------   --------
    Total liabilities and shareholders' equity........  $1,003,064   $874,709
                                                        ==========   ========


                See accompanying notes to financial statements.

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                         SIX MONTHS ENDED JUNE
                                             YEAR ENDED           30,
                                            DECEMBER 31, ----------------------
                                                1997        1997        1998
                                            ------------ ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Service fees.............................  $3,776,351  $1,700,103  $1,176,804
  Permanent placement fees.................     155,000      40,532     149,984
                                             ----------  ----------  ----------
    Revenues from services.................   3,931,351   1,740,635   1,326,788
Cost of services...........................   2,703,275   1,274,946     860,126
                                             ----------  ----------  ----------
    Gross profit...........................   1,228,076     465,689     466,662
Selling, general, and administrative
 expenses..................................     522,010     183,100     360,999
                                             ----------  ----------  ----------
    Operating profit.......................     706,066     282,589     105,663
Other income (expense):
  Interest income (expense), net...........      (5,369)     (2,120)      3,763
  Other expense............................     (15,373)         --          --
  Other income.............................       3,070          --          --
                                             ----------  ----------  ----------
    Income before state income tax expense.     688,394     280,469     109,426
State income tax expense...................      19,105       7,421       3,496
                                             ----------  ----------  ----------
    Net income.............................  $  669,289  $  273,048  $  105,930
                                             ==========  ==========  ==========


                See accompanying notes to financial statements.

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                               COMMON STOCK
                                               ------------- RETAINED
                                               SHARES AMOUNT EARNINGS   TOTAL
                                               ------ ------ --------  --------
Balance, December 31, 1996....................  100    $100  $263,226  $263,326
  Net income..................................   --      --   669,289   669,289
  Dividends...................................   --      --    (8,000)   (8,000)
                                                ---    ----  --------  --------
  Balance, December 31, 1997..................  100     100   924,515   924,615
  Net income (unaudited)......................   --      --   105,930   105,930
  Dividends (unaudited).......................   --      --  (278,614) (278,614)
                                                ---    ----  --------  --------
  Balance, June 30, 1998 (unaudited)..........  100    $100  $751,831  $751,931
                                                ===    ====  ========  ========



                See accompanying notes to financial statements.

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                               YEAR ENDED       JUNE 30,
                                              DECEMBER 31, -------------------
                                                  1997       1997      1998
                                              ------------ --------  ---------
                                                              (UNAUDITED)
Cash flows from operating activities:
 Net income..................................   $669,289   $273,048  $ 105,930
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation...............................     10,293      3,880      7,008
  Deferred state taxes.......................     13,400      4,000    (10,700)
  Change in operating assets and liabilities:
   Trade accounts receivable.................   (506,749)  (155,315)   335,486
   Prepaid expenses..........................         --        540         --
   Accounts payable and accrued expenses.....     22,751      2,467     62,753
                                                --------   --------  ---------
     Net cash provided by operating
      activities.............................    208,984    128,620    500,477
                                                --------   --------  ---------
Cash flows used in investing activities--
 purchase of property and equipment..........    (34,669)   (21,751)   (50,004)
                                                --------   --------  ---------
Cash flows from financing activities:
 Proceeds from line of credit................     65,000         --         --
 Principal payments on line of credit........    (65,000)        --         --
 Proceeds from long-term debt................     20,000     55,637         --
 Principal payments on long-term debt........     (6,566)    (3,335)    (4,780)
 Repayment of shareholder loans..............     (6,000)    (4,000)    (2,944)
 Dividends paid..............................     (8,000)    (8,000)  (278,614)
                                                --------   --------  ---------
     Net cash provided by (used in) financing
      activities.............................       (566)    40,302   (286,338)
                                                --------   --------  ---------
Net increase in cash and cash equivalents....    173,749    147,171    164,135
Cash and cash equivalents at beginning of
 period......................................     25,462     25,462    199,211
                                                --------   --------  ---------
Cash and cash equivalents at end of period...   $199,211   $172,633  $ 363,346
                                                ========   ========  =========
Supplemental disclosure of cash flow
 information:
 Cash paid for interest......................   $  5,369   $  2,120  $     963
                                                ========   ========  =========
 Cash paid for taxes.........................   $  1,533   $  3,421  $  14,196
                                                ========   ========  =========

                See accompanying notes to financial statements.

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Law Pros Legal Placement Services, Inc. (the Company), was incorporated in the state of New Jersey in 1994. The Company provides primarily temporary and some permanent placement services for attorneys and paralegals, primarily in New Jersey.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial conditions to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company provides legal professionals to companies in a variety of industries. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations. The cost of property and equipment is depreciated over the estimated useful lives (5 to 7 years) of the related assets using the straight-line method.

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

 Income Taxes

  Effective August 8, 1994, the Company has elected to be treated as an S corporation in accordance with the provisions of the Internal Revenue Code of 1986. Under these provisions, profits and losses are passed directly to the shareholders for inclusion in their personal income tax returns. Accordingly, no liability or provision for federal income tax is included in the accompanying statements. The Company has also elected S corporation status for state income tax reporting. The effect of this election is a reduction in the state tax rate from 9% to 2.63%.

  State income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to differences between the bases of assets and liabilities.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment related taxes and
(c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30-90 days). The net adjustment in each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables, payables and debt approximate their fair values due to their terms and rates as applicable.

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

(3) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following :

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...........................   $ 6,078      $31,213
      Office equipment.................................    48,507       73,376
                                                          -------      -------
                                                           54,585      104,589
      Less--accumulated depreciation...................    19,508       26,516
                                                          -------      -------
                                                          $35,077      $78,073
                                                          =======      =======

(4) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                      DECEMBER 31,  JUNE 30,
                                                          1997        1998
                                                      ------------ -----------
                                                                   (UNAUDITED)
Note payable to bank due in monthly installments of
 $641, including interest at 9.5%; secured by all
 Company assets and due May 1, 2000..................   $16,490      $13,098
Note payable to bank due in monthly installments of
 $278, plus interest at prime plus 1.0% (9.5% at
 December 31, 1997) due June 30, 1999; secured by all
 Company assets......................................     5,277        3,889
                                                        -------      -------
  Total long-term debt...............................    21,767       16,987
Less current installments............................    11,674       10,318
                                                        -------      -------
  Long-term debt, excluding current installments.....   $10,093      $ 6,669
                                                        =======      =======

  Future maturities of long-term debt as of December 31, 1997 are as follows:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1998............................................................ $11,674
        1999............................................................   7,031
        2000............................................................   3,062
                                                                         -------
                                                                         $21,767
                                                                         =======

(5) LINE OF CREDIT

  The Company maintained a line of credit with a bank during 1997 in the aggregate amount of $150,000. There were no borrowings against the line of credit at December 31, 1997 and June 30, 1998. The line of credit was renewed for an additional twelve months on May 1, 1998. Any amount borrowed against the line of credit would be charged interest at the prevailing bank rate plus 1% due monthly.

(6) EMPLOYEE BENEFIT PLAN

  The Company has a 401(k) Profit Sharing Plan (the Plan). Employees who have completed three months of service may participate in the Plan on semiannual entrance dates, January 1 and July 1 of each year. Employees may elect to make contributions in cumulative amounts not to exceed the annual limitation set under Section 401(k) of the Internal Revenue Code. The Company will match 30% of the employee's elected contribution up

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

to a maximum of 2% of the employee's compensation. The Company's matching contribution vests to the employee at the rate of 20% per year of service beginning on the third year of service. The Company may also fund a discretionary amount. The allocation is based on total pay while a member of the Plan. Plan members do not need to contribute to the Plan during the year in order to share in the discretionary contributions. The Company made total contributions to the Plan totaling approximately $10,000 for the year ended December 31, 1997.

(7) INCOME TAXES

  State income tax expense consisted of the following components:

                                                                   SIX MONTHS
                                                                     ENDED
                                                     YEAR ENDED     JUNE 30,
                                                    DECEMBER 31, --------------
                                                        1997      1997   1998
                                                    ------------ ------ -------
                                                                  (UNAUDITED)
      Current......................................   $ 5,705    $3,421 $14,196
      Deferred.....................................    13,400     4,000 (10,700)
                                                      -------    ------ -------
        Total......................................   $19,105    $7,421 $ 3,496
                                                      =======    ====== =======

  The net deferred tax liability consists of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Deferred income tax liabilities:
        Accounts receivable............................   $19,600      $8,900
        Other..........................................       300         300
                                                          -------      ------
          Net deferred tax liability...................   $19,900      $9,200
                                                          =======      ======

(8) LEASES

  The Company leases office space and office equipment under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases for the year ended December 31, 1997 and for six months ended June 30, 1997 and 1998 was approximately $14,000 $7,350 and $23,452, respectively. The Company moved to a new office in April of 1998. The lease term is for two years ending on March 31, 2000. The monthly lease payments are $3,400.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1998........................................................... $31,105
        1999...........................................................  41,305
        2000...........................................................  10,705
        2001...........................................................     252
                                                                        -------
        Total minimum lease payments................................... $83,367
                                                                        =======

(9) SIGNIFICANT CUSTOMERS

  During 1997, two customers accounted for approximately 52% and 18%, respectively, of the Company's service revenue. During the six months ended June 30, 1998, two customers accounted for approximately

                    LAW PROS LEGAL PLACEMENT SERVICES, INC.

23% and 22%, respectively, of the Company's revenues. The loss of these customers could have a significant impact on the scope of operations of the Company.

(10) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Law Resources, Inc.

  We have audited the accompanying balance sheet of Law Resources, Inc. as of December 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Law Resources, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
April 2, 1998, except as to note 4
 which is as of May 12, 1998

                              LAW RESOURCES, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                                                           1997        1998
                                                       ------------ -----------
                        ASSETS
                        ------                                      (UNAUDITED)
Current assets:
  Trade accounts receivable...........................   $529,571    $614,430
  Prepaid expenses and other assets...................      1,983       8,546
                                                         --------    --------
    Total current assets..............................    531,554     622,976
Due from shareholders.................................    136,921     136,921
Other assets..........................................      7,371       7,371
                                                         --------    --------
    Total assets                                         $675,846     767,268
                                                         ========    ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Current portion of line of credit...................   $     --    $375,000
  Bank overdraft......................................     62,300      32,476
  Accounts payable....................................     21,565      26,691
  Accrued payroll and related taxes...................    141,713     111,137
  Deferred income taxes...............................     18,087      30,644
  Other current liabilities...........................     19,387      13,191
                                                         --------    --------
    Total current liabilities.........................    263,052     589,139
  Line of credit......................................    375,000          --
                                                         --------    --------
    Total liabilities.................................    638,052     589,139
                                                         --------    --------
Shareholders' equity:
  Common stock, no par value; 100 shares authorized, 2
   shares issued and outstanding......................      1,000       1,000
  Retained earnings...................................     36,794     177,129
                                                         --------    --------
    Total shareholders' equity........................     37,794     178,129
                                                         --------    --------
    Total liabilities and shareholders' equity........   $675,846    $767,268
                                                         ========    ========


                See accompanying notes to financial statements.

                              LAW RESOURCES, INC.

                            STATEMENTS OF OPERATIONS

                                                         SIX MONTHS ENDED JUNE
                                             YEAR ENDED           30,
                                            DECEMBER 31, ----------------------
                                                1997        1997        1998
                                            ------------ ----------  ----------
                                                              (UNAUDITED)
Revenues:
  Service fees.............................  $3,217,825  $1,573,323  $1,869,948
  Permanent placement fees.................     274,482      54,257     191,554
                                             ----------  ----------  ----------
    Revenues from services.................   3,492,307   1,627,580   2,061,502
Cost of services...........................   2,056,538     928,945   1,158,431
                                             ----------  ----------  ----------
    Gross profit...........................   1,435,769     698,635     903,071
Selling, general and administrative
 expense...................................   1,567,316     937,125     724,459
                                             ----------  ----------  ----------
    Operating income (loss)................    (131,547)   (238,490)    178,612
Other expense (income):
  Interest expense.........................      40,081      19,388      20,070
  Other income.............................      (1,091)       (238)         --
                                             ----------  ----------  ----------
                                                 38,990      19,150      20,070
                                             ----------  ----------  ----------
    Income (loss) before income taxes......    (170,537)   (257,640)    158,542
Income tax (benefit) expense...............     (13,409)    (20,258)     12,557
                                             ----------  ----------  ----------
    Net income (loss)......................  $ (157,128) $ (237,382) $  145,985
                                             ==========  ==========  ==========


                See accompanying notes to financial statements.

                              LAW RESOURCES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                             COMMON STOCK
                                             ------------- RETAINED
                                             SHARES AMOUNT EARNINGS     TOTAL
                                             ------ ------ ---------  ---------
Balance, December 31, 1996..................    2   $1,000 $ 193,922  $ 194,922
Net loss....................................   --       --  (157,128)  (157,128)
                                              ---   ------ ---------  ---------
Balance, December 31, 1997..................    2    1,000    36,794     37,794
Net income (unaudited)......................   --       --   145,985    145,985
Shareholder distributions (unaudited).......   --       --    (5,650)    (5,650)
                                              ---   ------ ---------  ---------
Balance, June 30, 1998 (unaudited)..........    2   $1,000 $ 177,129  $ 178,129
                                              ===   ====== =========  =========



                See accompanying notes to financial statements.

                              LAW RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                               YEAR ENDED       JUNE 30,
                                              DECEMBER 31, -------------------
                                                  1997       1997       1998
                                              ------------ ---------  --------
                                                              (UNAUDITED)
Cash flows from operating activities:
 Net income (loss)...........................  $(157,128)  $(237,382) $145,985
 Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Depreciation...............................        200         200        --
  Deferred tax expense (benefit).............    (13,409)    (20,258)   12,557
  Change in operating assets and liabilities:
   Trade accounts receivable.................    (67,236)     26,207   (84,859)
   Prepaid expenses..........................      2,378         797    (6,563)
   Accounts payable..........................      6,639      (8,257)    5,126
   Accrued payroll and related taxes.........     57,492      20,765   (30,576)
   Other current liabilities.................     11,293      19,543    (6,196)
                                               ---------   ---------  --------
     Net cash used in operating activities...   (159,771)   (198,385)   35,474
                                               ---------   ---------  --------
Cash flows from investing activities:
 Payments on due from shareholders...........    167,500      87,300        --
 Advances to shareholders....................    (76,850)         --        --
                                               ---------   ---------  --------
     Net cash provided by (used in) investing
      activities.............................     90 650      87,300        --
                                               ---------   ---------  --------
Cash flows from financing activities:
  Increase (decrease) in bank overdraft......     62,300     104,264   (29,824)
  Shareholder distributions..................         --          --    (5,650)
                                               ---------   ---------  --------
     Net cash provided by (used in) financing
      activites..............................     62,300     104,264   (35,474)
                                               ---------   ---------  --------
Net decrease in cash and cash equivalents....     (6,821)     (6,821)       --
Cash and cash equivalents at beginning of
 period......................................      6,821       6,821        --
                                               ---------   ---------  --------
Cash and cash equivalents at end of period...  $      --   $      --  $     --
                                               =========   =========  ========
Supplemental disclosure of cash flow
 information:
 Cash paid for interest......................  $  39,836   $  19,789  $ 20,070
                                               =========   =========  ========
 Cash paid for taxes.........................  $     100   $     100  $  1,108
                                               =========   =========  ========

                See accompanying notes to financial statements.

                              LAW RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Law Resources, Inc. (the Company), is incorporated in the District of Columbia. The Company is engaged in the temporary and permanent placement of paralegals, attorneys and support staff in the Washington, D.C. and Chicago, Illinois areas.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial conditions to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant.

  The Company operates primarily in the legal profession. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or industry.

  For the year ended December 31, 1997, one customer accounted for approximately 17% of revenues. For the six month period ended June 30, 1998, two customers accounted for approximately 12% and 11%, respectively.

 Furniture and Equipment

  Furniture and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of furniture and equipment sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of furniture and equipment is depreciated over the estimated useful lives of the related assets using accelerated methods. The estimated useful lives of property and equipment for purposes of computing depreciation range from five to seven years.

                              LAW RESOURCES, INC.

 Income Taxes

  For federal and state income tax reporting purposes, the Company has elected to be taxed as an S corporation and, accordingly all tax attributes of the Company pass through to its shareholders, except for income earned in the District of Columbia. Therefore, no provision for federal or state income taxes is reflected in the accompanying financial statements. The District of Columbia does not recognize the S corporation filing status. Accordingly, a provision for income taxes payable to the District of Columbia for income earned in the District is included in the accompanying financial statements.

  Revenue and expenses are reported for tax purposes using the cash basis of accounting, whereby revenue is recognized when received and expenses are recognized when paid.

  The Company has adopted the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and net operating loss carryforwards related to operations in the District of Columbia.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. In consideration for payment of such service fees, the Company agrees to pay the following direct costs associated with the worksite employees: (a) salary and wages, (b) employment related taxes and (c) workers' compensation insurance premiums. The Company accounts for service fees and the related direct payroll costs using the accrual method of accounting. Under the accrual method, service fees relating to worksite employees with earned but unpaid wages at the end of each period are recognized as unbilled revenues and the related direct payroll costs for such wages are accrued as a liability during the period in which wages are earned by the worksite employees. Subsequent to the end of each period, such wages are paid and the related service fees are billed.

  Permanent placement fees are recognized when the employment offer and acceptance has occurred and the candidate's start date has been established. Revenues from permanent placements are reported in the statements of operations net of estimated adjustments due to placed candidates that terminate employment within the Company's guarantee period (generally 30--90 days). The net adjustment for each of the periods presented is immaterial.

 Gross Profit

  Gross profit is determined by deducting the direct cost of services for temporary staffing revenues (temporary and contract personnel payroll, payroll taxes and insurance costs) from total service revenues. The primary costs associated with permanent placement revenues are sales commissions, which increase in proportion with service revenue from permanent placements. Consistent with industry practice, these costs are included in selling, general and administrative expenses.

 Fair Value of Financial Instruments

  The carrying amounts of receivables and accounts payable approximate their fair values due to the short-term maturities of these instruments.

                              LAW RESOURCES, INC.

(3) FURNITURE AND EQUIPMENT

  Furniture and equipment consists of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...........................   $ 22,689    $ 22,689
      Office equipment.................................     33,990      33,990
                                                          --------    --------
                                                            56,679      56,679
      Less--accumulated depreciation...................    (56,679)    (56,679)
                                                          --------    --------
                                                          $     --    $     --
                                                          ========    ========

(4) LINE OF CREDIT

  The Company is party to a line of credit with a bank with a total borrowing base of $375,000 or 75% of accounts receivable less than 90 days old, whichever is lower. At December 31, 1997 and June 30, 1998, the Company had borrowings under the line of credit of $375,000. The line of credit bears interest at a rate of prime plus 2%, equal to 10.5% at December 31, 1997 and June 30, 1998. The weighted average interest rate for the year ended December 31, 1997 and the period ended June 30, 1998 was 10.5%. The line of credit is secured by accounts receivable of the Company and is guaranteed by the shareholders of the Company. The line of credit contains certain restrictive covenants that limit the Company's ability to incur additional indebtedness. At December 31, 1997, the Company was in violation of certain covenants of the debt agreement including a minimum net worth ratio. On May 12, 1998, the bank waived the covenant violations and committed to extend the line of credit to January 31, 1999. Accordingly, such amount has been reclassified from current liabilities to noncurrent liabilities at December 31, 1997.

  The carrying amount of the Company's line of credit approximates its fair value because the interest rate on such approximates current market rates.

(5) INCOME TAXES

  The components of the (benefit) expense for District of Columbia income taxes are as follows:

                                                                     JUNE
                                             DECEMBER 31, JUNE 30,    30,
                                                 1997       1997     1998
                                             ------------ --------  -------
                                                            (UNAUDITED)
      Current...............................   $     --   $     --  $    --
      Deferred..............................    (13,409)   (20,258)  12,557
                                               --------   --------  -------
                                               $(13,409)  $(20,258) $12,557
                                               ========   ========  =======

  The net deferred tax liability is comprised of the following:

      Deferred tax liability--cash basis of
       accounting for income tax purposes...   $ 30,654   $ 21,635  $39,684
      Deferred tax asset--primarily net
       operating loss carryforwards.........     12,567     10,494    9,040
                                               --------   --------  -------
        Net deferred tax liability..........   $ 18,087   $ 11,141  $30,644
                                               ========   ========  =======

  At December 31, 1997 the Company has net operating loss carryforwards for District of Columbia purposes of $125,982 expiring 2012.

                              LAW RESOURCES, INC.

(6) LEASES

  The Company leases office space under noncancelable lease agreements accounted for as operating leases. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for year ended December 31, 1997 was approximately $121,000.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

      YEAR ENDING DECEMBER
      --------------------
        1998.......................................................... $118,218
        1999..........................................................   90,828
        2000..........................................................   90,828
        2001..........................................................   30,276
                                                                       --------
          Total minimum lease payments................................ $330,150
                                                                       ========

(7) RELATED PARTY TRANSACTIONS

  The shareholders of the Company are also officers. Included in selling, general and administrative expenses are salaries paid to officers during the periods ended December 31, 1997, June 30, 1997 and June 30, 1998 of $638,363, $357,954 and $193,648, respectively.

  At December 31, 1997 and June 30, 1998, the Company has advanced $136,921 to its shareholders. These advances are noninterest-bearing and have no specific repayment terms. The fair value of such advances could not be obtained without incurring excessive costs due to the related party nature of this instrument.

(8) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Contract Health Professionals, Inc.:

  We have audited the accompanying balance sheet of Contract Health Professionals, Inc. as of December 31, 1997 and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Contract Health Professionals, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Houston, Texas
March 26, 1998

                      CONTRACT HEALTH PROFESSIONALS, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                        ASSETS                             1997        1998
                        ------                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................   $ 22,724    $ 79,300
  Trade accounts receivable, net of allowance of
   $3,350 and $1,950, respectively....................    256,260     231,510
  Prepaid expenses and other assets...................      3,635       3,690
                                                         --------    --------
    Total current assets..............................    282,619     314,500
Property and equipment, net...........................     12,731      21,295
Goodwill, net of amortization of $30,566 and $34,784,
 respectively.........................................    318,760     314,542
                                                         --------    --------
    Total assets......................................   $614,110    $650,337
                                                         ========    ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities:
  Accrued payroll and related taxes...................   $ 48,992    $ 23,570
  Other current liabilities...........................      5,494          --
                                                         --------    --------
    Current liabilities...............................     54,486      23,570
Notes payable to shareholders.........................    148,089      87,495
                                                         --------    --------
    Total liabilities.................................    202,575     111,065
Shareholders' equity:
  Common stock, no par value; 100 shares authorized,
   issued and outstanding.............................        100         100
  Retained earnings...................................    411,435     539,172
                                                         --------    --------
    Total shareholders' equity........................    411,535     539,272
Commitments and contingencies
                                                         --------    --------
    Total liabilities and shareholders' equity........   $614,110    $650,337
                                                         ========    ========


                See accompanying notes to financial statements.

                      CONTRACT HEALTH PROFESSIONALS, INC.

                            STATEMENTS OF OPERATIONS

                                                            SIX MONTHS ENDED
                                               YEAR ENDED       JUNE 30,
                                              DECEMBER 31, -------------------
                                                  1997       1997      1998
                                              ------------ -------- ----------
                                                               (UNAUDITED)
Revenues--service fees.......................  $2,099,691  $968,740 $1,236,157
Cost of services.............................   1,511,792   697,884    906,593
                                               ----------  -------- ----------
  Gross profit...............................     587,899   270,856    329,564
Selling, general, and administrative
 expenses....................................     315,762   154,697    197,966
Amortization of goodwill.....................       8,883     5,305      4,218
Interest expense (income), net...............      18,007     3,750       (357)
                                               ----------  -------- ----------
  Net income.................................  $  245,247  $107,104 $  127,737
                                               ==========  ======== ==========




                See accompanying notes to financial statements.

                      CONTRACT HEALTH PROFESSIONALS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                COMMON STOCK
                                                ------------- RETAINED
                                                SHARES AMOUNT EARNINGS  TOTAL
                                                ------ ------ -------- --------
Balance, December 31, 1996.....................  100    $100  $166,188 $166,288
Net income.....................................   --      --   245,247  245,247
                                                 ---    ----  -------- --------
Balance, December 31, 1997.....................  100     100   411,435  411,535
Net income (unaudited).........................   --      --   127,737  127,737
                                                 ---    ----  -------- --------
Balance, June 30, 1998 (unaudited).............  100    $100  $539,172 $539,272
                                                 ===    ====  ======== ========



                See accompanying notes to financial statements.

                      CONTRACT HEALTH PROFESSIONALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS ENDED
                                                 YEAR ENDED      JUNE 30,
                                                DECEMBER 31, ------------------
                                                    1997       1997      1998
                                                ------------ --------  --------
                                                                (UNAUDITED)
Cash flows from operating activities:
 Net income...................................    $245,247   $107,104  $127,737
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization...............      13,527      6,762     7,974
  Provision for bad debt......................       3,350         --        --
  Change in operating assets and liabilities:
   Trade accounts receivable..................    (124,005)   (48,936)   24,750
   Prepaid expenses and other assets..........      (2,510)      (900)      (55)
   Current liabilities and accrued expenses...      29,007      9,940   (30,916)
                                                  --------   --------  --------
    Net cash provided by operating activities.     164,616     73,970   129,490
                                                  --------   --------  --------
Cash flows from investing activities--purchase
 of furniture, fixtures and office equipment..      (8,678)    (1,910)  (12,320)
                                                  --------   --------  --------
Cash flows from financing activities--
 payments on notes payable due to
 shareholders.................................    (160,216)        --   (60,594)
                                                  --------   --------  --------
Increase (decrease) in cash and cash
 equivalents..................................      (4,278)    72,060    56,576
Cash and cash equivalents at beginning of
 period.......................................      27,002     27,002    22,724
                                                  --------   --------  --------
Cash and cash equivalents at end of period....    $ 22,724   $ 99,062  $ 79,300
                                                  ========   ========  ========
Supplemental disclosure of cash flow
 information--cash paid for interest..........    $ 18,007   $  3,750  $  2,578
                                                  ========   ========  ========


                See accompanying notes to financial statements.

                      CONTRACT HEALTH PROFESSIONALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (ALL INFORMATION WITH RESPECT TO THE INTERIM PERIODS ENDED JUNE 30, 1997 AND
                            1998 IS UNAUDITED)

(1) BUSINESS AND ORGANIZATION

 Nature of Operations

  Contract Health Professionals, Inc. (the Company), incorporated in the state of Florida in 1994, provides primarily temporary and permanent personnel to health care facilities located in Florida.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Cash and cash equivalents include bank deposits and short-term investments with original maturities of three months or less when purchased.

 Trade Accounts Receivable--Credit Risk

  The Company provides, if necessary, allowances which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company periodically evaluates the creditworthiness of its customers' financial conditions to determine credit to be extended and to determine the adequacy of the allowance for bad debts. Historically, bad debts have not been significant. The Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets.

 Property and Equipment

  Property and equipment is recorded at cost. Maintenance and repairs are charged to expense as incurred; renewals and betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation applicable thereto are eliminated from the accounts and the resulting gain or loss is reflected in operations.

  The cost of property and equipment is depreciated over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives of property and equipment for purposes of computing depreciation range from three to nine years.

                      CONTRACT HEALTH PROFESSIONALS, INC.

 Income Taxes

  The Company has elected to be treated as an S Corporation in accordance with the provisions of the Internal Revenue Code of 1986. Under these provisions, profits and losses are passed directly to the shareholders for inclusion in their personal income tax returns. Shareholders are also responsible for state income taxes.

 Goodwill

  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

 Revenue and Cost Recognition

  The Company's revenues consist primarily of service fees paid by its clients under client service agreements. The Company accounts for service fees and the related direct professional costs using the accrual method of accounting. Under the accrual method, service fees relating to professionals with earned but unpaid costs at the end of each period are recognized as unbilled revenues and the related direct costs are accrued as a liability during the period in which costs are incurred by worksite professionals. Subsequent to the end of each period, such costs are paid and the related service fees are billed.

 Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, receivables, payables and notes payable approximate their fair values due to their terms and rates as applicable.

(3) CONCENTRATION OF RISK

  At December 31, 1997 approximately 28% of the Company's trade accounts receivable were derived from one customer. At June 30, 1998, approximately 29% of the Company's trade accounts receivable were derived from three customers. Approximately 30% of the Company's revenues for the year ended December 31, 1997 were derived from two customers. Approximately 33% of the Company's revenues for the six months ended June 30, 1998 were derived from two customers.

                      CONTRACT HEALTH PROFESSIONALS, INC.

(4) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
      Furniture and fixtures...........................   $10,305      $13,662
      Office equipment.................................    12,916       21,879
                                                          -------      -------
                                                           23,221       35,541
      Less accumulated depreciation....................    10,490       14,246
                                                          -------      -------
                                                          $12,731      $21,295
                                                          =======      =======

(5) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                       DECEMBER 31,  JUNE 30,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
Note payable to shareholders due in monthly
 installments of interest only at 7% per annum with a
 lump sum principal payment due July 31, 2000........    $105,000     $87,495
Note payable to shareholders due in monthly
 installments of interest only at 7% annually with a
 lump sum principal payment due July 31, 2000
 (prepaid in 1998)...................................      43,089          --
                                                         --------     -------
  Long-term debt.....................................    $148,089     $87,495
                                                         ========     =======

(6) EMPLOYEE BENEFIT PLAN

  The Company has a defined benefit pension plan (the Plan), which currently covers two (shareholders) of its five salaried employees. Under the terms of the Plan, employees working a minimum of one thousand hours per year with twenty four months of service and who have attained twenty one years of age are eligible to participate. During 1997, the Company recognized $35,498 of expense related to the Plan. The projected benefit obligation for service rendered to December 31, 1997 is approximately $40,000 and plan assets approximate $51,000.

(7) LEASES

  The Company leases office space under a noncancelable lease agreements accounted for as operating leases. Rental expense for the year ended December 31, 1997 and six months ended June 30, 1998 was approximately $13,272 and $14,477, respectively.

                      CONTRACT HEALTH PROFESSIONALS, INC.

  Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are:

                          YEAR ENDING DECEMBER 31,
                          ------------------------
        1998.......................................................... $ 30,422
        1999..........................................................   32,121
        2000..........................................................   32,121
        2001..........................................................   32,121
        2002..........................................................   32,121
        2003..........................................................    2,678
                                                                       --------
          Total minimum lease payments................................ $161,584
                                                                       ========

(8) SUBSEQUENT EVENT (UNAUDITED)

  In July 1998, the Company and its shareholders signed a definitive agreement with Work International Corporation (Work International), pursuant to which all shares of the Company will be exchanged for cash and shares of Work International's common stock concurrent with and as a condition of the consummation of an initial public offering of the common stock of Work International.

INTERNAL GROWTH
--------------------------------------------------------------------------------

                                   Financial

           H/R                                                 Benefits

     Info Mgt                    "SKILL LINKS"                      Market'g

  Legal                                                               Pharmacy

Sparks        Absolutely        Burnett        TOSI        Access       Corelink

                          "LAUNCH PLATFORM COMPANIES"

                          PCN        Task       Botal

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLIC-ITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHO-RIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALI-FIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLIC-ITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
The Company...............................................................   19
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Dilution..................................................................   24
Selected Historical and Pro Forma Financial Data..........................   25
Management's Discussion and Analysis of Pro Forma Financial Condition and
 Pro Forma Results of Operations..........................................   27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations--Combined and Selected Founding Companies.....................   33
Business..................................................................   46
Management................................................................   57
Certain Transactions......................................................   65
Principal Stockholders....................................................   69
Shares Eligible for Future Sale...........................................   71
Description of Capital Stock..............................................   72
Underwriting..............................................................   75
Legal Matters.............................................................   76
Experts...................................................................   76
Additional Information....................................................   76
Index to Financial Statements.............................................  F-1

  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               6,458,334 SHARES

                                [LOGO TO COME]
                        WORK INTERNATIONAL CORPORATION

                                 COMMON STOCK

                               ----------------
                                  PROSPECTUS

                               ----------------

                         THE ROBINSON-HUMPHREY COMPANY

                              J.C. BRADFORD & CO.

                             ABN AMRO INCORPORATED

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by the Company. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the New York Stock Exchange Listing Fee) are estimated.

SEC Registration Fee................................................... $28,483
NASD Filing Fee........................................................    *
New York Stock Exchange Listing Fee....................................    *
Blue Sky Fees and Expenses.............................................    *
Printing and Engraving Costs...........................................    *
Legal Fees and Expenses................................................    *
Accounting Fees and Expenses...........................................    *
Transfer Agent and Registrar Fees and Expenses.........................    *
Miscellaneous..........................................................    *
                                                                        -------
Total..................................................................    *
                                                                        =======

--------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The TBCA permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

  The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. The statute contains additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  WORK's Certificate of Incorporation and Bylaws require WORK to indemnify its directors and officers to the fullest extent permitted under Texas law. In addition, pursuant to employment agreements entered into by WORK with its executive officers and certain other key employees, WORK must indemnify such officers and employees in the same manner and to the same extent that WORK is required to indemnify its directors under WORK's Certificate of Incorporation and Bylaws. WORK's Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director's fiduciary duty.

  WORK has not purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws. WORK has entered into indemnification agreements to indemnify its directors and executive officers to the maximum extent permitted under Texas law.

  The Underwriting Agreement provides for indemnification of the directors and officers of the Company by the Underwriters in certain circumstances for liability under the Securities Act for certain misstatements or omissions in information provided by the Underwriters to the Company specifically for inclusion in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its inception (September 4, 1997), WORK has issued and sold the following unregistered securities:

    (1) On July 10, 1998, WORK underwent a recapitalization which included the Reverse Stock Split. As adjusted for the recapitalization, WORK has issued and sold an aggregate of 885,718 shares of Common Stock to its employees, directors and consultants at a purchase price of approximately $.003 per share as follows:

                            COMMON STOCK PURCHASERS

                                                       NUMBER
                                                         OF         DATE OF
                     SHAREHOLDER                       SHARES     SUBSCRIPTION
                     -----------                       ------- -----------------
Edward J. Hoffer...................................... 101,339 September 4, 1997
Scott J. Wollins......................................  87,578 September 4, 1997
Richard K. Reiling.................................... 153,886 September 4, 1997
Richard S. Rouse......................................  25,021 September 4, 1997
Bollard Group LLC.....................................  43,789 September 4, 1997
J. Patrick Millinor, Jr...............................   2,503 September 4, 1997
Chester J. Jachimiec..................................   2,503 September 4, 1997
Jerome L. Strom.......................................   1,876 September 4, 1997
Debra Joy Eklove......................................   2,503 September 4, 1997
S*H Family Limited Partnership........................  45,665 September 4, 1997
Darren Miller.........................................   2,503 September 4, 1997
Pamela Gaye Anderson Reiling..........................   2,503 September 4, 1997
Jeanette R. Sooley....................................   2,503 September 4, 1997
Donna L. Vernon.......................................   1,983 September 4, 1997
Samuel R. Sacco.......................................  68,393 September 4, 1997
French Family Trust................................... 177,438 September 4, 1997
Jones Joint Trust.....................................  19,826 September 4, 1997
Monte R. Stephens.....................................  62,445 September 4, 1997
Arthur C. Goetze......................................   1,250 September 4, 1997
Foresee Capital Ltd...................................  18,766 September 4, 1997
Mark F. Walz..........................................  61,445 September 4, 1997
                                                       -------
      TOTAL COMMON SHARES............................. 885,718
                                                       =======

    (2) On May 15, 1998, the Company granted Michael Hlinak, Kay Berry and Curt Mackey 15,000, 2,500 and 2,500 shares of Common Stock, respectively, in exchange for services.

    (3) From November to December 1997, WORK issued and sold an aggregate 1,000 shares of Series A Preferred Stock for an aggregate cash consideration of $1 million. Upon closing of the Offering, the outstanding shares of Series A Preferred Stock were automatically converted into 200,482 shares of Common Stock. Shares of Series A Preferred Stock were issued to the following accredited investors:

                      SERIES A PREFERRED STOCK PURCHASERS

                                                        NUMBER
                                                          OF        DATE OF
                         NAME                           SHARES    SUBSCRIPTION
                         ----                           ------- ----------------
Atlantis Software......................................    62.5 November 5, 1997
Vincent Vazquez........................................    62.5 November 5, 1997
J. Martin and Sandra Barrash...........................    40.0 December 1, 1997
Deborah Ilene Barrash..................................    20.0 December 1, 1997
Lauren Michelle Barrash................................    20.0 December 1, 1997
Jennifer Lynn Barrash..................................    20.0 December 1, 1997
P. Jeffrey Bogert......................................    50.0 December 1, 1997
Stanley W. Crawford....................................    25.0 December 1, 1997
David H. Davis.........................................    25.0 December 1, 1997
David L. Fink..........................................    50.0 December 1, 1997
Bradley R. Freels......................................    25.0 December 1, 1997
John H. Hessel Living Trust, U/A 09-22-89..............    50.0 December 1, 1997
Scott M. Hoffer........................................    50.0 December 1, 1997
Husky Boy, LLC.........................................    25.0 December 1, 1997
Daniel H. Mainini......................................    25.0 December 1, 1997
S*H Family Limited Partnership.........................    25.0 December 1, 1997
Ralph and Carole Minton................................    50.0 December 1, 1997
John D. Morell.........................................    15.0 December 1, 1997
Samuel R. Sacco........................................    25.0 December 1, 1997
Thomas P. Sawyer.......................................    25.0 December 1, 1997
W. Craig Schmitz.......................................    25.0 December 1, 1997
Spectra Partners, Ltd..................................    65.0 December 1, 1997
Jerome L. and Rosie Ann Strom..........................    75.0 December 1, 1997
Roger and Jane Strom...................................    20.0 December 1, 1997
John M. Sullivan.......................................    25.0 December 1, 1997
Jack & Janyce Turturici................................    50.0 December 1, 1997
Irwin M. Barg..........................................    50.0 December 1, 1997
                                                        -------
      TOTAL SERIES A SHARES............................ 1,000.0
                                                        =======

    (4) During March and April 1998, WORK issued and sold an aggregate 2,500 shares of Series B Preferred Stock for an aggregate cash consideration of $2.5 million. Upon closing of the Offering, the outstanding shares of Series B Preferred Stock were automatically converted into 313,253 shares of Common Stock. Shares of Series B Preferred Stock were issued to the following accredited investors:

                      SERIES B PREFERRED STOCK PURCHASERS

                                                         NUMBER      DATE OF
                      SHAREHOLDER                       OF SHARES  SUBSCRIPTION
                      -----------                       --------- --------------
Frank Blumenfeld.......................................    100.0  March 26, 1998
B. R. Eubanks..........................................    150.0  March 26, 1998
Stephen L. Hughey......................................     50.0  March 26, 1998
Kase Family LTD........................................    100.0  March 26, 1998
Kenneth H. Kase........................................     10.0  March 26, 1998
Jerome L. Strom and Rosie Ann Strom....................    100.0  March 26, 1998
Merit Systems, Inc.....................................    200.0  March 27, 1998
3 K Partnership........................................    200.0  March 30, 1998
Earle S. Lilly.........................................     40.0  March 30, 1998
Barry W. Adkins........................................      7.5  March 31, 1998
Joseph F. & Vera Brown, LTD. Trust.....................     50.0  March 31, 1998
B. R. Eubanks..........................................    100.0  March 31, 1998
Doris T. Finger Trust..................................     70.0  March 31, 1998
Alan S. Finger.........................................    100.0  March 31, 1998
Finger Interests Number One, LTD.......................    100.0  March 31, 1998
Sherri E. Hughey.......................................     50.0  March 31, 1998
Barney F. Kogen and Company, Inc.......................     95.0  March 31, 1998
Leslie W. Levenson.....................................     50.0  March 31, 1998
John H. Lindsey........................................    100.0  March 31, 1998
Daniel A. Mainini......................................     25.0  March 31, 1998
W. Mark Moore..........................................      5.0  March 31, 1998
Roger A. Ramsey........................................    200.0  March 31, 1998
Don K. Rice Investment Company.........................     50.0  March 31, 1998
Wayne A. Risoli........................................      7.5  March 31, 1998
Tierney Investments....................................     50.0  March 31, 1998
Thomas J. Tierney......................................    100.0  March 31, 1998
Marvin Z. Woskow.......................................    100.0  March 31, 1998
Richard K. Reiling.....................................     40.0  March 31, 1998
Rusty Burnett and Susan W. Burnett.....................    200.0  March 31, 1998
Ralph & Carole Minton..................................     50.0  April 1, 1998
                                                         -------
      TOTAL SERIES B SHARES............................  2,500.0
                                                         =======

  The sales of the securities described in paragraphs (1) through (3) were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about WORK or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 +1.1    --Form of Underwriting Agreement.
 *2.1    --Agreement and Plan of Reorganization dated July 10, 1998 by and among the Company, APS Acquisition, Inc., Absolutely Professional
          Staffing, Inc. and its Stockholders.
 *2.2    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, BAI Acquisition, Inc., Botal Associates, Inc.
          and its Stockholders.
 *2.3    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, AIM Acquisition, Inc., Aim Staffing, Inc. and
          its Stockholders.
 *2.4    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, ACC Acquisition, Inc., Access Staffing, Inc.
          and its Stockholders.
 *2.5    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, BT Acquisition, Inc., Benetemps, Inc. and its
          Stockholders.
 *2.6    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, BCC Acquisition, Inc., The Burnett Companies
          Consolidated, Inc. and its Stockholders.
 *2.7    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, CHPI Acquisition, Inc., Contract Health
          Professionals Inc. and its Stockholders.
 *2.8    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, CPI Acquisition, Inc., Core Personnel, Inc.
          and its Stockholders.
 *2.9    --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, CPA Acquisition, Inc., Core Personnel of
          Arlington, Inc. and its Stockholders.
 *2.10   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, CSSI Acquisition, Inc., CoreLink Staffing
          Services, Inc. and its Stockholders.
 *2.11   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, LPL Acquisition, Inc., Law Pros Legal
          Placement Services, Inc. and its Stockholders.
 *2.12   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, LRI Acquisition, Inc., Law Resources, Inc. and
          its Stockholders.
 *2.13   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, PCN Acquisition, Inc., Professional Consulting
          Network, Inc. and its Stockholders.
 *2.14   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, SHA Acquisition, Inc., Smith Hanley
          Associates, Inc. and its Stockholders.
 *2.15   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, SHCG Acquisition, Inc., Smith Hanley
          Consulting Group, Inc. and its Stockholders.
 *2.16   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, SPS Acquisition, Inc., Sparks Personnel
          Services, Inc. and its Stockholders.
 *2.17   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, SAI Acquisition, Inc., Sparks Associates, Inc.
          and its Stockholders.
 *2.18   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, CCS Acquisition, L.L.C., Customer Care
          Solutions, LLC and its Stockholders.
 *2.19   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, TMI Acquisition, Inc., Task Management, Inc.
          and its Stockholders.
 *2.20   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, 1296209 Ontario Inc., TOSI Placement Services
          Inc. and its Stockholders.
 *2.21   --Agreement and Plan of Reorganization dated as of July 10, 1998 by and among the Company, WSI Acquisition, Inc., WSI Personnel Services,
          Inc. and its Stockholders.
 *2.22   --Uniform Provisions of the Agreements and Plans of Reorganization for
          the Acquisition of the Founding Companies.
 *2.23   --Form of General Release executed by the Founding Companies'
          stockholders.
 *3.1    --Amended and Restated Articles of Incorporation of the Company dated
          July 10, 1998.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   *3.2  --Bylaws of the Company.
   +4.1  --Form of Certificate representing Common Stock.
   *4.2  --Form of Registration Rights Agreement among the Company and the
          Founding Companies' stockholders.
  **5.1  --Opinion of Porter & Hedges, L.L.P.
 **10.1  --1998 Incentive Stock Plan of the Company.
 **10.2  --Form of Indemnification Agreement between the Company and each of its directors and officers.
  *10.3  --Employment Agreement by and between the Company and Samuel R. Sacco dated effective as of September 30, 1997.
  *10.4  --Employment Agreement by and between the Company and B. Garfield
          French dated November 1, 1997.
  *10.5  --Employment Agreement by and between the Company and Mark F. Walz dated effective as of December 6, 1997.
  *10.6  --Employment Agreement by and between the Company and Monte R.
          Stephens dated effective as of November 15, 1997.
 **10.7  --Employment Agreement by and between the Company and Michael L.
          Hlinak.
  *10.8  --Employment Agreement by and between the Company and Susan W. Burnett to be effective upon consummation of the Acquisitions.
  *10.9  --Employment Agreement by and between the Company and Stephen M.
          Sparks to be effective upon consummation of the Acquisitions.
  *10.10 --Employment Agreement by and between the Company and Gilbert Rosen to be effective upon consummation of the Acquisitions.
  *10.11 --Employment Agreement by and between the Company and Morton Fishman to be effective upon consummation of the Acquisitions.
  *10.12 --Employment Agreement by and between the Company and John R. Haesler to be effective upon consummation of the Acquisitions.
  *10.13 --Employment Agreement by and between the Company and James Schneider to be effective upon consummation of the Acquisitions.
  *10.14 --Employment Agreement by and between the Company and Thomas A.
          Hanley, Jr. to be effective upon consummation of the Acquisitions.
  *10.15 --Form of Employment Agreement by and between the Company and certain key officers of the Founding Companies to be effective upon consummation of the Acquisitions.
  *10.16 --Engagement Agreement by and between the Company and Bollard dated
          July 2, 1998.
  *10.17 --Consulting Agreement by and between the Company and Bollard dated
          April 1, 1998.
  *10.18 --Agreement by and between the Company and Bollard dated July 2, 1998.
 **10.19 --Funding Agreement by and between the Company and Bollard.
  *21.1  --Subsidiaries of WORK.
 **23.1  --Consent of KPMG Peat Marwick LLP.
 **23.2  --Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1)
  *23.3  --Consent of Roger A. Ramsey as nominee for director
  *23.4  --Consent of John M. Sullivan as a nominee for director
  *23.5  --Consent of J. Patrick Millinor, Jr. as a nominee for director
  *23.6  --Consent of Susan W. Burnett as a nominee for director
  *23.7  --Consent of Stephen M. Sparks as a nominee for director
  *23.8  --Consent of Gilbert Rosen as a nominee for director
  *23.9  --Consent of Morton Fishman as a nominee for director
  *23.10 --Consent of John R. Haesler as a nominee for director
  *23.11 --Consent of James Schneider as a nominee for director
  *23.12 --Consent of Thomas A. Hanley, Jr. as a nominee for director
  *24.1  --Power of Attorney (previously included on the signature page of this
          Registration Statement).
 **27.1  --Financial Data Schedule.

--------

*Previously filed.

**Filed herewith.

+To be filed by amendment.

  (b) Financial Statement Schedules.

  All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates representing the shares of Common Stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON AUGUST 25, 1998.

                                         WORK INTERNATIONAL CORPORATION

                                                         *
                                         By: __________________________________
                                                  B. Garfield French,
                                         President and Chief Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE               CAPACITY IN WHICH
                                           SIGNED                  DATE

                *                   President and Chief     August 25, 1998
----------------------------------   Executive Officer,
        B. GARFIELD FRENCH           Director (Principal
                                     Executive Officer)

         /s/ Mark F. Walz           Vice President and      August 25, 1998
----------------------------------   Chief Financial
           MARK F. WALZ              Officer (Principal
                                     Financial and
                                     Accounting Officer)

                *                   Director                August 25, 1998
----------------------------------
         SAMUEL R. SACCO

         /s/ Mark F. Walz
*By: _____________________________
           Mark F. Walz
     Vice President and Chief
      Financial Officer and
       as attorney-in-fact